As filed with the Securities and Exchange Commission on May 7, 2004

Registration No. 333-113159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 1 to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARTNERS TRUST FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6036	75-2993918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

233 Genesee Street

Utica, New York 13501

(315) 768-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

John A. Zawadzki

President and Chief Executive Officer

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, New York 13501

(315) 768-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart G. Stein, Esq. Hogan & Hartson L.L.P. 555 Thirteenth St., N.W. Washington, D.C. 2004 (202) 637-5600	Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 20029 (212) 403-1000

Approximate date of commencement of proposed sale to the public:   Upon consummation of the transaction described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.0001 par value per share	44,533,832	Not Applicable	$516,134,071	$65,394	*

*	A fee of $65,394.00 was previously paid.
(1)	Represents the maximum number of shares of common stock, par value $.0001 per share, of Partners Trust Financial Group, Inc., a Delaware corporation, that may be issued pursuant to the transactions described herein, based on (a) 7,120,753 shares of common stock, par value $.10 per share, of Partners Trust Financial Group, Inc., a federal corporation, which is the maximum number of shares of common stock of Partners Trust Financial Group, Inc., a federal corporation, that may be outstanding immediately before the completion of the conversion and reorganization described herein, assuming the exercise of 550,500 options to purchase shares of common stock of Partners Trust Financial Group, Inc., a federal corporation, and excluding shares owned by Partners Trust, MHC, (b) 10,614,505 shares of common stock, par value $.01 per share, of BSB Bancorp, Inc., which is the maximum number of shares of BSB Bancorp common stock that may be outstanding immediately before the consummation of merger described herein, assuming the exercise of 1,367,991 options to purchase shares of common stock of BSB Bancorp, (c) an assumed exchange ratio of 3.0343 shares of common stock of Partners Trust Financial Group, Inc., a Delaware corporation, for each outstanding share of common stock of Partners Trust Financial Group, Inc., a federal corporation and (d) an assumed exchange ratio of 3.6 shares of common stock of Partners Trust Financial Group, Inc., a Delaware corporation, for each outstanding share of common stock of BSB Bancorp for 60% of the outstanding shares of BSB Bancorp common stock.
(2)	Pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on (a) a price of $36.26 per share of common stock of Partners Trust Financial Group, Inc. a federal corporation, which equals the average of the high and low price per share of common stock of Partners Trust Financial Group, Inc. a federal corporation, as reported on The Nasdaq National Market on February 25, 2004 and (b)(i) a price of $38.70 per share of BSB Bancorp common stock, which equals the average of the high and low price per share of BSB Bancorp common stock as reported on The Nasdaq National Market on February 25, 2004 less (ii) the payment by Partners Trust Financial Group, Inc., a Delaware corporation, of the cash component of the merger consideration of $36.00 per share for 40% of the outstanding shares of BSB Bancorp common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Partners Trust Financial Group Logo]	[BSB Bancorp Logo]

Subject to Completion, dated May 7, 2004

PROSPECTUS OF PARTNERS TRUST FINANCIAL GROUP, INC.

JOINT PROXY STATEMENT OF PARTNERS TRUST FINANCIAL GROUP, INC.

AND BSB BANCORP, INC.

Partners Trust Financial Group, Inc., a newly-formed Delaware corporation, has been organized as part of the conversion of Partners Trust, MHC from the mutual to the stock form of organization. Upon completion of the conversion and reorganization, Partners Trust Financial Group, Inc., a federal corporation, will no longer be in existence and new Partners Trust Financial Group will succeed to all of the rights and obligations of the federal corporation. Immediately after the conversion and reorganization is completed, BSB Bancorp, Inc., the holding company of BSB Bank & Trust Company, will merge with and into new Partners Trust Financial Group. The merger is subject to completion of the conversion and reorganization and other customary conditions. For a period of 20 trading days after the offering, shares of new Partners Trust Financial Group common stock will trade on the Nasdaq National Market under the symbol “PRTRD.” Thereafter, our trading symbol will revert to “PRTR.”

If you are currently a stockholder of Partners Trust Financial Group:

•	Partners Trust Financial Group is holding a special meeting of stockholders on June 18, 2004. This document is the proxy statement that Partners Trust Financial Group is using to solicit your vote at the special meeting and the prospectus of new Partners Trust Financial Group for the stock that will be issued to you in the conversion and reorganization. Partners Trust Financial Group is asking you to vote in favor of the following two proposals at the special meeting:
1.	Approval of the Plan of Conversion and Reorganization of Partners Trust, MHC, dated as of December 23, 2003, as amended. The plan of conversion and reorganization describes Partners Trust, MHC’s conversion from the mutual form of organization to the stock form of organization and new Partners Trust Financial Group’s issuance of shares of common stock in the stock offering.
2.	Approval of the Agreement and Plan of Merger by and between Partners Trust, MHC, Partners Trust Financial Group, Inc, new Partners Trust Financial Group, Inc., SBU Bank and BSB Bancorp, Inc., dated as of December 23, 2003. Under the merger agreement, immediately following the conversion and reorganization BSB Bancorp will merge into new Partners Trust Financial Group.
•	Partners Trust Financial Group’s board of directors has unanimously approved the plan of conversion and reorganization and the merger agreement, and recommends that you vote “FOR” each proposal.
•	As part of the conversion, your shares of common stock of Partners Trust Financial Group will be exchanged for between 1.9502 and 3.0343 shares of new Partners Trust Financial Group. The actual exchange ratio will ensure that immediately after the exchange of existing shares of Partners Trust Financial Group for new shares, the public shareholders of Partners Trust Financial Group common stock will own approximately the same aggregate percentage of shares of common stock of new Partners Trust Financial Group that they owned immediately prior to the conversion, excluding any shares they purchased in the offering and excluding any shares issued in connection with the acquisition of BSB Bancorp. The actual exchange ratio cannot be calculated, however, until the conversion is completed.

If you are currently a stockholder of BSB Bancorp:

•	BSB Bancorp is holding a special meeting of stockholders on June 17, 2004. This document is the proxy statement that BSB Bancorp is using to solicit your vote at the special meeting and the prospectus of new Partners Trust Financial Group for the stock that will be issued in the merger. BSB Bancorp is asking you to vote in favor of adopting the merger agreement, pursuant to which BSB Bancorp will merge into new Partners Trust Financial Group immediately following Partners Trust, MHC’s conversion from the mutual to stock form.
•	BSB Bancorp’s board of directors has unanimously approved the merger agreement, and recommends that you vote “FOR” the adoption of the merger agreement.
•	In the merger, you may elect to receive for each of your shares of BSB Bancorp common stock either (a) $36.00 in cash, without interest, or (b) 3.6 shares of common stock of new Partners Trust Financial Group (or if the conversion price per share in Partners Trust, MHC’s mutual to stock conversion is not $10.00 then such other number of shares as is equal to 36 divided by the conversion price per share), subject to proration if either the cash election or the stock election is oversubscribed.

We urge you to read this entire document carefully, including the section entitled “ Risk Factors” beginning on page 19.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this document is •, 2004 and it is first being mailed on or about •, 2004.

PARTNERS TRUST FINANCIAL GROUP, INC.

233 GENESEE STREET

UTICA, NEW YORK 13501

(315) 768-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2004

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Partners Trust Financial Group, Inc., a federal corporation, will be held at the Radisson Hotel, 220 Genesee Street, Utica, New York, at 10:00 a.m. local time, on June 18, 2004, for the following purposes:

(1) To consider and vote on a proposal to adopt the Plan of Conversion and Reorganization of Partners Trust, MHC, dated as of December 23, 2003, as amended.

(2) To consider and vote on a proposal to adopt the Agreement and Plan of Merger by and between Partners Trust, MHC, Partners Trust Financial Group, Inc., a federal corporation, Partners Trust Financial Group, Inc., a Delaware corporation, SBU Bank and BSB Bancorp, Inc., dated as of December 23, 2003.

(3) To transact such other business as may properly come before the special meeting.

Only Partners Trust Financial Group stockholders of record as of the close of business on May 3, 2004 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

PARTNERS TRUST FINANCIAL GROUP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF CONVERSION AND “FOR” APPROVAL OF THE MERGER AGREEMENT.

By Order of the Board of Directors

John A. Zawadzki President and Chief Executive Officer

May     , 2004

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UPON THE COMPLETION OF THE CONVERSION, IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER TO RECEIVE NEW CERTIFICATES. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN “STREET NAME,” YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.

BSB BANCORP, INC.

56-68 EXCHANGE ST.

BINGHAMTON, NEW YORK 13901

(607) 779-2406

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2004

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of BSB Bancorp, Inc. will be held at the Holiday Inn Binghamton Arena, 2-8 Hawley St., Binghamton, New York, at 10:00 a.m. local time, on June 17, 2004, for the following purposes:

(1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger by and between Partners Trust, MHC, Partners Trust Financial Group, Inc., a federal corporation, Partners Trust Financial Group, Inc., a Delaware corporation, SBU Bank and BSB Bancorp, dated as of December 23, 2003.

(2) To transact such other business as may properly come before the special meeting.

Only BSB Bancorp stockholders of record as of the close of business on May 3, 2004 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

IN ORDER TO MAKE SURE THAT YOUR VOTE IS REPRESENTED AT THE SPECIAL MEETING, INDICATE YOUR VOTE ON THE ENCLOSED PROXY FORM AND SIGN, DATE AND RETURN IT IN YOUR ENCLOSED ENVELOPE, VOTE BY TELEPHONE USING THE TOLL-FREE NUMBER PROVIDED ON YOUR PROXY CARD, OR VOTE ON THE INTERNET AT THE WEBSITE PROVIDED ON YOUR PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO. YOU MAY ALSO REVOKE YOUR PROXY AT THE SPECIAL MEETING AND VOTE IN PERSON.

BSB BANCORP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

By Order of the Board of Directors

Larry G. Denniston Senior Vice President and Corporate Secretary

May     , 2004

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. IF YOU HOLD YOUR STOCK CERTIFICATES, YOU WILL RECEIVE A LETTER OF TRANSMITTAL PROVIDING YOU WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES IN ORDER FOR YOU TO RECEIVE THE MERGER CONSIDERATION OF CASH, STOCK OR A COMBINATION THEREOF. IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM IN “STREET NAME,” YOU WILL NOT NEED TO DELIVER YOUR STOCK CERTIFICATES.

i

ii

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its Appendices and the other documents to which we refer you before you decide how to vote with respect to the proposals being presented at the special meetings of stockholders. Items in this summary may include a page reference directing you to a more complete description of that item.

Unless we specify otherwise, the words “we,” “our” and “us” in this document refer to the new Delaware-chartered Partners Trust Financial Group, the current federally chartered Partners Trust Financial Group, Partners Trust, MHC and SBU Bank, collectively.

General

The stockholders of Partners Trust Financial Group are being asked to approve a plan of conversion and reorganization of Partners Trust, MHC. Under the terms of the plan of conversion and reorganization, Partners Trust, MHC will convert from the mutual form of organization to the stock form of organization, and new Partners Trust Financial Group, the successor to the federal corporation, will issue shares of common stock in a stock offering. As part of the plan of conversion and reorganization, shares of common stock of Partners Trust Financial Group will be exchanged for between 1.9502 and 3.0343 shares of new Partners Trust Financial Group. The actual exchange ratio will ensure that immediately after the exchange of existing shares of Partners Trust Financial Group for new shares, the public stockholders of Partners Trust Financial Group common stock will own approximately the same aggregate percentage of shares of common stock of new Partners Trust Financial Group that they owned immediately prior to the conversion, excluding any shares they purchased in the offering and excluding any shares issued in connection with the acquisition of BSB Bancorp. The actual exchange ratio cannot be calculated, however, until the conversion is completed.

Stockholders of both Partners Trust Financial Group and BSB Bancorp are being asked to adopt the merger agreement. Under the terms of the merger agreement, immediately following the mutual-to-stock conversion of Partners Trust, MHC, BSB Bancorp will be merged into new Partners Trust Financial Group. Holders of BSB Bancorp common stock may elect to receive in the merger for each of their shares of BSB Bancorp common stock either (a) $36.00 in cash, without interest, or (b) 3.6 shares of common stock of new Partners Trust Financial Group (or if the conversion price per share in Partners Trust, MHC’s mutual to stock conversion is not $10.00 then such other number of shares as is equal to 36 divided by the conversion price per share), subject to proration if either the cash election or the stock election is oversubscribed.

The acquisition of BSB Bancorp is contingent on completion of the conversion. Although the completion of the conversion is not contingent on the acquisition of BSB Bancorp, the timing and manner of the conversion would be subject to significant modification in the event the acquisition is terminated.

The merger is also subject to receipt of all required regulatory approvals, including approvals from the Office of Thrift Supervision and the New York State Banking Department.

The Companies

Partners Trust, MHC

Partners Trust, MHC is the federally chartered mutual holding company of Partners Trust Financial Group. Partners Trust, MHC’s principal business activity is the ownership of 7,627,353 shares of common stock of Partners Trust Financial Group, or 53.7% of the issued and outstanding shares as of December 31, 2003. After the completion of the mutual-to-stock conversion, Partners Trust, MHC will no longer exist.

Partners Trust, MHC’s executive offices are located at 233 Genesee Street, Utica, New York 13501. Its telephone number at this address is (315) 768-3000.

Partners Trust Financial Group

Partners Trust Financial Group is a federally chartered corporation that owns all of the outstanding common stock of SBU Bank. Partners Trust Financial Group was formed in April 2002 to be the holding company of SBU Bank. At the same time, Partners Trust Financial Group conducted an initial public offering of its common stock.

At December 31, 2003, Partners Trust Financial Group had consolidated assets of $1.3 billion, deposits of $796.1 million and stockholders’ equity of $175.3 million. After the completion of the mutual-to-stock conversion, Partners Trust Financial Group will cease to exist and will be succeeded by new Partners Trust Financial Group. As of December 31, 2003, Partners Trust Financial Group had 14,193,806 shares of common stock issued and outstanding. As of that date, Partners Trust, MHC owned 7,627,353 shares, representing 53.7% of the issued and outstanding shares of common stock. The remaining 46.3% of the shares were held by the public.

Partners Trust Financial Group’s executive offices are located at 233 Genesee Street, Utica, New York 13501. Its telephone number at this address is (315) 768-3000.

New Partners Trust Financial Group

New Partners Trust Financial Group is a newly-formed Delaware corporation that will own all of the outstanding common stock of SBU Bank upon completion of the mutual-to-stock conversion and the offering. Concurrently with the completion of the conversion and offering, new Partners Trust Financial Group will be the successor to Partners Trust Financial Group.

New Partners Trust Financial Group’s executive offices are located at 233 Genesee Street, Utica, New York 13501. Its telephone number at this address is (315) 768-3000.

SBU Bank

SBU Bank is a federally chartered stock savings bank headquartered in Utica, New York. SBU Bank was established in 1839 as a New York chartered mutual savings bank and, in April 2002, reorganized under a mutual holding company form of ownership as a federally chartered, wholly owned subsidiary of Partners Trust Financial Group. Upon completion of the acquisition of BSB Bancorp and the merger of BSB Bank & Trust Company with SBU Bank, SBU Bank will change its name to Partners Trust Bank.

SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen central New York locations in Oneida, Onondaga and Herkimer counties. Customers’ banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking and the convenience of internet banking. SBU Bank emphasizes personal service and customer convenience in serving the financial needs of the individuals, families, businesses and municipalities in its markets.

SBU Bank’s executive offices are located at 233 Genesee Street, Utica, New York 13501. Its telephone number at this address is (315) 768-3000.

BSB Bancorp

BSB Bancorp is the Delaware chartered bank holding company for BSB Bank & Trust Company. BSB Bancorp owns all of the issued and outstanding common stock of BSB Bank & Trust. At December 31, 2003, BSB Bancorp had consolidated assets of $2.2 billion, deposits of $1.6 billion and stockholders’ equity of $146.3 million. As of December 31, 2003, BSB Bancorp had 9,246,514 shares of common stock issued and outstanding.

BSB Bancorp’s principal executive offices are located at 58-68 Exchange Street, Binghamton, New York 13901. Its telephone number at this address is (607) 779-2406.

BSB Bank & Trust Company

BSB Bank & Trust is a New York chartered commercial bank headquartered in Binghamton, New York. BSB Bank & Trust serves its customers from 20 full-service banking offices. Additional banking services are provided by a network of branch-based and off-premise automatic teller machines, as well as 12 proprietary banking service locations within a large area supermarket chain.

The primary market areas of BSB Bank & Trust are the southern tier of New York State, centered around the city of Binghamton, and central New York, centered around Syracuse. These metropolitan areas have a combined population of nearly one million people. BSB Bank & Trust is a diversified financial services organization providing a full range of deposit and loan products, trust, investment and insurance services. BSB Bank & Trust provides banking services to consumers and the business community, as well as school districts and cooperative education centers, cities, towns, villages and numerous municipal agencies.

BSB Bank & Trust’s principal executive offices are located at 58-68 Exchange Street, Binghamton, New York 13901. Its telephone number at this address is (607) 779-2406.

Partners Trust Financial Group’s Organizational Structure (see page 152)

In April 2002, SBU Bank’s mutual predecessor reorganized into the mutual holding company form of organization. As a part of the mutual holding company reorganization, Partners Trust Financial Group sold 46.3% of its shares of common stock to depositors in a subscription offering. The remaining 53.7% of the shares were issued to Partners Trust, MHC. Partners Trust, MHC is a mutual holding company that has no stockholders. Partners Trust Financial Group owns 100% of the outstanding shares of SBU Bank.

The following chart shows our current organizational structure, which is commonly referred to as the “two-tier” mutual holding company structure:

Under the terms of Partners Trust, MHC’s plan of conversion and reorganization, Partners Trust, MHC will convert from the mutual holding company to the fully public form of corporate structure. As part of the conversion and reorganization, we are offering for sale in a subscription offering and a community offering the majority ownership interest of Partners Trust Financial Group that is currently held by Partners Trust, MHC. Upon the completion of the conversion and offering, Partners Trust, MHC will cease to exist, and we will complete the transition from partial to full public stock ownership. At the completion of the conversion and reorganization, existing public stockholders of Partners Trust Financial Group will receive shares of common stock of new Partners Trust Financial Group in exchange for their existing shares of Partners Trust Financial Group.

After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

The Conversion and Offering (see page 152)

Reasons for the Conversion (see page 153)

The primary reasons for converting and raising additional capital are:

•	to provide us with the capital to acquire BSB Bancorp;

•	to support internal growth through lending in communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to facilitate growth through other acquisitions and new branches as opportunities arise;

•	to improve our overall competitive position; and

•	to enhance stockholder returns through higher earnings and more flexible capital management strategies.

As a fully converted stock holding company, we will have greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Partners Trust, MHC is required to own a majority of our outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

Post-Acquisition Business Strategy

New Partners Trust Financial Group will be the holding company for SBU Bank after the conversion. Upon the completion of the acquisition of BSB Bancorp, the resulting Partners Trust Bank will be a larger, more diversified community bank with 36 branch offices, a strong capital base and a management and operating structure that will draw from the business strategies currently being used at both SBU Bank and BSB Bank & Trust Company. We believe that the proposed merger offers unique operating and strategic benefits.

Highlights of our business strategy are:

•	to increase the number of households served, and products and services used by our customers, through active cross-selling initiatives and effective marketing promotions;

•	to expand our commercial business in all markets currently served by SBU Bank and BSB Bank & Trust Company by leveraging our investment in high quality relationship managers who will provide local decision-making and responsive service;

•	to further develop our trust and municipal banking capabilities and actively promote those products throughout our market area;

•	to continue the growth of our fee-based products with particular emphasis on the sale of investment services to consumers through our branch network; and

•	to provide increased service to our customers by linking the cities of Binghamton, Syracuse and Utica, with Syracuse serving as a focal point for growth of the combined organization.

Terms of the Conversion and Offering (see page 152)

Pursuant to the plan of conversion and reorganization, our organization will convert from a partially public to a fully public form of holding company structure. In connection with the conversion, we are selling shares representing the ownership interest in Partners Trust Financial Group currently held by Partners Trust, MHC.

We are offering between 14,875,000 and 20,125,000 shares of common stock to eligible depositors of SBU Bank, our employee benefit plans and, to the extent shares remain available, to our existing public stockholders, depositors of BSB Bank & Trust Company, our community and the general public. The number of shares of common stock to be sold may be increased up to 23,143,750 as a result of regulatory conditions, demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 23,143,750 or decreased to less than 14,875,000, or the offering is extended beyond [    ] 2004, subscribers in the offering will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the offering.

Conditions to Completion of the Conversion (see page 152)

We cannot complete the conversion and related offering unless:

•	the plan of conversion and reorganization is approved by at least a majority of the total number of outstanding votes entitled to be cast by members of Partners Trust, MHC (depositors of SBU Bank);

•	the plan of conversion and reorganization is approved by at least two-thirds of the outstanding common stock of Partners Trust Financial Group;

•	the plan of conversion and reorganization is approved by at least a majority of the outstanding common stock of Partners Trust Financial Group, excluding those shares held by Partners Trust, MHC;

•	Partners Trust, MHC, Partners Trust Financial Group and SBU Bank receive opinions of counsel or tax advisers as set forth in the plan of conversion and reorganization;

•	we issue at least the minimum number of shares of common stock offered; and

•	the conversion and offering are completed within the time frame set forth in the plan of conversion and reorganization.

Partners Trust, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization. At December 31, 2003, Partners Trust, MHC owned 53.7% of the outstanding shares of common stock of Partners Trust Financial Group. As of the same date, the directors and executive officers of Partners Trust Financial Group and their affiliates owned 477,270 shares of Partners Trust Financial Group common stock, or 3.4% of the outstanding shares of Partners Trust Financial Group common stock, including shares that can be acquired upon the exercise of stock options. They intend to vote those shares in favor of the plan of conversion and reorganization.

Partners Trust Financial Group’s Board of Directors Recommends Stockholder Approval (see page 154)

Based on Partners Trust Financial Group’s reasons for the conversion and reorganization described in this document, Partners Trust Financial Group’s board of directors unanimously approved the plan of conversion and reorganization. Partners Trust Financial Group’s board of directors believes that the plan of conversion and reorganization is in the best interests of Partners Trust Financial Group and its stockholders and unanimously recommends that Partners Trust Financial Group stockholders vote in favor of the plan of conversion and reorganization.

How We Determined the Offering Range and the $10 Per Share Stock Price (see page 157)

The amount of common stock we are offering is based on an independent appraisal of the estimated market value of new Partners Trust Financial Group, assuming the conversion, offering and acquisition of BSB Bancorp are completed. RP Financial, LC, our independent appraiser, has estimated that, as of February 13, 2004, this market value ranged from $476.6 million to $574.3 million, with a midpoint of $525.5 million. Based on this valuation, the ownership interest of Partners Trust, MHC being sold in the offering and the $10 per share price, the number of shares of common stock being offered for sale by new Partners Trust Financial Group will range from 14,875,000 shares to 20,125,000 shares. The $10 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The appraisal is based in part on Partners Trust Financial Group’s and BSB Bancorp’s financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial considered comparable to Partners Trust Financial Group.

The following table presents a summary of selected pricing ratios for the peer group companies and new Partners Trust Financial Group. Compared to the average pricing of the peer group, new Partners Trust Financial Group’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 3.8% on a price-to-earnings basis, a discount of 50.5% on a price-to-book basis and a discount of 12.9% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering and the acquisition of BSB Bancorp.

	Pro Forma Price To Earnings Multiple(1)		Pro Forma Price To Book Value Ratio	Pro Forma Price To Tangible Book Value Ratio
New Partners Trust Financial Group (Based on financial data as of December 31, 2003)
Maximum	20.06	x	101.63%	199.20%
Minimum	16.52		91.74	196.46

Valuation of peer group companies as of February 13, 2004
Averages	19.33	x	205.23%	228.83%
Medians	19.02		204.46	214.21

(1)	Based on trailing 12-month earnings.

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of new Partners Trust Financial Group as indicated above means that, after the conversion and offering, the shares of common stock will trade at or above the $10 purchase price.

The independent appraisal will be updated prior to the completion of the conversion. Any changes in the appraisal are subject to Office of Thrift Supervision approval. If the appraised value changes to either below $476.6 million or above $630.5 million, we will resolicit persons who had submitted stock orders, providing them an opportunity to modify or cancel their stock orders.

The Exchange of Shares of Partners Trust Financial Group Common Stock (see page 154)

If you are currently a stockholder of Partners Trust Financial Group, your shares will be canceled and exchanged for shares of common stock of new Partners Trust Financial Group at the conclusion of the conversion. The number of shares of common stock you receive will be based on a conversion exchange ratio determined as of the closing of the conversion, which will depend upon the number of shares sold in the offering and the number of outstanding shares of Partners Trust Financial Group at the time we consummate the conversion. The following table shows how the conversion exchange ratio will adjust, based on the number of shares of common stock sold in the offering. The table also shows how many shares a hypothetical owner of Partners Trust Financial Group common stock would receive in the exchange for their shares of common stock owned at the consummation of the conversion, depending on the number of shares of common stock sold in the offering. At March 31, 2004, the public stockholders of Partners Trust Financial Group held an aggregate of 6,591,053 shares of Partners Trust Financial Group common stock, or 46.4% of the total number of outstanding shares. If options to purchase shares of Partners Trust Financial Group common stock are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Partners Trust Financial Group held by public stockholders, an increase in the number of shares of common stock issued to public stockholders in the share exchange and a decrease in the conversion exchange ratio and the number of new shares to be sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of Partners Trust Financial Group		Total Shares of Common Stock to be Issued in Acquisition		Total Shares of Common Stock to be Issued in Conversion, Offering and Acquisition	Exchange Ratio	New Shares to be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	14,875,000	31.2%	12,813,425	26.9%	19,972,470	41.9%	47,660,895	1.9502	195
Midpoint	17,500,000	33.2	15,074,617	28.7	19,972,470	38.0	52,547,087	2.2944	229
Maximum	20,125,000	35.0	17,335,810	30.2	19,972,470	34.8	57,433,280	2.6385	263
Adjusted Maximum	23,143,750	36.7	19,936,181	31.6	19,972,470	31.7	63,052,401	3.0343	303

If you own shares of Partners Trust Financial Group common stock in a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. If you own shares in the form of Partners Trust Financial Group stock certificates, you will receive a transmittal form with instructions to surrender your stock certificates after consummation of the conversion. New certificates of new Partners Trust Financial Group common stock will be mailed to you within five business days after the exchange agent receives properly executed transmittal forms and old certificates.

No fractional shares of new Partners Trust Financial Group common stock will be issued to any public stockholder of Partners Trust Financial Group. For each fractional share that would otherwise be issued, new Partners Trust Financial Group will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10 per share subscription price.

Stockholders of Partners Trust Financial Group Do Not Have Dissenters’ Rights of Appraisal (see page 158 )

Current stockholders of Partners Trust Financial Group do not have dissenters’ or appraisal rights in connection with the conversion.

How We Intend to Use the Proceeds From the Offering (see page 42)

We intend to use the net proceeds from the offering as follows:

Use of Net Proceeds	Amount, at the Minimum	Amount, at the Midpoint	Amount, at the Maximum	Amount, at the Adjusted Maximum
	(in thousands)
Net proceeds	$145,318	$171,326	$197,335	$227,245
Loan to employee stock ownership plan	$11,900	$14,000	$16,100	$18,515
Cash used in acquisition of BSB Bancorp(1)	$133,418	$152,353	$152,353	$152,353
General corporate purposes	—	$4,973	$28,882	$56,377

(1)	Includes estimated after-tax acquisition expenses of $19.2 million.

We may use the funds retained for general corporate purposes to pay cash dividends and repurchase shares of common stock. Initially, the portion of the net proceeds remaining after the loan to the ESOP and the acquisition of BSB Bancorp will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares by the Expiration Date (see page 162)

If we do not receive orders for at least 14,875,000 shares of common stock by 12:00 noon, Eastern Time on                     , 2004, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	extend the community offering for a period of up to 45 days after the expiration of the subscription offering;

•	increase the purchase and ownership limitations;

•	undertake a syndicated community offering; and/or

•	seek regulatory approval to extend the offering beyond the , 2004 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Purchases by Officers and Directors (see page 151)

We expect our current directors and executive officers, along with the proposed new directors and officers of new Partners Trust Financial Group, together with their associates, to subscribe for 104,000 shares of common stock in the offering. The purchase price paid by them will be the same $10 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion and offering, these individuals are expected to own 2,397,179 shares of common stock (including exercisable options), or 4.6% of our total outstanding shares of common stock at the midpoint of the offering range.

Benefits to Management and Potential Dilution to Stockholders Resulting From the Conversion (see page 49)

Our tax-qualified employee stock ownership plan expects to purchase up to 8.0% of the shares of common stock we sell in the offering, or 1,610,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Assuming the employee stock ownership plan purchases 1,610,000 shares in the offering, we will recognize additional compensation expense of $1.6 million per year over a 10-year period, assuming the shares of common stock have a fair market value of $10 per share for the full 10-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10, the compensation expense will increase or decrease accordingly.

We intend to implement a stock-based recognition and retention plan no earlier than six months after the conversion. Stockholder approval of this plan will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. The number of stock options available under this plan will be equal to 10% of the number of shares sold in the conversion. The number of shares available for restricted stock awards will equal 4% of the number of shares sold in the conversion. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants that are expected under the employee stock ownership plan and the recognition and retention plan as a result of the conversion.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans(2)	Value of Grants(1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering		At Minimum of Offering Range	At Maximum of Offering Range
					(dollars in thousands)
Employee stock ownership plan	1,190,000	1,610,000	8.0%	—%	$11,900	$16,100
Stock options	1,487,500	2,012,500	10.0	3.5	—	—
Restricted stock awards	595,000	805,000	4.0	1.4	5,950	8,050

Total	3,272,500	4,427,500	22.0%	4.9%	$17,850	$24,150

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted.
(2)	Calculated at maximum of offering range, and considering 19,972,470 shares of common stock issued to BSB Bancorp shareholders.

Market for Common Stock (see page 44)

Existing publicly held shares of our common stock trade on the Nasdaq National Market under the symbol “PRTR.” Upon completion of the conversion, the shares of common stock of new Partners Trust Financial Group will replace existing shares of Partners Trust Financial Group and will be traded on the Nasdaq National Market. For a period of 20 trading days following completion of the conversion, our trading symbol will be “PRTRD.” Thereafter it will revert to “PRTR.” Sandler O’Neill & Partners, L.P. currently intends to remain a market maker in the common stock and, if needed, will assist us in obtaining additional market makers, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or, if developed, will be maintained.

Our Dividend Policy (see page 43)

Partners Trust Financial Group currently pays a quarterly cash dividend of $0.12 per share. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. We expect the annualized dividends to equal $0.25, $0.21, $0.18 and $0.16 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 2.5%, 2.1%, 1.8% and 1.6%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that Partners Trust Financial Group stockholders currently receive, adjusted to reflect the conversion exchange ratio. The dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.

See “Selected Consolidated Financial and Other Data of Partners Trust Financial Group and Subsidiaries” and “Market for the Common Stock” for information regarding our historical dividend payments.

Tax Consequences of the Conversion (see page 169)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or New York state income taxes to Partners Trust, MHC, Partners Trust Financial Group, SBU Bank, persons eligible to subscribe in the subscription offering, or existing shareholders of Partners Trust Financial Group. Existing stockholders of Partners Trust Financial Group who receive cash in lieu of fractional share interests in new shares of Partners Trust Financial Group will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Differences in Stockholders’ Rights For Existing Stockholders of Partners Trust Financial Group (see page 172)

As a result of the conversion and reorganization, existing stockholders of Partners Trust Financial Group will become stockholders of new Partners Trust Financial Group. Some rights of stockholders of the new Delaware corporation will be different from the rights Partners Trust Financial Group stockholders currently have. The differences in stockholder rights result from differences in the Delaware certificate of incorporation and bylaws of new Partners Trust Financial Group compared to the federal stock charter and bylaws of Partners Trust Financial Group, and from distinctions between Delaware corporate law and federal regulations for mutual holding companies. Most of the differences in stockholder rights under the Delaware certificate of incorporation and bylaws are not mandated by Delaware law but have been chosen by management as being in the best interests of the corporation and all of its stockholders. The differences in stockholder rights include the following areas:

•	filling of board vacancies for the remaining term;

•	removal of directors;

•	calling special meetings of stockholders;

•	lead time required for stockholders to submit proposals for new business or nominate directors;

•	limitation on voting rights of greater-than-10% stockholders;

•	board criteria for evaluation of offers; and

•	supermajority voting requirements with respect to certain acquisitions of stock, business combinations and amendments to the certificate of incorporation and bylaws.

See “The Conversion – Comparison of Stockholders’ Rights For Existing Stockholders of Partners Trust Financial Group” for a discussion of these differences.

Because it owns 53.7% of the outstanding shares of Partners Trust Financial Group, Partners Trust, MHC currently controls the election of directors of Partners Trust Financial Group and determines the outcome of any matters put to a vote of stockholders. Notwithstanding the differences in stockholder rights described above, stockholders of new Partners Trust Financial Group will have greater ability to take action opposed by our board of directors because new Partners Trust Financial Group will be a fully public company with no majority stockholder.

The BSB Bancorp Merger (see page 181)

The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of BSB Bancorp into new Partners Trust Financial Group.

What BSB Bancorp Stockholders Will Receive in the Merger (see page 181)

In the merger, if you are a BSB Bancorp stockholder you may elect to receive for each of your shares of BSB Bancorp common stock either (a) $36.00 in cash, without interest, or (b) 3.6 shares of common stock of new Partners Trust Financial Group (or if the conversion price per share in Partners Trust, MHC’s mutual to stock conversion is not $10.00 then such other number of shares as is equal to 36 divided by the conversion price per share), subject to proration if either the cash election or the stock election is oversubscribed. Under the merger agreement, the number of shares of BSB Bancorp common stock that will be converted into new Partners Trust Financial Group common stock in the merger is fixed at 60% of the total BSB Bancorp common shares outstanding immediately before completion of the merger. The remainder, or 40%, of the shares will be converted into the cash consideration. The cash and stock elections are subject to proration to preserve this requirement of 60% stock and 40% cash consideration. Further, in the event counsel for Partners Trust Financial Group reasonably determines that the merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Internal Revenue Code, Partners Trust Financial Group will reduce the number of shares of BSB Bancorp common stock entitled to receive the cash consideration and correspondingly increase the number of shares of BSB Bancorp common stock entitled to receive the stock consideration by the minimum amount necessary to enable the merger to satisfy such continuity of interest requirements. As a result, if you elect to receive only cash or stock, you may nevertheless receive a mix of cash and stock, depending on the cash elections and stock elections of other BSB Bancorp common stockholders.

See “The Conversion – Ownership of Partners Trust Financial Group After the Transaction” for the pro forma ownership percentage of BSB Bancorp stockholders following the conversion and the merger.

Any shares of new Partners Trust Financial Group common stock to be issued in the merger will be issued immediately following completion of the mutual-to-stock conversion and related stock offering of Partners Trust Financial Group. The merger is contingent upon the completion of the mutual-to-stock conversion of Partners Trust, MHC. However, the conversion is not contingent on completion of the merger.

BSB Bancorp Stockholders Election of Cash or Stock Consideration (see page 181)

If you own BSB Bancorp common stock, you have received or will soon receive under separate cover an election form that you may use to indicate whether your preference is to receive cash or shares of new Partners Trust Financial Group common stock. The election deadline will be 5:00 p.m., Eastern time, on a date that will be five business days prior to the date the merger is completed, with the exact date to be announced by a press release that will be issued by the parties five to ten business days prior to the election deadline. To make an election, a holder of BSB Bancorp common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form. If your shares are held in a brokerage account, or “street name,” you will not need to submit certificates. Follow the written instructions from your broker regarding making your election. BSB Bancorp stockholders will be unable to sell their BSB Bancorp stock from the time when the election is made until the merger is completed.

If BSB Bancorp stockholders elect to receive more new Partners Trust Financial Group common stock than new Partners Trust Financial Group has agreed to issue in the merger, then BSB Bancorp stockholders who elect to receive cash or who have made no election will receive cash for each share of BSB Bancorp common stock. All BSB Bancorp stockholders who elected to receive new Partners Trust Financial Group common stock will receive a pro rata portion of the available new Partners Trust Financial Group shares plus cash for those shares not converted into new Partners Trust Financial Group common stock.

Non-Electing Shares (see page 181)

BSB Bancorp stockholders who make no election to receive cash or new Partners Trust Financial Group common stock in the merger, and BSB Bancorp stockholders who do not make a valid election, will be deemed not to have made an election. Stockholders not making an election may be paid in cash, new Partners Trust Financial Group common stock or a mix of cash and shares of new Partners Trust Financial Group common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other BSB Bancorp stockholders.

No Fractional Shares (see page 216)

No fractional shares of new Partners Trust Financial Group common stock will be issued in the merger. Instead of fractional shares, BSB Bancorp stockholders will receive an amount of cash based on the conversion price per share in Partners Trust, MHC’s mutual to stock conversion.

Partners Trust Financial Group’s Board of Directors Recommends Stockholder Approval (see page 187)

Based on Partners Trust Financial Group’s reasons for the merger described in this document, including the fairness opinion of Sandler O’Neill & Partners, L.P., Partners Trust Financial Group’s board of directors unanimously approved the merger agreement. Partners Trust Financial Group’s board of directors believes that the merger and the merger agreement are in the best interests of Partners Trust Financial Group and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

BSB Bancorp’s Board of Directors Recommends Stockholder Approval (see page 195)

Based on BSB Bancorp’s reasons for the merger described in this document, including the fairness opinion of Keefe, Bruyette & Woods, Inc., BSB Bancorp’s board of directors unanimously approved the merger agreement. BSB Bancorp’s board of directors believes that the merger and the merger agreement are advisable and in the best interests of BSB Bancorp and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

Opinion of Partners Trust Financial Group’s Financial Advisor (see page 188)

In connection with the merger, the board of directors of Partners Trust Financial Group received the written opinion from Partners Trust Financial Group’s financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness, from a financial point of view, to Partners Trust Financial Group of the merger consideration to be paid in the merger. The full text of the opinion of Sandler O’Neill & Partners, L.P., dated as of December 23, 2003, is included in this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. The opinion of Sandler O’Neill & Partners, L.P. is directed to Partners Trust Financial Group’s board of directors and does not constitute a recommendation to any Partners Trust Financial Group stockholder as to how to vote with respect to the merger or any other matter relating to the proposed transaction. Sandler O’Neill & Partners, L.P. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Opinion of BSB Bancorp’s Financial Advisor (see page 197)

In connection with the merger, the board of directors of BSB Bancorp received the written opinion from BSB Bancorp’s financial advisors, Keefe, Bruyette & Woods, Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of BSB Bancorp common stock. The full text of the opinion of Keefe, Bruyette & Woods, Inc., dated as of December 23, 2003, is included in this document as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc. The opinion of Keefe, Bruyette & Woods, Inc. is directed to BSB Bancorp’s board of directors and does not constitute a recommendation to any BSB Bancorp shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Keefe, Bruyette & Woods, Inc. will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Interests of BSB Bancorp Directors and Executive Officers in the Merger (see page 205)

Some of the directors and executive officers of BSB Bancorp have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of BSB Bancorp. These interests include rights of executive officers under employment, change of control and supplemental retirement benefit agreements with BSB Bancorp, rights under stock-based benefit programs and awards of BSB Bancorp, and rights to continued indemnification and insurance coverage by Partners Trust Financial Group after the merger for acts or omissions occurring before the merger. In addition, effective as of the completion of the merger, the Partners Trust Financial Group board of directors will include three directors designated by BSB Bancorp, including William Craine, Chairman of the board of directors of BSB Bancorp, who will be appointed to serve as Chairman of the board of directors of new Partners Trust Financial Group upon completion of the merger. The BSB Bancorp board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Stockholders of Partners Trust Financial Group Do Not Have Dissenters’ Rights of Appraisal (see page 178)

Under federal regulations, holders of shares of Partners Trust Financial Group common stock do not have the right to dissent and obtain an appraisal of the value of their shares of Partners Trust Financial Group common stock in connection with the merger.

Stockholders of BSB Bancorp Have Dissenters’ Rights of Appraisal (see page 231)

Under Section 262 of the Delaware General Corporation Law, holders of shares of BSB Bancorp common stock may have the right to obtain an appraisal of the value of their shares of BSB Bancorp common stock in connection with the merger. To perfect appraisal rights, a BSB Bancorp shareholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Delaware law. Failure to strictly comply with Section 262 of the Delaware General Corporation Law may result in termination or waiver of appraisal rights.

We have included a copy of Section 262 of the Delaware General Corporation Law as Appendix D to this document.

Conditions to the Merger (see page 221)

Completion of the merger depends upon a number of conditions being satisfied or waived, including the following:

•	adoption of the merger agreement by Partners Trust Financial Group and BSB Bancorp stockholders;

•	receipt of all regulatory approvals required to complete the merger and, if determined by Partners Trust Financial Group in a timely manner, the merger of BSB Bank & Trust Company and SBU Bank;

•	receipt of all non-governmental third party approvals required to complete the merger, other than those that would not be reasonably expected to have a material adverse effect on Partners Trust Financial Group or BSB Bancorp;

•	absence of any legal prohibition on completion of the merger;

•	the registration statement of which this document is part relating to the Partners Trust Financial Group common stock to be issued in the merger must have become effective and no stop order or related proceedings may be in effect or pending by the SEC;

•	receipt of all approvals of the merger required under state securities or “blue sky” laws;

•	approval of the listing of the shares of Partners Trust Financial Group common stock to be issued in the merger to BSB Bancorp stockholders on the Nasdaq National Market;

•	accuracy of the other party’s representations and warranties and the performance of the other party’s obligations as required under the merger agreement;

•	since December 23, 2003, there shall not have occurred any event or circumstance that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on BSB Bancorp or any of its subsidiaries;

•	completion of Partners Trust, MHC’s conversion from mutual to stock form; and

•	receipt of opinions of counsel to the respective parties, dated the closing date, to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether the merger will be completed. Under the merger agreement, the conditions related to stockholder approval, governmental and third party approvals, absence of legal prohibitions, effectiveness of the registration statement, blue sky approvals, Nasdaq National Market listing and completion of Partners Trust, MHC’s conversion may not be waived.

Partners Trust, MHC intends to vote its ownership interest in favor of the merger agreement. At December 31, 2003, Partners Trust, MHC owned 53.7% of the outstanding shares of common stock of Partners Trust Financial Group. As of the same date, the directors and executive officers of Partners Trust Financial Group and their affiliates owned approximately 477,270 shares of Partners Trust Financial Group common stock, or 3.4% of the outstanding shares of Partners Trust Financial Group common stock, including shares that can be acquired upon the exercise of stock options. They also intend to vote those shares in favor of the merger agreement. Approval of the merger agreement by the stockholders of Partners Trust Financial Group is, therefore, assured.

As of January 29, 2004, directors and executive officers of BSB Bancorp beneficially owned 573,499 shares of BSB Bancorp common stock, or approximately 5.9% of the outstanding shares of BSB Bancorp common stock excluding shares that can be received upon the exercise of stock options. The directors and executive officers of BSB Bancorp have agreed to vote shares they own, or otherwise are entitled to vote, in favor of adopting the merger agreement.

Termination of the Merger Agreement (see page 222)

Partners Trust Financial Group and BSB Bancorp may terminate the merger agreement by mutual consent. Either Partners Trust Financial Group or BSB Bancorp may terminate the merger agreement unilaterally if any of several conditions occur.

Termination Fees (see page 223)

The merger agreement generally requires BSB Bancorp to pay a termination fee of $8 million to Partners Trust Financial Group if BSB Bancorp stockholders vote against the merger or if BSB Bancorp breaches its representations and obligations under the merger agreement following receipt by BSB Bancorp of a competing acquisition proposal and BSB Bancorp enters into a definitive acquisition agreement with the new acquiror or consummates the alternative transaction within 12 months of receiving the proposal. An additional $8 million termination fee is payable by BSB Bancorp to Partners Trust Financial Group under specified circumstances. The merger agreement generally requires Partners Trust Financial Group to pay to BSB Bancorp a termination fee of $8 million if the merger agreement is terminated because the mutual-to-stock conversion is not completed by December 23, 2004, a required regulatory approval of the conversion is not obtained for a reason not primarily attributable to BSB Bancorp, or Partners Trust Financial Group breaches certain of its representations and obligations under the merger agreement and BSB Bancorp elects to terminate the merger agreement.

Regulatory Approvals Required for the Merger (see page 208)

We cannot complete the merger without the prior approval of the Office of Thrift Supervision, the Federal Reserve Board and the Banking Department of the State of New York. Partners Trust Financial Group is in the process of seeking these approvals or, in the case of the Federal Reserve Board, the waiver of such approval. While we do not know of any reason why Partners Trust Financial Group would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot assure you that the regulatory agencies will grant their approval of the merger or what the timing may be.

Material Federal Income Tax Consequences of the Merger (see page 209)

Partners Trust Financial Group and BSB Bancorp will not be required to complete the merger unless each receives an opinion of its respective counsel, dated the closing date of the merger, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. In connection with the filing of the registration statement of which this document is a part, each of Partners Trust Financial Group and BSB Bancorp has received an opinion of its counsel that the merger will qualify as a reorganization for United States federal income tax purposes. Accordingly, it is anticipated that for federal income tax purposes, stockholders of BSB Bancorp generally will not recognize any gain or loss with respect to their shares of BSB Bancorp common stock if they receive only shares of Partners Trust Financial Group common stock in the merger, except with respect to any cash received instead of a fractional share interest in Partners Trust Financial Group common stock.

If you receive cash in exchange for any of your shares of BSB Bancorp common stock, you will generally recognize gain, but not in excess of the amount of cash you receive.

You should read “The Merger – Material United States Federal Income Tax Consequences of the Merger” starting on page 133 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

Differences in Stockholders’ Rights for Existing Stockholders of BSB Bancorp (see page 225)

As a result of the merger, existing stockholders of BSB Bancorp who receive stock consideration will become stockholders of new Partners Trust Financial Group. Some rights of stockholders of the new Delaware corporation will be different from the rights stockholders currently have. The differences in stockholder rights result principally from differences in the Delaware certificates of incorporation and bylaws of new Partners Trust Financial Group and BSB Bancorp. The differences in stockholder rights include the following areas:

•	removal of directors;

•	fixing of board size within range set forth in the certificate of incorporation;

•	calling special meetings of stockholders;

•	lead time required for stockholders to submit proposals for new business or nominate directors;

•	limitation on voting rights of greater-than-10% stockholders;

•	board criteria for evaluation of offers; and

•	supermajority voting requirements with respect to certain acquisitions of stock, business combinations and amendments to the certificate of incorporation and by-laws.

See “The Merger – Comparison of Stockholders’ Rights For Existing Stockholders of BSB Bancorp” for a discussion of these differences.

Equivalent Per Share Data

We have summarized below specified per common share information for our respective companies on a historical basis, combined pro forma amounts and pro forma equivalent basis as of or for the year ended December 31, 2003.

	Partners Trust Financial Group Historical	BSB Bancorp Historical	Combined Pro Forma Amounts(1)	Pro Forma BSB Bancorp Equivalent Shares(2)
	(Shares in thousands)
Book value per share	$9.98	$15.82	$9.84	$35.42
Shares outstanding	14,194	9,246	57,433	—
Cash dividends paid per share for year	$0.34	$1.00	$0.18	$0.65
Basic earnings per share	$1.04	$1.85	$0.55	$1.98
Diluted earnings per share	$1.02	$1.81	$0.54	$1.94

(1)	Assuming issuance of 20,125,000 shares at the maximum of the conversion and a 60% stock, 40% cash mix for the merger.
(2)	Calculated by multiplying the combined pro forma amounts by a 3.6 exchange ratio which represents the number of shares of Partners Trust Financial Group common stock a BSB Bancorp stockholder electing to receive stock will receive for each share of stock owned based on a $10 offering price, subject to pro ration if the stock election is oversubscribed. This calculation does not consider the 40% cash portion of the merger consideration.

Market Price of Partners Trust Financial Group and BSB Bancorp Common Stock

The following table sets forth the price per share of Partners Trust Financial Group common stock and BSB Bancorp common stock based on the last reported sales price per share on the Nasdaq National Market System on December 23, 2003, the last trading day before the public announcement of the execution of the merger agreement and on May 6, 2004, the most recent date for which prices were available before mailing this document.

Date	Partners Trust Financial Group Common Stock	BSB Bancorp Common Stock	Equivalent Value for Each BSB Bancorp Share
December 23, 2003	$25.47	$33.53	$36.00
May 6, 2004	$26.41	$37.25	$36.00

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the benefits of the acquisition and our intentions with respect to the combined company;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	failure to complete the conversion;

•	failure to successfully integrate our business with that of BSB Bancorp, or to integrate them in a timely manner;

•	failure to achieve anticipated cost savings, or to achieve savings in a timely manner;

•	costs, customer loss and business disruption in connection with the acquisition or the integration of our companies that may be greater than expected;

•	failure to obtain governmental approvals without adverse regulatory conditions;

•	failure to obtain required stockholder and member approvals;

•	significantly increased competition among depository and other financial institutions;

•	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in “Risk Factors” beginning on page 19, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Partners Trust Financial Group” beginning on page 64 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BSB Bancorp” beginning on page 75.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote in favor of the plan of conversion and reorganization and the merger agreement and whether to invest in Partners Trust Financial Group’s shares of common stock.

Risks Related to the BSB Bancorp Merger

We Will Face Technical, Operational and Strategic Challenges That May Prevent Us From Successfully Integrating BSB Bancorp

For the merger with BSB Bancorp to be successful, we will have to succeed in combining the personnel and operations of Partners Trust Financial Group and BSB Bancorp and in achieving expense savings by eliminating selected redundant operations. Our integration of BSB Bancorp will be a complex, time consuming and expensive process, which may disrupt our business if not completed in a timely and efficient manner. We cannot assure you that our plan to integrate and operate the combined operations will be timely or efficient, or that we will successfully retain existing customer relationships of BSB Bank & Trust Company.

Following the Merger, the Combined Businesses of Partners Trust Financial Group and BSB Bancorp Will Be Subject to Significant Credit Risks Relating to the Combined Loan Portfolio

Following the merger, our business will be subject to significant risk of default on the loans included in the combined loan portfolio. If we experience significant loan losses in connection with the combined loan portfolio, this could have a material adverse effect on our operating results. Defaults in the combined loan portfolio following the acquisition could require us to incur additional charge-offs which would have the effect of reducing our net income and would generally have an adverse effect on our future financial condition and results of operations. We could also be required to increase our allowance for loan losses, which could materially decrease our net income. In recent years, BSB Bancorp has had significant loan charge-offs and made significant provisions for loan losses, both of which adversely affected net income.

BSB Stockholders May Receive a Form of Consideration Different From What They Elect

While each BSB Bancorp stockholder may elect to receive cash or new Partners Trust Financial Group common stock in the merger, 60% of the BSB Bancorp common stock outstanding at completion of the merger will be converted into new Partners Trust Financial Group common stock, with the remainder converted into cash. Therefore, if BSB Bancorp stockholders elect more cash or stock than is available under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated. As a result, if either the cash election or stock election is oversubscribed there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received). If you do not make an election or your purported election is not valid, you may be paid in cash, new Partners Trust Financial Group common stock or a mix of cash and shares of new Partners Trust Financial Group common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other BSB Bancorp stockholders.

The Merger Agreement Limits BSB Bancorp’s Ability to Pursue Alternatives to the Merger

The merger agreement contains terms and conditions that make it more difficult for BSB Bancorp to sell its business to a party other than new Partners Trust Financial Group. These “no shop” provisions impose restrictions on BSB Bancorp that, subject to certain exceptions, limit BSB Bancorp’s ability to discuss or facilitate competing third-party proposals to acquire all or a significant part of BSB Bancorp.

In addition, the board of directors of BSB Bancorp has agreed that it will not recommend a competing acquisition proposal and that it will not withdraw or negatively modify the recommendation that BSB Bancorp stockholders vote for the merger, subject to limited exceptions. While the board of directors could take such actions if it determined that the failure to do so would violate its fiduciary duties, doing so would entitle Partners Trust Financial Group to terminate the merger agreement and may entitle it to receive a termination fee. BSB Bancorp will also be required to pay the termination fee if a competing acquisition proposal has been made known to BSB Bancorp or its stockholders and the merger agreement is subsequently terminated for a variety of reasons (including because BSB Bancorp stockholders fail to approve the merger or because BSB Bancorp willfully breaches the merger agreement), and BSB Bancorp completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination of the merger agreement.

Partners Trust Financial Group required BSB Bancorp to agree to these provisions as a condition to Partners Trust Financial Group’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of BSB Bancorp from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire BSB Bancorp than it might otherwise have proposed to pay.

BSB Bancorp’s Executive Officers and Directors May Have Financial Interests In the Merger That are Different From Your Interest as a BSB Bancorp Stockholder

BSB Bancorp executive officers negotiated the merger agreement with Partners Trust Financial Group, and the board of directors approved the agreement and is recommending that BSB Bancorp stockholders vote for the agreement. In considering these facts and the other information contained in this document, you should be aware that BSB Bancorp’s executive officers and directors may have financial interests in the merger in addition to the interests that they share with you as a BSB Bancorp stockholder, as described in detail under the heading “Interests of BSB Bancorp Directors and Executive Officers in the Merger.” In addition, three members of the BSB Bancorp board of directors will have the opportunity to become members of the board of directors of new Partners Trust Financial Group.

If the BSB Bancorp Merger Does Not Occur, the Conversion and Stock Offering Would Be Delayed

We anticipate simultaneously completing the conversion, the stock offering and the BSB Bancorp acquisition in mid-2004. At this time, we are not aware of any circumstances that are likely to cause the acquisition not to occur. However, certain conditions to the merger have not yet been satisfied, including regulatory approvals and shareholder approvals. Also, a material adverse change in BSB Bancorp may preclude consummation of the acquisition. If the BSB Bancorp acquisition were not to occur, we would still proceed with the conversion. However, while the completion of the conversion is not contingent on the acquisition of BSB Bancorp, the timing and manner of the conversion would be subject to significant modification in the event the acquisition were terminated. The offering documents would be revised and subscribers in the offering would be re-solicited with an amended proxy statement and prospectus. As a result, the conversion and the stock offering would be delayed.

If the Conversion is Not Consummated, the Acquisition of BSB Bancorp Will Not Take Place

Our acquisition of BSB Bancorp depends upon our successful conversion from the mutual to stock form of organization. The conversion requires shareholder and member approvals as well as the approval of a variety of state and federal regulatory authorities, one or more of which we may not obtain in a timely manner, or at all. The conversion also depends upon the successful implementation of our plan of conversion as described in the section entitled “ – The Conversion.” If we are unable to consummate the conversion, our acquisition of

BSB Bancorp will not take place. Our failure to acquire BSB Bancorp could affect our ability to generate profits and grow our franchise, which could have a material adverse affect on our results of operations and financial condition.

Risks Related to Our Business

Our Commercial Real Estate, Commercial and Consumer Loans Expose Us To Increased Lending Risks

At December 31, 2003, the composition of our loan portfolio was as follows:

•	residential real estate loans of $481.9 million, or 59.9% of total loans;

•	commercial real estate loans of $139.6 million, or 17.3% of total loans;

•	commercial loans of $58.9 million, or 7.3% of total loans; and

•	consumer loans of $124.8 million, or 15.5% of total loans.

Commercial real estate, commercial and consumer loans expose a lender to a greater risk of loss than one- to four-family residential loans. Commercial real estate and commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan. Similarly, consumer loans generally have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. See “Business of Partners Trust Financial Group and SBU Bank – Lending Activities.”

If Our Allowance For Loan Losses Is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease

Our loan customers, including customers of BSB Bancorp, may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. At December 31, 2003, our allowance for loan losses to non-performing loans was 202.9%, and our allowance for loan losses to total loans was 1.1%. In determining the amount of the allowance for loan losses, we rely on an allowance valuation model that considers a review of loans, our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and financial condition.

Our Local Economy has Limited Growth Potential and This May Hurt Our Ability to Generate Profits and Grow Our Business

The success of our business depends on our ability to generate profits and grow our franchise. Our primary lending activity is the origination of loans secured by real estate. Nearly all of these loans are made to borrowers who live and work in our primary market area. Our primary market area in central New York has experienced a decline in population, reflecting a decrease in the manufacturing sector, and the loss of major employers during the past decade. Moreover, economic and population growth in central New York is expected to be limited for the foreseeable future. The relatively weak economy will make it more difficult for us to grow our earnings and to generate internal asset growth following the stock offering.

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition

Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income.

Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of debt securities fluctuates inversely with changes in interest rates. At December 31, 2003, the value of our available-for-sale securities portfolio totaled $343.7 million, with net unrealized gains of $4.0 million. Changes in the unrealized gains and losses on our securities available-for-sale could have an adverse effect on shareholders’ equity.

We are also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Impacted As Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

In addition, substantially all of our loans are to individuals and businesses in Oneida, Herkimer and Onondaga Counties, New York. Consequently, any decline in the economy of these market areas could have an adverse impact on our earnings.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability

Competition in the banking and financial services industry is intense. The central New York area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as private banking. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete in our market area.

We May Have Difficulty Managing Our Growth, Which May Divert Resources and Limit Our Ability to Successfully Expand Our Operations

We have grown substantially from $973.4 million of total assets and $636.3 million of total deposits at December 31, 1999 to $1.3 billion of total assets and $796.1 million of total deposits at December 31, 2003. The BSB Bancorp acquisition will increase our assets, deposits, number of customers and scale of operations significantly. At December 31, 2003, the combined entities would have had $3.7 billion of total assets and $2.4 billion of total deposits.

Since 1999, we have expanded our branch network principally by acquiring financial institutions. At December 31, 1999, we had 12 branch offices, compared with 16 at December 31, 2003, and after our acquisition of BSB Bancorp, we will operate 36 branches.

We have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support future growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner, and we may discover deficiencies in our existing systems and controls. Thus, we cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure or require us to incur additional expenditures beyond current projections to support our recent and future growth.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders’ Equity

We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the offering, with funds borrowed from new Partners Trust Financial Group. The cost of acquiring the employee stock ownership plan shares will be between $11.9 million at the minimum of the offering range and $18.5 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to implement a stock recognition and retention plan after the conversion. Under this plan, our officers and directors could be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering. By regulation, the recognition and retention plan cannot be implemented until at least six months after the conversion, and if it is adopted within twelve months after the conversion, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to shareholders’ equity from the plan would be between $6.0 million at the minimum of the offering range and $9.3 million at the adjusted maximum of the offering range. As the shares are awarded and vest, we will recognize compensation expense equal to the cost of such shares and stockholders’ equity will be correspondingly reduced. In the event that a portion of the shares used to fund the plan are newly issued shares purchased from new Partners Trust Financial Group, the issuance of additional shares will decrease our net income per share and shareholders’ equity per share.

A Breach Of Information Security Could Negatively Affect Our Earnings

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks, and over the internet. We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted. In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others. These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

Various Factors May Make Takeover Attempts More Difficult To Achieve

Our board of directors has no current intention to sell control of new Partners Trust Financial Group. Provisions of our certificate of incorporation and bylaws, federal regulations, Delaware law and various other factors may make it more difficult for companies or persons to acquire control of new Partners Trust Financial Group without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then-prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•	Certificate of Incorporation and Statutory Provisions. Provisions of the certificate of incorporation and bylaws of new Partners Trust Financial Group and Delaware law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also would make it more difficult to remove our current board of directors or management, or to elect new directors. These provisions include:

•	limitations on voting rights of beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain acquisitions of stock, business combinations and amendments to our certificate of incorporation and bylaws and criteria for the evaluation of offers;

•	provisions permitting the election of directors to staggered terms of three years;

•	provisions fixing the board size within a range;

•	limitations on the removal of directors,

•	provisions requiring the calling of special meetings of stockholders only by a majority of the board or a supermajority of stockholders; and

•	provisions requiring the filling of board vacancies for the remaining term.

Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations for service on the board of directors.

•	Required Change in Control Payments and Issuance of Stock Options. We have entered into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of new Partners Trust Financial Group. We have also issued stock options and made restricted stock awards to key employees and directors that will require payments to them in connection with a change in control of new Partners Trust Financial Group. These payments may have the effect of increasing the costs of acquiring new Partners Trust Financial Group, thereby discouraging attempts.

We Operate in a Highly Regulated Environment and We May Be Adversely Affected by Changes in Laws and Regulations

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing holding companies, could have a material impact on the combined banks, new Partners Trust Financial Group, and our operations.

Risks Relating to the Conversion

The Value of Shares Received in Exchange for Existing Partners Trust Financial Group Shares May Be Lower Than the Current Market Value

The exchange ratio for current Partners Trust Financial Group stockholders will be determined based upon retaining a percentage of ownership, not based upon market prices of our common stock. If you are a current stockholder of Partners Trust Financial Group, the number of exchange shares which you receive in these transactions will be determined so as to keep your percentage ownership in Partners Trust Financial Group consistent, and not based on market prices. Therefore, it is possible that, either initially or in the future, the market value of the new shares which you receive in the transaction will be less than the current market value of your existing Partners Trust Financial Group shares.

There is No Guarantee That an Active Trading Market for Your Stock Will Develop, Which May Hinder Your Ability to Sell Your Common Stock

Because new Partners Trust Financial Group has never issued stock, there is no current trading market for the common stock. In addition, our common stock currently trades in relatively light volumes on the Nasdaq National Market. Consequently, we cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither we nor any market maker will have any control. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice.

Our Failure to Effectively Utilize the Proceeds of the Offering Could Reduce Our Profitability

We intend to use substantially all of the net proceeds of the offering to acquire BSB Bancorp and to fund a loan to the employee stock ownership plan to enable it to purchase shares in the offering. We may use the remaining net proceeds, if any, to finance the acquisition of other financial institutions or other businesses that are related to banking, pay dividends to stockholders, repurchase common stock, purchase investment securities or for other general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

PARTNERS TRUST FINANCIAL GROUP SPECIAL MEETING

Partners Trust Financial Group is mailing this document to its stockholders on or about May     , 2004. With this document, we are sending you the attached notice of the Partners Trust Financial Group special meeting of stockholders and a proxy that is solicited by the Partners Trust Financial Group board of directors. The special meeting will be held at the Radisson Hotel, 220 Genesee Street, Utica, New York, at 10:00 a.m. local time, on June 18, 2004.

Matters to be Considered

The purpose of the special meeting is to consider and vote on the plan of conversion and reorganization and the merger agreement. If you would like to receive a copy of the plan of conversion and reorganization, you must submit a request in writing, addressed to Partners Trust Financial Group at the address listed in “Where You Can Find Additional Information.” Such requests must be received no later than •, 2004. A copy of the merger agreement is attached as Appendix A to this document.

Partners Trust Financial Group may adjourn or postpone the special meeting and may use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the proposals will be voted in favor of adjournment to further solicit proxies.

Proxy

You should complete and promptly return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the secretary of Partners Trust Financial Group;

•	completing and submitting a proxy card with a later date; or

•	voting in person at the special meeting.

However, simply attending the special meeting without voting will not, by itself, revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. IF YOU SIGN YOUR PROXY CARD, BUT MAKE NO SPECIFICATION ON THE CARD AS TO HOW YOU WANT YOUR SHARES VOTED, YOUR PROXY WILL BE VOTED AS RECOMMENDED BY THE PARTNERS TRUST FINANCIAL GROUP BOARD OF DIRECTORS. The Partners Trust Financial Group board of directors is presently unaware of any other matter that may be presented for action at the special meeting of stockholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

Partners Trust Financial Group will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, Partners Trust Financial Group has engaged Morrow & Co., Inc., a proxy solicitation firm, to assist in obtaining proxies from its stockholders on a timely basis. Partners Trust Financial Group will pay Morrow & Co., Inc.’s reasonable out-of-pocket expenses plus a $6,500 fee for these services. Partners Trust Financial Group will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

Partners Trust Financial Group also expects that some of its employees will solicit Partners Trust Financial Group stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Record Date

The close of business on May 3, 2004 has been fixed as the record date for determining the Partners Trust Financial Group stockholders entitled to receive notice of and to vote at the special meeting. At that time, • shares of Partners Trust Financial Group common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

You are entitled to vote your Partners Trust Financial Group common stock if our stockholder records show that you held your common stock of record on the record date. Each share of common stock has one vote.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Partners Trust Financial Group common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the special meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the special meeting. Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the special meeting.

Partners Trust, MHC intends to vote its ownership interest in favor of the plan of conversion and reorganization and the merger agreement. At December 31, 2003, Partners Trust, MHC owned 53.7% of the outstanding shares of common stock of Partners Trust Financial Group. As of the same date, the directors and executive officers of Partners Trust Financial Group and their affiliates owned approximately 477,270 shares of Partners Trust Financial Group common stock, or 3.4% of the outstanding shares of Partners Trust Financial Group common stock, including shares that can be acquired upon the exercise of stock options. Partners Trust Financial Group expects that these individuals will vote “FOR” the approval of the plan of conversion and adoption of the merger agreement.

Approval of the plan of conversion by the stockholders of Partners Trust Financial Group requires the affirmative vote of:

•	the holders of at least two-thirds of the shares of Partners Trust Financial Group common stock outstanding on the record date; and

•	the holders of at least a majority of the shares of Partners Trust Financial Group common stock other than Partners Trust, MHC outstanding on the record date.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Partners Trust Financial Group common stock outstanding on the record date. Because Partners Trust, MHC owns more than a majority of the outstanding shares of common stock of Partners Trust Financial Group and intends to vote its shares in favor of adoption of the merger agreement, the adoption of the merger agreement by stockholders of Partners Trust Financial Group is assured.

Abstentions and broker non-votes will have the effect of votes against the plan of conversion and the merger agreement.

Recommendation of the Partners Trust Financial Group Board of Directors

Partners Trust Financial Group’s board of directors has unanimously approved each of the proposals and the transactions contemplated by the proposals. The board of directors believes that the proposals are fair to Partners Trust Financial Group stockholders and are in the best interest of Partners Trust Financial Group and its stockholders and unanimously recommends that you vote “FOR” approval of each of the proposals.

Questions?

Please read this document carefully. If you have questions about the plan of conversion or about voting at the special meeting of stockholders or about the stock offering, please call Stephen Mahler at (315) 738-4739. If you have any questions about the merger agreement, please call Steven Covert at (315) 738-4993. Additionally, you may contact our Information Agent, Morrow and Company, Inc. at 1-800-607-0088.

BSB BANCORP SPECIAL MEETING

BSB Bancorp is mailing this document to BSB Bancorp stockholders on or about May     , 2004. With this document, we are sending you the attached notice of the BSB Bancorp special meeting of stockholders and a form of proxy that is solicited by the BSB Bancorp board of directors. The BSB Bancorp special meeting will be held on June 17, 2004 at 10:00 a.m., local time, at the Holiday Inn Binghamton-Arena, 2-8 Hawley Street, Binghamton, New York 13901.

Matter to be Considered

The purpose of the BSB Bancorp special meeting is to consider and vote on the merger agreement. A copy of the merger agreement is attached as Appendix A to this document.

BSB Bancorp may adjourn or postpone the special meeting of stockholders and BSB Bancorp may use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies. No proxy that is voted against approval of the merger agreement will be voted in favor of adjournment to further solicit proxies.

Voting

If you hold your common stock in your own name and not through a broker or another nominee, you may vote your shares of common stock:

•	by using the toll-free telephone number listed on the proxy card;

•	by using the Internet website listed on the proxy card;

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope; or

•	by attending the special meeting and voting in person.

If your shares are held in street name, you should follow the instructions on the proxy card or voting instruction card forwarded to you by your broker or other nominee to determine how you may vote your shares.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your common stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the BSB Bancorp board of directors.

Vote by Telephone. If you hold your common stock in your own name and not through your broker or another nominee, you can vote your shares of common stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3 a.m. (E.D.T.) on June 17, 2004. Easy-to-follow voice prompts allow you to vote your shares of common stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet. If you hold your common stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 3 a.m. (E.D.T.) on June 17, 2004. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope.

Solicitation of Proxies

BSB Bancorp will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, BSB Bancorp has engaged Morrow & Co., Inc., a proxy solicitation firm, to assist in obtaining proxies from its stockholders on a timely basis. BSB Bancorp will pay Morrow & Co., Inc.’s reasonable out-of-pocket expenses plus a $6,500 fee for these services. BSB Bancorp will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

BSB Bancorp also expects that some of its employees will solicit BSB Bancorp stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Record Date

The close of business on May 3, 2004 has been fixed as the record date for determining the BSB Bancorp stockholders entitled to receive notice of and to vote at the special meeting of stockholders. At that time, • shares of BSB Bancorp common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

You are entitled to vote your BSB Bancorp common stock if our stockholder records show that you held your common stock of record on the record date. Each share of common stock has one vote.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of BSB Bancorp common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will count for quorum purposes.

As of January 29, 2004, directors and executive officers of BSB Bancorp beneficially owned 573,499 shares of BSB Bancorp common stock, or approximately 6.16% of the outstanding shares of BSB Bancorp common stock, excluding shares that can be acquired upon the exercise of stock options. The directors and executive officers of BSB Bancorp have agreed to vote shares they own, or otherwise are entitled to vote, in favor of adopting the merger agreement.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of BSB Bancorp common stock issued and outstanding on the record date. Abstentions and broker non-votes will have the effect of votes against the merger agreement.

Revocation of Proxies

Any stockholder of record giving a proxy has the power to revoke it any time before it is exercised by (a) filing with the Corporate Secretary of the Company written notice of revocation (Larry G. Denniston, Senior Vice President and Corporate Secretary, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901), (b) submitting a duly executed proxy bearing a later date, (c) voting again by telephone on a later date, (d) voting again by internet on a later date, or (e) appearing at the special meeting to vote in person. Proxies solicited by this document may be exercised only at the special meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Recommendation of the BSB Bancorp Board of Directors

The BSB Bancorp board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The BSB Bancorp board of directors believes that the transactions contemplated by the merger agreement are advisable and in the best interests of BSB Bancorp and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement.

Questions?

Please read this document carefully. If you have any questions about the merger agreement or about voting at the special meeting of stockholders, please call Larry Denniston at (607) 779-2406 or our Information Agent, Morrow and Company, Inc. at 1-800-607-0088.

RECENT DEVELOPMENTS OF PARTNERS TRUST FINANCIAL GROUP

The following tables contain selected consolidated historical financial and other data of Partners Trust Financial Group at the dates and for the periods indicated. You should read this information in conjunction with the audited consolidated financial statements included in this document. The information at and for the three months ended March 31, 2004 is unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made. The selected data presented below for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year.

	At March 31, 2004	At December 31, 2003
	(Unaudited)	(Audited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,318,346	$1,285,115
Total loans (1)	797,404	806,194
Allowance for loan losses	8,324	8,608
Securities	343,655	344,954
Goodwill	34,523	34,523
Other intangible assets	3,088	3,288
Deposits	824,676	796,078
Borrowings (2)	298,112	296,625
Stockholders’ equity	179,877	175,335
Non-performing loans	3,201	4,242
Other real estate owned	661	121

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2)	Includes mortgagors’ escrow funds.

	For the Three Months Ended March 31,
	2004	2003
	(Unaudited)
	(In thousands, except share and per share data)
Selected Operating Data:
Interest income	$15,734	$18,510
Interest expense	4,777	6,372

Net interest income	10,957	12,138
Provision for loan losses	—	425

Net interest income after provision for loan losses	10,957	11,713

Non-interest income	2,635	2,411
Merger expenses	113	—
Other non-interest expense	8,665	8,684

Income before income tax expense	4,814	5,440
Income tax expense	1,622	1,866

Net income	$3,192	$3,574

Basic earnings per share	$0.23	$0.26
Diluted earnings per share	$0.23	$0.26
Basic weighted average shares outstanding	13,588,719	13,506,805
Diluted weighted average shares outstanding	13,931,211	13,636,850
Dividends paid per share	$0.12	$0.07

	At or For the Three Months Ended March 31,
	2004(1)	2003(1)
	(Unaudited)
Performance Ratios:
Return on average assets	1.00%	1.11%
Return on average equity	7.13	8.70
Interest rate information:
Yield on assets	5.36	6.33
Cost of funds	1.92	2.53

Net interest rate spread (2)	3.44	3.80
Net interest margin (3)	3.73	4.15
Net charge-offs to average loans	0.14	0.12
Efficiency ratio (4)	65.08	60.20

Asset Quality Ratios:
Non-performing loans to total loans (5)	0.40%	0.53%
Non-performing assets to total assets (6)	0.29	0.34
Allowance for loan losses to non-performing loans	260.04	202.92
Allowance for loan losses to total loans (7)	1.04	1.07

Other Per Share Data:
Book value per share	$13.01	$12.72
Book value per share, including unallocated ESOP shares	12.65	12.35
Tangible book value per share	10.29	9.98
Tangible book value per share, including unallocated ESOP shares	10.01	9.69

(1)	Ratios have been annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on average earning assets and the weighted average costs of average interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Partners Trust Financial Group believes such information is useful to investors in evaluating Partners Trust Financial Group’s operations.
(5)	Non-performing loans include loans for which SBU Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(6)	Non-performing assets consists of non-performing loans and repossessed assets.
(7)	Total loans excludes loans held for sale.

Comparison of Partners Trust Financial Group’s Financial Condition at March 31, 2004 and December 31, 2003

Total assets were $1.3 billion at March 31, 2004, a $33.2 million, or 2.6%, increase from the end of 2003. The increase is primarily attributable to an increase in cash and Federal funds sold which results from the $28.6 million increase in deposits. The increase in deposits is primarily attributable to seasonal factors, and, management believes, funds being deposited in anticipation of obtaining subscription rights in the conversion.

SBU Bank exceeded all of the applicable capital requirements at March 31, 2004, with a leverage (Tier I) capital ratio of 9.3% and a total risk-based capital ratio of 17.7%.

Comparison of Partners Trust Financial Group’s Operating Results for the Three Months Ended March 31, 2004 and March 31, 2003

Net Income. Net income was $3.2 million, or $0.23 per diluted share for the first quarter, compared with $3.6 million, or $0.26 per diluted share for the first quarter of 2003. The decline in net income period-to-period is primarily attributable to declining net interest margin and increased costs related to our ESOP, as more fully discussed below.

Net Interest Income. Net interest income for the three months ended March 31, 2004 totaled $11.0 million, a decrease of 9.7% from $12.1 million for the same period in 2003. Net interest margin for the three months ended March 31, 2004 and 2003 was 3.73% and 4.15%, respectively. The decrease occurred as a result of our assets repricing downward in the low market interest rate environment at a rate that outpaced the downward repricing of our cost of funds. Our yield on earning assets declined 97 basis points period-to-period, while our cost of funds declined by only 61 basis points. Already low deposit rates and competitive pressures made it difficult for us to keep pace with the asset yield decline.

Non-Performing Assets. Non-performing assets continued the positive downward trend of recent quarters, and totaled $3.9 million, or 0.29% of total assets, compared with $4.4 million and 0.34% of total assets at December 31, 2003.

Provision for Loan Losses. Because of the substantial improvement in asset quality, no provision for loan losses was recorded in the first quarter of 2004, compared with a $425,000 provision for the same period of 2003.

Non-Interest Expenses. Non-interest expenses were $8.8 million for the first quarter of 2004, compared to $8.7 million for the same period in 2003, despite $113,000 in merger expenses in 2004 related to the pending BSB Bancorp acquisition and a $256,000 increase in ESOP expense attributable to the increase in our stock price during 2003.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF PARTNERS TRUST FINANCIAL GROUP AND SUBSIDIARY

The information as of and for each of the years ended December 31, 1999 through 2003 is derived from Partners Trust Financial Group’s audited consolidated financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-2.

	At December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Financial Condition Data:
Total assets	$1,285,115	$1,333,503	$983,405	$1,017,344	$973,362
Total loans(1)	806,194	809,610	604,205	611,774	578,215
Allowance for loan losses	8,608	10,989	7,934	7,564	9,328
Securities	344,954	345,700	297,685	336,481	313,769
Goodwill	34,523	34,523	—	—	—
Other intangible assets	3,288	4,461	178	290	413
Deposits	796,078	855,211	604,969	640,966	636,300
Borrowings(2)	296,625	297,595	262,193	271,899	240,354
Stockholders’ equity	175,335	165,437	100,148	89,911	81,624
Non-performing loans	4,242	10,983	9,135	8,917	10,279
Other real estate owned	121	3,092	173	180	150

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except share and per share data)
Operating Data:
Interest income	$69,189	$62,890	$68,529	$71,261	$66,883
Interest expense	22,582	27,626	38,862	42,972	35,022

Net interest income	46,607	35,264	29,667	28,289	31,861
Provision for loan losses	1,100	1,150	1,672	1,097	—

Net interest income after provision for loan losses	45,507	34,114	27,995	27,192	31,861

Net (loss) gain on sale of securities available-for-sale	—	(19)	266	—	—
Other non-interest income	11,138	6,866	6,867	6,822	5,613
Merger expenses	—	1,716	—	—	—
Other non-interest expense(3)	35,331	27,015	26,158	26,056	27,747

Income before income tax expense	21,314	12,230	8,970	7,958	9,727
Income tax expense	7,268	3,818	2,329	2,547	3,601

Net income	$14,046	$ 8,412	$ 6,641	$ 5,411	$ 6,126

Basic earnings per share(4)	$1.04	$0.45	N/A	N/A	N/A
Diluted earnings per share(4)	$1.02	$0.45	N/A	N/A	N/A
Basic weighted average shares outstanding(4)	13,531,672	13,677,898	N/A	N/A	N/A
Diluted weighted average shares outstanding(4)	13,749,174	13,701,600	N/A	N/A	N/A
Dividends paid per share	$0.34	$0.10	N/A	N/A	N/A
Dividend payout ratio	33.33%	22.22%	N/A	N/A	N/A

(1)	Loans are shown net of net deferred fees and costs and unearned discounts. Includes loans held for sale.
(2)	Includes mortgagors’ escrow funds.
(3)	Includes a one-time $2.1 million charitable contribution to the SBU Bank Charitable Foundation in 2002.
(4)	Earnings per share, weighted average shares outstanding and dividends paid per share are not applicable prior to the conversion of SBU Bank to a stock bank on April 3, 2002.

	At or for Year Ended December 31,
	2003	2002	2001	2000	1999
Performance Ratios:
Return on average assets	1.08%	0.82%	0.67%	0.54%	0.65%
Return on average equity	8.18	5.67	6.85	6.34	6.94
Interest rate information:
Yield on assets	5.91	6.60	7.39	7.62	7.58
Cost of funds	2.24	3.38	4.59	4.97	4.38
Net interest rate spread(1)	3.67	3.22	2.80	2.65	3.20
Net interest margin(2)	3.98	3.70	3.20	3.03	3.61
Net charge-offs to average loans	0.43	0.37	0.21	0.48	0.14
Efficiency ratio(3)	61.90	68.96	72.12	74.56	74.11

Asset Quality Ratios:
Non-performing loans to total loans(4)	0.53%	1.36%	1.51%	1.46%	1.78%
Non-performing assets to total assets(5)	0.34	1.06	0.95	0.89	1.07
Allowance for loan losses to non-performing loans	202.92	100.05	86.85	84.83	90.75
Allowance for loan losses to total loans(6)	1.07	1.37	1.32	1.24	1.61

Other Data:(7)
Book value per share	$12.72	$12.04	N/A	N/A	N/A
Book value per share, including unallocated ESOP shares	12.35	11.65	N/A	N/A	N/A
Tangible book value per share	9.98	9.20	N/A	N/A	N/A
Tangible book value per share, including unallocated ESOP shares	9.69	8.90	N/A	N/A	N/A
Number of full-service offices	16	16	9	13	12

(1)	Net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, Partners Trust Financial Group believes such information is useful to investors in evaluating Partners Trust Financial Group’s operations.
(4)	Non-performing loans include loans for which SBU Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(5)	Non-performing assets consist of non-performing loans and repossessed assets.
(6)	Total loans excludes loans held for sale.
(7)	Per share information is not applicable prior to the conversion of SBU Bank to a stock bank on April 3, 2002.

	2003				2002
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(In thousands, except share and per share data)
Quarterly Financial Data:
Interest income	$16,240	$16,994	$17,445	$18,510	$15,517	$15,843	$15,821	$15,709
Interest expense	5,017	5,367	5,826	6,372	6,299	6,715	7,139	7,473

Net interest income	11,223	11,627	11,619	12,138	9,218	9,128	8,682	8,236

Provision for loan losses	—	391	283	425	300	200	350	300

Net interest income after provision for loan losses	11,223	11,236	11,336	11,713	8,918	8,928	8,332	7,936

Net loss on sale of securities available-for-sale	—	—	—	—	—	—	(19)	—
Other non-interest income	2,737	3,241	2,748	2,411	1,732	1,998	1,582	1,554
Merger expenses	—	—	—	—	1,712	4	—	—
Other non-interest expense(1)	8,868	9,000	8,692	8,684	6,272	6,332	8,287	6,124

Income before income tax expense	5,092	5,477	5,392	5,440	2,666	4,590	1,608	3,366
Income tax expense	1,845	1,862	1,782	1,866	730	1,479	551	1,058

Net income	$3,247	$3,615	$3,610	$3,574	$1,936	$3,111	$1,057	$2,308

Basic earnings per share(2)	$0.24	$0.27	$0.27	$0.26	$0.14	$0.23	$0.08	N/A
Diluted earnings per share(2)	$0.23	$0.26	$0.26	$0.26	$0.14	$0.23	$0.08	N/A
Basic weighted average shares outstanding(2)	13,567,189	13,532,398	13,519,624	13,506,805	13,589,711	13,730,775	13,713,597	N/A
Diluted weighted average shares outstanding(2)	13,853,994	13,789,794	13,718,119	13,636,850	13,660,561	13,730,775	13,713,597	N/A

Performance Ratios:
Net interest margin(3)	3.85%	3.95%	3.93%	4.15%	3.82%	3.76%	3.59%	3.62%
Return on average assets	1.01	1.11	1.11	1.11	0.75	1.20	0.41	0.95
Return on average equity	7.35	8.22	8.48	8.70	4.57	7.47	2.68	9.11
Efficiency ratio(4)	63.90	61.95	61.02	60.20	74.24	57.70	81.22	62.98

(1)	Includes a one-time $2.1 million charitable contribution to the SBU Bank Charitable Foundation in 2002.
(2)	Earnings per share and weighted average shares outstanding are not applicable prior to the conversion to a stock bank on April 3, 2002.
(3)	Net interest income divided by average earning assets.
(4)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans.

RECENT DEVELOPMENTS OF BSB BANCORP

The following tables contain selected consolidated historical financial and other data of BSB Bancorp at the dates and for the periods indicated. You should read this information in conjunction with the audited consolidated financial statements included in this document. The information at and for the three months ended March 31, 2004 is unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to fairly present the results for the periods included have been made. The selected data presented below for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year.

	At March 31, 2004	At December 31, 2003
	(Unaudited)	(Audited)
	(In thousands)
Selected Financial Condition Data
Total assets	$2,221,475	$2,212,111
Total loans(1)	1,424,384	1,449,244
Allowance for loan losses	48,080	47,421
Securities(2)	659,582	643,373
Deposits(3)	1,580,617	1,589,086
Borrowings	420,599	410,768
Stockholders’ equity	153,681	146,303
Non-performing loans	16,653	13,209
Other real estate owned and repossessed assets	832	1,231

(1)	Loans do not include deferred fees and costs or loans held for sale.
(2)	Includes Federal Home Loan Bank stock.
(3)	Includes mortgagors’ escrow funds.

	For the Three Months Ended March 31,
	2004	2003
	(Unaudited)
	(In thousands, except share and per share data)
Selected Operating Data:
Interest income	$27,587	$29,376
Interest expense	10,357	10,896

Net interest income	17,230	18,480
Provision for loan losses	1,620	3,968

Net interest income after provision for loan losses	15,610	14,512

Non-interest income	3,228	3,358
Merger expenses	172	—
Other non-interest expense	12,518	12,063

Income before income tax expense	6,148	5,807
Income tax expense	2,031	1,930

Net income	$4,117	$3,877

Basic earnings per share	$0.44	$0.42
Diluted earnings per share	$0.43	$0.41
Basic weighted average shares outstanding	9,329,022	9,309,002
Diluted weighted average shares outstanding	9,628,873	9,412,381
Dividends paid per share	$0.25	$0.25

	At or For the Three Months Ended March 31,
	2004(1)	2003(1)
	(Unaudited)
Performance Ratios:
Return on average assets	0.75%	0.77%
Return on average equity	10.94	10.53
Interest rate information:
Yield on assets	5.23	6.02
Cost of funds	2.19	2.54

Net interest rate spread(2)	3.04	3.48
Net interest margin(3)	3.26	3.79
Net charge-offs to average loans	0.27	0.37
Efficiency ratio(4)	62.03	55.24

Asset Quality Ratios:
Non-performing loans to total loans(5)	1.17%	3.16%
Non-performing assets to total assets(6)	0.79	2.33
Allowance for loan losses to non-performing loans	288.72	149.14
Allowance for loan losses to total loans(7)	3.38	4.72

Other Per Share Data:
Book value per share	$16.39	$15.63

(1)	Ratios have been annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on average earning assets and the weighted average costs of average interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average earning assets.
(4)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income and non-interest income. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, BSB Bancorp believes such information is useful to investors in evaluating BSB Bancorp’s operations.
(5)	Non-performing loans include loans for which BSB Bank & Trust does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(6)	Non-performing assets consists of non-performing loans, other real estate owned and repossessed assets.
(7)	Total loans do not include deferred fees and costs or loans held for sale.

Comparison of BSB Bancorp’s Financial Condition at March 31, 2004 and December 31, 2003

Total assets were $2.2 billion at March 31, 2004, a $9.4 million, or 0.4%, increase from the end of 2003. Total loans declined $24.9 million from December 31, 2003 primarily because originations did not keep pace with loan payoffs. Securities increased $16.2 million, or 2.5%, and cash and cash equivalents sold increased $26.1 million, or $42.3%, primarily reflecting the redeployment of cash flow from loan repayments.

Non-performing assets totaled $17.5 million, or 0.79% of total assets at March 31, 2004 compared to $14.4 million and .65% of total assets at December 31, 2003 and $47.9 million and 2.33% of total assets at March 31, 2003. The increase from December 31, 2003 to March 31, 2004 was primarily the result of one relationship (four loans) totaling approximately $3.9 million entering non-performing status during the quarter.

BSB Bank exceeded all of the applicable capital requirements at March 31, 2004, with a leverage (Tier I) capital ratio of 8.1% and a total risk-based capital ratio of 13.2%.

Comparison of BSB Bancorp’s Operating Results for the Three Months Ended March 31, 2004 and March 31, 2003

Net Income. Net income was $4.1 million, or $0.43 per diluted share for the first quarter of 2004, compared with $3.9 million, or $0.41 per diluted share for the first quarter of 2003. The rise in net income period-to-period is primarily attributable to a lower provision for loan losses taken during the first quarter of 2004. This decrease reflects the lower level of non-performing loans at March 31, 2004 of $16.7 million compared to $44.2 million at March 31, 2003.

Net Interest Income. Net interest income for the three months ended March 31, 2004 totaled $17.2 million, a decrease of 6.8% from $18.5 million for the same period in 2003. Net interest margin for the three months ended March 31, 2004 and 2003 was 3.26% and 3.79%, respectively. The decrease occurred as a result of BSB Bancorp’s assets repricing downward in the low market interest rate environment at a rate that outpaced the downward repricing of BSB Bancorp’s cost of funds. BSB Bancorp’s yield on earning assets declined 79 basis points period-to-period, while its cost of funds declined by only 35 basis points. Already low deposit rates and competitive pressures made it difficult for BSB Bancorp to keep pace with the asset yield decline.

Provision for Loan Losses. Provision for loan losses was $1.6 million in the first quarter of 2004, compared with a $4.0 million provision for the same period of 2003. The decreased provision, as noted above, reflects the lower level of non-performing loans at March 31, 2004 and the increased ratio of allowance to non-performing loans of 288.72% at March 31, 2004 from 149.14% at March 31, 2003.

Non-Interest Expenses. Non-interest expenses were $12.7 million for the first quarter of 2004, compared to $12.1 million for the same period in 2003. This increase is primarily attributable to increased costs of pension and other employee benefits and routine merit salary increases over the previous year and $172,000 in merger expenses in 2004 related to the pending Partners Trust Financial Group merger.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF BSB BANCORP AND SUBSIDIARIES

The information as of and for each of the years ended December 31, 1999 through 2003 is derived from BSB Bancorp’s audited consolidated financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-39.

	At December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Financial Condition Data:
Total assets	$2,212,111	$2,034,667	$2,062,937	$2,315,376	$2,242,285
Total loans(1)	1,449,244	1,347,431	1,484,707	1,838,745	1,739,585
Allowance for loan losses	47,421	63,250	58,829	59,291	29,134
Securities(2)	643,373	613,852	516,530	401,676	401,723
Deposits(3)	1,589,086	1,442,756	1,496,937	1,881,226	1,901,204
Borrowings	410,768	378,118	360,251	225,468	142,045
Stockholders’ equity	146,303	148,926	155,825	155,785	154,493
Non-performing loans	13,209	50,615	60,675	32,138	11,607
Other real estate owned and repossessed assets	1,231	3,109	2,034	1,805	2,442

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(In thousands, except share and per share data)
Operating Data:
Interest income	$114,801	$129,488	$163,494	$192,346	$176,117
Interest expense	42,965	51,219	82,167	102,189	89,576

Net interest income	71,836	78,269	81,327	90,157	86,541
Provision for loan losses	10,088	46,170	18,224	53,721	19,137

Net interest income after provision for loan losses	61,748	32,099	63,103	36,436	67,404

Net gain (loss) on sale of securities available-for-sale	1,339	292	379	9	(231)
Other non-interest income	12,201	17,471	13,153	14,739	13,206
Merger expenses	325	—	—	2,013	5,408
Other non-interest expense	49,221	48,333	43,603	45,584	45,416

Income before income tax expense (benefit)	25,742	1,529	33,032	3,587	29,555
Income tax expense (benefit)	8,725	(254)	12,572	1,316	11,330

Net income	$17,017	$1,783	$20,460	$2,271	$18,225

Basic earnings per share	$1.85	$0.19	$2.05	$0.22	$1.80
Diluted earnings per share	$1.81	$0.18	$2.02	$0.22	$1.77
Basic weighted average shares outstanding	9,209,058	9,589,361	9,958,952	10,279,667	10,137,625
Diluted weighted average shares outstanding	9,380,036	9,740,263	10,114,197	10,357,644	10,312,113
Dividends paid per share	$1.00	$1.00	$1.00	$1.00	$0.95
Dividend payout ratio	55.25%	555.56%	49.59%	454.55%	53.67%

(1)	Loans do not include net deferred fees and costs or loans held for sale.
(2)	Includes Federal Home Loan Bank stock.
(3)	Includes mortgagors’ escrow funds.

	At or for Year Ended December 31,
	2003	2002	2001	2000	1999
Performance Ratios:
Return on average assets	0.81%	0.09%	0.95%	0.10%	0.82%
Return on average equity	11.74	1.15	12.87	1.41	11.69
Interest rate information:
Yield on assets	5.60	6.49	7.77	8.71	8.16
Cost of funds	2.39	2.97	4.49	5.26	4.64
Net interest rate spread(1)	3.21	3.52	3.28	3.95	3.52
Net interest margin(2)	3.51	3.92	3.87	4.08	4.01
Net charge-offs to average loans	1.84	3.07	1.13	1.31	0.88
Efficiency ratio(3)	58.03	52.59	46.11	45.37	51.07

Asset Quality Ratios:
Non-performing loans to total loans(4)	0.91%	3.76%	4.09%	1.75%	0.67%
Non-performing assets to total assets(5)	0.65	2.64	3.04	1.47	0.63
Allowance for loan losses to non-performing loans	359.01	124.96	96.96	184.49	251.00
Allowance for loan losses to total loans	3.27	4.69	3.96	3.22	1.67

Other Data:
Book value per share	$15.82	$15.78	$16.19	$15.08	$15.11
Tangible book value per share	15.82	15.78	16.10	14.97	14.95
Number of full-service offices	20	20	22	22	22

(1)	Net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expenses to the sum of net interest income and non-interest income. The efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, BSB Bancorp believes such information is useful to investors in evaluating BSB Bancorp’s operations.
(4)	Non-performing loans include loans for which BSB Bank & Trust does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower that are still in accruing status.
(5)	Non-performing assets consist of non-performing loans, other real estate owned and repossessed assets.

	2003				2002
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(In thousands, except share and per share data)
Quarterly Financial Data:
Total interest income	$28,284	$28,153	$28,990	$29,376	31,085	$31,511	$33,193	$33,699
Total interest expense	10,425	10,543	11,101	10,896	11,779	12,679	13,307	13,454

Net interest income	17,859	17,610	17,889	18,480	19,306	18,832	19,886	20,245
Provision for loan losses	260	2,880	2,980	3,968	9,750	4,500	26,720	5,200

Net interest income (loss) after provision for loan losses	17,599	14,730	14,909	14,512	9,556	14,332	(6,834)	15,045

Non-interest income	3,173	3,610	3,398	3,358	6,618	3,124	3,172	4,849
Operating expense	13,128	12,029	12,327	12,063	11,723	11,212	13,553	11,845

Income (loss) before income taxes	7,644	6,311	5,980	5,807	4,451	6,244	(17,215)	8,049

Income tax expense (benefit)	2,702	2,066	2,028	1,930	480	2,318	(6,058)	3,006

Net income (loss)	$4,942	$4,245	$3,952	$3,877	$3,971	$3,926	$(11,157)	$5,043

Basic earnings (loss) per share	$0.54	$0.46	$0.43	$0.42	$0.42	$0.41	($1.16)	$0.52
Diluted earnings (loss) per share	$0.52	$0.45	$0.42	$0.41	$0.41	$0.41	$(1.16)	$0.51

Basic weighted average shares outstanding	9,480,423	9,342,609	9,308,249	9,412,381	9,611,592	9,692,658	9,608,067	9,882,533
Diluted weighted average shares outstanding	9,197,428	9,171,132	9,158,671	9,309,002	9,514,115	9,584,896	9,608,067	9,650,367

Performance Ratios:
Net interest margin(1)	3.40%	3.36%	3.50%	3.79%	3.86%	3.80%	3.95%	4.09%
Return on average assets	0.91	0.79	0.75	0.77	0.77	0.77	(2.16)	1.00
Return on average equity	13.67	11.90	10.88	10.53	10.52	10.50	(28.05)	12.74
Efficiency ratio(2)	62.42	56.69	57.91	55.24	45.22	51.07	58.78	47.20

(1)	Net interest income divided by average earnings assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial’s appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. We will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering. Approximately $152.4 million of the net proceeds will be used to finance the cash portion of the merger consideration for the BSB Bancorp acquisition of which $19.2 million relates to after-tax acquisition expenses.

We intend to distribute the net proceeds from the offering as follows:

	Minimum	Midpoint	Maximum	Adjusted Maximum
	(In millions)
Offering proceeds	$148.8	$175.0	$201.3	$231.4
Less offering expenses	3.4	3.7	3.9	4.2

Net offering proceeds	$145.4	$171.3	$197.4	$227.2

Loan to ESOP	11.9	14.0	16.1	18.5

Proceeds to finance acquisition	$133.4	$152.4	$152.4	$152.4

Proceeds retained by new Partners Trust Financial Group	$—	$4.9	$28.9	$56.3

The loan to the Partners Trust Financial Group Employee Stock Ownership Plan (“ESOP”) is anticipated to be an amount sufficient to permit it to buy up to 8.0% of the shares sold in the offering. The Partners Trust Financial Group ESOP will allocate the shares it purchases to employees as the loan is repaid. Purchases by the Partners Trust Financial Group ESOP would amount to 1,610,000 shares at the maximum of the range or $16.1 million based on a per share price of $10.00. See “Management of Partners Trust Financial Group – Benefit Plans – Employee Stock Ownership Plan and Trust.”

The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds also will vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of new Partners Trust Financial Group or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of SBU Bank’s deposits.

New Partners Trust Financial Group may use the proceeds it retains from the offering after financing the acquisition of BSB Bancorp, if any:

•	to finance the expansion of its operations through the acquisition of financial institutions or their assets, or through diversification into related financial services businesses, such as insurance agency, financial planning and investment management companies, although no transactions are specifically being considered at this time;

•	to pay dividends to stockholders;

•	to invest in securities; and

•	for general corporate purposes, including making contributions to our subsidiaries.

Following the reorganization, we may also implement stock repurchase programs. However, under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the reorganization, except when extraordinary circumstances exist and with prior regulatory approval.

OUR DIVIDEND POLICY

Partners Trust Financial Group currently pays a quarterly cash dividend to its stockholders of $0.12 per share. No dividends have been paid on shares held by Partners Trust, MHC, which has waived receipt of its dividends on its common stock. After the offering, we intend to continue to pay cash dividends, initially at the equivalent of a $0.12 quarterly per share dividend, adjusted to reflect the conversion ratio. On that basis, we would expect our annual dividends to approximate $0.25, $0.21, $0.18 and $0.16 per share, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively; these amounts represent an annual dividend yield of 2.5%, 2.1%, 1.8% and 1.6% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. However, we cannot guarantee that we will pay any dividends or that, if paid, dividends will be at these amounts or that we will not reduce or eliminate them in the future. We also cannot assure you that we will continue past practices or patterns with respect to changes in dividend rates.

Our payment of dividends will be subject to the determination of our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions, and tax and regulatory restrictions that affect the payment of dividends by Partners Trust Bank to new Partners Trust Financial Group. We must also comply with our regulatory capital requirements, as well as with Delaware law which generally provides that corporations may not make distributions if they would render the corporation unable to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus any amounts necessary to satisfy the preferential rights of any outstanding preferred shares.

Upon completion of the acquisition of BSB Bancorp by Partners Trust Financial Group, SBU Bank will change its name to Partners Trust Bank. As our principal asset and source of income, Partners Trust Bank will provide the principal sources of funds for the payment of dividends by new Partners Trust Financial Group. Federal law provides that dividends may be paid by Partners Trust Bank, as a federal institution, only out of net income and unrestricted capital surplus. See “Regulation.” However, Partners Trust Bank will not be permitted to pay dividends on its capital stock if, among other things, its capital would be reduced below the amount required for its liquidation account. See “Partners Trust Financial Group’s Proposal I – The Conversion – Liquidation Rights.”

If all of the offering proceeds are used to finance the BSB acquisition, dividends from new Partners Trust Financial Group will depend upon receipt of dividends from Partners Trust Bank. We cannot assure that you that Partners Trust Bank will have sufficient net income and unrestricted capital surplus in order to provide dividends to Partners Trust Financial Group.

Any payment of dividends by Partners Trust Bank which would be deemed to be drawn out of bad debt reserves would require a payment of taxes at the then-current tax rate by Partners Trust Bank on the amount of earnings deemed to be removed from bad debt reserves for such distribution. Partners Trust Bank does not intend to make any distribution to new Partners Trust Financial Group that would create this type of a tax liability.

MARKET FOR THE COMMON STOCK

Partners Trust Financial Group completed its initial public offering of common stock on April 4, 2002. Since that date, our common stock has traded on the Nasdaq National Market under the symbol “PRTR.” Prior to April 4, 2002, no established public trading market for our common stock existed. The following table sets forth for the periods indicated the high and low sales price per share of the common stock as reported by the Nasdaq National Market and dividends paid per share.

Year Ending December 31, 2004	High	Low	Dividend per Share
First quarter	$41.49	$32.41	$0.12
Second quarter (through May 6, 2004)	34.74	26.12	—

Year Ending December 31, 2003	High	Low	Dividend per Share
Fourth quarter	$34.76	$21.95	$0.10
Third quarter	24.52	19.00	0.10
Second quarter	22.00	16.87	0.07
First quarter	17.56	15.81	0.07

Year Ending December 31, 2002	High	Low	Dividend per Share
Fourth quarter	$16.74	$12.99	$0.05
Third quarter	16.05	12.95	0.05
Second quarter (beginning April 4, 2002)	16.41	13.50	—

On December 23, 2003, the last business day immediately preceding the public announcement of the offering, the closing price of Partners Trust Financial Group common stock, as reported on the Nasdaq National Market, was $25.47 per share. On May 6, 2004, that price was $26.41 per share.

At January 31, 2004, Partners Trust Financial Group had 6,570,253 publicly held shares of common stock issued and outstanding, with approximately 1,400 stockholders of record.

For a period of 20 days following the completion of our offering, our symbol will be “PRTRD”, after which it will be “PRTR.”

Restrictions on Partners Trust Financial Group’s ability to pay dividends are discussed under “Our Dividend Policy.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2003, SBU Bank exceeded all applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of SBU Bank and BSB Bank & Trust Company at December 31, 2003 and the pro forma regulatory capital of SBU Bank after giving effect to the acquisition of BSB Bancorp and the merger of BSB Bank & Trust Company with and into SBU Bank. For a discussion of the applicable capital requirements, see “Regulation – Federal Banking Regulation – Capital Requirements.”

	SBU Bank Historical at December 31, 2003		BSB Bank & Trust Company Historical at December 31, 2003
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars In thousands)
GAAP capital	$154,803	12.04%	$174,777	7.91%

Tier 1 leverage capital(3)	$114,807	9.22%	$171,239	7.93%
Tier 1 requirement(3)	49,820	4.00	60,245	4.00

Excess capital(3)	$64,987	5.22%	$110,994	3.93%

Tier 1 risk-based capital	$114,807	15.68%	$171,239	11.37%
Tier 1 risk-based requirement	29,284	4.00	60,245	4.00

Excess capital	$85,523	11.68%	$110,994	7.37%

Total risk-based capital	$123,415	16.86%	$190,419	12.64%
Total risk-based requirement	58,569	8.00	120,490	8.00

Excess capital	$64,846	8.86%	$69,929	4.64%

	Pro Forma at December 31, 2003, Based Upon the Acquisition and Sale in Conversion of(1)
	14,875,000 Shares		17,500,000 Shares		20,125,000 Shares		23,143,750 Shares
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars In thousands)
GAAP capital	$526,635	15.25%	$526,635	15.25%	$526,635	15.25%	$526,635	15.25%

Tier 1 leverage capital(3)	$241,971	7.09%	$241,971	7.09%	$241,971	7.09%	$241,971	7.09%
Tier 1 leverage requirement(3)	136,512	4.00	136,512	4.00	136,512	4.00	136,512	4.00

Excess capital(3)	$105,459	3.09%	$105,459	3.09%	$105,459	3.09%	$105,459	3.09%

Tier 1 risk-based capital	$241,971	10.78%	$241,971	10.78%	$241,971	10.78%	$241,971	10.78%
Tier 1 risk-based requirement	89,820	4.00	89,820	4.00	89,820	4.00	89,820	4.00

Excess capital	$152,151	6.78%	$152,151	6.78%	$152,151	6.78%	$152,151	6.78%

Total risk-based capital	$269,759	12.01%	$269,759	12.01%	$269,759	12.01%	$269,759	12.01%
Total risk-based requirement	179,639	8.00	179,639	8.00	179,639	8.00	179,639	8.00

Excess capital	$90,120	4.01%	$90,120	4.01%	$90,120	4.01%	$90,120	4.01%

(1)	Pro forma capital compliance figures shown for SBU Bank, on a pro forma basis merged with BSB Bank & Trust Company. Assuming that new Partners Trust Financial Group retains all of the net proceeds of the offering, less net cash required to fund the acquisition, the pro forma regulatory capital of SBU Bank will remain constant across the offering range.
(2)	Adjusted total or adjusted risk-weighted assets, as appropriate.
(3)	Historical and pro forma Tier 1 leverage capital ratios for SBU Bank are calculated based on adjusted total assets pursuant to OTS regulations. Historical Tier 1 leverage capital ratios for BSB Bank & Trust Company are calculated based on average total assets for leverage purposes pursuant to FDIC regulations.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Partners Trust Financial Group and BSB Bancorp at December 31, 2003 and the pro forma consolidated capitalization of Partners Trust Financial Group after giving effect to the conversion and acquisition of BSB Bancorp based upon the assumptions set forth in the “Pro Forma Data” section.

	Partners Trust Financial Group Historical at December 31, 2003	BSB Bancorp Historical at December 31, 2003
	(In thousands, except share data)
Deposits(3)	$796,078	$1,581,482 (8)
Borrowings(4)	290,569	410,768
Junior subordinated obligations issued to unconsolidated subsidiary trusts	—	48,202

Total deposits, borrowed funds and junior subordinated obligations issued to unconsolidated subsidiary trusts	$1,086,647	$2,040,452

Stockholders’ equity:
Common stock, $0.0001 par value, 190,000,000 shares authorized (post-conversion); shares to be issued as reflected	1,422	118
Additional paid-in capital	63,410	44,243
Retained earnings(5)	115,561	142,743
Less: treasury stock	(450)	(43,850)
Accumulated other comprehensive income	1,902	3,049
Less:
Common stock acquired by 2002 RRP	(2,416)	—
Common stock acquired by ESOP(6)	(4,094)	—
Common stock acquired by 2004 RRP(7)	—	—

Total stockholders’ equity	$175,335	$146,303

Total stockholders’ equity as a percentage of total assets	13.6%	6.6%
Tangible stockholders’ equity as a percentage of total assets	11.0%	6.6%

(footnotes on following page)

	Pro Forma Combined at December 31, 2003, Based Upon the Acquisition(1)	Pro Forma at December 31, 2003, Based Upon the Acquisition and Sale or Issuance in Conversion of
		Minimum 14,875,000 Shares	Midpoint 17,500,000 Shares	Maximum 20,125,000 Shares	Adjusted Maximum(2) 23,143,750 Shares
	(In thousands, except share data)
Deposits(3)	$2,383,520	$2,383,520	$2,383,520	$2,383,520	$2,383,520
Borrowings(4)	714,154	714,154	714,154	714,154	714,154
Junior subordinated obligations issued to unconsolidated subsidiary trusts	48,202	48,202	48,202	48,202	48,202

Total deposits, borrowed funds and junior subordinated obligations issued to unconsolidated subsidiary trusts	$3,145,876	$3,145,876	$3,145,876	$3,145,876	$3,145,876

Stockholders’ equity:
Common stock, $0.0001 par value, 190,000,000 shares authorized (post-conversion); shares to be issued as reflected	3,419	5	5	6	6
Additional paid-in capital	280,892	429,174	455,182	481,190	511,100
Retained earnings(5)	115,561	115,561	115,561	115,561	115,561
Less: treasury stock	(450)	—	—	—	—
Accumulated other comprehensive income	1,902	1,902	1,902	1,902	1,902

Less:
Common stock acquired by 2002 RRP	(2,416)	(2,416)	(2,416)	(2,416)	(2,416)
Common stock acquired by ESOP(6)	(4,094)	(15,994)	(18,094)	(20,194)	(22,609)
Common stock acquired by 2004 RRP(7)	—	(5,950)	(7,000)	(8,050)	(9,258)

Total stockholders’ equity	$394,814	$522,282	$545,140	$567,999	$594,286

Total stockholders’ equity as a percentage of total assets	10.99%	14.04%	14.56%	15.08%	15.67%
Tangible stockholders’ equity as a percentage of total assets	3.20%	6.52%	7.09%	7.65%	8.29%

(1)	Reflects pro forma impact of the cash and stock acquisition of BSB Bancorp, including the payment of $199.7 million of newly issued common stock and $133.1 million of cash.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range up to approximately 15% to reflect changes in market and financial conditions before the conversion is completed.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(4)	Pro forma borrowings reflect the ESOP loan funded internally and eliminated in consolidation.
(5)	The retained earnings of Partners Trust Financial Group will be substantially restricted after the conversion. See “The Conversion – Liquidation Rights.”
(6)	Assumes that 8% of the common stock sold in the conversion offering will be acquired by the ESOP. The common stock acquired by the ESOP is reflected as a reduction in stockholders’ equity. Assumes the funds used to acquire ESOP shares will be borrowed from new Partners Trust Financial Group. See “Pro Forma Data.”

(7)	Gives effect to the 2004 RRP that new Partners Trust Financial Group expects to adopt after the conversion and acquisition and present to stockholders for approval at a meeting of stockholders to be held at least six months after the conversion and the acquisition are completed. No shares will be purchased by the 2004 RRP in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the 2004 RRP is approved by the new Partners Trust Financial Group stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock sold in the conversion offering or 595,000, 700,000, 805,000 and 925,750 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the 2004 RRP is reflected as a reduction of stockholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively on stockholders’ equity. If the 2004 RRP purchases authorized but unissued shares from new Partners Trust Financial Group, such issuance would dilute the voting interests of existing stockholders by approximately 1.3% if 17,500,000 shares were sold in the conversion. See “Pro Forma Data.”
(8)	Does not include escrow deposits.

PRO FORMA DATA

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed balance sheets at December 31, 2003 and unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 give effect to the proposed conversion and merger based on the assumptions set forth below. The unaudited pro forma consolidated financial information is based on the audited consolidated financial statements of Partners Trust Financial Group for the year ended December 31, 2003 and the audited consolidated financial statements of BSB Bancorp for the year ended December 31, 2003. The unaudited pro forma consolidated financial information gives effect to the BSB Bancorp merger using the purchase method of accounting under accounting principles generally accepted in the United States of America. However, integration costs and expected cost savings related to integration are not included.

The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the date or at the beginning of the period presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the audited consolidated financial statements and the notes thereto of Partners Trust Financial Group and BSB Bancorp contained elsewhere in this document.

The unaudited pro forma net income derived from the above assumptions is qualified by the statements set forth above and should not be considered indicative of the market value of Partners Trust Financial Group common stock or the actual or future results of operations of Partners Trust Financial Group for any period. The pro forma data may be materially affected by the actual gross and net proceeds from the sale of shares in the stock offering and other factors.

Unaudited Pro Forma Condensed Balance Sheet

The following table presents pro forma balance sheet information at December 31, 2003 assuming the sale of 14,875,000 shares in the offering at the minimum of the offering range.

	At December 31, 2003(1)
	Partners Trust Financial Group	Pro Forma Conversion Adjustments(2)	Partners Trust As Converted	BSB Bancorp	Proforma Adjustments		Proforma Combined
	(In thousands)
Assets
Cash and cash equivalents	$40,507	$127,468	$167,975	$61,670	$(152,353	)(3)	$77,292
Securities available-for-sale	343,714		343,714	623,832			967,546
Securities held-to-maturity	1,240		1,240	—			1,240
Loans receivable(5)	806,194		806,194	1,453,341	10,458	(4)	2,269,993
Allowance for loan losses	(8,608)		(8,608)	(47,421)			(56,029)
Premises and equipment, net	13,623		13,623	15,223	(3,200	)(4)	25,646
Land and buildings held for sale	3,182		3,182	—			3,182
Goodwill	34,523		34,523	—	219,130	(6)	253,653
Identifiable intangible assets	3,288		3,288	825	22,000	(4)	26,113
Other assets	47,452		47,452	104,641			152,093

Total Assets	$1,285,115	$127,468	$1,412,583	$2,212,111	$96,035		$3,720,729

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$796,078		$796,078	$1,581,482 (8)	$5,960	(4)	$2,383,520
Borrowings	290,569		290,569	410,768	12,817	(4)	714,154
Other liabilities	23,133		23,133	25,356	4,082	(4)	52,571
Junior subordinated obligations issued to unconsolidated subsidiary trusts	—		—	48,202	—	(4)	48,202

Total liabilities	1,109,780	—	1,109,780	2,065,808	22,859		3,198,447

Stockholders’ equity:
Common stock	1,422	(1,419)	3	118	(116	)(7)	5
Additional paid-in capital	63,410	146,737	210,147	44,243	175,234	(7)	429,624
Retained earnings	115,561		115,561	142,743	(142,743	)(7)	115,561
Accumulated other comprehensive income	1,902		1,902	3,049	(3,049	)(7)	1,902
Less: Common stock held by employee stock ownership plan	(4,094)	(11,900)	(15,994)	—	—		(15,994)
Less: Common stock acquired by recognition and retention plan	(2,416)	(5,950)	(8,366)	—	—		(8,366)
Treasury stock	(450)		(450)	(43,850)	43,850	(7)	(450)

Total stockholders’ equity	175,335	127,468	302,803	146,303	73,176		522,282

Total Liabilities and Stockholders’ Equity	$1,285,115	$127,468	$1,412,583	$2,212,111	$96,035		$3,720,729

(footnotes on following pages)

(1)	Assumes that the conversion and acquisition of BSB Bancorp, Inc. were completed at December 31, 2003.

(2)	Reflects:

(In thousands)
Sale of Partners Trust common stock in the conversion:
Gross proceeds	$148,750
Costs of offering	(3,432)

145,318
Purchase of common stock by Partners Trust Employee Stock Ownership Plan with a loan by Partners Trust	(11,900)
Purchase of common stock by Partners Trust stock recognition and retention plan, funded internally by Partners Trust	(5,950)

$127,468

Also reflects a change in par value per share as follows (in thousands):

	Common Stock	APIC	Total
Converted to $0.0001 par value per share from $0.10 par value per share	$(1,420)	$1,420	$—
Sale of $0.0001 par value stock in conversion, net of offering expenses	1	145,317	145,318

Pro forma adjustment	$(1,419)	$146,737	$145,318

(3)	Assumes a purchase price of $331.4 million to be paid in 60% common stock (19,972,470 shares at $10 per share) and cash ($133.1 million), along with after-tax acquisition expenses of $19.2 million as summarized as follows (in thousands):

Merger related compensation and severance	$12,475
Professional services	6,105
System and facilities conversion and other expenses	623

$19,203

The total cash outlay is $152.4 million.

(4)	Purchase accounting adjustments are estimated as follows (in thousands):

BSB Bancorp net assets historical at December 31, 2003			$146,303
Fair value adjustments(A):
Loans receivable(B)	$10,458
Premises and equipment, net(C)	(3,200)
Deposits(D)	(5,960)
Borrowings(D)	(12,817)
Junior subordinated obligations issued to unconsolidated subsidiary trusts	—

Total market value adjustments		$(11,519)
Identifiable intangible assets:
Core deposit premium(E)	21,100
Trust relationships(E)	900

Total identifiable assets		22,000

Total market value adjustments and identifiable assets		10,481
Tax effect of fair value adjustments at 38.95%		(4,082)

Total net adjustments to net assets acquired			6,399

Adjusted net assets acquired			$152,702

(A)	Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles. The values of the financial instruments are based on fair values disclosed in the notes to the audited financial statements of BSB Bancorp.
(B)	The net premium on loans is being amortized to interest income on a straight line basis over 2.4 years. The actual net premium will be amortized into interest income using the level yield method. Assumes that BSB Bancorp’s allowance for loan losses is carried over and SOP No. 03-3 does not apply. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Partners Trust Financial Group – Impact of New Accounting Standards.”
(C)	The fair value adjustment for premises and equipment was on buildings and improvements with estimated lives between five and 30 years, and will reduce depreciation on a straight line basis.
(D)	The premium on deposits and borrowings is being amortized into interest expense on a straight line basis over their estimated lives of 1.6 years and 2.7 years, respectively.
(E)	The core deposit premium and trust relationship intangible are being amortized over their estimated lives of 10 years, using the sum of the years digits method.

(5)	Includes loans held for sale.

(6)	The excess of cost over fair value of net assets acquired is set forth below (in thousands except share data):

Total cost:
Stock portion		$199,725
Cash		152,353

		352,078
BSB Bancorp options exchanged for Partners Trust options:
BSB Bancorp options outstanding	1,367,991
Estimated value using Black-Scholes model	$14.44

Value of options exchanged		19,754

Subtotal		371,832
Net assets acquired		152,702

Goodwill		$219,130

(7)	Pro forma adjustments to eliminate BSB Bancorp equity accounts. Also includes adjustment to reflect issuance of 19,972,470 shares of stock as follows (in thousands, except share data):

	Common Stock	Additional Paid-in Capital
Shares issued to BSB Bancorp shareholders (19,972,470 shares with $0.0001 par value per share)	$2	$199,723
Value of options exchanged	—	19,754
Eliminate BSB Bancorp equity	(118)	(44,243)

Pro forma adjustment	$(116)	$175,234

(8)	Does not include escrow deposits.

Unaudited Pro Forma Condensed Balance Sheet

The following table presents pro forma balance sheet information at December 31, 2003 assuming the sale of 20,125,000 shares in the offering at the maximum of the offering range.

	At December 31, 2003 (1)
	Partners Trust Financial Group	Pro Forma Conversion Adjustments(2)	Partners Trust As Converted	BSB Bancorp	Proforma Adjustments		Proforma Combined
	(In thousands)
Assets
Cash and cash equivalents	$40,507	$173,185	$213,692	$61,670	$(152,353	)(3)	$123,009
Securities available-for-sale	343,714		343,714	623,832			967,546
Securities held-to-maturity	1,240		1,240	—			1,240
Loans receivable(5)	806,194		806,194	1,453,341	10,458	(4)	2,269,993
Allowance for loan losses	(8,608)		(8,608)	(47,421)			(56,029)
Premises and equipment, net	13,623		13,623	15,223	(3,200	)(4)	25,646
Land and buildings held for sale	3,182		3,182	—			3,182
Goodwill	34,523		34,523	—	219,130	(6)	253,653
Identifiable intangible assets	3,288		3,288	825	22,000	(4)	26,113
Other assets	47,452		47,452	104,641			152,093

Total Assets	$1,285,115	$173,185	$1,458,300	$2,212,111	$96,035		$3,766,446

Liabilities and Stockholders’ Equity

Liabilities:
Deposits	$796,078		$796,078	$1,581,482 (8)	$5,960	(4)	$2,383,520
Borrowings	290,569		290,569	410,768	12,817	(4)	714,154
Other liabilities	23,133		23,133	25,356	4,082	(4)	52,571
Junior subordinated obligations issued to unconsolidated subsidiary trusts	—		—	48,202	—	(4)	48,202

	1,109,780	—	1,109,780	2,065,808	22,859		3,198,447

Stockholders’ equity:
Common stock	1,422	(1,418)	4	118	(116	)(7)	6
Additional paid-in capital	63,410	198,753	262,163	44,243	175,234	(7)	481,640
Retained earnings	115,561		115,561	142,743	(142,743	)(7)	115,561
Accumulated other comprehensive income	1,902		1,902	3,049	(3,049	)(7)	1,902
Less: Common stock held by employee stock ownership plan	(4,094)	(16,100)	(20,194)	—	—		(20,194)
Less: Common stock acquired by recognition and retention plan	(2,416)	(8,050)	(10,466)	—	—		(10,466)
Treasury stock	(450)		(450)	(43,850)	43,850	(7)	(450)

Total stockholders’ equity	175,335	173,185	348,520	146,303	73,176		567,999

Total Liabilities and Stockholders’ Equity	$1,285,115	173,185	$1,458,300	$2,212,111	$96,035		$3,766,446

(footnotes on following pages)

(1)	Assumes that the conversion and acquisition of BSB Bancorp, Inc. were completed at December 31, 2003.

(2)	Reflects:

(In thousands)
Sale of Partners Trust common stock in the conversion:
Gross proceeds	$201,250
Costs of offering	(3,915)

197,335
Purchase of common stock by Partners Trust Employee Stock Ownership Plan with a loan by Partners Trust	(16,100)
Purchase of common stock by Partners Trust stock recognition and retention plan, funded internally by Partners Trust	(8,050)

$173,185

Also reflects a change in par value per share as follows (in thousands):

	Common Stock	APIC	Total
Converted to $0.0001 par value per share from $0.10 par value per share	$(1,420)	$1,420	$—
Sale of $0.0001 par value stock in conversion, net of offering expenses	2	197,333	197,335

Pro forma adjustment	$(1,418)	$198,753	$197,335

(3)	Assumes a purchase price of $331.4 million to be paid in 60% common stock (19,972,470 shares at $10 per share) and cash ($133.1 million) along with after-tax acquisition expenses of $19.2 million as summarized as follows (in thousands):

Merger related compensation and severance	$12,475
Professional services	6,105
System and facilities conversion and other expenses	623

$19,203

The total cash outlay is $152.4 million.

(4)	Purchase accounting adjustments are estimated as follows (in thousands):

BSB Bancorp net assets historical at December 31, 2003			$146,303
Fair value adjustments (A):
Loans receivable (B)	$10,458
Premises and equipment, net (C)	(3,200)
Deposits (D)	(5,960)
Borrowings (D)	(12,817)
Junior subordinated obligations issued to unconsolidated subsidiary trusts	—

Total market value adjustments		$(11,519)
Identifiable intangible assets:
Core deposit premium (E)	21,100
Trust relationships (E)	900

Total identifiable assets		22,000

Total market value adjustments and identifiable assets		10,481
Tax effect of fair value adjustments at 38.95%		(4,082)

Total net adjustments to net assets acquired			6,399

Adjusted net assets acquired			$152,702

(A)	Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles. The values of the financial instruments are based on fair values disclosed in the notes to the audited financial statements of BSB Bancorp.
(B)	The net premium on loans is being amortized to interest income on a straight line basis over 2.4 years. The actual net premium will be amortized into interest income using the level yield method. Assumes that BSB Bancorp’s allowance for loan losses is carried over and SOP No. 03-3 does not apply. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Partners Trust Financial Group – Impact of New Accounting Standards.”
(C)	The fair value adjustment for premises and equipment was on buildings and improvements with estimated lives between five and 30 years, and will reduce depreciation on a straight line basis.
(D)	The premium on deposits and borrowings is being amortized into interest expense on a straight line basis over their estimated lives of 1.6 years and 2.7 years, respectively.
(E)	The core deposit premium and trust relationship intangible are being amortized over their estimated lives of 10 years, using the sum of the years digits method.

(5)	Includes loans held for sale.

(6)	The excess of cost over fair value of net assets acquired is set forth below (in thousands except share data):

Total cost:
Stock portion		$199,725
Cash		152,353

		352,078
BSB Bancorp options exchanged for Partners Trust options:
BSB Bancorp options outstanding	1,367,991
Estimated value using Black-Scholes model	$14.44

Value of options exchanged		19,754

Subtotal		371,832
Net assets acquired		152,702

Goodwill		$219,130

(7)	Pro forma adjustments to eliminate BSB Bancorp equity accounting. Also includes adjustment to reflect issuance of 19,972,470 shares of stock as follows (in thousands, except share data):

	Common Stock	Additional Paid-in Capital
Shares issued to BSB Bancorp shareholders (19,972,470 shares with $0.0001 par value per share)	$2	$199,723
Value of options exchanged	—	19,754
Eliminate BSB Bancorp equity	(118)	(44,243)

Pro forma adjustment	$(116)	$175,234

(8)	Does not include escrow deposits.

Unaudited Pro Forma Condensed Consolidated Statements of Income

The following table presents pro forma income statement information assuming the sale of 14,875,000 shares in the conversion offering at the minimum of the offering range.

	For the Year Ended December 31, 2003(1)
	Partners Trust Financial Group Historical	BSB Bancorp Historical	Pro Forma Adjustments (4)(6)		Combined Pro Forma
	(In thousands, except share data)
Interest income	$69,188	$114,801	$(5,500	)(5)	$178,489
Interest expense	22,582	42,965	(8,500	)(5)	57,047

Net interest income	46,606	71,836	3,000		121,442
Provision for loan losses	1,100	10,088			11,188

Net interest income after provision for loan losses	45,506	61,748	3,000		110,254
Non-interest income	11,138	13,540			24,678
Non-interest expense	35,330	49,546	3,994	(5)	88,870

Income before income tax expense	21,314	25,742	(994)		46,062
Income tax expense (benefit)	7,268	8,725	(387	)(5)	15,606

Net income	$14,046	$17,017	$(607)		$30,456

Earnings Per Share:
Basic	$1.04	$1.85			$0.66
Diluted	$1.02	$1.81			$0.65

Shares Used For Calculating:
Basic	13,531,672	9,209,058	(9,209,058	)(2)	46,278,326	(3)
Diluted	13,749,174	9,380,036	(9,380,036	)(2)	47,071,768	(3)

(1)	Assumes that the acquisition of BSB Bancorp, Inc. was completed on January 1, 2003.

(2)	BSB Bancorp historical weighted average number of shares outstanding as adjusted for the 3.6:1 merger exchange ratio used in calculation of earnings per share are as follows:

	Weighted Average Shares Outstanding
	Historical BSB Bancorp	Less: 40% Exchanged for Cash	BSB Bancorp Shares to be Exchanged	Adjusted BSB Bancorp
Basic EPS	9,209,058	(3,683,623)	5,525,435	19,891,566
Diluted EPS	9,380,036	(3,752,014)	5,628,022	20,260,879

(3)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Weighted Average Shares Outstanding
	Historical Partners Trust	Shares Issued in Conversion	Shares Issued in Merger	Pro Forma
Basic EPS	13,531,672	26,386,760	19,891,566	46,278,326
Diluted EPS	13,749,174	26,810,889	20,260,879	47,071,768

(4)

Adjustments to record estimated interest income to be earned on the net proceeds of the offering will be recorded as incurred. In accordance with Article 11 of Regulation S-X, such adjustments are not reflected in the Pro Forma Income Statements and related per share calculations. The estimated interest income assuming the net proceeds of $127.5 million from the conversion offering are invested at an average yield of 1.06% would be approximately $825,000 after taxes. The yield utilized approximates the yield of a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on December 31, 2003.

(5)	Pro forma adjustments to interest income and interest expense were calculated as follows (the interest method will ultimately be used for securities, loans, deposits and borrowings) (in thousands):

Amortization of premium on securities (straight line over 4.6 years)	$(1,100)
Amortization of premium on loans (straight line over 2.4 years)	(4,400)

Total net adjustments – interest income	(5,500)

Amortization of premium on deposits (straight line over 1.6 years)	(3,700)
Amortization of premium on borrowings (straight line over 2.7 years)	(4,800)

Total net adjustments – interest expense	(8,500)

Amortization of core deposit premium (sum of the years digit over 10 years)	3,836
Amortization of trust relationship intangible (sum of the years digit over 10 years)	171
Reduction in depreciation expense (straight line over between 5 and 30 years)	(13)

Total net adjustments – non-interest expense	3,994

Total net adjustments before income tax benefit	(994)
Income tax benefit at 38.95%	(387)

Net income impact of net adjustments	$(607)

(6)	Non-interest expenses do not include anticipated cost savings or merger related expenses.

Unaudited Pro Forma Condensed Consolidated Statements of Income

The following table presents pro forma income statement information assuming the sale of 20,125,000 shares in the conversion offering at the maximum of the offering range.

	For the Year Ended December 31, 2003(1)
	Partners Trust Financial Group Historical	BSB Bancorp Historical	Pro Forma Adjustments (4)(6)		Combined Pro Forma
	(In thousands, except share data)
Interest income	$69,188	$114,801	$(5,500	)(5)	$178,489
Interest expense	22,582	42,965	(8,500	)(5)	57,047

Net interest income	46,606	71,836	3,000		121,442
Provision for loan losses	1,100	10,088			11,188

Net interest income after provision for loan losses	45,506	61,748	3,000		110,254
Non-interest income	11,138	13,540			24,678
Non-interest expense	35,330	49,546	3,994	(5)	88,870

Income before income tax expense	21,314	25,742	(994)		46,062
Income tax expense (benefit)	7,268	8,725	(387	)(5)	15,606

Net income	$14,046	$17,017	$(607)		$30,456

Earnings Per Share:
Basic	$1.04	$1.85			$0.55
Diluted	$1.02	$1.81			$0.54

Shares Used For Calculating:
Basic	13,531,672	9,209,058	(9,209,058	)(2)	55,601,648	(3)
Diluted	13,749,174	9,380,036	(9,380,036	)(2)	56,544,949	(3)

(1)	Assumes that the acquisition of BSB Bancorp, Inc. was completed on January 1, 2003.

(2)	BSB Bancorp historical weighted average number of shares outstanding as adjusted for the 3.6:1 merger exchange ratio used in calculation of earnings per share are as follows:

	Weighted Average Shares Outstanding
	Historical BSB Bancorp	Less: 40% Exchanged for Cash	BSB Bancorp Shares to be Exchanged	Adjusted BSB Bancorp
Basic EPS	9,209,058	(3,683,623)	5,525,435	19,891,566
Diluted EPS	9,380,036	(3,752,014)	5,628,022	20,260,879

(3)	The weighted average number of shares outstanding used to calculate pro forma consolidated earnings per share are as follows:

	Weighted Average Shares Outstanding
	Historical Partners Trust	Shares Issued in Conversion	Shares Issued in Merger	Pro Forma
Basic EPS	13,531,672	35,710,082	19,891,566	55,601,648
Diluted EPS	13,749,174	36,284,070	20,260,879	56,544,949

(4)

Adjustments to record estimated interest income to be earned on the net proceeds of the offering will be recorded as incurred. In accordance with Article 11 of Regulation S-X, such adjustments are not reflected in the Pro Forma Income Statements and related per share calculations. The estimated interest income assuming the net proceeds of $173.2 million from the conversion offering are invested at an average yield of 1.06% would be approximately $1.1 million after taxes. The yield utilized approximates the yield of a one-year U.S. Treasury Bill adjusted to a constant maturity (“CMT”) on December 31, 2003.

(5)	Pro forma adjustments to interest income and interest expense were calculated as follows (the interest method will ultimately be used for securities, loans, deposits and borrowings) (in thousands):

Amortization of premium on securities (straight line over 4.6 years)	$(1,100)
Amortization of premium on loans (straight line over 2.4 years)	(4,400)

Total net adjustments – interest income	(5,500)

Amortization of premium on deposits (straight line over 1.6 years)	(3,700)
Amortization of premium on borrowings (straight line over 2.7 years)	(4,800)

Total net adjustments – interest expense	(8,500)

Amortization of core deposit premium (sum of the years digit over 10 years)	3,836
Amortization of trust relationship intangible (sum of the years digit over 10 years)	171
Reduction in depreciation expense (straight line over between 5 and 30 years)	(13)

Total net adjustments – non-interest expense	3,994

Total net adjustments before income tax benefit	(994)
Income tax benefit at 38.95%	(387)

Net income impact of net adjustments	$(607)

(6)	Non-interest expenses do not include anticipated cost savings or merger related expenses.

Summary Historical Data Giving Effect to Conversion and Merger

The following tables summarize historical data of Partners Trust Financial Group and pro forma data to give effect to the proposed conversion and the merger of BSB Bancorp at or for the year ended December 31, 2003. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion, offering and acquisition. Pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of SBU Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See “The Conversion – Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

(1)	all shares of common stock will be sold in the subscription and community offerings;

(2)	104,000 shares of common stock will be purchased by our executive officers and directors and their associates;

(3)	our employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the offering with a loan from Partners Trust Financial Group;

(4)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the dollar amount of shares of common stock sold in the offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans or by our officers, directors and employees and their immediate families; and

(5)	total expenses of the offering, including the marketing fees to be paid to Sandler O’Neill & Partners, L.P., will be between $3.4 million at the minimum of the offering range and $4.2 million at the maximum of the offering range, as adjusted.

We calculated pro forma consolidated net earnings for the year ended December 31, 2003 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.06%, which represents the yield on the one year U.S. Treasury Bill as of December 31, 2003. This rate is used because it is believed to be reflective of the yield that Partners Trust Financial Group will initially receive on the net proceeds of the stock offering. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $145.3 million and $197.3 million, or $227.2 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

	At or For the Year Ended December 31, 2003 Based on the Sale At $10.00 Per Share of
	Minimum 14,875,000 Shares	Midpoint 17,500,000 Shares	Maximum 20,125,000 Shares	Adjusted Maximum 23,143,750 Shares(8)
	(In thousands, except per share amounts)
Gross proceeds	$148,750	$175,000	$201,250	$231,438
Plus: shares issued in the exchange	128,134	150,746	173,358	199,362
Plus: shares issued to BSB Bancorp	199,725	199,725	199,725	199,725

Pro forma market capitalization	$476,609	$525,471	$574,333	$630,524

Gross proceeds	$148,750	$175,000	$201,250	$231,438
Less: conversion expenses	3,432	3,674	3,915	4,193

Estimated net proceeds	145,318	171,326	197,335	227,245
Less: common stock acquired by ESOP and financed internally	(11,900)	(14,000)	(16,100)	(18,515)
Less: common stock acquired by 2004 RRP	(5,950)	(7,000)	(8,050)	(9,258)

Estimated net proceeds as adjusted	$127,468	$150,326	$173,185	$199,472

Estimated acquisition cash costs(9)	$(152,353)	$(152,353)	$(152,353)	$(152,353)

For the year ended December 31, 2003
Consolidated net income(1)
Pro forma net income reflecting acquisition(1)	$30,456	$30,456	$30,456	$30,456
Pro forma income on net proceeds	825	973	1,121	1,291
Pro forma acquisition adjustment	(986)	(986)	(986)	(986)
Pro forma ESOP adjustment(2)	(726)	(855)	(983)	(1,130)
Pro forma RRP adjustment(3)	(726)	(855)	(983)	(1,130)

Pro forma net income	$28,843	$28,733	$28,625	$28,501

Per share net income(1)
Pro forma net income reflecting acquisition(1)	$0.66	$0.60	$0.55	$0.50
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma acquisition adjustment	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma ESOP adjustment(2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma RRP adjustment(3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.62	$0.56	$0.51	$0.46

Shares used for calculating pro forma earnings per share	46,508,991	51,206,183	55,903,376	61,305,147
Stock price as a multiple of pro forma earnings per share(7)	16.13x	17.86x	19.61x	21.74x

(footnotes on following pages)

	At December 31, 2003 Based on the Sale At $10.00 Per Share of
	Minimum 14,875,000 Shares	Midpoint 17,500,000 Shares	Maximum 20,125,000 Shares	Adjusted Maximum 23,143,750 Shares(8)
	(In thousands, except per share amounts)
At December 31, 2003
Stockholders’ equity
Historical consolidated stockholders’ equity	$394,814	$394,814	$394,814	$394,814
Estimated net proceeds	145,318	171,326	197,335	227,245
Less: common stock acquired by ESOP(2)	(11,900)	(14,000)	(16,100)	(18,515)
Less: common stock acquired by RRP(3)	(5,950)	(7,000)	(8,050)	(9,258)

Pro forma stockholders’ equity	522,282	545,140	567,999	594,286
Intangible assets	(279,766)	(279,766)	(279,766)	(279,766)

Pro forma tangible stockholders’ equity(4)	$242,516	$265,374	$288,233	$314,520

Stockholders’ equity per share:(6)
Historical	$ 8.28	$ 7.51	$ 6.87	$ 6.27
Estimated net proceeds	3.05	3.26	3.44	3.60
Less: common stock acquired by ESOP(2)	(0.25)	(0.27)	(0.28)	(0.29)
Less: common stock acquired by RRP(3)	(0.12)	(0.13)	(0.14)	(0.15)

Pro forma stockholders’ equity per share(4)(5)	10.96	10.37	9.89	9.43
Intangible assets(10)	(5.87)	(5.32)	(4.87)	(4.44)

Pro forma tangible stockholders’ equity per share(4)(5)	$ 5.09	$ 5.05	$ 5.02	$ 4.99

Shares used for pro forma stockholders’ equity per share	47,660,895	52,547,087	57,433,280	63,052,401
Offering price as percentage of equity per share(7)	91.24%	96.43%	101.11%	106.04%
Offering price as a percentage of tangible equity per share(7)	196.46%	198.02%	192.20%	200.40%

(1)	Consolidated net income is pro forma net income reflecting the acquisition of BSB Bancorp and related purchase accounting adjustments. Per share net income data is based on the indicated shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, which represents shares sold in the offering, shares issued to existing public stockholders of Partners Trust Financial Group, shares issued in the merger and shares to be allocated or distributed under the ESOP and stock recognition and retention plan for the period presented.
(2)	It is assumed that 8% of the aggregate shares sold in the conversion offering will be purchased by Partners Trust Financial Group’s ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Partners Trust Financial Group. The amount to be borrowed is reflected as a reduction to stockholders’ equity. Annual contributions are expected to be made to the ESOP by SBU Bank in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the twelve months ended December 31, 2003, at an average fair value of $10.00 per share; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)

Gives effect to the stock recognition and retention plan new Partners Trust Financial Group expects to adopt following completion of the conversion and the merger. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4% of the shares of common stock sold in the offering, or 595,000, 700,000, 805,000 and 925,750 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases using funds of Partners Trust Financial Group or directly from new Partners Trust Financial Group. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of new Partners Trust Financial Group common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.3% at the midpoint of the offering range.

(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that new Partners Trust Financial Group expects to adopt following the conversion. Under the stock option plan, an amount equal to the aggregate 10% of the common stock sold in the offering, or 1,487,500, 1,750,000, 2,012,500 and 2,314,375 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the new Partners Trust Financial Group stock option plan will result in the dilution of existing stockholders’ voting power by approximately 3.3% at the midpoint of the offering range.
(5)	The retained earnings of Partners Trust Financial Group will continue to be substantially restricted after the conversion.
(6)	Stockholders’ equity per share data is based upon the indicated number of shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, representing shares sold in the offering, shares issued to existing public stockholders of Partners Trust Financial Group, shares purchased by the Partners Trust Financial Group ESOP and the stock recognition and retention plan, and shares issued in the merger.
(7)	Based on pro forma net income and pro forma stockholders’ equity for the twelve months ended December 31, 2003.
(8)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(9)	Based on cash to close the merger of $133.1 million, transaction costs and expense of $24.6 million, net of tax savings of $5.4 million from tax-deductible transaction costs.
(10)	Based on goodwill of $253.7 million and identifiable intangible assets of $26.1 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF PARTNERS TRUST FINANCIAL GROUP

General

The financial review that follows focuses on the factors affecting the consolidated financial condition and results of operations of Partners Trust Financial Group and its subsidiary, SBU Bank, during the year ended December 31, 2003 and the preceding two years. The consolidated financial statements and related notes as of December 31, 2003 and 2002, and for each of the years in the three year period ended December 31, 2003 should be read in conjunction with this review.

Overview

Income. Our results of operations are dependent primarily on net interest income, which is the difference between the income earned on loans and securities and the cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the provision for loan losses, securities and loan sale activities, loan servicing activities, service charges and fees collected on deposit accounts, income collected from trust and investment advisory services and the income earned on bank-owned life insurance.

Expenses. Our expenses primarily consist of salaries and employee benefits, occupancy and equipment expense, marketing expense, technology expense, other expense and income tax expense.

Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and the actions of regulatory authorities.

2003 Highlights

Total assets were $1.3 billion at December 31, 2003, which was $48.4 million lower than at December 31, 2002. Cash and cash equivalents decreased $44.5 million. The decrease in cash and cash equivalents was primarily caused by a $59.1 million outflow of deposits, due largely to our relatively low deposit account rates. The average balances of loans and deposits were up significantly during 2003, however, primarily due to the acquisition of Herkimer Trust Corporation, Inc. (“Herkimer”) on December 27, 2002.

Net income for the year ended December 31, 2003 was $14.0 million, or $1.02 per diluted share, which was $5.6 million, or 67.0%, higher than the same period in 2002. The increase is primarily due to the Herkimer acquisition and emphasis on net interest margin and expense control. Return on assets and return on equity were 1.08% and 8.18%, respectively, for the year ended December 31, 2003, compared to 0.82% and 5.67%, respectively, for the same period in 2002.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

Total assets were $1.3 billion at December 31, 2003, which was $48.4 million lower than at December 31, 2002. Cash and cash equivalents decreased $44.5 million. The decrease in cash and cash equivalents was primarily caused by a $59.1 million outflow of deposits.

Securities available-for-sale were relatively flat from December 31, 2002 to December 31, 2003, although there was a change in the mix of securities. U.S. Treasury and obligations of U.S. government corporations and agencies and other mortgage-backed securities increased $21.2 million and $7.9 million, respectively, while collateralized mortgage obligations decreased $31.8 million. Prepayments on collateralized mortgage obligations and other mortgage-backed securities were at a high level in 2003 as interest rates decreased and borrowers refinanced at lower rates. These securities were primarily replaced with obligations of U.S. Government agencies and additional mortgage-backed securities.

Loans receivable were flat year to year. However, due primarily to the Herkimer transaction, our average outstanding loan balance increased significantly from $603.3 million in 2002 to $793.0 million in 2003, and our loan mix changed. Residential mortgages increased $47.6 million or 11.0% and were 59.9% of total loans receivable, compared to 54.0% at the end of 2002. As interest rates remained at historic lows in 2003, refinancing activity of residential mortgages was substantial. This, in conjunction with borrowers’ desire for shorter term loans such as 15-year biweekly mortgages, allowed us to retain more loans for portfolio. Commercial real estate and consumer loans decreased $30.9 million, or 18.1% and $18.6 million, or 13.0% respectively. The decline in commercial real estate loans is primarily attributed to customers refinancing their loans with competitors who offered rates and conditions that SBU Bank was not willing to match, and due to the planned exiting of riskier lending relationships. The decline in consumer loans is primarily attributed to a high level of payoffs on automobile loans as consumers took advantage of extremely low rates of financing offered by automotive manufacturers.

During 2003, our security and loan portfolios repriced downward as market rates decreased. Accordingly, we decreased the rates we paid on deposits in an effort to maintain net interest income. Deposits were often priced below the competition which caused the decrease in deposits year to year. Total deposits decreased $59.1 million, or 6.9%, to $796.1 million at December 31, 2003. The decrease occurred in all deposit types, but the majority of the decrease was in time deposits which are not considered core deposits. Time deposits decreased $31.5 million or 9.6% from December 31, 2002 to December 31, 2003.

Total stockholders’ equity increased $9.9 million primarily due to net income of $14.0 million, partially offset by $2.1 million of dividends paid to minority stockholders and a $3.7 million decrease in accumulated other comprehensive income.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

General. Net income for the year ended December 31, 2003 was $14.0 million, or $1.02 per diluted share, which was $5.6 million, or 67.0%, higher than the same period in 2002. The increase is primarily due to the acquisition of Herkimer on December 27, 2002 and emphasis on net interest margin and expense control.

Net Interest Income. Net interest income for the year ended December 31, 2003 totaled $46.6 million, an increase of 32.2% over the $35.3 million for the same period in 2002. The net interest spread for the year ended December 31, 2003 was 3.67% compared to 3.22% for the same period in 2002. The net interest margin for the years ended December 31, 2003 and 2002 was 3.98% and 3.70%, respectively. The improvement in spread occurred as a result of acquiring generally higher yielding net earning assets from Herkimer, which had more of a commercial banking nature, and because we aggressively managed our funding costs in a downward rate environment. The cost of interest bearing liabilities was 2.24% for the year ended December 31, 2003, compared with 3.38% for the same period in 2002, a reduction of 114 basis points. This reduction more than offset the 69 basis point reduction in the yield on earning assets period to period. Our ability to further reduce rates on deposits has diminished. We have priced our deposit account rates near the lowest in our marketplace, and at levels below most other local community banks. This deposit pricing strategy may make it more difficult for us to attract or retain deposits and has resulted in the outflow of certificates of deposit as previously discussed. Due to competitive pressure, we may be forced to increase rates on deposits which will most likely decrease our net interest margin. Although we have the ability to meet our liquidity needs through borrowings, we will seek to retain core deposits and customer relationships. Furthermore, if market rates continue to decline, or remain at their current low level, our assets will continue to reprice downward, which could also decrease our net interest margin.

We had an investment of $13.2 million in Federal Home Loan Bank of New York (FHLBNY) common stock at December 31, 2003. The FHLBNY reported that it suspended the October dividend payment on this stock. This announcement reduced 2003 interest income by approximately $150,000, or one quarter’s dividend amount. Future earnings will be impacted to the extent the FHLBNY continues the dividend suspension or reduces the dividend amount from that previously paid.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable credit losses in the current loan portfolio. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events occur. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to increase the allowance.

We recorded a provision for loan losses of $1.1 million for the year ended December 31, 2003 compared to $1.2 million for the same period in 2002. We used the same general methodology in determining the required loan loss provision and in assessing the adequacy of the allowance for both periods. Our primary asset quality ratios have improved from December 31, 2002 to December 31, 2003. In addition, our classified loans have decreased year to year. Based upon our analysis of the commercial and commercial real estate portfolios and the improved credit quality, we do not expect commercial charge-offs in 2004 to continue at 2003 levels.

Non-Interest Income. The following table summarizes changes in the major components of non-interest income (dollars in thousands):

	2003	2002	$ Change	% Change
Service fees	$7,137	$4,066	$3,071	76%
Trust and investment services	1,768	623	1,145	184
Income from bank-owned life insurance	1,273	1,292	(19)	(1)
Net (loss) gain on sale of securities available-for-sale	—	(19)	19	100
Net gain on sale of loans	666	467	199	43
Other income	294	418	(124)	(30)

Total non-interest income	$11,138	$6,847	$4,291	63%

The increase in non-interest income from 2002 to 2003 is primarily attributed to an increase in fee generating deposit accounts and new products offered as a result of the Herkimer acquisition, as well as efforts to expand fee generating product lines such as the sale of title insurance and non-deposit investment products.

With the acquisition of Herkimer at the end of 2002, we are now able to offer trust and asset management services which resulted in $503,000 in income for the year ended December 31, 2003. Commissions on sales of non-deposit investment products increased $642,000 period to period, which is primarily attributable to increased emphasis on this product line.

The increase in net gain on sale of loans is primarily attributable to $254,000 in gains on the sale of agricultural loans as we sought to exit this business line. These loans were classified as held for sale.

Other income decreased for the year ended December 31, 2003 primarily because the results for 2002 were positively impacted by a $300,000 legal settlement. There was no such amount in 2003. This was partially offset by a $113,000 increase in income from the sale of title insurance, which income totaled $218,000 in 2003.

Non-Interest Expense. The following table summarizes changes in the major components of non-interest expense (dollars in thousands):

	2003	2002	$ Change	% Change
Salaries and employee benefits	$18,655	$13,231	$5,424	41%
Occupancy and equipment expense	3,720	2,699	1,021	38
Writedown of land and buildings held for sale	32	34	(2)	(6)
Marketing expense	938	1,064	(126)	(12)
Professional services	1,483	1,088	395	36
Technology expense	3,640	2,648	992	37
Contribution expense	152	2,268	(2,116)	(93)
Amortization of intangible assets	1,189	—	1,189	N/A
Merger expenses	—	1,716	(1,716)	(100)
Other expense	5,522	3,983	1,539	39

Total non-interest expense	$35,331	$28,731	$6,600	23%

The increase in non-interest expense from 2002 to 2003 is primarily due to operating as a larger, more geographically diverse company as a result of the Herkimer acquisition.

In 2003, we recognized $644,000 of expense related to restricted stock granted under our long-term stock-based incentive plan that was adopted in the fourth quarter of 2002 during which time, $161,000 of expense was recognized. Additionally, expense of our employee stock ownership plan (the “ESOP”) increased $316,000 due to an increase in our stock price. The remaining increase in salary and employee benefits is primarily due to the additional employees retained from Herkimer to staff the branches acquired. We had 324 full time equivalent employees at December 31, 2003, compared to 187 at September 30, 2002, the most recent quarter prior to the Herkimer acquisition.

Occupancy and equipment expense increased primarily due to an increase in utilities, real estate taxes, rent and maintenance expenses related to the increase in the number of branches. We had nine branches prior to the Herkimer acquisition, compared with 16 at December 31, 2003.

The increase in professional services is primarily attributed to an increase in item processing costs due to increased account volume and increased legal fees incurred on a variety of routine matters.

Technology expense increased primarily due to an increase in computer and ATM expenses, again related to the increased locations and volumes related primarily to the Herkimer acquisition.

In 2002, we recorded a one-time $2.1 million contribution expense in connection with establishing the SBU Bank Charitable Foundation.

Amortization of the core deposit and trust intangible assets related to Herkimer was $1.0 million for the year ended December 31, 2003. Additionally, we recorded $177,000 of expense related to covenants not to compete with former Herkimer employees.

All merger expenses related to the Herkimer acquisition were recorded in 2002, and there were no such expenses in 2003.

Other expense increased $1.5 million, or 38.6%. Expenses related to other real estate owned increased $283,000, primarily as a result of the $356,000 loss on the sale of a $2.8 million property. Mortgage recording tax expense increased $235,000 during 2003, which is attributed to a $61.0 million increase in residential mortgage originations. Losses on our automatic overdraft program implemented in 2003 were $269,000. Offsetting this increase was an increase in service fee income as previously discussed. The remainder of the increase in other expenses is primarily due to increases in a variety of expenses primarily attributed to the effect of the Herkimer acquisition.

Income Tax Expense. Income tax expense was $7.3 million on income before taxes of $21.3 million for the year ended December 31, 2003, resulting in an effective tax rate of 34.1% compared to income tax expense of $3.8 million on income before taxes of $12.2 million for 2002, resulting in an effective tax rate of 31.2%. The increase in the effective tax rate is primarily attributed to the higher net income before taxes resulting in a higher marginal tax rate.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

General. Net income for the year ended December 31, 2002 was $8.4 million, or $0.45 per share (computed on earnings from the date of the reorganization), which was $1.8 million higher than 2001. The 2002 results were substantially affected by SBU Bank’s reorganization and merger expenses. In connection with the reorganization, we contributed 191,928 shares of newly issued stock and $200,000 in cash to the SBU Bank Charitable Foundation, resulting in a one-time charitable contribution expense of $2.1 million, or approximately $1.3 million after income taxes. We also incurred $1.7 million in merger expenses related to Herkimer, or approximately $1.0 million after income taxes. The increase in net income from the prior year was primarily due to higher net interest income and a reduction in the provision for loan losses, partially offset by a decrease in non-interest income, an increase in non-interest expense and an increase in income tax expense. Return on average assets for the years ended December 31, 2002 and 2001 was 0.82% and 0.67%, respectively. Return on average equity for the years ended December 31, 2002 and 2001 was 5.67% and 6.85%, respectively.

Net Interest Income. Net interest income for the year ended December 31, 2002 totaled $35.3 million, an increase of 18.9% over the $29.7 million for 2001. The net interest spread for the year ended December 31, 2002 was 3.22% compared to 2.80% for 2001. The net interest margin for the years ended December 31, 2002 and 2001 was 3.70% and 3.20%, respectively. The improvement in spread occurred as we aggressively managed our funding costs in a downward rate environment beginning in 2001. The weighted average cost of interest bearing liabilities was 3.38% for the year ended December 31, 2002, compared with 4.59% for 2001, a reduction of 121 basis points. This reduction more than offset the 79 basis point reduction in the weighted average yield on earning assets year to year. The improvement in the net interest margin resulted from the increase in spread and an increase in the ratio of average earning assets to average interest bearing liabilities. This ratio was 116.38% for the year ended December 31, 2002 compared with 109.51% for 2001. The increase occurred primarily as the growth in our equity, primarily from the IPO, was invested in earning assets.

Provision for Loan Losses. We recorded a provision for loan losses of $1.2 million and $1.7 million in the years ended December 31, 2002 and 2001, respectively. The decrease in the provision for loan losses is due to the improvement in our asset quality ratios. Non-performing loans to total loans decreased to 1.36% from 1.51% at December 31, 2002 and 2001, respectively. The allowance for loan losses to non-performing loans and to total loans increased to 100.05% and 1.37%, respectively, from 86.85% and 1.32%, respectively, at December 31, 2002 and 2001, respectively. We used the same general methodology in determining the allowance at both dates and the provision for both periods.

Non-Interest Income. Non-interest income is comprised primarily of fee income derived from bank services and increases in the cash surrender value of bank-owned life insurance. Non-interest income decreased $286,000, or 4.0% to $6.8 million for the year ended December 31, 2002, compared to $7.1 million for 2001. This decrease is primarily due to a $724,000 gain related to a life insurance policy on a deceased employee recognized in 2001. There was no such transaction in 2002. The decrease was partially offset by a $205,000 increase in net gain on sale of loans, caused by an increase in the volume of loans sold.

Non-Interest Expense. Non-interest expense increased $2.6 million, or 9.8% to $28.7 million for the year ended December 31, 2002, compared to $26.2 million for 2001. This increase is primarily due to the contribution of stock and cash to the SBU Bank Charitable Foundation resulting in an expense of $2.1 million, merger expenses of $1.7 million (primarily consisting of systems conversion costs, customer communication, personnel charges, and writedowns on Company properties that are no longer being used), ESOP expense of $765,000 and $161,000 of expense related to our Management Recognition Plan. These increases were partially offset by a $1.5 million decrease in impairment writedowns on land and buildings held for sale.

Income Tax Expense. Income tax expense was $3.8 million on income before taxes of $12.2 million for the year ended December 31, 2002, resulting in an effective tax rate of 31.2% compared to income tax expense of $2.3 million on income before taxes of $9.0 million for 2001, resulting in an effective tax rate of 26.0%. The gain on the life insurance policy discussed under non-interest income was non-taxable, resulting in a lower effective tax rate in the year ended December 31, 2001 compared to 2002.

Average Balance Sheet

The following tables set forth certain information for the years ended December 31, 2003, 2002 and 2001. For the years indicated, the total dollar amount of interest income from average earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. Average balances are daily averages.

		For the Years Ended December 31,
		2003			2002			2001
	Yield/Rate at December 31, 2003	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
		(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	1.00%	$30,817	$348	1.13%	$33,848	$534	1.58%	$9,478	$274	2.89%
Securities(1)	3.92	347,877	14,855	4.27	315,357	18,319	5.81	317,699	20,351	6.41
Loans(2)	6.16	792,993	53,986	6.81	603,272	44,037	7.30	599,964	47,904	7.98

Total earning assets	5.43	1,171,687	69,189	5.91	952,477	62,890	6.60	927,141	68,529	7.39

Non-earning assets		123,974			67,940			65,865

Total assets		$1,295,661			$1,020,417			$993,006

Interest bearing liabilities:
Savings accounts	0.38%	$166,457	$839	0.50%	$105,590	$1,147	1.09%	$105,484	$1,988	1.88%
Money market accounts	0.70	160,358	1,335	0.83	117,400	1,832	1.56	113,615	3,618	3.18
NOW accounts	0.17	91,142	199	0.22	57,424	326	0.57	55,772	549	0.98
Time accounts	2.97	314,454	9,563	3.04	277,350	12,054	4.35	307,377	17,921	5.83
Borrowings(3)	3.31	277,548	10,646	3.84	260,685	12,267	4.71	264,389	14,786	5.59

Total interest bearing liabilities	2.07	1,009,959	22,582	2.24	818,449	27,626	3.38	846,637	38,862	4.59

Non-interest bearing deposits		99,617			39,550			35,105
Other non-interest bearing liabilities		14,316			14,095			14,384

Total liabilities		1,123,892			872,094			896,126
Stockholders’ equity		171,769			148,323			96,880

Total liabilities and stockholders’ equity		$1,295,661			$1,020,417			$993,006

Net interest income			$46,607			$35,264			$29,667

Net interest rate spread	3.36%			3.67%			3.22%			2.80%

Net earning assets		$161,728			$134,028			$80,504

Net interest margin	3.66%			3.98%			3.70%			3.20%

Ratio of earning assets to interest bearing liabilities		116.01%			116.38%			109.51%

(1)	The amounts shown are amortized cost and include FHLB stock.
(2)	Net of the allowance for loan losses and net of deferred loan fees and costs. Includes loans held for sale.
(3)	Borrowings include mortgagors’ escrow funds.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of earning assets and interest bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended December 31,
	2003 vs. 2002			2002 vs. 2001
	Rate	Volume	Total	Rate	Volume	Total
	(In thousands)
Earning assets:
Federal funds sold and interest-bearing deposits	$(141)	$(45)	$(186)	$(172)	$432	$260
Securities	(5,213)	1,749	(3,464)	(1,883)	(149)	(2,032)
Loans	(3,132)	13,081	9,949	(4,130)	263	(3,867)

Total earning assets	(8,486)	14,785	6,299	(6,185)	546	(5,639)

Interest bearing liabilities:
Savings accounts	(786)	478	(308)	(843)	2	(841)
Money market accounts	(1,030)	533	(497)	(1,903)	117	(1,786)
NOW accounts	(261)	134	(127)	(239)	16	(223)
Time accounts	(3,954)	1,463	(2,491)	(4,240)	(1,627)	(5,867)
Borrowings	(2,377)	756	(1,621)	(2,315)	(204)	(2,519)

Total interest bearing liabilities	(8,408)	3,364	(5,044)	(9,540)	(1,696)	(11,236)

Net interest income	$(78)	$11,421	$11,343	$3,355	$2,242	$5,597

See “– Comparison of Operating Results for the Years Ended December 31, 2003 and 2002” and “– Comparison of Operating Results for the Years Ended December 31, 2002 and 2001” above for a discussion of changes in net interest income.

Impact of Inflation and Changing Prices

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of our operations. Unlike those of most industrial companies, our assets and liabilities are nearly all monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the same direction, or to the same extent, as the price of goods and services.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used by us for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding.

SBU Bank entered into three interest rate caps in 2000 that expired in 2002. SBU Bank did not engage in any other material off-balance sheet arrangements in 2002. For the year ended December 31, 2003, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. In addition, we may enter into repurchase agreements with approved broker-dealers and we may borrow from the Federal Home Loan Bank of New York. At December 31, 2003 we had $290.6 million in outstanding borrowings.

Our primary investing activities are the origination of loans, and to a lesser extent, the purchase of securities. For the years ended December 31, 2003 and 2002, loan originations totaled $342.7 million and $239.3 million, respectively. Purchases of securities were $180.4 million and $88.2 million for the years ended December 31, 2003 and 2002, respectively.

At December 31, 2003, we had loan commitments to borrowers of approximately $84.2 million, and letters of credit of approximately $1.0 million. Total deposits decreased $59.1 million during the year ended December 31, 2003 as discussed previously. Total deposits increased $250.2 million during the year ended December 31, 2002, primarily due to the Herkimer acquisition. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Time deposit accounts scheduled to mature within one year were $193.4 million at December 31, 2003. Based on our deposit retention experience we anticipate that a majority of these time deposits will be retained, though our current deposit pricing strategy has resulted in increased outflows, which may continue. We are committed to maintaining a strong liquidity position and monitor our liquidity position on a daily basis. If deposit outflow increases beyond reasonable levels, we will readjust our deposit pricing strategy or take other measures, such as not reinvesting security payments or increasing borrowings, to ensure ample liquidity. We anticipate that we will have sufficient funds to meet our current funding commitments.

We do not anticipate any material capital expenditures for the foreseeable future, nor do we have any balloon or other payments due on any long-term obligations, although a $20.0 million FHLB advance at December 31, 2003 can be called by the FHLB at quarterly intervals. If called, we have the option to reprice the advance at the then-current FHLB rates, or to repay the advance. The advance has a rate of 6.31% and matures in August 2005. Given the current interest rate levels, we do not anticipate that this advance will be called in the near term.

On an unconsolidated basis at the holding company level, our primary sources of funds are net proceeds from capital offerings, dividends from the Bank, and investment income. The main use of liquidity is the payment of dividends to common stockholders. At December 31, 2003, we had $24.0 million of cash and securities available-for-sale at the holding company level on an unconsolidated basis. Because of the substantial level of cash at Partners Trust Financial Group, SBU Bank has not paid dividends to Partners Trust Financial Group. Under OTS capital distribution regulations, SBU Bank may pay dividends to Partners Trust Financial Group without prior regulatory approval so long as SBU Bank meets its applicable regulatory capital requirements before and after payment of the dividends and its total dividends do not exceed its net income to date over the calendar year plus retained net income over the preceding two years. The OTS has discretion to prohibit any otherwise permissible capital distributions on general safety and soundness grounds, and must be given 30 days advance notice of all capital distributions. At December 31, 2003, SBU Bank had the ability to pay dividends of $23.2 million to Partners Trust Financial Group without the prior approval of the OTS.

At December 31, 2003, SBU Bank exceeded all the applicable regulatory capital requirements. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift holding companies, our consolidated regulatory capital amounts and ratios are discussed below. Partners Trust Financial Group’s consolidated and SBU Bank’s leverage (Tier 1) capital at December 31, 2003 was $135.4 million and

$114.8 million, respectively, or 10.8% and 9.2% of assets, respectively. In order to be classified as “well-capitalized” under federal banking regulations, SBU Bank was required to have leverage (Tier 1) capital of at least $62.3 million, or 5.0% of assets. To be classified as a well-capitalized bank, SBU Bank must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%. At December 31, 2003, SBU Bank’s total risk-based capital ratio was 16.9%.

Critical Accounting Policies

Management believes that our most critical accounting policies, which involve the most complex or subjective decisions or assessments, are the policies relating to allowance for loan losses and the test for impairment of goodwill and intangible assets. We consider the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the uncertainty in evaluating the level of the allowance required for probable credit losses and the material effect that such judgments can have on the results of operations. We also consider the accounting policy relating to the test for impairment of goodwill and intangible assets to be a critical accounting policy due to the subjectivity and judgment involved and the material effect an impairment loss could have on the results of operations. Our policies on the allowance for loan losses and goodwill and intangible assets are disclosed in note 1 to the consolidated financial statements. A more detailed description of our methodology for determining the allowance for loan losses is included in the “Asset Quality” section in Part 1, Item 1 of this report. All accounting policies are important, and as such, we encourage the reader to review each of the policies included in note 1 to the consolidated financial statements to obtain a better understanding of how our financial performance is reported.

Impact of New Accounting Standards

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, as amended by Statement No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” As a result, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in APB Opinion No. 30. Additionally, Statement No. 145 amends Statement No. 13, “Accounting for Leases”, to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of this statement are effective at various dates in 2002 and 2003 and did not have a material impact on our consolidated financial statements.

In June 2002, the FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and represents an obligation to transfer assets or provide services as a result of past transactions. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 and did not have a material impact on our consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities.” The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses or receive a majority of the entity’s expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN No. 46 was effective for all VIE’s created after January 31, 2003. For VIE’s created prior to February 1, 2003, FIN No. 46 was to be effective for public companies on July 1, 2003. However, the FASB postponed that effective date to December 31, 2003. In December 2003, the FASB issued a revised FIN No. 46 (FIN No. 46R), which further delayed the effective date for public companies to March 31, 2004 for VIE’s created prior to February 1, 2003, except for interests in special purpose entities, for which a company must adopt either FIN No. 46 or FIN No. 46R as of December 31, 2003. Adoption of the requirements of FIN No. 46R is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities”. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contacts and for hedging activities. This statement amends SFAS 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, in connection with other Board projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of SFAS 149 did not have a significant impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement requires an issuer to classify three types of freestanding financial instruments as liabilities. The first type is financial instruments issued in the form of shares that are mandatorily redeemable, which embody an unconditional obligation requiring the issuer to redeem them by transferring its assets. The second type is financial instruments that embody an obligation to repurchase the issuer’s equity shares and requires or may require the issuer to settle the obligation by transferring assets. The third type is financial instruments that embody an unconditional obligation that the issuer must or may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation meets certain criteria. SFAS No. 150 also requires disclosures about the terms of the instruments and settlement alternatives. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For certain financial instruments, the classification and measurement provisions of SFAS No. 150 have been deferred indefinitely. The provisions of this Statement did not have a material impact on our consolidated financial statements.

In December of 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP No. 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP prohibits “carry over” or creation of valuation allowances in the initial accounting of all loans acquired in transfers within the scope of SOP No. 03-3, which includes loans acquired in a purchase business combination. SOP No. 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. We do not expect to adopt SOP No. 03-3 early. The adoption of SOP No. 03-3 is not expected to have a material impact on our consolidated financial statements.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. We maintain a postretirement benefit plan that may be impacted by the Act. In accordance with FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” we have elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost associated with its postretirement benefit plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information. Currently we do not believe we will need to amend our plan to benefit from the Act. The measurement date used to determine postretirement benefit measures for our postretirement benefit plan is September 30.

Contractual Obligations

We are contractually obliged to make payments as follows (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Federal Home Loan Bank Borrowings	$263,500	$33,500	$160,000	$70,000	$—
Operating Leases	1,882	447	787	495	153

Total Obligations	$265,382	$33,947	$160,787	$70,495	$153

Quantitative and Qualitative Disclosures about Market Risk

Qualitative Analysis. Because the majority of our assets and liabilities are sensitive to changes in interest rates, our most significant form of market risk is interest rate risk. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The primary objective of our interest rate risk policy is to manage the exposure of net interest income to changes in interest rates. We actively monitor interest rate risk in connection with our lending, investing, deposit and borrowing activities.

Quantitative Analysis. Our interest rate sensitivity is monitored through the use of a net interest income simulation model, which generates estimates of the change in our net interest income over a range of interest rate scenarios. The model assumes loan prepayment rates, reinvestment rates and deposit decay rates based on historical experience and current conditions.

The following table sets forth the result of our net interest income simulation model as of December 31, 2003.

Change in Interest Rates in Basis Points (Rate Shock)	Annual Net Interest Income
	$ Amount	$ Change	% Change
	(Dollars in thousands)
-100	45,899	(560)	–	1.21%
Flat	46,459	—		—
+100	46,215	(244)	–	0.53%
+200	45,983	(476)	–	1.02%
+300	45,790	(669)	–	1.44%

The above table indicates that as of December 31, 2003 we had a relatively well-matched interest rate risk profile. In the event of an immediate 200 basis point increase in interest rates across the yield curve, we estimate that we would experience a 1.02%, or $476,000, decrease in net interest income. In the event of an immediate 100 basis point decrease in interest rates across the yield curve, we estimate that we would experience a 1.21%, or $560,000, decrease in net interest income. Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BSB BANCORP

General

The following section presents highlight information from management to assist with understanding the consolidated financial condition and results of operations of BSB Bancorp and its subsidiaries during the year ended December 31, 2003 and the preceding two years. The consolidated financial statements and related notes, included elsewhere in this prospectus, should be read in conjunction with the discussion in this section.

Overview

From an industry and national perspective, BSB Bancorp’s profitability, like most financial institutions, is dependent to a large extent upon net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses, including income taxes, and, to a lesser extent, non-interest income such as trust service fees, checkcard interchange income, loan servicing fees, and service charges on deposit accounts. Economic conditions, competition and the monetary and fiscal policies of the Federal government in general, significantly affect financial institutions, including BSB Bancorp. During 2003, the Federal government’s focus was marked by low interest rates intended to stabilize the current economy and to provide stimulation to future industrial economic growth. Lending activities are also significantly influenced by regional and local economic factors. Some specific factors may include the demand for and supply of housing, competition among lenders, interest rate conditions and prevailing market rates on competing investments, customer preferences and levels of personal income and savings in BSB Bancorp’s primary market area.

In the last three years, management recognized that overall future growth would depend on BSB Bancorp’s success with operating efficiency and the continuing efforts to improve asset quality, especially relative to its commercial loan portfolio. Another key factor relates to BSB Bancorp’s ability to minimize credit risk despite the significant influence of national and regional economic factors.

During recent years, BSB Bancorp initiated strategic changes to its operations intended to enhance BSB Bank & Trust Company’s utilization of resources, and the effectiveness of customer services within its primary market area. In December 2002, BSB Bank & Trust Company completed the sale of two Elmira, New York branches with deposit liabilities of $44.2 million, and recognized a net gain of $3.1 million from the disposition. In May 2001, BSB Bank & Trust Company sold its Oswego supermarket branch office, including $4.3 million of deposit liabilities, and had a net gain of $299,000 on disposition. In March 2002, BSB Bancorp sold its credit card portfolio and realized a net gain of $1.8 million.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

Total assets were $2.2 billion at December 31, 2003 compared to $2.0 billion at December 31, 2002, an increase of 8.7%. Changes in the composition of its assets relate directly to BSB Bancorp’s strategy to shift and improve the mix of the loan portfolio and to reduce credit risk. The most significant elements relate to the increases of $118.7 million in the aggregate net loan portfolio, an increase of $31.6 million in investment securities, and a $21.0 million increase in bank owned life insurance (“BOLI”).

BSB Bancorp’s total loan portfolio increased $101.8 million or 7.6% to $1.4 billion at December 31, 2003 from $1.3 billion at December 31, 2002. The primary changes related to increases in real estate loans offset by decreases in the commercial and industrial loan (“C&I”) portfolio. Real estate loans increased by $280.9 million from December 31, 2002 to $758.2 million at December 31, 2003. The most significant growth has been in residential mortgage loans with an increase of $228.4 million, which represents 81.3% of the growth in overall real estate loans.

Total deposits increased to $1.6 billion at December 31, 2003 compared to $1.4 billion at December 31, 2002. Money market deposits increased by $90.2 million during the year, primarily related to the $88.9 million increase in municipal accounts, which tend to fluctuate with the related government activities. Total time deposits increased $51.3 million at December 31, 2003 compared to December 31, 2002. Retail time deposits declined by $39.8 million, while municipal time deposits increased by $9.8 million, moneydesk time deposits increased by $1.4 million and brokered certificates of deposit increased by $79.9 million in 2003. The increase in brokered time deposits occurred principally in the fourth quarter, and reflects BSB Bancorp’s use of such instruments to provide incremental funding to meet cash flow needs.

BSB Bancorp’s borrowings increased to $410.8 million at December 31, 2003 from $378.1 million at December 31, 2002. The primary source of borrowings is Federal Home Loan Bank (“FHLB”) advances which account for $390.8 million and $335.9 million of aggregate borrowings at December 31, 2003 and 2002, respectively. New FHLB advances for 2003 have a weighted average term of 1.76 years at December 31, 2003. The comparative weighted average term for all FHLB advances outstanding at December 31, 2003 was 3.27 years. Other borrowings at December 31, 2003 were primarily comprised of $18.8 million of securities sold under agreements to repurchase. Borrowings, along with deposits, are used to fund BSB Bancorp’s lending and investment activities.

Total stockholders’ equity decreased by $2.6 million in 2003 primarily due to treasury stock purchases of 318,238 shares for $7.1 million. The treasury stock purchases were primarily part of a stock repurchase program authorized by BSB Bancorp’s Board of Directors in October 2002, which expired in March 2003. Shares were repurchased during the year in open market and unsolicited, negotiated transactions that were subject to availability and prices which were acceptable to BSB Bancorp. Currently, no additional stock repurchase program has been authorized. Other decreases in stockholders’ equity were attributed to cash dividends paid of $9.2 million and $5.9 million of net other comprehensive losses, and were partially offset by net income and the exercise of stock options.

Results of Operations

The operating results of BSB Bancorp depend primarily on net interest income, which is the difference between interest income on interest-earnings assets, primarily loans and investments, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. BSB Bancorp’s operating results also are significantly affected by the provision for loan losses, operating expenses, income taxes, and the level of non-interest income, including gains or losses on sale of loans and securities and other fees.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

General. For the year ended December 31, 2003, BSB Bancorp reported net income of $17.0 million compared to $1.8 million for the year ended December 31, 2002. Basic and diluted earnings per share were $1.85 and $1.81, respectively, for the year ended 2003 compared to basic and diluted earnings per share of $0.19 and $0.18 for the year ended December 31, 2002. The weighted average common shares outstanding were 9,209,058 for the year ended December 31, 2003, down 4.0% or 380,303 shares from the previous year. The decrease in the average shares outstanding is primarily attributed to BSB Bancorp’s stock repurchase programs which expired in March 2003. Return on average assets for the year ended December 31, 2003 was 0.81% and 0.09% for 2002. The return on average equity was 11.74% for the year ended December 31, 2003 compared to 1.15% for 2002.

Net Interest Income. BSB Bancorp earned net interest income of $71.8 million and $78.3 million in 2003 and 2002, respectively. The continuing national trend of historically low interest rates produced a decrease in net interest income of 8.2% in 2003 from 2002 despite the increase in average balances. The changes in the loan and security portfolios, discussed earlier, generally reflect downward trends in rates associated with lower risk assets in addition to the current market rates. As a result, BSB Bancorp’s interest rate spread decreased to 3.21% in 2003 from 3.52% in 2002 and net interest margin for the year 2003 decreased to 3.51% compared to 3.92% for the year 2002. Average earning asset balances increased 2.71% to $2,048.5 million for 2003 from $1,994.5 million for 2002.

The following table sets forth information regarding average balances of BSB Bancorp’s assets and liabilities and stockholders’ equity, as well as changes in such amounts from period to period to facilitate an understanding of the comparative elements of overall earnings performance:

	2003			2002
	Average Balance	Increase (Decrease)		Average Balance	Increase (Decrease)
		Amount	%		Amount	%
	(Dollars in thousands)
Commercial loans	$423,243	$(193,166)	(31.3)%	$616,409	$(261,985)	(29.8)%
Consumer loans:
Personal-direct	69,374	7,594	12.3	61,780	975	1.6
Personal-indirect	259,780	(1,431)	(0.5)	261,211	(35,541)	(12.0)
Other(1)	43,982	2,782	6.8	41,200	(7,508)	(15.4)

Total consumer loans	373,136	8,945	2.5	364,191	(42,074)	(10.4)

Real estate loans:
Residential-fixed	390,062	207,223	113.3	182,839	43,230	31.0
Commercial-fixed	37,745	17,368	85.2	20,377	8,694	74.4
Residential-adjustable	62,547	(8,038)	(11.4)	70,585	(10,173)	(12.6)
Commercial-adjustable	125,418	18,811	17.6	106,607	(34,670)	(24.5)

Total real estate loans	615,772	235,364	61.9	380,408	7,081	1.9

Investment securities(2)	622,896	9,135	1.5	613,761	204,817	50.1
Loans held for sale	6,905	3,346	94.0	3,559	1,530	75.4
Federal funds sold	6,569	(9,649)	(59.5)	16,218	(17,754)	(52.3)

Total interest-earning assets	2,048,526	53,980	2.7	1,994,546	(108,385)	(5.2)

Allowance for loan losses	(61,707)	(4,041)	7.0	(57,666)	1,426	(2.4)
Non-interest-earning assets	124,256	13,368	12.1	110,888	(1,832)	(1.6)

Total assets	$2,111,070	$63,302	3.1%	$2,047,768	$(108,791)	(5.0)%

Interest-bearing liabilities:
Deposits:
Savings	$181,847	$5,642	3.2%	$176,205	$12,985	8.0%
Money market	385,546	12,737	3.4	372,809	9,183	2.5
Time deposits	632,725	(43,214)	(6.4)	675,939	(207,453)	(23.5)
NOW	122,955	2,042	1.7	120,913	7,124	6.3

Total deposits	1,323,073	(22,793)	(1.7)	1,345,866	(178,161)	(11.7)
Borrowings	429,062	83,924	24.3	345,138	71,067	25.9
Trust preferred securities(3)	47,446	11,660	32.6	35,786	5,786	19.3

Total interest-bearing liabilities	1,799,581	72,791	4.2	1,726,790	(101,308)	(5.5)

Non-interest-bearing liabilities	17,087	1,064	6.6	16,023	(7,018)	(30.5)
Non-interest-bearing demand accounts	149,470	(1,013)	(0.7)	150,483	3,991	2.7
Stockholders’ equity	144,932	(9,540)	(6.2)	154,472	(4,456)	(2.8)

Total liabilities and stockholders’ equity	$2,111,070	$63,302	3.1%	$2,047,768	$(108,791)	(5.0)%

(1)	Other loans include passbook, overdraft, credit cards, checkcard reserve and student loans.
(2)	At amortized cost and include securities available for sale, securities held to maturity and Federal Home Loan Bank of New York stock.
(3)	Reflects full year average for trust preferred securities since FASB Interpretation No. 46 R was implemented on December 31, 2003.

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) interest rate spread, (v) interest rate margin and (vi) ratio of interest-earning assets to interest-bearing liabilities. No tax equivalent adjustments were made.

		Years Ended December 31,
	Yield/Rate at December 31, 2003	2003				2002				2001
		Average Balance	Interest	Yield/ Rate		Average Balance	Interest	Yield/ Rate		Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Commercial loans	6.09%	$423,243	$26,536	6.27%		$616,409	$40,565	6.58%		$878,394	$70,543	8.03%
Consumer loans:
Personal-direct		69,374	4,753	6.85		61,780	5,201	8.42		60,805	5,817	9.57
Personal-indirect		259,780	17,294	6.66		261,211	20,780	7.96		296,752	26,551	8.95
Other(1)		43,982	2,035	4.63		41,200	2,558	6.21		48,708	4,786	9.83

Total consumer loans	6.57	373,136	24,082	6.45		364,191	28,539	7.84		406,265	37,154	9.15

Real estate loans:
Residential-fixed		390,062	21,926	5.62		182,839	12,536	6.86		139,609	10,298	7.38
Commercial-fixed		37,745	2,588	6.86		20,377	1,587	7.79		11,683	1,037	8.88
Residential-adjustable		62,547	3,227	5.16		70,585	4,536	6.43		80,758	6,409	7.94
Commercial-adjustable		125,418	8,930	7.12		106,607	8,583	8.05		141,277	11,755	8.32

Total real estate loans	5.54	615,772	36,671	5.96		380,408	27,242	7.16		373,327	29,499	7.90

Investment securities(2)	4.56	622,896	27,032	4.34		613,761	32,622	5.32		408,944	25,008	6.12
Loans held for sale	5.33	6,905	400	5.79		3,559	233	6.55		2,029	189	9.31
Federal funds sold	1.00	6,569	80	1.22		16,218	287	1.77		33,972	1,101	3.24

Total interest-earning assets	5.48%	2,048,526	$114,801	5.60%		1,994,546	$129,488	6.49%		2,102,931	$163,494	7.77%

Allowance for loan losses		(61,707)				(57,666)				(59,092)
Non interest-earning assets		124,256				110,888				112,720

Total assets		$2,111,070				$2,047,768				$2,156,559

Interest-bearing liabilities:
Deposits:
Savings	0.57%	$181,847	$1,416	0.78%		$176,205	$2,551	1.45%		$163,220	$4,092	2.51%
Money market	1.18	385,546	4,773	1.24		372,809	5,667	1.52		363,626	11,500	3.16
Time deposits	2.65	632,725	18,783	2.97		675,939	26,401	3.91		883,392	48,878	5.53
NOW	0.10	122,955	264	0.21		120,913	710	0.59		113,789	1,522	1.34

Total deposits	1.58	1,323,073	25,236	1.91		1,345,866	35,329	2.63		1,524,027	65,992	4.33
Borrowings	3.51	429,062	14,700	3.43		345,138	13,162	3.81		274,071	13,738	5.01
Trust preferred securities(3)	6.29	47,446	3,029	6.38		35,786	2,728	7.62		30,000	2,437	8.12

Total interest-bearing liabilities	2.09%	1,799,581	42,965	2.39%		1,726,790	51,219	2.97%		1,828,098	82,167	4.49%

Non-interest-bearing liabilities		17,087				16,023				23,041
Non-interest-bearing demand accounts		149,470				150,483				146,492
Stockholders’ equity		144,932				154,472				158,928

Total liabilities and stockholders’ equity		$2,111,070				$2,047,768				$2,156,559

Net interest income			$71,836				$78,269				$81,327

Net earning assets		$248,945				$267,756				$274,833

Net interest rate spread	3.39%			3.21%				3.52%				3.28%

Net interest rate margin	3.56%			3.51				3.92				3.87

Ratio of interest-earning assets to interest-bearing liabilities				1.14	x			1.16	x			1.15	x

(1)	Other loans include passbook, overdraft, credit cards, checkcard reserve and student loans.
(2)	At amortized cost and include securities available for sale, securities held to maturity and Federal Home Loan Bank of New York stock.
(3)	Reflects full year average for trust preferred securities since FASB Interpretation No. 46 R was implemented on December 31, 2003.

Rate/Volume Analysis

The table below presents changes in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by old rate) and (ii) changes in rate (change in rate multiplied by old volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	2003 Compared to 2002 Increase (Decrease)			2002 Compared to 2001 Increase (Decrease)
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest income on interest-earning assets:
Commercial loans	$(12,190)	$(1,839)	$(14,029)	$(18,673)	$(11,305)	$(29,978)
Consumer loans	686	(5,143)	(4,457)	(3,616)	(4,999)	(8,615)
Real estate loans	14,624	(5,195)	9,429	550	(2,807)	(2,257)
Investment securities	479	(6,069)	(5,590)	11,227	(3,613)	7,614
Loans held for sale	197	(30)	167	112	(68)	44
Federal funds sold	(136)	(71)	(207)	(436)	(378)	(814)

Total	3,660	(18,347)	(14,687)	(10,836)	(23,170)	(34,006)

Interest expense on interest-bearing liabilities:
Savings	80	(1,215)	(1,135)	304	(1,845)	(1,541)
Money market	188	(1,082)	(894)	283	(6,116)	(5,833)
Time deposits	(1,603)	(6,015)	(7,618)	(10,001)	(12,476)	(22,477)
NOW	12	(458)	(446)	90	(902)	(812)

Total deposits	(1,323)	(8,770)	(10,093)	(9,324)	(21,339)	(30,663)
Borrowings	2,971	(1,433)	1,538	3,120	(3,696)	(576)
Trust preferred securities	792	(491)	301	448	(157)	291

Total	2,440	(10,694)	(8,254)	(5,756)	(25,192)	(30,948)

Net interest income	$1,220	$(7,653)	$(6,433)	$(5,080)	$2,022	$(3,058)

Interest on Commercial Loans. Commercial loans, which represent 22.3% of total loans at December 31, 2003, tend to increase the interest rate sensitivity of the overall loan portfolio, because interest rates on such loans are generally tied to BSB Bancorp’s Prime Rate. In 2003, general interest rates, including the BSB Bancorp’s commercial loan Prime Rate, stabilized at historically lower levels following a steady decrease that commenced during 2001.

Commercial loans have been a primary focus and concern of management over the last three years due to the negative impact of national interest rate trends and regional economic conditions on both their interest rate risk and loan quality. Thus, as BSB Bancorp continues to reallocate its asset balances, the average balance of commercial loans has declined each year since 2001. Lower commercial loan balances were a primary factor in the overall lower levels of interest income. The average balance of commercial loans decreased by $193.2 million to $423.2 million for the year 2003 from 2002. In addition, the average yield on commercial loans decreased to 6.27% for 2003 compared to 6.58% for 2002. Also, non-accrual loans, which are primarily commercial loans, impact the overall yield; however, the improvements in the level of non-accruals lessened their impact on the 2003 yield.

Interest on Consumer Loans. The consumer loan portfolio includes principally fixed-rate loans with short terms. Since consumer loan rates had few changes during 2003 due to the historically low interest rates, the average yield on the aggregate consumer loan portfolio decreased to 6.45% for 2003 compared to 7.84% in 2002. The average balance of all consumer loans increased $8.9 million to $373.1 million for the year 2003 from

$364.2 million in 2002. Changes in the mix of the consumer loan portfolio also contributed to the decrease in yield from 2002 to 2003. In 2003, BSB Bancorp shifted to lower risk home equity lines of credit during a period of very competitive conditions in the new auto loan market. Since 2002, BSB Bancorp has de-emphasized the origination of mobile home loans, which generally have higher yields than other consumer loan types, but also have increased credit risk.

Interest on Real Estate Loans. Interest income from total real estate loans increased $9.4 million, or 34.6%, to $36.7 million in 2003 from $27.2 million in 2002. The strategic shift to real estate loans, especially in the residential category, provided the most significant positive impact on net interest income for 2003.

The record setting level of residential originations, discussed earlier, is reflected in the growth of average residential mortgage balances. Fixed-rate residential mortgages increased 113.3% to average balances of $390.1 million in 2003 from $182.8 million in 2002. Though the average balance of adjustable-rate residential mortgages decreased in 2003 from 2002, fourth quarter activity was higher than normal as both regional and national market trends showed some reversal in rates, especially for extended term loans. As a result, residential loans provided approximately $8.1 million or 85.7% of the overall increase in income from all real estate loans.

In the commercial real estate category, interest income increased $1.3 million or 13.3% to $11.5 million for 2003 over 2002. The most significant increase in interest income was attributed to the growth in fixed-rate commercial real estate loans, discussed later, which provided average balances that represented 48.0% of the $36.2 million increase in volume and 74.3% of the $1.3 million increase in related interest income.

Interest on Investment Securities. Income from investment securities decreased to $27.0 million in 2003 compared to $32.6 million in 2002 and yields declined to 4.34% for 2003 compared to 5.32% for 2002. During 2003, the average balance of investment securities was $622.9 million, a minor increase of $9.1 million over the average balance of $613.8 million for 2002. Such results for 2003 reflect the heavy turnover of investment securities to facilitate BSB Bancorp’s redistribution of assets. As the commercial loan portfolio declined, investment securities were invested, mainly in mortgage-backed securities, to provide readily available liquidity for corporate requirements. The relative yields were also influenced by the amortization of any premiums incurred to acquire such investment securities, especially mortgage-backed securities. As prepayments have increased due to the low rate environment, BSB Bancorp has had to accelerate the premium amortization, thus decreasing yields.

Interest on Deposits. Interest expense on deposits for the year ended December 31, 2003 was $25.2 million, a decrease of $10.1 million or 28.6% from $35.3 million in 2002. The average cost of interest-bearing deposits declined to 1.91% in 2003 from 2.63% in 2002. National and regional trends of the interest rate environment, as well as competition in BSB Bancorp’s primary markets, are the most significant factors that influenced the cost of such funds in 2003. Time deposits represent the most influential category of interest-bearing deposits, in terms of both volume and rate, impacting BSB Bancorp’s annual cost for all interest-bearing deposits. BSB Bancorp continues to monitor the cost and the availability of deposits against the cost and levels of borrowings to determine the best funding sources for BSB Bancorp’s assets.

The average balance outstanding for all time deposits was $632.7 million for 2003, a decrease of $43.2 million or 6.4% from $675.9 million for 2002. The cost of funds for all time deposits decreased to $18.8 million in 2003 with an average rate of 2.97%, compared to $26.4 million in 2002 with an average rate of 3.91%. For the first nine months of 2003, BSB Bancorp maintained sufficient liquidity to reduce its reliance on higher-costing deposits, especially brokered time deposits. In the fourth quarter, the average balance of brokered time deposits increased approximately $45.0 million with more than $23.9 million having terms in excess of three years.

Interest on Borrowings and Trust Preferred Securities. Borrowed funds are used to supplement retail and commercial deposits as needed to fund asset growth, lengthen liabilities and lower the cost of funds, when possible. In general, borrowings remove the volatility that can occur with moneydesk deposits and enhances planning for liquidity needs, yet the cost of such funds can approximate the costs of wholesale funds. The average balance of borrowings during 2003 increased to $429.1 million, with 89.3% of such borrowings being FHLB advances. The average interest rate paid on borrowings in 2003 decreased to 3.43% from 3.81% in 2002. The impact of the additional borrowings, though partially offset by the declining rates, resulted in an increase of $1.5 million in interest expense in 2003 on borrowings to $14.7 million compared to $13.2 million in 2002.

Interest expense on trust preferred securities increased $301,000 to $3.0 million in 2003 from $2.7 million in 2002. The changes in the cost of trust preferred securities correlates directly to the issuance of $25.0 million of new trust preferred securities from two subsidiary trusts during 2002. The new issues also had lower interest rates that lowered the average rate paid from 7.62% to 6.38%. BSB Bancorp’s adoption of FASB Interpretation No. 46 R (“FIN 46 R”), effective December 31, 2003, had no impact on the cost of funds for 2003.

Provision for Loan Losses. The provision for loan losses in 2003 was $10.1 million compared to $46.2 million in 2002. The lower provision for loan losses in 2003 as compared to 2002 is primarily due to the significant reduction in net loan charge-offs, the increase in recoveries, as well as both the reduction in non-performing loans and the changing mix of the overall loan portfolio. As discussed under the allowance for loan losses, the provision for loan losses reflects management’s assessment of the estimated losses inherent in the loan portfolio. Loans charged-off can fluctuate from period to period and the current level of charge-offs should not be considered an indicator of future levels. The November 2003 sale of certain large, under-performing commercial loans had no impact on the current provision for loan losses; however, the sale eliminated the exposure to any potential future deterioration in the value of such loans.

Non-interest Income. The following table summarizes changes in the major components of non-interest income:

	2003	2002	$ Change	% Change
	(Dollars in thousands)
Service charges on deposit accounts	$5,190	$5,176	$14	0.3%
Checkcard interchange fees	1,407	1,422	(15)	(1.1)
Mortgage servicing fees	607	832	(225)	(27.0)
Fees and commissions—brokerage services	855	886	(31)	(3.5)
Trust fees	1,210	1,308	(98)	(7.5)
Income on bank owned life insurance	1,023	32	991	3,096.9
Gain on sale of securities, net	1,339	292	1,047	358.6
Gain on sale of branch offices, net	—	3,063	(3,063)	(100.0)
Gain on sale of credit card portfolio, net	—	1,806	(1,806)	(100.0)
Other income	1,909	2,946	(1,037)	(35.2)

	$13,540	$17,763	$(4,223)	(23.8)%

The most significant changes in the year-to-year comparison relate to BSB Bancorp’s 2002 sale of two branch offices and the sale of its credit card portfolio. The December 2002 sale of two branch offices in the Elmira, New York area resulted in a net gain of $3.1 million. BSB Bancorp sold these branches, located in the Chemung County area, to concentrate on the further development of its retail branch operations in the Greater Binghamton and the Central New York regions. Earlier in 2002, BSB Bancorp sold its credit card portfolio for a net gain of $1.8 million. The increasing costs associated with maintaining the technology to provide a high level of service to BSB Bancorp’s customers and the higher levels of charge-offs associated with credit card debt made this portfolio less profitable for BSB Bancorp.

As the serviced mortgage portfolio reduced to $265.0 million at December 31, 2003 from $366.0 million at December 31, 2002, the fee income generated from these loans serviced for others decreased to $607,000 for 2003 from $832,000 in 2002. Gains on security sales were $1.3 million in 2003 compared to $292,000 in 2002. Other income decreased $1.0 million in 2003 compared to 2002 with approximately $726,000 attributable to gains recognized on the repurchase of trust preferred securities during 2002.

Bank owned life insurance (“BOLI”) provided income of $1.0 million in 2003 with minimal comparable income in the previous year since the initial BOLI investment was in December 2002. BOLI income is expected to continue at a similar rate of return dependent on the current market for such securities, as well as the impact of the additional $20 million BOLI investment in December 2003.

Operating Expense. The following table summarizes changes in the major components of operating expense:

	2003	2002	$ Change	% Change
	(Dollars in thousands)
Salaries, pensions and employee benefits	$27,044	$24,769	$2,275	9.2%
Building occupancy	4,561	4,259	302	7.1
Advertising and promotion	1,260	1,293	(33)	(2.6)
Professional fees	2,374	2,890	(516)	(17.9)
Data processing costs	4,662	5,534	(872)	(15.8)
Services	3,082	2,905	177	6.1
System conversion expenses	—	387	(387)	(100.0)
Merger related expenses	325	—	325	100.0
Other real estate owned and repossessed asset expenses, net	555	688	(133)	(19.3)
Other expenses	5,683	5,608	75	1.3

	$49,546	$48,333	$1,213	2.5%

Salaries, pensions and other employee benefits increased $2.3 million or 9.2% in 2003 compared to 2002. Salary costs increased $1.2 million for 2003 compared to 2002 due to additional performance incentive bonuses of $1.1 million as well as salaries related to BSB Bancorp’s new item processing center, discussed below. Benefit costs, principally for health insurance and pension costs, represent the remaining increase in personnel-related costs. Defined benefit plan pension costs increased $609,000 and reflect the expected increase in the net periodic pension costs. The current trend for increased health insurance and pension costs is expected to continue into 2004.

In May 2003, BSB Bancorp opened a new in-house item processing center primarily to facilitate direct control over the technology and operational processing of transactions with the Federal Reserve. Prior to such date, these processing costs were included primarily under the data processing category. Operating expenses for the item processing center totaled $1.3 million in 2003, including $269,000 for salaries and related benefits. In 2002, such operating expenses were included primarily in data processing costs which declined $872,000 in 2003.

Professional fees associated with loan collections, as well as other real estate owned and repossessed asset expenses, decreased in 2003 consistent with the reductions of non-performing assets.

In 2003, BSB Bancorp incurred $325,000 for non-tax deductible expenses associated with the pending merger with Partners Trust Financial Group with no similar cost in 2002. Additional merger related costs will be incurred in 2004.

Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the efficiency ratio, which consists of operating expenses divided by revenues (net interest income and non-interest income) on a pre-tax basis. The efficiency ratio for BSB Bancorp was 58.03% and 52.59% for 2003 and 2002, respectively. BSB Bancorp’s ratio of operating expense to average assets was 2.35% in 2003 and 2.34% in 2002. These ratios increased in 2003 due primarily to the increase in operating expense, primarily salaries, pensions and other employee benefits combined with the reduced level of net interest income.

Income Taxes. The provision for income taxes was $8.7 million with an effective tax rate of 33.9% for the year ended December 31, 2003. By comparison, the provision for income taxes for the year ended December 31, 2002 reflects a tax benefit of $254,000 with an effective income tax rate of (16.6)%. Income tax expense generally fluctuates with the respective level of income before income taxes. BSB Bancorp had a lower ratio of tax-exempt income to income before taxes in 2003, as compared to 2002, which contributed to the increase in the effective tax rate. Another factor impacting BSB Bancorp’s annual effective tax rates relates to various tax credits associated with New York State’s Qualified Empire Zone Enterprise (“QEZE”) program. QEZE credits recognized in 2003 were $227,000 compared to $469,000 in 2002.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

General. For the year ended December 31, 2002, BSB Bancorp reported net income of $1.8 million compared to $20.5 million for the year ended December 31, 2001. Basic and diluted earnings per share were $0.19 and $0.18, respectively, for the year ended 2002, compared to basic and diluted earnings per share of $2.05 and $2.02 for the year ended December 31, 2001. The weighted average common shares outstanding were 9,589,361 for the year ended December 31, 2002, down 3.7% or 369,591 shares from the previous year. The decrease in the average shares outstanding is primarily attributed to BSB Bancorp’s repurchase programs.

Net Interest Income. BSB Bancorp earned net interest income of $78.3 million and $81.3 million in 2002 and 2001, respectively. BSB Bancorp’s interest rate spread increased to 3.52% in 2002 from 3.28% in 2001. While net interest margin for the year 2002 increased slightly to 3.92% compared to 3.87% for the year 2001, the increase was more than offset by the impact of declines in the average balance of earning assets. Average earning asset balances declined 5.2% from $2,102.9 million for 2001 to $1,994.5 million for 2002. The changes in average balances and rates produced a decrease in net interest income of 3.8% from 2001 to 2002.

Interest on Commercial Loans. Commercial loans, which represented 36.5% of total loans at December 31, 2002, tend to increase the interest rate sensitivity of the overall loan portfolio, because interest rates on such loans are generally tied to BSB Bancorp’s Prime Rate.

The steady decrease in general interest rates, including BSB Bancorp’s commercial loan Prime Rate, which commenced during 2001, provided the general low interest rate environment that continued to drive the yield on commercial loans lower into the year 2002. The average balance of commercial loans declined from the same periods in 2001, as BSB Bancorp continued to reallocate its asset balances by reducing its total loan portfolio, especially commercial loans, and focusing on improving asset quality. Lower commercial loan balances were the primary factor in the overall lower levels of interest income. The average balance of commercial loans decreased by $262.0 million from 2001 to $616.4 million for the year 2002. In addition, the average yield on commercial loans decreased to 6.58% for 2002 compared to 8.03% for 2001. The decline in yield on commercial loans has also been impacted by the level of non-accruing loans.

Interest on Consumer Loans. The interest income earned from the consumer loan portfolio, which includes principally fixed-rate loans with short terms, continued to be adversely impacted by declines in volume for the year 2002 when compared to the same periods in 2001. The average balance of all consumer loans decreased $42.1 million to $364.2 million for the year 2002 from $406.3 million in 2001. The average yield on the aggregate consumer loan portfolio has decreased to 7.84% for 2002 compared to 9.15% in 2001. In addition, the change in the mix of the consumer loan portfolio contributed to the decrease in yield from 2001 to 2002. BSB Bancorp has de-emphasized the origination of mobile home loans, which generally have higher yields than other consumer loan types, but also have increased credit risk. In addition, BSB Bancorp’s indirect used auto loan portfolio was fairly flat during 2002, with year-end balances at approximately $130.0 million, while the indirect new auto loan portfolio increased from $39.5 million at December 31, 2001 to $60.1 million at December 31, 2002. Finally, the sale of BSB Bancorp’s credit card portfolio during the first quarter of 2002 also contributed to the decrease in yield from 2001 to 2002.

Interest on Real Estate Loans. Interest on residential and commercial real estate loans totaled $27.2 million in 2002 and $29.5 million in 2001. The overall average yield on real estate loans decreased to 7.16% in 2002 from 7.90% in 2001, as BSB Bancorp pursued additional real estate loans, especially residential mortgage, as an integral part of the strategy to improve the mix and credit quality of the loan portfolio. This additional volume helped to mitigate the impact of the lower yields earned in 2002. Residential real estate loans, including both fixed- and adjustable-rate mortgages, had average balances of $253.4 million in 2002, for a net increase of $33.1 million or 15.0% over the year 2001. For 2002, adjustable-rate residential mortgages represented approximately $70.6 million or 27.9% of the average residential portfolio, which was a decrease of $10.2 million or 12.6% from the comparable averages for 2001. At December 31, 2002, adjustable-rate residential mortgages were relatively unchanged at $70.6 million compared to $80.8 million at December 31, 2001. Fixed-rate mortgages have grown steadily relative to the aggregate level of residential mortgages, representing 72.1% in 2002, up from 63.4% in 2001. Originations of variable-rate loans have generally declined compared to total originations and reflect recent consumer preferences for fixed-rate mortgages associated with the low rate market trends.

During 2002, BSB Bancorp completed the consolidation of all mortgage-lending activities within a single facility to promote processing efficiency and an improvement in the quality of customer service. This new facility and operations aided the growth of BSB Bancorp’s real estate portfolio.

Interest on Investment Securities. During 2002, investment securities, mainly mortgage-backed securities, were utilized to facilitate BSB Bancorp’s redistribution of liquidity. The average balance of investment securities for 2002 was $613.8 million, an increase of $204.8 million or 50.1%, over the average balance of $408.9 million for 2001. The increase in investment securities was due in part to the additional funds available from declines in the commercial loan portfolio. Though the income from investment securities increased to $32.6 million in 2002 compared to $25.0 million in 2001 primarily due to increased volume, the impact of the increased volume was partially offset by the lower yields on such investment securities, which declined to 5.32% for 2002 compared to 6.12% for 2001. The relative yields were also influenced by the amortization of any premiums incurred to acquire such investment securities, especially mortgage-backed securities. As prepayments have increased due to the low rate environment, BSB Bancorp has had to accelerate the premium amortization, thus decreasing yields.

Interest on Deposits. Interest expense on deposits for the year ended December 31, 2002 was $35.3 million, a decrease of $30.7 million or 46.7% from $66.0 million in 2001. The average cost of funds declined to 2.63% in 2002 from 4.33% in 2001. The most significant factors impacting this trend were the declines in the average rate paid and volume of time deposits. The average balance outstanding for all time deposits was $675.9 million for 2002, a decrease of $207.5 million or 23.5% from $883.4 million in 2001. The cost of funds for all time deposits decreased to $26.4 million in 2002 with an average rate of 3.91%, compared to $48.9 million in 2001 with an average rate of 5.53%. The cost of funds for money market deposit accounts in 2002 declined to $5.7 million from $11.5 million, principally due to the significant decrease in the average rate, which declined to 1.52% from 3.16%.

Interest on Borrowings and Trust Preferred Securities. The average balance of borrowings increased to $345.1 million in 2002 from $274.1 million in 2001. As the cost of borrowings decreased to 3.81% in 2002 from 5.01% in 2001, interest paid on borrowings decreased from $13.7 million to $13.2 million from 2001 to 2002. Interest expense on trust preferred securities was $2.7 million for 2002 and $2.4 million for 2001 consistent with the $35.8 million and $30.0 million average balances for 2002 and 2001. The increased volume of trust preferred securities was partially offset by a decrease in the average rate paid from 8.12% to 7.62%.

Provision for Loan Losses. The provision for loan losses was $46.2 million compared to $18.2 million in 2001. BSB Bancorp’s 2002 provision reflected management’s assessment of the increased probability of loan losses identified within the loan portfolio, principally for certain commercial loans. In the second quarter of 2002, BSB Bancorp recorded a provision for loan losses of $26.7 million primarily due to specific circumstances affecting individual borrowers and BSB Bancorp’s analysis of other borrowers whose reported financial results revealed deterioration of collateral and repayment ability.

Non-interest Income. The following table summarizes change in the major components of non-interest income:

	2002	2001	$ Change	% Change
	(Dollars in thousands)
Service charges on deposit accounts	$5,176	$5,226	$(50)	(1.0)%
Checkcard interchange fees	1,422	1,284	138	10.7
Mortgage servicing fees	832	1,125	(293)	(26.0)
Fees and commissions-brokerage services	886	698	188	26.9
Trust fees	1,308	1,618	(310)	(19.2)
Income from bank owned life insurance	32	—	32	100.0
Gain on sale of securities, net	292	379	(87)	(23.0)
Gain on sale of branch offices, net	3,063	299	2,764	924.4
Gain on sale of credit card portfolio, net	1,806	—	1,806	100.0
Other income	2,946	2,903	156	5.8

	$17,763	$13,532	$4,231	31.3%

A key item in this comparison includes the December 2002 sale of two branch offices in the Elmira, New York area and the sale of BSB Bancorp’s credit card portfolio, as previously discussed.

Service charges on deposit accounts, representing 29.1% of total non-interest income in 2002, totaled $5.2 million in both 2002 and 2001, despite a 10.4% decrease in the average balance of deposits for 2002 compared to 2001. Checkcard interchange fees were $1.4 million, an increase of 10.7% in 2002 over 2001. The increases in the related fees are primarily attributed to increases in transaction volume.

Mortgage servicing fees for 2002 were $832,000, down 26.0% from $1.1 million, reflecting the high level of prepayments during 2002. Mortgage loans serviced for others were $366.0 million and $460.9 million at December 31, 2002 and 2001, respectively.

Trust fees, which are, for the most part, dependent on the market value of assets under management, were $1.3 million for the year 2002, a decrease of $310,000 from 2001. The level of trust fees in 2002 represents a decrease of 19.2% with a comparable decrease in the valuation of related trust assets under management.

Operating Expense. The following table summarizes changes in the major components of operating expense:

	2002	2001	$ Change	% Change
	(Dollars in thousands)
Salaries, pensions and employee benefits	$24,769	$21,828	$2,941	13.5%
Building occupancy	4,259	4,304	(45)	(1.0)
Advertising and promotion	1,293	931	362	38.9
Professional fees	2,890	2,206	684	31.0
Data processing costs	5,534	5,213	321	6.2
Services	2,905	2,951	(46)	(1.6)
System conversion expenses	387	—	387	100.0
Other real estate owned and repossessed asset expenses, net	688	211	477	226.1
Other expenses	5,608	5,959	(351)	(5.9)

	$48,333	$43,603	$4,730	10.8%

The primary factor in the increase of operating expenses relates to salaries, pensions and other employee benefits that increased $2.9 million or 13.5% in 2002 compared to 2001. Salary increases were $2.1 million for

2002 compared to 2001 and represented increased staffing in certain areas, principally special assets and credit administration, as well as promotions and merit raises effective at the start of 2002. Benefit costs, principally in health insurance and pension costs, represent the balance of the increase in personnel-related costs.

Professional fees were impacted by the levels of problematic loans as well as negotiations related to certain credit recoveries in both years.

Advertising and promotion expense increased $362,000 to $1.3 million in 2002 compared to 2001. The increase is generally associated with BSB Bancorp’s new products and efforts to increase BSB Bancorp’s corporate identity in BSB Bancorp’s core markets.

System conversion costs of $387,000 represent one-time expenses related to BSB Bank & Trust Company’s conversion to a proof of deposit (“POD”) process in 2002 to achieve efficiencies at the teller line, consistency of float management and a more efficient, centralized fee monitoring and assessment system.

Operating costs associated with repossession and maintenance of other real estate owned and repossessed assets totaled $688,000 in 2002 compared to $211,000 in 2001. The increase in such costs is consistent with the trend for such assets, which increased by 52.9% from December 31, 2001 to December 31, 2002, as well as the higher repossession costs attributed to property representing former collateral for commercial loans.

Income Taxes. The provision for income taxes for the year ended December 31, 2002 reflects a tax benefit of $254,000 with an effective income tax rate of (16.6)%. For comparative purposes, the provision for income tax expense was $12.6 million for the year ended December 31, 2001 with an effective tax rate of 38.1%. The levels of income tax expense generally fluctuate with the respective levels on income before income taxes. The primary factor impacting BSB Bancorp’s effective tax rate in 2002 relates to various tax credits associated with the previously mentioned QEZE program. QEZE credits recognized in 2002 were $469,000. In addition, BSB Bancorp had a higher ratio of tax-exempt income to income before taxes in 2002, as compared to 2001, which also contributed to the reduced effective tax rate.

Impact of Inflation and Changing Prices

BSB Bancorp’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of its operations. Unlike those of most industrial companies, BSB Bancorp’s assets and liabilities are nearly all monetary. As a result, interest rates have a greater impact on its performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the same direction, or to the same extent, as the price of goods and services.

Off-Balance Sheet Arrangements

In the normal course of operations, BSB Bancorp engages in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used by BSB Bancorp for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate and liquidity risk or to optimize capital. Customer transactions are used to manage customers’ requests for funding.

For the year ended December 31, 2003, BSB Bancorp engaged in no off-balance sheet transactions reasonably likely to have a material effect on BSB Bancorp’s consolidated financial condition.

Liquidity and Capital Resources

A fundamental objective of BSB Bancorp is to manage its liquidity effectively. Prudent liquidity management ensures that BSB Bancorp can fund growth in earning assets, fund liability maturities, meet customers’ loan demand and deposit withdrawals, pay operating expenses, service outstanding debt, pay stockholder dividends, as well as purchase treasury shares under the Stock Repurchase Programs. Liquidity is reviewed on an ongoing basis by management, and monthly by the Asset/Liability Committee (“ALCO”) and the Board of Directors. Target ratios for liquidity have been established based on historical trends, and appropriate contingency plans are in place for unanticipated, adverse liquidity situations.

BSB Bancorp’s primary sources of liquidity, on a consolidated basis, are deposits, payments of principal and interest from its loan and securities portfolios and the ability to use its loan and securities portfolios as collateral for secured borrowings. BSB Bank & Trust Company is a member of the FHLB of New York. At December 31, 2003, outstanding FHLB advances totaled $390.8 million. In addition, BSB Bancorp, through various facilities, has unused capacity to access, per Board approved policy limits, an additional $300.0 million of brokered deposits of which $179.9 million was outstanding at December 31, 2003. See Note 8 in the Notes to Consolidated Financial Statements of BSB Bancorp, Inc. and Subsidiaries for further details on BSB Bancorp’s borrowings.

Factors that affect BSB Bancorp’s liquidity position include loan origination volumes, loan prepayment rates, maturity structure of existing loans, core deposit growth levels, certificate of deposit maturity structure and retention, investment portfolio cash flows, and characteristics and diversification of wholesale funding sources. BSB Bancorp’s liquidity position is influenced by changes in interest rate levels, economic conditions and by competition.

Operating activities have provided net cash of $42.1 million for the year ended December 31, 2003 compared to $36.3 million in 2002 and $24.4 million 2001. The comparative impact of net income on operating cash flow was $17.0 million in 2003, $1.8 million in 2002 and $20.5 million in 2001. The provision for loan losses was generally the most significant difference between net income and net cash provided by operating activities, and amounted to $10.1 million in 2003 compared to $46.2 million in 2002 and $18.2 million in 2001. The sale proceeds of loans held for sale provided operating funds consistent with, and fluctuating, based on the level and turnover of the portfolio. Based on BSB Bancorp’s assessment of future interest rate fluctuations, loan risk and market conditions during each period, BSB Bancorp will sell or accumulate loans originated by its banking operations within its market area. Loans held for sale in 2003 are primarily associated with mortgage loan originations with maturities of 20 years or longer. In 2002, BSB Bancorp’s decision to contribute the maximum voluntary contribution allowable to its pension plan required the use of $6.5 million in excess of the annual pension expense charged to operations. As stated previously, such contribution reduced the future net periodic pension expense determined annually by the plan’s actuaries.

Investing activities used net cash of $190.8 million for the year ended December 31, 2003, compared to $19.1 million for 2002. This change primarily represents the deployment of net cash provided by financing activities, especially increases in deposits and FHLB term advances, to expand the loan portfolio. The reduction in the use of funds for investment activities in 2003 reflects BSB Bancorp’s shift in emphasis from securities investments as alternative investments for liquidity purposes to increased real estate loan activities consistent with current business strategy. As noted previously, residential mortgage loan activity continued at record levels for most of 2003 and commercial real estate showed significant growth. In 2003, loans to customers exceeded loan repayments by $158.6 million. The November 2003 sale of certain large, under-performing commercial loans provided $27.2 million to support operations. In 2002, BSB Bancorp used investments in securities to stabilize earnings during a period that included significant declining trends in interest rate yields. Proceeds from the 2002 sale of BSB Bancorp’s credit card portfolio provided $12.7 million of cash flow. BSB Bancorp’s investing activities also reflect $20.0 million for its initial investment in BOLI in December 2002, as well as an additional investment of $20.0 million in December 2003.

Financing activities provided net cash of $163.5 million during 2003 compared to a $26.5 million use of funds in 2002 with the primary change associated with increases in deposits. Brokered time deposits provided the most significant increase of $79.9 million in 2003. Securities sold under repurchase agreements and FHLB line of credit advances decreased by $21.3 million during the period. Sales of branches used cash of $37.1 million and $2.2 million in 2002 and 2001, respectively. FHLB term advances were utilized to provide cash for financing activities with borrowing proceeds exceeding repayments by $54.0 million in 2003 and $97.9 million in 2002. BSB Bancorp had a net use of funds from financing activities of $274.5 million in 2001, mainly to pay down higher cost deposits, particularly brokered time deposits as time deposits declined $350.9 million. The net increase in FHLB term advances of $140.0 million in 2001 provided an alternative resource.

BSB Bancorp’s main sources of liquidity, as a holding company, are dividends from BSB Bank & Trust Company, investment income and net proceeds from borrowings and offerings of junior subordinated obligations. The main uses of liquidity are the payment of dividends to stockholders, repurchases of BSB Bancorp’s common stock, and the payment of interest to holders of junior subordinated obligations. The ability of BSB Bank & Trust Company to pay dividends is subject to various regulatory limitations. Due to reduced net income in 2002, coupled with dividends previously paid, BSB Bank & Trust Company exceeded its dividend limitations in 2002. However, in October 2002, BSB Bank & Trust Company received regulatory approval for and paid a special dividend of $30 million to BSB Bancorp. As a result of that special dividend, and based on regulatory limitations noted above, BSB Bancorp did not receive dividends from BSB Bank & Trust Company in 2003.

BSB Bancorp issued a total of $25.0 million of trust preferred securities during 2002. Of the net proceeds, $6.1 million was used to purchase, at a discount, previously issued trust preferred securities (BSB Capital Trust I), approximately $7.9 million was utilized to repurchase 315,496 shares of BSB Bancorp’s common stock, and the remainder was utilized for liquidity and general corporate purposes. The common shares were repurchased as part of previously announced Stock Repurchase Programs, the most recent of which was announced during the fourth quarter of 2002. Under this most recent Stock Repurchase Program, which was in effect through March 2003, a total of 316,070 shares have been repurchased at a total cost of approximately $7.0 million with authorization for the repurchase of approximately 316,000 additional shares.

At December 31, 2003, BSB Bancorp had immediately available funds totaling $18.2 million. Management believes current levels of cash are adequate to meet BSB Bancorp’s anticipated ordinary obligations in 2004 to pay customary cash dividends on BSB Bancorp’s common stock in 2004, if so declared. Management anticipates that BSB Bank & Trust Company will be able to resume the payment of cash dividends to BSB Bancorp, without regulatory approval, in 2004. However, circumstances, including additional common stock and trust preferred security repurchases or unanticipated cash obligations, may require BSB Bancorp to seek additional sources of funding or require BSB Bank & Trust Company to seek regulatory approval for another special cash dividend to BSB Bancorp, should BSB Bank & Trust Company be otherwise unable to make such cash dividend payments.

At December 31, 2003, BSB Bank & Trust Company’s Tier I leverage ratio, as defined by regulatory guidelines, was 7.93%, up from 7.31% at December 31, 2002, and above the minimum regulatory requirements for BSB Bank & Trust Company for both periods. BSB Bank & Trust Company’s total capital-to-risk-weighted assets ratio, calculated under the regulatory risk-based capital requirements, was 12.64%, up from 11.90% at December 31, 2002, and in excess of the regulatory requirements for both periods. The improvement in these ratios is primarily the result of positive net income compared to 2002, which was impacted by the net loss in the second quarter of 2002, and the payment of a $30.0 million special dividend to BSB Bancorp as previously noted.

At December 31, 2003, BSB Bancorp’s Tier I leverage ratio and total capital-to-risk-weighted assets ratios were 8.76% and 13.80%, compared to 9.10% and 14.48%, respectively, at December 31, 2002. BSB Bancorp’s book value per share was $15.82 at December 31, 2003 compared to $15.78 at December 31, 2002.

Critical Accounting Policies

In the course of BSB Bancorp’s normal business activity, management must select and apply many accounting policies and methodologies that lead to the financial results presented in the consolidated financial statements of BSB Bancorp. Some of these policies are more critical than others. Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy because of the uncertainty and subjectivity inherent in estimating the levels of allowance needed to cover probable credit losses within the loan portfolio and the material effect that these estimates can have on BSB Bancorp’s results of operations. While management’s evaluation of the allowance for loan losses as of December 31, 2003 considers the allowance to be adequate, under adversely different conditions or assumptions, BSB Bancorp would need to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of BSB Bancorp’s non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, has a significant impact on the overall analysis of the adequacy of the allowance for loan losses. Though management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, BSB Bancorp’s allowance for loan losses policy would also require making additional provisions for loan losses. All accounting policies are important and the reader of the financial statements should review these policies, described in Note 1 to the Consolidated Financial Statements of BSB Bancorp, Inc. and Subsidiaries, to gain a greater understanding of how BSB Bancorp’s financial performance is reported.

Contractual Obligations

As of December 31, 2003, BSB Bancorp is contractually obliged under long-term agreements as follows:

		Payments Due by Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
	(In thousands)
Federal Home Loan Bank advances	$390,823	$90,051	$150,114	$30,287	$120,371
Junior subordinated obligations	48,202	—	—	—	48,202
Operating leases	4,282	734	1,291	709	1,548
Other	1,099	—	—	—	1,099

	$444,406	$90,785	$151,405	$30,996	$171,220

Quantitative and Qualitative Disclosures About Market Risk

The primary market risk that BSB Bancorp is exposed to currently is interest rate risk, since all BSB Bancorp transactions are denominated in U. S. dollars with no direct currency exchange or changes in commodity price exposures. All market risk-sensitive instruments continue to be available for sale with no financial instruments entered into for trading purposes at December 31, 2003. BSB Bancorp does not use derivative financial instruments such as interest rate swaps and caps extensively and did not participate in any derivative financial instruments during the year ended December 31, 2003.

BSB Bancorp establishes the size and duration of its investment portfolio and wholesale funding sources in order to manage interest rate risk. The current pricing, structure and composition of retail loans and deposits are primary factors to be considered. In adjusting BSB Bancorp’s asset and liability position, management’s goal is to limit BSB Bancorp’s interest rate risk exposure while attempting to enhance its net interest income. BSB Bancorp’s Asset and Liability Committee (“ALCO”) meets at least monthly to make decisions on the investment and funding portfolios based on its economic outlook, the Committee’s interest rate expectations, the overall interest rate risk profile of BSB Bancorp, and several other factors such as budgeted loan portfolio and core deposit growth and composition, and liquidity requirements. BSB Bancorp utilizes simulation analysis to evaluate the impact that changes in interest rates might have on BSB Bancorp’s net interest income and cash flow.

BSB Bancorp is exposed to interest rate risk when assets and liabilities re-price at different times and by different amounts and terms as interest rates change. As a result, the net interest income earned by BSB Bancorp is subject to the effects of changing interest rates. Accordingly, the ALCO focuses on effectively managing BSB Bancorp’s gap, which is a measure of the mismatch between the dollar amount of BSB Bancorp’s interest-earning assets and interest-bearing liabilities that mature or reprice within certain time frames. If those assets exceed the liabilities within a prescribed time period, a “positive” gap results. This could tend to have a favorable impact on earnings during a period of rising interest rates and could have an unfavorable impact during a period of declining rates. Conversely, if those liabilities exceed the assets during the time period in question, a “negative” gap results, in which case a rise in the general level of interest rates could have an unfavorable impact on earnings, while a decline in rates could have a favorable influence on earnings.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which are anticipated by BSB Bancorp, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The following table and associated discussion does not represent a BSB Bancorp forecast and should not be relied upon to predict results of operations. The results shown are based on numerous assumptions and BSB Bancorp cannot make assurances these assumptions will not change due to customer preferences, market conditions or actions BSB Bancorp may take through its ALCO to respond to such changes.

	3 months or less	More than 3 months to 12 months	More than 1 year to 3 years	More than 3 years to 5 years	More than 5 years	Total Rate- Sensitive
	(Dollars in thousands)
Rate-sensitive assets:
Commercial and consumer loans:
Fixed-rate	$42,657	$76,268	$172,131	$93,712	$97,276	$482,044
Adjustable-rate	206,504	228	231	253	1,786	209,002
Mortgage loans:
Fixed-rate	30,427	83,649	164,057	110,569	149,386	538,088
Adjustable-rate	65,470	54,836	52,513	35,910	11,381	220,110
Mortgage-backed securities	43,570	83,034	156,685	46,720	42,165	372,174
Other investment securities	52,968	71,594	63,527	44,165	38,945	271,199

Total rate-sensitive assets	$441,596	$369,609	$609,144	$331,329	$340,939	$2,092,617

Rate-sensitive liabilities:
Money market accounts	$429,376	$—	$—	$—	$—	$429,376
Savings accounts	45,430	45,430	45,430	45,430	—	181,720
NOW accounts	—	—	—	—	128,400	128,400
Time deposits	122,149	244,661	252,090	72,468	1,544	692,912
FHLB advances	20,015	70,045	150,131	30,149	120,483	390,823
Securities sold under repurchase agreements	18,846	—	—	—	—	18,846
Other borrowings	—	—	—	—	1,099	1,099
Junior subordinated obligations	—	—	—	—	48,202	48,202

Total rate-sensitive liabilities	$635,816	$360,136	$447,651	$148,047	$299,728	$1,891,378

Periodic gap	$(194,220)	$9,473	$161,493	$183,282	$41,211	$201,239

Cumulative gap	$(194,220)	$(184,747)	$(23,254)	$160,028	$201,239

Cumulative gap as a percentage of rate sensitive assets	(9.28)%	(8.83)%	(1.11)%	7.65%	9.62%

With the exception of savings, money market and NOW accounts which have no contractual term, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with their contractual terms. All assets and liabilities are placed in time periods that represent the earlier of their next repricing or scheduled maturity. Adjustable-rate loans, for example, are placed in the time periods which correspond to their next scheduled rate change. Prepayment assumptions are made to indicate the rate at which rate-sensitive assets prepay in excess of scheduled amortization. Money market accounts were anticipated to reprice within three months based on the consistent level of current accounts and the current level of interest rates. Savings accounts are assumed to reprice in equal amounts within five years. NOW accounts are considered stable core deposits, which based on rate and repricing trends, are anticipated to reprice after five years.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict the magnitude of changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in preparing the table. Finally, should interest rates increase, the ability of borrowers to service their debt may decrease.

Based on management’s December 31, 2003 simulation analysis of an immediate 100 basis point parallel increase in the level of interest rates, the estimated percentage change in net interest income from the flat rate scenario would be an increase of 4.23% over a 12-month horizon. For an immediate 200 basis point parallel increase in the level of interest rates, the estimated change in net interest income from the flat rate scenario would be an increase of 3.77% over a 12-month horizon. Contributing to this level of increase is the assumption that non-maturity deposit rates would only increase by 25 basis points and retail time deposit rates would only increase by 50 basis points for a 100 basis point increase in overall interest rates, and non-maturity deposit rates would increase by 50 basis points and retail time deposit rates would only increase by 125 basis points for a 200 basis point increase in overall interest rates. For the 200 basis point increase scenario, the de-indexing of money market account rates in 2003 will allow BSB Bank & Trust Company to limit rate increases in response to higher market rates, which eliminates the automatic increase in rates paid on related accounts. The estimated change in net interest income from the flat rate scenario for a 100 basis point decrease in the level of interest rates (presentation is limited to a 100 basis point decline due to the currently historically low interest rate environment) would be a decrease of 7.83%. The magnitude of the effects of the declining rate scenario are impacted by the absolute level of rates, and the inability of BSB Bancorp to reduce its core deposit funding costs by the entire amount of the change assumed. These effects are also exacerbated by the higher levels of cash flow for reinvestment in a lower interest rate environment that would occur as a result of estimated increases in the level of prepayments on higher yielding loan and mortgage-backed securities in those scenarios. There can be no assurance that if interest rates did move by the amounts discussed above, that the results of operations would be impacted as indicated.

BUSINESS OF PARTNERS TRUST FINANCIAL GROUP AND SBU BANK

Overview

Partners Trust Financial Group, Inc. is a federal corporation that began operations on April 3, 2002 in connection with the conversion of SBU Bank from a mutual savings bank to a stock savings bank and the completion of our initial public offering. SBU Bank is a wholly-owned subsidiary of Partners Trust Financial Group and Partners Trust Financial Group is a majority-owned subsidiary of Partners Trust, MHC, a mutual holding company.

SBU Bank was founded in 1839 and offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers’ banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

On December 27, 2002, we completed our acquisition of Herkimer Trust Corporation, Inc. and its wholly owned subsidiary, The Herkimer County Trust Company, known as Herkimer Bank. Herkimer Bank operated twelve branches in the Mohawk Valley region of New York State. We paid $64.0 million in cash in exchange for the Herkimer shares outstanding at the time of acquisition (as well as $1.1 million in direct acquisition costs), acquired $366.2 million in assets and assumed $301.2 million in liabilities. Goodwill associated with this transaction approximated $34.5 million.

Lending Activities

General. Historically, our principal lending activity has been the origination of fixed-rate and adjustable- rate mortgage loans collateralized by residential real estate located within our primary market area. We also originate commercial real estate loans, including multi-family residential real estate loans, commercial business loans, and consumer loans, including home equity loans.

Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages as of the dates indicated.

	At December 31,
	2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate	$481,929	59.85%	$434,312	53.95%	$383,014	63.51%	$358,026	58.48%	$342,574	59.20%
Commercial real estate	139,555	17.33	170,430	21.17	127,750	21.18	143,297	23.40	134,304	23.21
Commercial	58,936	7.32	56,785	7.05	32,477	5.39	46,673	7.62	43,300	7.48
Consumer(1)	124,830	15.50	143,471	17.83	59,821	9.92	64,286	10.50	58,539	10.11

Total loans receivable(2)	805,250	100.00%	804,998	100.00%	603,062	100.00%	612,282	100.00%	578,717	100.00%

Less:
Net deferred fees and costs	446		442		437		508		502
Allowance for loan losses	8,608		10,989		7,934		7,564		9,328

Net loans receivable	$796,196		$793,567		$594,691		$604,210		$568,887

(1)	Includes home equity loans.
(2)	Excludes loans held for sale.

Loan Maturity and Repricing Schedule. The following table sets forth certain information as of December 31, 2003, regarding the amount of loans maturing or repricing in our portfolio. Demand loans having no stated schedule of repayment and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable-

and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which the final contractual repayment is due.

	Within One Year(2)	One Through Five Years	Five Through Ten Years	Ten Through Twenty Years	Beyond Twenty Years	Total
	(In thousands)
Residential real estate	$95,787	$207,416	$116,067	$58,029	$4,630	$481,929
Commercial real estate	47,290	85,870	6,382	13	—	139,555
Commercial	45,931	12,171	826	8	—	58,936
Consumer(1)	70,528	50,950	2,757	593	2	124,830

Total loans receivable(3)	$259,536	$356,407	$126,032	$58,643	$4,632	$805,250

(1)	Includes home equity loans.
(2)	Includes $240.2 million of loans that reprice within one year but that are scheduled to mature after one year.
(3)	Excludes loans held for sale.

Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at December 31, 2003, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 2004. Adjustable- and floating-rate loans are included based on contractual maturities.

	Due After December 31, 2004
	Fixed	Adjustable	Total
	(In thousands)
Residential real estate	$392,699	$83,821	$476,520
Commercial real estate	36,911	95,125	132,036
Commercial	20,473	37,037	57,510
Consumer(1)	94,981	24,906	119,887

Total loans receivable(2)	$545,064	$240,889	$785,953

(1)	Includes home equity loans.
(2)	Excludes loans held for sale.

Residential Mortgage Lending. We originate mortgage loans secured by one- to four-family properties, most of which serve as the primary residence of the owner. As of December 31, 2003, residential mortgage loans totaled $481.9 million, or 59.9% of our total loan portfolio. The primary focus of our originators is to maintain and expand relationships with realtors and other key contacts in order to bring new mortgages to SBU Bank. Most of our loan originations result from relationships with existing or past customers, members of our local community and referrals from realtors, attorneys and builders.

Our mortgage loans generally have terms from 15 to 30 years, amortized on a monthly basis with principal and interest due each month. We offer a variety of terms and conditions to our mortgage customers which meet virtually any financing need. As of December 31, 2003, we offered the following residential mortgage loan products:

•	Conventional fixed-rate loans with both monthly and biweekly payment options;

•	FHA and VA fixed-rate loans;

•	A wide variety of conventional adjustable-rate loans;

•	FHA adjustable-rate loans;

•	Conventional loans targeted at low and moderate income groups;

•	State of New York Mortgage Agency loans; and

•	Construction/permanent loans.

Residential real estate loans may remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option without penalty. Our conventional residential mortgage loans customarily contain “due on sale” clauses which permit us to accelerate the indebtedness of the loan upon transfer of ownership in the mortgaged property.

The decision to originate loans for portfolio or for sale in the secondary market is made by our Asset/Liability Management Committee, and is based on our interest rate risk profile. Our current practice is to sell almost all newly originated conforming fixed-rate 30 year monthly payment loans in the secondary market and to hold biweekly fixed-rate loans, loans with terms of 15 years or less and adjustable-rate loans in our portfolio. We did, however, originate $40.4 million of conforming fixed-rate 30-year monthly payment loans for portfolio during 2003. FHA and VA loans are sold servicing-released while we retain servicing on all other loans sold. We lend up to a maximum loan-to-value ratio of 95% on mortgage loans secured by owner-occupied properties, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. Certain loans with a loan-to-value ratio between 80% and 85% do not require private mortgage insurance but carry a higher interest rate and are underwritten to stricter standards. To a lesser extent, we originate non-conforming loans that may not satisfy the various requirements of the secondary market.

Our adjustable-rate mortgage loans are made with a maximum term of 30 years. Adjustable-rate loans include loans that provide for an interest rate that is based on the interest paid on U.S. Treasury securities of corresponding terms, plus a margin. Our adjustable-rate conventional mortgages include limits on the increase or decrease in the interest rate. The interest rate may increase or decrease by a maximum of 2.0% per adjustment with a maximum adjustment over the life of the loan, which generally is 5.0%. For one year adjustable-rate loans, borrowers are qualified at the initial rate and at 2.0% over the initial rate. For all other adjustable-rate loans, borrowers are qualified at the initial rate.

The retention of adjustable-rate loans in our portfolio helps reduce exposure to changes in interest rates. However, there are credit risks resulting from potential increased costs to the borrower as a result of rising interest rates. During periods of rising interest rates, the risk of default on adjustable-rate mortgages may increase due to the upward adjustment of interest cost to the borrower.

Commercial Real Estate Loans. We originate commercial real estate loans to finance real property, which generally consists of developed real estate. We have a diversified portfolio comprised of loans on apartment buildings, professional offices, retail establishments, and other properties. We have no exposure greater than 25% of the commercial real estate portfolio in any of these individual property types. At December 31, 2003, our commercial real estate loan portfolio totaled $139.6 million, or 17.3% of total loans. Most of the commercial real estate portfolio consists of loans secured by properties in an area of New York State bounded by Syracuse in the west and Albany in the east. To a lesser extent, commercial real estate loans are secured by properties located outside of that area but primarily in New York State. In underwriting commercial real estate loans, consideration is given to the property’s historic and projected cash flow, current and projected occupancy, location and physical condition. We lend up to a maximum loan to value ratio of 75% (with certain exceptions made on a loan-by-loan basis) and require minimum debt coverage ratios depending on the property type involved.

Commercial real estate lending involves additional risks compared to one-to-four family residential lending because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, as well as the collateral value of the commercial real estate securing the loan. Repayment of such loans may be subject, to a greater extent than residential loans, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Our policies limit the amount of loans to a single borrower or group of related borrowers to reduce this risk.

Because of increased risks associated with commercial real estate loans, commercial real estate loans generally have a higher interest rate and shorter term than residential mortgage loans. Commercial real estate loans are generally offered at one to five year adjustable-rates tied to the Federal Home Loan Bank of New York advance rates. The term of such loans generally does not exceed ten years with amortization schedules of fifteen to twenty years.

Commercial Loans. In addition to commercial real estate loans, we also engage in commercial lending, including business installment loans, lines of credit and other commercial loans. We focus on making commercial loans to small and medium sized businesses in a wide variety of industries located primarily in Onondaga, Oneida and Herkimer Counties. At December 31, 2003, our commercial loan portfolio totaled $58.9 million, or 7.3% of total loans.

Unless secured by a mortgage on commercial real estate, our commercial loans generally are limited to terms of seven years or less and have fixed interest rates or variable interest rates tied to the FHLB and prime rate, respectively. Whenever possible, we collateralize these loans with a lien on business assets and equipment and obtain personal guarantees from principals of the borrower.

Commercial loans generally are considered to involve a higher degree of risk than residential mortgage loans. Such loans typically involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. In addition, commercial loans are in some cases unsecured, and if secured, the collateral may be subject to market obsolescence. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending. We utilize the services of an outside loan review consultant to conduct reviews of the commercial loan and commercial real estate portfolios to assess adherence to underwriting standards and policy requirements.

Consumer Loans. We offer a variety of consumer loans to meet customer demand and to increase the yield on our loan portfolio. Consumer loans are generally offered at a higher rate and shorter term than residential mortgages. Examples of our consumer loans include:

•	Fixed-rate home equity loans;

•	Variable rate home equity lines of credit;

•	Property improvement loans;

•	New and used automobile loans;

•	Secured and unsecured personal loans; and

•	Personal lines of credit.

At December 31, 2003, our consumer loan portfolio totaled $124.8 million, or 15.5% of total loans. Consumer loans generally are offered for terms of one to fifteen years depending on the collateral, and at fixed or variable rates of interest depending on the product.

Auto loans currently comprise the largest portion of our consumer loan portfolio at 44.4%. For loans secured by new and used automobiles, the financial terms are determined by the age and condition of the vehicle, and the financial ability of the borrower to repay. We obtain a title lien on the vehicle and collision insurance policies are required on these loans. While we lend directly to borrowers, the majority of our automobile loans are originated through local auto dealerships in Oneida, Herkimer and Onondaga Counties. We independently underwrite the loans from the dealerships. Approximately 82.0% of the auto loan portfolio consists of indirect loans.

Home equity loans totaled $54.9 million at December 31, 2003, and comprised 44.0% of consumer loans. These loans are typically secured by a second lien on the mortgaged property. We generally make home equity loans up to 90% loan to value (inclusive of the first lien loan). We offer both fixed and adjustable rates, as well as a variety of repayment terms.

We make loans secured by deposit accounts up to 100% for SBU Bank accounts, 90% for all other bank accounts, of the amount of the depositor’s collected savings account balance. We also make other consumer loans that may or may not be secured. The terms of the loans vary depending on the collateral.

Consumer loans are generally originated at higher interest rates than residential mortgage loans and also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

Loan Activity. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations and repayments are influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations and repayments can vary from period to period.

The following table sets forth changes in our loan portfolio for the periods indicated, inclusive of loans held for sale.

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Originations:
Residential real estate	$223,233	$162,292	$121,967
Commercial real estate	28,510	29,083	15,620
Commercial	36,582	14,280	35,757
Consumer (1)	54,392	29,983	25,352

Total originations	342,717	235,638	198,696

Loans sold	18,091	27,908	21,307
Repayments:
Residential real estate	158,369	112,105	74,542
Commercial real estate	63,103	31,534	31,425
Commercial	32,982	22,951	49,245
Consumer (1)	72,034	32,476	29,817

Total repayments	326,488	199,066	185,029

Total sales and repayments	344,579	226,974	206,336

Loans acquired from Herkimer County Trust	—	196,746	—
Change in other items, net (2)	(1,554)	(5)	71

Net (decrease) increase	$(3,416)	$205,405	$(7,569)

(1)	Includes home equity loans.
(2)	Other items include net deferred fees and costs and amortization of purchase accounting adjustments.

Loan Approval Procedures and Authority. Our lending policy generally provides for a maximum residential mortgage amount of $450,000. Loans in excess of the conforming guidelines (currently $333,700) of the secondary market require the approval of our chief credit officer, or in his absence, the chief executive officer or the senior vice president of sales. Conforming loans with no policy exceptions are processed by an automated system sponsored by Freddie Mac known as Loan Prospector and approved after validation by an authorized underwriter. All loans rated “caution” or rejected by Loan Prospector are reviewed by a residential mortgage underwriter for further action.

Consumer loans are underwritten by our consumer underwriting group. For unsecured loans in excess of $25,000, non-real estate secured loans in excess of $60,000, and loans secured by real estate in excess of $125,000, the approval of our chief credit officer is needed, or in his absence, the chief executive officer or the senior vice president of sales.

Commercial real estate and commercial loans are underwritten by commercial credit analysts and relationship managers. The manager of the small business department may approve loans up to $500,000, and the manager of the commercial loan department may approve loans up to $750,000. Our chief credit officer may approve loans up to $1.5 million. The chief credit officer in conjunction with the chief executive officer may approve loans up to $4.0 million. The Bank’s Credit Committee must approve loans between $4.0 million and $5.0 million. Loans above $5.0 million require the approval of our Executive Committee or the full board.

Loans to One Borrower. Federal savings bank regulations restrict loans to one borrower to an amount equal to 15% of unimpaired equity on an unsecured basis, and an additional amount equal to 10% of unimpaired equity if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). Our policy provides that loans to one borrower (or related borrowers) should generally not exceed the lesser of 1% of total assets, 15% of equity, or $6.0 million. Exceptions to our policy are approved on a case-by-case basis.

At December 31, 2003, the largest aggregate amount loaned by SBU Bank to one borrower consisted of four commercial mortgage loans secured by apartment buildings and retail property in a committed amount of $13.1 million. At December 31, 2003, the outstanding amount under these loans was $13.0 million. The next largest relationship consisted of commercial loans to a local manufacturer in a committed amount of $10.0 million. These loans are secured by all operating assets of the company, including real estate. There was $7.1 million outstanding on these loans at December 31, 2003. The next eight largest credit relationships totaled $29.1 million at December 31, 2003 (including committed amounts). All of these large loan relationships are performing in accordance with their terms.

Asset Quality

General. One of our key operating objectives has been and continues to be to maintain a strong level of asset quality. We use a variety of strategies, including, but not limited to, borrower workout arrangements and aggressive marketing of foreclosed properties, in addressing problem and non-performing assets.

Collection Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to a current status. In the case of residential mortgage and consumer loans, our collections department is responsible for collection procedures from the 15th day up to the 120th day of delinquency. A system-generated late notice is sent to all consumer customers at ten days past due. Residential mortgage customers receive a late notice at fifteen days past due. If there is no response a phone call is made within 15-20 days past due. If no payment arrangements are made, or arrangements are not kept, weekly phone contact is made. At 31-40 days past due, if no contact has been made, a second stronger letter is mailed and continued attempts are made to contact the customer by phone. At 41-55 days a third letter is mailed and continued attempts at phone contact are made. For consumer loans 56-65 days past due a five day letter is sent stating that all arrears are due to avoid repossession. For residential mortgages 56-65 days past due a 30 day letter is sent advising the borrower they have 30 days to bring all amounts current or a demand letter will be sent. A physical inspection of the property is scheduled in this time frame. For secured consumer loans 66-120 days past due, attempted phone contact is continued and a letter is sent advising the customer of an active repossession order. Within 24 hours of the repossession a 10 day letter is sent notifying the customer of the intent to sell the collateral. For residential mortgage loans 86-95 days past due, a demand letter is sent with a seven day time frame after which the loan will be sent to the foreclosure department.

We hold foreclosed property as other real estate owned. We carry foreclosed real estate at the lower of the unpaid principal balance at the time of foreclosure or its fair market value less estimated selling costs. If a foreclosure action is commenced and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, we either sell the real property securing the loan at the foreclosure sale or sell the property as soon thereafter as practical. Our collection procedures for Federal Housing Association (FHA) and Veteran’s Administration (VA) one- to four-family mortgage loans follow the collection guidelines outlined by those agencies.

The collection procedures for commercial real estate and commercial loans include our sending periodic late notices and letters to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan is 15 days past due. We follow our residential mortgage and consumer loans collection procedures in our attempts to reach individuals by phone. Our credit quality committee reviews all delinquencies on a monthly basis. Delinquent commercial real estate and commercial loans may be transferred to our loan workout department for further action. Our chief credit officer has the authority to transfer current commercial real estate or commercial loans to the workout department if, in his opinion, a credit problem exists or is likely to occur.

Loans deemed uncollectable are proposed for charge-off on a monthly basis at the credit quality committee meeting. The chief credit officer can approve charge-offs up to $500,000. Amounts in excess of this require the approval of the chief executive officer or, in his absence, the chief financial officer.

Delinquent Loans and Non-performing Loans and Assets. Our policies require that the chief credit officer continuously monitor the status of the loan portfolio and report to the board on a quarterly basis. These reports include information on delinquent loans, criticized and classified assets, foreclosed real estate, and our actions and plans to cure the delinquent status of the loans.

With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, we generally stop accruing income on loans when interest or principal payments are 90 days in arrears or earlier if management deems appropriate. We designate loans on which we stop accruing income as non-accrual loans and we reverse outstanding interest that we previously credited. We may recognize income in the period that we collect it, when the ultimate collectibility of principal is no longer in doubt. We return a non-accrual loan to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

Loans that are delinquent three payments are included in the past due 60-89 days category. Loans that are delinquent four or more payments are included in the past due 90 days or more category. The following table sets forth certain information regarding delinquencies in our loan portfolio as of the dates indicated.

	At December 31, 2003				At December 31, 2002
	Past Due 60-89 Days		Past Due 90 Days or More		Past Due 60-89 Days		Past Due 90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Residential real estate	6	$314	15	$893	11	$492	19	$881
Commercial real estate	3	128	10	1,177	2	429	8	2,967
Commercial	5	711	12	417	5	316	13	653
Consumer (1)	52	356	53	561	30	227	25	246

Total	66	$1,509	90	$3,048	48	$1,464	65	$4,747

Delinquent loans to total loans		0.19%		0.38%		0.18%		0.59%

(1)	Includes home equity loans.

	At December 31, 2001
	Past Due 60-89 Days		Past Due 90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Residential real estate	12	$503	28	$1,509
Commercial real estate	2	455	5	1,068
Commercial	6	2,181	18	1,218
Consumer (1)	25	207	10	76

Total	45	$3,346	61	$3,871

Delinquent loans to total loans		0.55%		0.64%

(1)	Includes home equity loans.

The consumer portfolio acquired from Herkimer contained $36.1 million of indirect loans primarily secured by used autos. These loans have experienced higher delinquency rates than the indirect loans originated by SBU Bank, and as such, the overall delinquency rate of the consumer portfolio has been higher than that experienced prior to the Herkimer acquisition.

Non-performing loans totaled $4.2 million, or 0.53% of loans at December 31, 2003 compared with $11.0 million, or 1.36% of loans at December 31, 2002.

The following table sets forth information regarding non-performing loans and assets.

	At December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$1,007	$1,048	$1,864	$1,448	$1,856
Commercial real estate	1,279	5,987	5,949	2,903	2,792
Commercial	931	3,302	880	1,389	4,389
Consumer (1)	545	185	98	30	63

Total non-accruing loans	3,762	10,522	8,791	5,770	9,100
Accruing loans delinquent 90 days or more	480	461	344	3,147	1,179

Total non-performing loans	4,242	10,983	9,135	8,917	10,279
Other real estate owned	121	3,092	173	180	150

Total non-performing assets	$4,363	$14,075	$9,308	$9,097	$10,429

Total non-performing loans to total loans	0.53%	1.36%	1.51%	1.46%	1.78%

Total non-performing assets to total assets	0.34%	1.06%	0.95%	0.89%	1.07%

Allowance for loan losses to non-performing loans	202.92%	100.05%	86.85%	84.83%	90.75%

Allowance for loan losses to total loans (2)	1.07%	1.37%	1.32%	1.24%	1.61%

(1)	Includes home equity loans.
(2)	Total loans excludes loans held for sale.

Non-performing loans at December 31, 2003 consist of a number of individual relationships, the largest being $522,000. We have worked diligently to satisfactorily resolve the larger non-performing loans that existed at December 31, 2002. The $6.7 million reduction in non-performing loans from December 31, 2002, to the end of 2003, was primarily a result of payment in full on a $2.4 million non-performing commercial real estate loan, and the charge-off of $1.5 million on a non-performing commercial loan.

Other real estate owned decreased $3.0 million from December 31, 2002 to December 31, 2003 primarily due to the sale of one commercial property in December 2003. This property, which is a strip shopping center, was recorded as other real estate owned at its estimated net realizable value of $2.8 million. A net loss of $356,000 was recorded on this sale.

We review all non-accrual commercial real estate and commercial loans greater than $250,000 for impairment. These loans are individually assessed to determine whether a loan’s carrying value is in excess of the fair value of the collateral or the present value of the loan’s cash flows. Smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans, are specifically excluded from the impairment review. We had $1.9 million, $2.0 million and $4.9 million of loans classified as impaired at December 31, 2003, 2002 and 2001, respectively.

In addition to the non-performing loans, we have identified through normal internal credit review procedures, $4.6 million in loans that warrant increased attention at December 31, 2003. These loans are classified as substandard as they exhibit certain risk factors, which have the potential to cause them to become non-performing. Accordingly, these credits are reviewed on at least a quarterly basis and were considered in our evaluation of the allowance for loan losses at December 31, 2003. None of these loans were considered impaired and as such, no specific impairment allowances were established for these loans.

Allowance for Loan Losses. The allowance for loan losses reflects our evaluation of the probable losses in our loan portfolio. The allowance for loan losses is maintained at a level that represents management’s best estimate of losses in the loan portfolio at the balance sheet date that were both probable and reasonably estimable. We maintain the allowance through provisions for loan losses that we charge to income. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses.

Our evaluation of the adequacy of the allowance for loan losses includes the review of all loans for which the collectibility of principal may not be reasonably assured. For residential mortgage and consumer loans, this review primarily considers delinquencies and collateral values. For commercial real estate and commercial loans, an extensive review of financial performance, payment history and collateral values is conducted on a quarterly basis by the credit quality committee.

The criteria that we consider in connection with determining the overall allowance for loan losses include the following:

•	results of the quarterly credit quality review;

•	historical loss experience in each segment of the loan portfolio;

•	general economic and business conditions affecting our key lending areas;

•	credit quality trends (including trends in non-performing loans expected to result from existing conditions);

•	collateral values;

•	loan volumes and concentrations;

•	age of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	external loan review results.

Certain of these criteria impact our loss estimates on specific problem loans reviewed by the credit quality committee. In addition, these criteria also impact management’s estimates of losses on other loan portfolios, including smaller balance consumer, commercial and residential loans.

The allowance for loan losses is an estimate of probable losses in the loan portfolio. The amount of actual losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. A historical loss experience model is used to establish the loan loss factors for the various types of loans. Pooled loss factors are adjusted quarterly, if necessary, based upon the level of net charge-offs incurred and expected by management. Furthermore, our methodology permits adjustments to loss factors used in the computation of the allowance in the event that, in management’s judgment, significant conditions that affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By estimating the probable losses in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based on recent information that becomes available.

Additions to the allowance for loan losses may be made when management has identified significant conditions or circumstances related to a specific loan that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the pooled loss factors.

Management will continue to review the entire loan portfolio to determine the extent, if any, to which additional loan loss provisions may be deemed necessary. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

Various regulatory agencies, as well as our outsourced loan review function, as an integral part of their review process, periodically review our loan portfolios and the related allowance for loan losses. Regulatory agencies may require us to increase the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.

At December 31, 2003 and 2002, our allowance for loan losses was $8.6 million and $11.0 million, respectively. The allowance coverage to total loans declined to 1.07% at December 31, 2003, from 1.37% at the end of 2002. This reduction was considered reasonable given the changes in portfolio mix, substantial improvement in non-performing and classified loans and improved asset quality ratios during the year.

The following table sets forth the analysis of the activity in the allowance for loan losses for the periods indicated.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$10,989	$7,934	$7,564	$9,328	$10,150
Charge-offs:
Residential real estate	87	36	244	225	384
Commercial real estate	136	2,104	874	—	1,504
Commercial	2,362	651	1,344	3,103	76
Consumer(1)	1,466	306	305	284	374

Total charge-offs	4,051	3,097	2,767	3,612	2,338

Recoveries:
Residential real estate	31	9	19	76	57
Commercial real estate	104	43	620	254	469
Commercial	175	628	548	80	444
Consumer(1)	260	150	278	341	546

Total recoveries	570	830	1,465	751	1,516

Net charge-offs	3,481	2,267	1,302	2,861	822
Provision for loan losses	1,100	1,150	1,672	1,097	—
Allowance acquired from Herkimer	—	4,172	—	—	—

Balance at end of year	$8,608	$10,989	$7,934	$7,564	$9,328

Ratio of net charge-offs during the year to average loans outstanding during the year	0.43%	0.37%	0.21%	0.48%	0.14%

(1)	Includes home equity loans.

The level of charge-offs increased from 2002 to 2003 primarily as a result of the $1.5 million commercial loan charge-off previously discussed, and an increase in consumer loan charge-offs. The majority of consumer loans charged off in 2003 were direct and indirect auto loans acquired from Herkimer.

The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated. This allocation is based on management’s assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may occur nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2003		2002		2001		2000		1999
	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential real estate	$1,319	59.85%	$1,088	53.95%	$446	63.51%	$1,141	58.48%	$1,618	59.20%
Commercial real estate	1,164	17.33	6,175	21.17	5,158	21.18	5,011	23.40	4,877	23.21
Commercial	3,454	7.32	3,221	7.05	1,299	5.39	650	7.62	1,889	7.48
Consumer(1)	2,671	15.50	503	17.83	294	9.92	762	10.50	944	10.11
Unallocated	—	—	2	—	737	—	—	—	—	—

Total	$8,608	100.00%	$10,989	100.00%	$7,934	100.00%	$7,564	100.00%	$9,328	100.00%

(1)	Includes home equity loans.

The allocation of the allowance for loan losses to cover the probable losses by loan type was determined based on the methodology previously described and considered the specific factors discussed in the following paragraphs.

As is typical within the banking industry, the inherent loss estimates in the homogeneous residential and consumer loan portfolios were based on historical loss allocation percentages. Additionally, as previously discussed, the indirect auto portfolio acquired from Herkimer had loss rates significantly in excess of the remainder of the portfolio. As such, the consumer allowance was augmented by $1.2 million, which represented our evaluation of the remaining losses in this portfolio segment. The increase in the allowance allocated to consumer loans from December 31, 2002 to the December 31, 2003 was attributed primarily to the increased charge-offs previously discussed.

Inherent losses in the commercial and commercial real estate portfolios are more difficult to predict and are based on a combination of specific credit review and historical loss percentages. The credit reviews were performed on all loans greater than $100,000 that were rated substandard or worse, and included a review of a combination of appraisals, current financial data, recent inspections and knowledge of the relationship managers. Local and national economic factors are also considered in loss levels for these portfolios. Approximately $1.3 million of the $3.5 million commercial allowance was based on specific loan reviews. The remaining $2.2 million was based on historical losses and other factors. Of the $1.2 million in commercial real estate allowance allocation, approximately $200,000 was based on specific loan reviews. The reduction in the allowance allocated to commercial real estate from December 31, 2002 to December 31, 2003 was attributed to the significant reduction in non-performing commercial real estate loans during 2003.

Giving effect to these determinations, the allowance has been reduced as a percentage of total loans from 1.61% at December 31, 1999, to 1.07% at December 31, 2003. Although the allowance was 202.92% of non-performing assets at December 31, 2003, compared to 100.05% at December 31, 2002, this percentage primarily reflects the significant decline in the past year of the amount of our non-performing assets from nearly $11.0 million at December 31, 1999 to $4.4 million at December 31, 2003. Nonetheless, the evaluation for computation of our allowance takes into consideration the entire loan portfolio, not just non-performing loans. The allowance at December 31, 2003 was 2.47 times net charge-offs in 2003, compared with an allowance at December 31, 2002 of 4.85 times 2002 net charge-offs. As these ratios indicate, certain allowance ratios can vary significantly as a result of any large changes in non-performing loans or large loan charge-offs, and as such, we do not use these ratios in isolation as indicators of the adequacy of the allowance for loan losses.

Securities Activities

General. Our investment policy is established by SBU Bank’s board of directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The asset/liability management committee oversees our investment program and evaluates on an ongoing basis our investment policy and objectives. The chief financial officer, or the controller acting with the chief financial officer, is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer and controller have the authority to purchase and sell securities within specific guidelines established by the investment policy. All transactions are reviewed by the board on a monthly basis.

Our current policies generally limit securities investments to U.S. Government, agency and sponsored entity securities, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government sponsored entities, such as Fannie Mae, Freddie Mac, and the Federal Home Loan Bank (“FHLB”) (“federal agency securities”). The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as collateralized mortgage obligations (“CMOs”) issued or backed by securities issued by these government agencies and investment grade privately issued CMOs. Privately issued CMOs typically offer rates above those paid on government agency CMOs, but lack the guaranty of those agencies and typically there is less market liquidity than agency bonds. We owned $8.2 million and $14.8 million of privately issued CMOs at December 31, 2003 and 2002, respectively. Also permitted are investments in securities issued or backed by the Small Business Administration and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. Securities are generally classified as available-for-sale for financial reporting purposes at December 31, 2003. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities. The emphasis of this approach is to increase overall securities yields while managing interest rate risk. To accomplish these objectives, we focus on investments in mortgage-backed securities and CMOs. In addition, U.S. Government and other non-amortizing securities are used for call protection and liquidity.

Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

	At December 31,
	2003		2002		2001
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Available-for-sale:
U.S. Treasury and obligations of U.S. Government corporations and agencies	$101,905	$103,055	$79,703	$81,870	$59,388	$61,241
Municipal obligations	31,729	32,279	28,462	28,465	—	—
Corporate debt securities	15,481	15,915	15,915	16,177	981	1,026
Fannie Mae preferred stock	10,000	8,193	10,000	9,466	10,003	9,796
Other securities	—	—	—	—	1,303	1,284
Collateralized mortgage obligations	42,209	42,545	73,159	74,369	98,136	100,335
Other mortgage-backed securities	138,393	141,727	127,602	133,786	120,200	122,620

Total available-for-sale	339,717	343,714	334,841	344,133	290,011	296,302

Held-to-maturity:
Other securities	1,240	1,241	1,567	1,567	1,383	1,384

Total held-to-maturity	1,240	1,241	1,567	1,567	1,383	1,384

Total securities	$340,957	$344,955	$336,408	$345,700	$291,394	$297,686

Prepayments on mortgage-backed securities and collateralized mortgage obligations were at a high level in 2003 as interest rates decreased and borrowers refinanced at lower rates. As our investments in CMOs were paid down, we reinvested the proceeds in additional mortgage-backed securities as well as obligations of U.S. Government agencies and local municipalities in 2003.

The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our debt securities portfolio as of December 31, 2003. Adjustable-rate mortgage related securities are included in the period in which interest rates are next scheduled to adjust. No tax equivalent adjustments were made to the weighted average yields. Amounts are shown at fair value, as all securities shown are available-for-sale securities.

	At December 31, 2003
	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
U.S. Treasury and federal agency securities	$31,519	3.23%	$71,536	2.84%	$—	—%	$—	—%	$103,055	2.96%
Municipal obligations	4,789	1.88	5,681	2.92	8,282	3.33	13,527	3.35	32,279	3.35
Corporate securities	3,788	3.53	6,356	4.46	—	—	5,771	5.93	15,915	4.77
Collateralized mortgage obligations	105	2.38	71	8.99	13,339	3.93	29,030	4.24	42,545	3.81
Other mortgage-backed securities	33	3.51	3,016	3.49	64,729	4.52	73,949	5.52	141,727	5.01

Total debt securities	$40,234	3.09%	$86,660	2.99%	$86,350	4.32%	$122,277	5.07%	$335,521	4.10%

Sources of Funds

General. Deposits, repurchase agreements, FHLB advances, scheduled amortization and prepayments of loan principal, maturities and calls of securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. Brokered time deposits are used on occasion when market conditions warrant.

Deposits. We offer a variety of deposit accounts having a range of interest rates and terms. We currently offer passbook and statement savings accounts, interest-bearing demand accounts, non-interest-bearing demand accounts, money market accounts and time deposits.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our branch offices. In order to attract and retain deposits we rely on providing quality service and introducing new products and services that meet our customers’ needs such as on-line banking and bill payment.

Deposit rates are generally determined weekly by the pricing committee which is chaired by the chief financial officer. Members of the committee include the heads of retail banking, commercial lending, mortgage and indirect lending. Staff members from marketing and branch management are non-voting members. When we determine our deposit rates we consider local competition, FHLB advance rates and rates charged on other sources of funds. Core deposits, defined as savings accounts, money market accounts and demand deposit accounts, represented 62.7% of total deposits at December 31, 2003 and 61.6% at December 31, 2002. At December 31, 2003 and 2002, time deposits with remaining terms to maturity of less than one year amounted to $193.4 million and $190.1 million, respectively.

Total deposits decreased $59.1 million, or 6.9%, to $796.1 million at December 31, 2003 compared to $855.2 million at December 31, 2002. This decrease occurred in all deposit types as we priced our deposits below most of the competition in order to offset declining yields on loans and securities.

The following table indicates the amount of our time accounts by time remaining until maturity as of December 31, 2003.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Time accounts less than $100,000	$48,323	$39,219	$67,715	$86,502	$241,759
Time accounts of $100,000 or more	12,655	10,669	14,827	17,363	55,514

Total of time accounts	$60,978	$49,888	$82,542	$103,865	$297,273

Maturities of Time Accounts. The following table sets forth the amount and maturities of time accounts at the dates indicated.

	Period to Maturity from December 31, 2003						At December 31,
	One Year or Less	Over One to Two Years	Over Two to Three Years	Over Three to Four Years	Over Four to Five Years	Over Five Years	2003	2002	2001
	(In thousands)
Rate:
Less than 2.00%	$109,166	$7,990	$193	$—	$—	$—	$117,349	$16,481	$205
2.00 to 4.00%	67,555	23,203	7,374	7,236	6,277	49	111,694	205,815	53,179
4.01 to 5.00%	4,238	4,151	8,817	10,647	2	—	27,855	38,432	73,348
5.01 to 6.00%	7,346	1,778	3,290	2,486	—	—	14,900	24,213	73,513
6.01 to 7.00%	4,445	14,134	1,807	91	—	12	20,489	38,332	89,192
7.01% and above	658	2,957	1,334	37	—	—	4,986	5,533	2,273

Total	$193,408	$54,213	$22,815	$20,497	$6,279	$61	$297,273	$328,806	$291,710

Borrowed Funds. At December 31, 2003, we had $290.6 million of borrowed funds, which consisted of FHLB advances, FHLB overnight lines of credit and repurchase agreements, compared with $292.0 million outstanding at December 31, 2002. Repurchase agreements are contracts for the sale of securities owned or borrowed by us, with an agreement to repurchase those securities at an agreed upon price and date. Our policies limit the use of repurchase agreements to collateral consisting of U.S. Treasury obligations, U.S. agency obligations or mortgage-related securities. There were $26.1 million of repurchase agreements outstanding as of December 31, 2003, and we averaged approximately $34.7 million outstanding pursuant to such agreements during the year ended December 31, 2003.

As a member of the FHLB of New York, SBU Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to creditworthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities.

We had available $351.5 million and $277.0 million in borrowing capacity with the FHLB (subject to limitations) at December 31, 2003 and 2002, respectively, of which $263.5 million and $247.0 million, respectively was outstanding.

The following table sets forth certain information regarding FHLB advances and repurchase agreements at the dates or for the periods indicated.

	December 31,
	2003	2002	2001
	(Dollars in thousands)
FHLB Overnight Line of Credit:
Maximum month-end balance	$13,000	$—	$19,000
Balance at end of year	1,000	—	—
Average balance	1,058	—	2,444
Weighted average interest rate at end of year	1.04%	—	—
Weighted average interest rate during year	1.16%	—	5.39%

Repurchase Agreements:
Maximum month-end balance	$44,294	$44,971	$62,657
Balance at end of year	26,069	44,971	29,452
Average balance	34,668	28,028	49,835
Weighted average interest rate at end of year	1.04%	1.73%	2.63%
Weighted average interest rate during year	1.21%	2.28%	5.74%

FHLB Advances:
Maximum month-end balance	$263,500	$247,000	$227,000
Balance at end of year	263,500	247,000	227,000
Average balance	237,263	227,986	209,791
Weighted average interest rate at end of year	3.58%	4.64%	5.15%
Weighted average interest rate during year	4.19%	4.99%	5.55%

Trust Services

The Trust Department offers a full range of services, including living trusts, executor services, testamentary trusts, employee benefit plan management, custody services and investment management, primarily to individuals, corporations and other institutions. The Trust Department has retained the services of an independent investment services firm to provide investment research. A Trust Committee that consists of the Manager of the Trust Department and the President, as well as two members of our board of directors, oversees operations of the Trust Department. The Trust Department markets its services through its trust officers, who call on our existing customers, referrals from attorneys and accountants and our branch managers who cross-sell the Trust Department’s services. As of December 31, 2003, the Trust Department had $69.8 million of assets under management, which includes $57.3 million over which the Trust Department has discretionary investment authority.

Municipal Activities

SBU Municipal Bank is a limited purpose commercial bank which accepts deposits of municipalities in our market area. The subsidiary was created in conjunction with the Herkimer transaction and is regulated by the FDIC and New York State Banking Department.

Investment Services

We offer annuity and mutual fund products through designated employees who are registered representatives. The annuities and mutual funds, which are products of unrelated insurance and mutual fund companies, are offered to customers and to members of the general public who are interested in non-deposit investments. We earn fees from the annuity and mutual fund providers for attracting and retaining these customers.

SBU Bank’s subsidiary, 233 Genesee Street Corporation, is a New York State Article 9A company that is involved in holding investments in U.S. Treasury, and federal agency and corporate obligations.

Title Insurance

We have an equity ownership interest in a title insurance company that sells title insurance for residential property. Management believes that this ownership is beneficial to our relationship with our residential mortgage customers. We record income based on our percentage ownership in the title insurance company.

Competition

We face intense competition within our market both in making loans and attracting deposits. The Central New York area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as private banking. However, our branch network, deployment of branch and offsite ATMs and development of our web-based banking services allow us to compete effectively for most consumer and small business relationships.

Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our in-house investment services department offers a full range of mutual funds, annuities and other investment products based on careful analysis of customer needs. This department has a close working relationship with other sales functions within SBU Bank. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our leadership role as a community bank.

Personnel

As of December 31, 2003, SBU Bank had 290 full-time employees and 59 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties

We conduct our business through our main banking office located in Utica, New York, and other full-service branch offices located in Oneida, Herkimer, and Onondaga Counties, New York. The aggregate net book value of our premises and equipment was $16.8 million at December 31, 2003 (including land and buildings held for sale). The following table sets forth certain information with respect to our offices at December 31, 2003.

OWNED Location	Original Year Acquired	Net Book Value (in thousands)
Main Office	1839	$4,300
233 Genesee Street
Utica, NY 13501

Commercial Drive Branch	2002	636
4630 Commercial Drive
New Hartford, NY 13413

Dolgeville Branch	2002	321
71 N. Main Street
Dolgeville, NY

Ellinwood Office Building	1993	3,091
2 Ellinwood Drive
New Hartford, NY 13413

OWNED Location	Original Year Acquired	Net Book Value (in thousands)
Frankfort Branch	2002	57
134 E. Main Street
Frankfort, NY

Ilion Branch	2002	524
150 Central Ave.
Ilion, NY

Little Falls Branch	2002	1,262
501 E. Main Street
Little Falls, NY

Newport Branch	2002	143
15 Bridge Street
Newport, NY

North Utica Branch	2001	1,573
1-3 Herkimer Road
Utica, NY 13502

Oriskany Branch	2002	92
110 River Street
Oriskany, NY 13424

Slawson St. Storage Facility	2002	36
3 Slawson Street
Dolgeville, NY

100 South Main Street Office Building	2002	670
Herkimer, NY

Whitesboro Branch	1997
80 Oriskany Boulevard
Whitesboro, NY 13492		1,618

Total Owned		$14,323

LEASED Location	Original Year Leased	Date of Lease Expiration	Net Book Value (in thousands)
Clinton ATM Facility	1997	10/13/2007	$115
Corner of College St. & Chenango Ave.
Clinton, NY 13323

Fayetteville Branch	2000	4/30/2010	169
6872 E. Genesee Street
Fayetteville, NY 13066

Hannaford Branch	2002	6/30/2008	4
401 East Albany Street
Herkimer, NY

Marcy Branch	2002	7/31/2007	—
Rt 49 Plaza
Marcy, NY

LEASED Location	Original Year Leased	Date of Lease Expiration	Net Book Value (in thousands)
New Hartford Shopping Center Branch	1961	6/30/2006	154
120 Genesee Street
New Hartford, NY 13413

North Herkimer Branch	2002	12/31/2008	2
319 North Main Street
Herkimer, NY

Oriskany Airport ATM Facility	2002	7/5/2004	—
110 River Street
Oriskany, NY

Rome Branch	1997	6/30/2007	3
1919 Black River Boulevard
Rome, NY 13440

Washington Mills Branch	1999	3/31/2006	61
40 Kellogg Road
New Hartford, NY 13413

Total Leased			$508

Total Leased and Owned			$14,831

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which Partners Trust Financial Group or its subsidiary is a party or of which any of its property is the subject.

BUSINESS OF BSB BANCORP AND BSB BANK & TRUST COMPANY

Overview

BSB Bancorp, Inc. is the bank holding company for BSB Bank & Trust Company. BSB Bancorp owns 100% of the issued and outstanding common stock of BSB Bank & Trust Company, which is the primary asset of BSB Bancorp. BSB Bank & Trust Company is headquartered in Binghamton, New York and at December 31, 2003 conducted business in Broome, Chenango, Onondaga and Tioga Counties and adjacent areas of New York State. The business of BSB Bancorp is the business of BSB Bank & Trust Company, which is BSB Bancorp’s sole segment. All references to BSB Bancorp include the activities of BSB Bank & Trust Company, unless the context indicates otherwise.

Lending Activities

BSB Bancorp offers commercial and residential permanent and construction mortgage loans, commercial and industrial loans (“C&I”), small business loans, various direct and indirect consumer loans including home equity loans and other types of consumer loans. As a community bank, all loans are approved locally, either by individual loan officers, the management loan committee or the directors’ loan committee, depending on the size and type of loan. Interest rates charged by BSB Bancorp are affected principally by the demand for such loans and the supply of funds available for lending purposes. These factors are in turn affected by general economic conditions, including local competition, monetary policies of the Federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

One of BSB Bancorp’s objectives for 2003 was to continue the process initiated in 2001 of restructuring its asset mix and, as part of the process of achieving this objective, reduce the size of the C&I portfolio. Another part of the restructuring process was to increase the size of the real estate loan portfolio, increasing both residential and commercial mortgage loans. This was consistent with the goal of improving asset quality and creating more sustainable and stable earnings over time.

BSB Bancorp’s loans totaled $1.4 billion at December 31, 2003, representing 65.5% of BSB Bancorp ‘s total assets at that date, compared to $1.3 billion, and 66.2% of BSB Bancorp’s total assets at December 31, 2002. BSB Bancorp continued to lower the balance of C&I loans within its portfolio of assets. The balance of C&I loans decreased to $323.6 million or 22.3% of all loans at December 31, 2003 compared to $492.2 million or 36.5% of all loans at December 31, 2002. These loans are generally tied to BSB Bancorp’s prime rate (“Prime Rate”).

As interest rates declined during the year, BSB Bancorp considered it prudent to sell its longest duration residential mortgage loan originations while retaining its shorter term fixed- and variable-rate loans and bi-weekly mortgage loans with maturities of less than 30 years. In this strategy, real estate loans increased to 52.3% of the loan portfolio at December 31, 2003 from 35.4% at December 31, 2002. This increase in the percent of real estate loans to total loans is consistent with BSB Bancorp’s overall strategy to improve asset quality by dedicating itself to implementing a strong credit culture, translating into a stronger credit risk profile for the future.

The balance of consumer loans was $367.4 million at December 31, 2003 compared to $378.0 million at December 31, 2002. The decline in consumer loans is largely the result of the decrease in the balance of mobile home loans from $55.4 million at December 31, 2002 to $45.1 million at December 31, 2003.

Loan Portfolio Composition. The following table sets forth the composition of BSB Bancorp’s loan portfolio by loan type as of the dates indicated.

	At December 31,
	2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
					(Dollars in thousands)
Commercial loans	$323,634	22.33%	$492,171	36.53%	$750,552	50.56%	$1,012,430	55.06%	$916,442	52.69%
Consumer loans:
Personal-direct	70,965	4.90%	65,768	4.88%	61,078	4.11%	64,965	3.53%	72,497	4.17%
Personal-indirect	249,558	17.22%	270,597	20.08%	268,787	18.10%	324,402	17.65%	352,426	20.25%
Other	46,889	3.23%	41,596	3.09%	48,489	3.27%	49,470	2.69%	47,808	2.75%

Total consumer loans	367,412	25.35%	377,961	28.05%	378,354	25.48%	438,837	23.87%	472,731	27.17%

Real estate:
Fixed-rate:
Residential	498,651	34.41%	262,199	19.46%	145,856	9.82%	127,482	6.93%	97,221	5.59%
FHA & VA	1,128	0.08%	1,844	0.14%	2,775	0.19%	4,008	0.22%	5,513	0.32%
Commercial	36,092	2.49%	34,767	2.58%	18,433	1.24%	10,278	0.56%	11,516	0.66%
Commercial FHA	153	0.01%	160	0.01%	170	0.01%	179	0.01%	186	0.01%

Total fixed-rate	536,024	36.99%	298,970	22.19%	167,234	11.26%	141,947	7.72%	114,436	6.58%

Adjustable-rate:
Residential	59,002	4.07%	66,301	4.92%	72,304	4.87%	88,700	4.82%	74,480	4.28%
Commercial	163,172	11.26%	112,028	8.31%	116,263	7.83%	156,831	8.53%	161,496	9.28%

Total adjustable-rate	222,174	15.33%	178,329	13.23%	188,567	12.70%	245,531	13.35%	235,976	13.56%

Total real estate loans	758,198	52.32%	477,299	35.42%	355,801	23.96%	387,478	21.07%	350,412	20.14%

	$1,449,244	100.0%	$1,347,431	100.0%	$1,484,707	100.0%	$1,838,745	100.0%	$1,739,585	100.0%

The following table sets forth scheduled contractual maturities of loans at December 31, 2003. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdraft loans are reported as due in one year or less. The following table also sets forth the dollar amount of loans which are scheduled to mature after one year which have fixed- and adjustable-interest rates.

	Residential Real Estate Loans	Commercial Real Estate Loans	Commercial Business Loans	Consumer Loans	Total
	(In thousands)
Amounts due:
Within one year	$32,376	$42,335	$157,723	$85,877	$318,311
After one year through five years	143,947	78,491	124,390	183,423	530,251
Beyond five years	382,458	78,591	41,521	98,112	600,682

Total	$558,781	$199,417	$323,634	$367,412	$1,449,244

Amounts due after one year:
Fixed	$469,870	$35,948	$114,089	$238,456	$858,363

Adjustable	$56,535	$121,134	$51,822	$43,079	$272,570

Contractual maturities of loans do not necessarily reflect the actual life of loans in BSB Bancorp’s portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses. Such clauses give BSB Bancorp the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid.

Residential Real Estate Lending. BSB Bancorp historically has been, and continues to be, a leading originator of residential real estate loans in its market area. At December 31, 2003, $558.8 million or 38.6% of BSB Bancorp’s total loan portfolio consisted of residential mortgage loans. In 2003 and 2002, residential mortgage loan originations amounted to $390.8 million and $200.5 million, respectively, which represented approximately 57.1% and 38.0%, respectively, of BSB Bancorp’s total loan originations.

The continued decline in interest rates during 2003 to their current low levels caused consumer preference to remain with fixed-rate residential loans. Loans were originated or refinanced at lower fixed rates as consumers looked to lock in the attractive financing rates. In 2003 BSB Bancorp sold $55.8 million in residential mortgages, an increase from $24.7 million sold in 2002. The bi-weekly residential loan has been the most popular product among BSB Bancorp’s customers as they are able to obtain attractive rates with an actual average life closer to that of a 20-year loan. For 2003, total originations of bi-weekly residential loans were $264.5 million or 38.6% of all mortgage originations. By comparison, in 2002, total bi-weekly residential loan originations were $84.0 million or 41.9% of mortgage originations. The trend to refinance at lower fixed-rates is reflected in the 2003 originations of 10-year mortgages ($64.7 million) and 15-year mortgages ($157.4 million). By comparison, BSB Bancorp originated, in 2002, a total of $52.4 million of 10- and 15-year fixed-rate mortgages, with 72.1% of these in the 15-year category.

Significant changes in the penetration of BSB Bancorp’s two major markets were achieved during 2003, as retail residential real estate loans closed in Central New York were approximately 49.5% of the total in 2003 as compared to approximately 43% in 2002.

Commercial and Industrial Lending. As of December 31, 2003, commercial loans amounted to $323.6 million or 22.3% of BSB Bancorp’s total loans. BSB Bank & Trust Company’s policy, consistent with regulation, restricts loans to any borrower and related entities to 15% of stockholders’ equity, unless the amount in excess of 15% is secured by liquid collateral. Loan relationships approaching 15% of BSB Bank & Trust Company’s stockholders’ equity generally require diversification in both repayment source and collateral. Outstanding loan balances for BSB Bancorp’s 10 largest C&I relationships range from $2.9 million to $19.8 million and are made up of 37 individual loans. Each of these loans has varied sources of repayment and collateral. Total loan commitments for these relationships ranged from $10.4 million to $27.2 million at December 31, 2003. The average size of a C&I loan increased from $222,000 in 2002 to $238,000 in 2003.

BSB Bancorp offers a variety of commercial loan services, including term loans and revolving lines of credit, as well as letters of credit. Commercial lending involves somewhat greater credit risks to BSB Bancorp than most other types of lending. BSB Bancorp has looked to decrease the overall portfolio size to a more manageable level that would represent a smaller percent of the total loan portfolio. Consistent with this objective, the C&I loan portfolio decreased $168.5 million to $323.6 million or 22.3% of the entire loan portfolio at December 31, 2003. As a part of the strategy to decrease the C&I loan portfolio, BSB Bancorp sold certain large, under-performing loans with an aggregate carrying value of $36.7 million during the fourth quarter of 2003.

Management continues to review commercial loan applications from companies with a strong financial base and strong credit history, principally within BSB Bancorp’s market area. Commercial loan originations amounted to $53.8 million or 7.9% of total loans originated in 2003 compared to $99.4 million or 18.4% of total loans originated in 2002.

The commercial loan portfolio is diversified by industry, type and size, and the loans have been made primarily to small- and medium-sized businesses in the regional market. Approximately 48.1% of BSB Bancorp’s commercial loans bear floating interest rates tied to the Prime Rate. The average yield on the commercial loan portfolio was 6.27% in 2003 and 6.58% in 2002. BSB Bancorp’s average Prime Rate was 4.12% in 2003 and 4.67% in 2002. Commercial loans are made on both a collateralized and uncollateralized basis and include collateralized lines of credit. Although most have shorter terms, the maximum term of a non-real estate collateralized commercial loan is ten years.

BSB Bancorp’s commercial loan officers are responsible for generating new business, the underwriting and assignment of internal risk ratings as loans are committed, and monitoring the creditworthiness of borrowers and for changing risk ratings when appropriate. The Loan Analysis unit analyzes the financial information and recommends risk ratings for larger credits. The Loan Review department reviews risk ratings assigned and has authority to change ratings and recommends risk ratings for larger credits, as appropriate. The risk ratings are used in conjunction with a monthly risk rating migration analysis program to assist in determining levels of loss allowance needed. Delinquency reports are reviewed during the month to prompt the loan officer to call or send written notice to the borrower.

The authority to approve commercial loans varies by the size of the loan. Loans under $150,000 must have a secondary approval of the loan officer’s team leader. Loans exceeding $5.0 million require multiple approvals from the senior loan officer or the CEO, plus the Credit Deputy and the Directors’ Loan Committee. For commercial loans at intermediate levels, BSB Bancorp requires designated approvals of the senior loan officers, the CEO, plus the Credit Deputy. The Board of Directors approves individual loan authority.

For loan portfolio analysis, geographic concentrations are reviewed at the same time as industry concentrations. Approximately 69.2% of commercial loans are located in BSB Bancorp’s primary market area of Broome, Chenango, Onondaga and Tioga Counties. Of the remaining 30.8%, 28.0% are spread through other counties of New York State with primary concentrations in Monroe, Cortland and Tompkins Counties. The remainder of the C&I loans are in other states.

BSB Bancorp monitors commercial loan and commercial real estate industry stratifications at least four times per year and continues to require diversity throughout its commercial loan and commercial real estate portfolios.

In addition to the various types of lending services, BSB Bancorp also offers to commercial customers a range of depository and related services, including commercial demand deposit accounts, cash management, payroll and direct deposit to employees’ accounts.

Commercial Real Estate Lending. BSB Bancorp originated $97.7 million in commercial real estate loans in 2003 compared to $42.8 million in 2002. At December 31, 2003, BSB Bancorp had $199.4 million of commercial real estate loans outstanding, representing approximately 13.8% of BSB Bancorp’s total loan portfolio. Of the $199.4 million outstanding at December 31, 2003, $36.2 million were fixed-rate loans with amortization periods of 3 to 25 years. Adjustable-rate loans at December 31, 2003 were $163.2 million and had rates determined by indices such as Prime Rate, the London Interbank Offer Rate (“LIBOR”) or Treasury bill rates. These adjustable-rate loans reprice every one, three or five years based on the current index and any spread over that index, if applicable. With the current level of rates at historic lows and with financial institutions throughout the market area competitively pricing loans, BSB Bancorp has seen a small increase in fixed-rate loan balances from $34.9 million at December 31, 2002 to $36.2 million at December 31, 2003. The origination of commercial real estate loans in 2002 was primarily from BSB Bancorp’s major market areas in a four county area of the Southern Tier and Central regions of New York. In 2003, commercial real estate loan originations in the same four county area were only 45.6% of all such originations. BSB Bancorp’s strategy to grow the commercial real estate portfolio has been impacted by the lack of local economic growth of the moderate-sized commercial companies within BSB Bancorp’s principal market areas. As a result, recent growth of this portfolio includes originations of 16.0% from adjacent counties and 25.9% from other states, principally in the New England area. Projects outside BSB Bancorp’s primary market area are generally with existing customers with operations in such areas.

In setting interest rates and origination fees on new loans and maturity extensions, management considers both current market conditions and its analysis of the risk associated with the particular project. When the loan is underwritten, the following items are part of the consideration: the properties’ cash flow and its ability to service the debt, collateral coverage, the percent of occupancy if applicable, creditworthiness of tenants, creditworthiness of borrowers and guarantors, and other factors that could impact the repayment of the debt.

The approvals for commercial real estate loans follows the same levels of authority as described for commercial and industrial loans.

Consumer Lending. BSB Bancorp engages in a variety of consumer lending activities including auto loans, both direct and indirect, home equity line of credit loans, overdraft loans, student loans and direct personal loans. Consumer loans provide diversification within the loan portfolio and allow BSB Bancorp to meet the credit needs of BSB Bancorp’s customers. The short-term nature of these loans shortens the duration of the entire loan portfolio. As of December 31, 2003, a total of $367.4 million of consumer loans was outstanding as compared to $378.0 million at December 31, 2002. The decline in consumer loans is largely a result of the decrease in mobile home loans from $55.4 million at December 31, 2002 to $45.1 million at December 31, 2003. Existing mobile home loans are aging off the loan portfolio and are not being replaced with new originations as witnessed by the decline of originations for mobile home loans from $2.9 million in 2002 to $101 thousand in 2003. Consumer loans generally involve more risk of collectibility than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. As a result, consumer lending collections are dependent on the borrowers’ continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, personal bankruptcy and by adverse economic conditions. BSB Bancorp has maintained a strong presence in indirect lending within BSB Bancorp’s market areas. New auto loans historically have a lower incidence of loss than used autos.

Of the $320.5 million in personal loans outstanding at December 31, 2003, $71.0 million or 22.1% represented direct consumer loans originated by BSB Bancorp’s lending staff. The remaining $249.5 million or 77.9% represented the indirect consumer loan portfolio originated through relationships with mobile home service companies, automobile and other retail dealers. Indirect originations in 2003 totaled $95.0 million or 56.5% of all consumer loan originations. Of these indirect originations, used auto loans were the largest source at $65.0 million. The used auto loans ending balance at December 31, 2003 was $124.5 million, down from $128.5 million at December 31, 2002. These loans typically are shorter term and pay off faster than new auto loans. Indirect new auto loan balances have remained constant at $60.1 million at December 31, 2002 and December 31, 2003. Originations of indirect new auto loans have decreased from $46.9 million in 2002 to $29.7 million in 2003. BSB Bancorp faces vigorous competition from automakers offering “zero percent” financing and other incentives to market their products. All personal loans originated for BSB Bancorp are advanced at fixed-interest rates, with a high percentage of the loans offering repayment terms up to 60 months.

Home equity lines of credit are primarily an adjustable-rate consumer loan product with a term of 20 or 30 years. Such loans are generally collateralized by the borrower’s primary residence, when the loan to value ratio, taking into account the first mortgage loan, does not exceed a maximum of 95% based on the borrower’s credit rating. As of December 31, 2003, the outstanding balance of total home equity lines of credit was $43.4 million, an increase of $7.1 million from $36.3 million at December 31, 2002. The increase in home equity line of credit loans is a result of BSB Bancorp’s overall strategy of increasing the origination of loans collateralized by real estate. Interest rates on home equity lines of credit are adjusted monthly to reflect changes in the Prime Rate.

Consumer loans are marketed throughout BSB Bancorp’s branches and via print and visual media promotions. Authority for approval of consumer loans varies by loan type and individual authority limits as approved by the Board of Directors and must follow the approved underwriting practices of BSB Bancorp which normally include employment status, credit history and credit score.

In the first quarter of 2002, BSB Bancorp sold its $10.7 million credit card portfolio and recognized a net gain before taxes of approximately $1.8 million on the sale.

Consumer lending, with its short-term characteristics, contributes to the improvement of BSB Bancorp’s overall interest rate sensitivity because of its more rapid amortization compared to residential and commercial real estate loans.

Asset Quality

Loan Review. BSB Bancorp maintains a Loan Review program in order to measure the quality of its loan portfolio, to enable management to report on the level of impairment within the loan portfolio and to recommend appropriate loan loss allowance levels to senior management and the board of directors. The Loan Review department is responsible for analysis and monitoring of loans subsequent to their commitment or acquisition by BSB Bancorp. Loan reviews provide a systematic process to ensure appropriate corrective action for any potential problem loan.

The Loan Review department provides senior management and the board of directors with information regarding the quality and structure of all loan portfolios. Monthly reporting for each loan portfolio includes reports on past due and non-performing trends, an evaluation of the loan loss provision, analysis of the adequacy of the allowance for loan losses, as well as a summary of loans deemed as impaired or troubled debt restructurings. Quarterly reporting includes a management action listing for certain commercial loans based upon the risk ratings assigned during the current review. Loan Review also reports on changes in risk ratings between quarters and industry concentration.

Delinquent Loans. If a borrower fails to make a scheduled payment on a loan, BSB Bancorp attempts to cure the deficiency by contacting the borrower and seeking payment. Contacts are generally made within five business days after the expiration of the payment grace period set forth in the loan contract for residential mortgage and consumer loans. Commercial customers are contacted within five days after a payment becomes past due. BSB Bancorp has established a Special Assets unit that performs all collection activity for retail loans. Also, commercial loans are transferred to this unit as soon as it is determined that loan payments may not continue on a timely basis.

While BSB Bancorp generally prefers to work with borrowers to resolve such problems, BSB Bancorp does initiate foreclosure or repossession proceedings or pursues other legal collection procedures, as necessary, to minimize any potential loss.

Classification of Loans. In order to improve overall asset quality, BSB Bancorp has dedicated itself to implementing a strong credit culture, which is expected to translate into an improved or lower credit risk profile for the future. BSB Bancorp utilizes a system to rate substantially all of its commercial loans based on their respective risks. The system assists management in assessing the adequacy of the allowance for loan losses. Loan ratings are continually reviewed to determine the integrity of the respective ratings.

BSB Bancorp’s Loan Review department performs a risk rating analysis as an integral part of the review of each loan portfolio. For the commercial and commercial real estate portfolios, the risk rating analysis includes a grading system following a standard risk rating matrix. Based upon this matrix, BSB Bancorp determines a classification for such loans and other assets that are considered to be of lesser quality, as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified as substandard, with the added characteristic that the identified weaknesses make collection or liquidation in full improbable. Assets classified as “loss” are those considered uncollectable and of such little value that the continuance as assets without the establishment of a specific loss reserve is not warranted.

Performing loans past due 30-89 days increased to $6.9 million at December 31, 2003 from $6.1 million at December 31, 2002. As noted above, over the last two years BSB Bancorp has focused on establishing consistent and conservative underwriting standards, as well as identifying and managing non-performing assets. As part of this process, BSB Bancorp has also expanded the definition of loans identified as potential problem loans to include all accruing loans classified as substandard in order to focus management efforts to address problems. By identifying these loans under BSB Bancorp’s current rating system, management is focused on addressing problems associated with loans before they become non-performing. Potential problem loans are loans that are currently performing, but where known information about possible credit problems of the related borrowers causes management to have serious doubt as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-performing at some time in the future. Performing substandard loans decreased to $53.4 million ($0.8 million of which are accruing troubled debt restructured loans) at December 31, 2003 compared to $78.2 million ($12.2 million of which are accruing troubled debt restructured loans) at December 31, 2002. Potential problem loans at December 31, 2003 primarily consisted of commercial and industrial loans.

Non-performing Assets and Other Real Estate Owned. Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Other than with respect to consumer loans, BSB Bancorp does not accrue interest on loans greater than 90 days or more past due unless the estimated fair value of the collateral and active collection efforts are believed to be adequate to result in full recovery. Loans are removed from non-accrual status when they become current as to principal and interest, or when in the opinion of management, the loans are expected to be fully collectible as to amounts due for both principal and interest.

The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue and other real estate owned and repossessed assets held by BSB Bancorp at the dates indicated:

	At December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accrual loans:
Commercial loans	$11,186	$34,614	$42,424	$17,104	$1,852
Residential real estate loans	622	616	882	2,071	2,161
Commercial real estate loans	32	2,647	4,235	1,522	53
Consumer loans	134	288	—	—	—
Troubled debt restructured loans	1,126	12,172	12,255	10,660	6,596

Total non-accrual loans	13,100	50,337	59,796	31,357	10,662
Accruing loans with principal or interest payments 90 days or more overdue	109	278	879	781	945

Total non-performing loans	13,209	50,615	60,675	32,138	11,607

Other real estate owned and repossessed assets	1,231	3,109	2,034	1,805	2,442

Total non-performing assets	$14,440	$53,724	$62,709	$33,943	$14,049

Total non-performing loans to total loans	0.91%	3.76%	4.09%	1.75%	0.67%

Total non-performing assets to total assets	0.65%	2.64%	3.04%	1.47%	0.63%

Accruing loans classified as troubled debt restructured loans totaled $13.8 million, $13.8 million, $8.8 million, $4.8 million and $13.1 million at December 31, 2003, 2002, 2001, 2000 and 1999, respectively. BSB Bancorp does not consider these loans to be non-performing.

During 2003, BSB Bancorp sold certain large, under-performing loans with an aggregate carrying value of $36.7 million. The proceeds from the sale of these loans, net of estimated transaction costs, was $27.2 million. The $9.5 million difference between the carrying value and the net proceeds from the sale of these loans generally reflects BSB Bancorp’s previously established loan loss allowances and was charged-off against the allowance for loan losses. They had no impact on BSB Bancorp’s income statement. Prior to the decision to sell, these loans were either non-performing or performing loans classified as substandard. As a result of the sale, non-performing loans decreased $14.5 million and substandard performing loans declined $22.2 million. Charge-offs of $32.5 million of commercial loans and non-accruing troubled debt restructured loans reduced non-performing loans in 2003. New non-performing commercial loans and non-accruing troubled debt restructured loans of $25.8 million were added in 2003, partially offset by $13.3 million of pay-downs or pay-offs in these loan categories for the same period.

A loan is considered impaired, based on current information and events, if it is probable that BSB Bancorp will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The measurement of impaired loans may be based upon the present value of expected future cash flows discounted at the contractual interest rate, or for loans that have become collateral dependent are based on the fair value of the collateral. At December 31, 2003, BSB Bancorp’s recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $26.1 million with an impairment allowance aggregating $6.8 million. At December 31, 2002, total loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $63.2 million with an impairment allowance aggregating $15.2 million, with impaired loans of $18.5 million having no impairment allowance.

Allowance for Loan Losses. The process of originating loans, of any type, includes an inherent risk that loan losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan, creditworthiness of the borrower and, for a collateralized loan, the quality of the collateral securing the loan. In an effort to minimize loan losses, BSB Bancorp monitors its loan portfolio by reviewing delinquent loans and taking appropriate measures as discussed above. In addition, with respect to BSB Bancorp’s commercial real estate and commercial business loans, BSB Bancorp closely watches all loans with a risk rating that indicate potential adverse factors. Also, the loan review process includes, on an annual basis, a review of the borrowers’ financial statements and, in some cases, inspections of borrowers’ collateral properties.

The allowance for loan losses represents the amount available for probable loan losses in BSB Bancorp’s loan portfolio as estimated by management. Management performs a comprehensive assessment, at least quarterly, of the allowance for loan losses. Based upon the periodic reports completed by the Loan Review program, the allowance is assessed with a migration analysis by applying estimated loss ratios to the risk ratings of loans both individually and by category. The estimated loss ratios incorporate such factors as recent loss experience, current economic conditions and trends, trends in past due and non-accrual amounts, the risk characteristics of various “classifications” and concentrations of loans, transfer risks and other pertinent factors. Specific reserves are evaluated through review of impaired loans, non-performing loans and certain performing loans designated as problems. The evaluation includes regular disciplined analysis of the portfolio covering the risk profile and experience of the existing portfolio, along with growth, concentration and management resources. The allowance for loan losses reflects management’s best estimate of probable loan losses.

At December 31, 2003, the allowance for loan losses was $47.4 million or 3.27% of total loans outstanding providing coverage for non-performing loans of 359.01%. The coverage of non-performing loans was 124.96% at December 31, 2002, and the allowance for loan losses was $63.3 million or 4.69% of total loans outstanding. The table below summarizes the activity in BSB Bancorp’s allowance for loan losses over the last five years. BSB Bancorp’s improved coverage ratio for non-performing loans is consistent with management’s priority to strategically balance the mix of BSB Bancorp’s loan portfolio and recognize the influence of general economic and business conditions, especially those influencing BSB Bancorp’s regional businesses. Management’s assessment of the adequacy of the allowance for loan losses incorporates an evaluation of BSB Bancorp’s overall loan portfolio, based on both general economic factors and specific factors influencing loans covered by the risk-rating system described above.

	Years Ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Allowance at beginning of period	$63,250	$58,829	$59,291	$29,134	$25,030
Charge-offs:
Commercial loans	32,527	42,934	16,688	21,058	11,635
Consumer loans	4,089	4,422	6,657	4,272	5,110
Residential real estate loans	94	88	228	151	267
Commercial real estate loans	891	1,112	58	110	381

Total loans charged-off	37,601	48,556	23,631	25,591	17,393

Recoveries:
Commercial loans	10,212	4,578	3,459	836	1,173
Consumer loans	1,472	2,229	1,340	1,030	1,087
Residential real estate loans	—	—	—	—	83
Commercial real estate loans	—	—	146	161	17

Total recoveries	11,684	6,807	4,945	2,027	2,360

Net charge-offs	25,917	41,749	18,686	23,564	15,033

Provision for loan losses	10,088	46,170	18,224	53,721	19,137

Allowance at end of period	$47,421	$63,250	$58,829	$59,291	$29,134

Ratio of net charge-offs to:
Average total loans outstanding	1.84%	3.07%	1.13%	1.31%	0.88%
Ratio of allowance to:
Non-performing loans	359.01%	124.96%	96.96%	184.49%	251.00%
Year-end total loans outstanding	3.27%	4.69%	3.96%	3.22%	1.67%

The allowance for loan losses required an aggregate provision for loan losses of $10.1 million in 2003 compared to $46.2 million in 2002. The decreased provision for loan losses in 2003 was primarily due to the decreased net loan charge-offs, and the reduction of non-performing and problematic loans, discussed above.

The following table sets forth the allocation of the allowance for loan losses by loan category for the years indicated. This allocation is based on management’s assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may occur, nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

	At December 31,
	2003	2002	2001	2000	1999
	(In thousands)
Real estate:
Commercial	$8,002	$6,543	$2,905	$2,817	$2,329
Residential	1,097	881	644	272	240
Commercial	26,905	44,502	48,487	48,616	21,446
Consumer	11,417	11,324	6,793	7,586	5,119

	$47,421	$63,250	$58,829	$59,291	$29,134

Below are tables showing the amount of the allowance allocated to each loan type as a percentage of the total allowance, as well as the percentage of each loan type relative to the total loan portfolio:

Year	2003	2002	2001	2000	1999
Category percent to total allowance:
Real estate:
Commercial	16.87%	10.35%	4.94%	4.75%	7.99%
Residential	2.31	1.39	1.09	0.46	0.82
Commercial	56.74	70.36	82.42	82.00	73.62
Consumer	24.08	17.90	11.55	12.79	17.57

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan category percent to total loans:
Real estate:
Commercial	13.76%	10.91%	9.08%	9.10%	9.96%
Residential	38.56	24.51	14.88	11.97	10.19
Commercial	22.33	36.53	50.56	55.06	52.68
Consumer	25.35	28.05	25.48	23.87	27.17

	100.00%	100.00%	100.00%	100.00%	100.00%

Securities Activities

The objectives of BSB Bancorp’s investment portfolio include: (a) to generate a source of liquidity or absorb liquidity as loan demand fluctuates, (b) establish a medium to implement interest-rate risk management strategies as needed, (c) provide regulatory and operational liquidity to conduct day-to-day business activities of BSB Bancorp, (d) inject high credit quality assets into the balance sheet and (e) generate a favorable return on investments without undue compromise of other objectives.

As of December 31, 2003, BSB Bancorp‘s investment securities portfolio of $643.4 million constituted 29.1% of its total assets. Such securities consist of United States Treasury securities, United States Government sponsored enterprise securities, mortgage-backed securities (including collateralized mortgage obligations (“CMOs”)), obligations of state and local governments and corporate debt and equity securities. Securities available for sale at December 31, 2002 were $538.5 million. BSB Bancorp is a member of the FHLB and is required to hold capital stock of the FHLB. At December 31, 2003, there was $19.5 million of this FHLB capital stock, which is carried at cost. The stock is not transferable and can only be redeemed by the FHLB.

Collateralized mortgage obligations are securities backed by pools of mortgages. The vast majority of CMOs purchased by BSB Bancorp are issued by government-sponsored enterprises such as Freddie Mac and Fannie Mae. BSB Bancorp owns and occasionally buys private issuer CMOs. BSB Bancorp purchases mostly senior traunches that have been rated in the top two categories by major rating services such as Moody’s and Standard and Poor’s.

BSB Bancorp also purchases and sells mortgage participation certificates that consist primarily of certificates issued by Fannie Mae and Freddie Mac. At December 31, 2003, BSB Bancorp‘s gross mortgage-backed securities portfolio of $372.1 million included $263.8 million of CMOs and $108.3 million in participation certificates.

The U.S. Government Agency obligations in BSB Bancorp’s investment portfolio consist primarily of securities callable by the issuing agencies with calls ranging out to four years. The call features limit the appreciation potential of the securities as the probability of them being called on the call date rises as interest rates decline.

The following table sets forth the carrying value of BSB Bancorp’s securities portfolio as of December 31 of the years indicated:

	At December 31,
	2003		2002		2001
	Percent Value	Carrying of Total	Percent Value	Carrying of Total	Percent Value	Carrying of Total
	(Dollars in thousands)
Available for sale portfolio:
U. S. Government and Agency securities	$163,451	26.2%	$104,453	19.4%	$82,129	16.8%
Municipal obligations	23,773	3.8	11,607	2.2	12,219	2.5
Mortgage-backed securities	108,340	17.4	221,253	41.1	238,375	48.9
Collateralized mortgage obligations	263,835	42.3	175,817	32.6	149,712	30.7
Equity securities	23,183	3.7	23,773	4.4	3,672	0.8
Corporate debt securities	41,250	6.6	1,642	0.3	1,578	0.3

Total securities available for sale	$623,832	100.0%	$538,545	100.0%	$487,685	100.0%

Held to maturity portfolio:
Corporate debt securities	—	—	$33,179	59.9%	$2,874	20.9%
Municipal obligations	—	—	15,682	28.3	9,291	67.4
Mortgage-backed securities	—	—	6,480	11.7	1,566	11.4
Collateralized mortgage obligations	—	—	32	0.1	43	0.3

Total securities held to maturity	—	—	$55,373	100.0%	$13,774	100.0%

Total securities portfolio	$623,832		$593,918		$501,459

In March 2003, BSB Bancorp sold its entire holdings of $9.1 million in certain corporate securities based upon an internal analysis concerned with anticipated downgrades associated with deteriorating fundamentals of the issuer. These corporate securities have been classified as held to maturity securities from the time of their initial purchase in 2002. Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, such sales transactions cast doubt on BSB Bancorp’s intent to hold other held to maturity securities to maturity. As a result, in March 2003, BSB Bancorp reclassified its entire remaining held to maturity portfolio to available for sale. The aggregate amortized cost of the held to maturity portfolio was $44.9 million at the time of the transfer.

The following table presents the maturities of, and the weighted average yield on, BSB Bancorp’s aggregate investment portfolio, at amortized cost, at December 31, 2003. At this date, BSB Bancorp had no securities which exceeded 10% of stockholders’ equity. No tax equivalent adjustments have been made.

	In One Year or Less		After One Year through Five Years		After Five Years through Ten Years		After Ten Years		Total
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Available for sale:
U.S. Government and agency securities	$4,974	6.25%	$30,051	4.83%	$112,248	4.36%	$14,958	4.79%	$162,231	4.55%
Municipal obligations	6,775	2.76%	8,534	4.64%	2,603	4.82%	5,078	4.84%	22,990	4.15%
Mortgage-backed securities	495	6.92%	5,909	4.29%	24,495	5.07%	74,756	5.64%	105,655	5.44%
Collateralized mortgage obligations	—	—	133	5.61%	17,944	5.66%	245,001	4.50%	263,078	4.58%
Equity securities	—	—	—	—	—	—	23,592	4.59%	23,592	4.59%
Corporate debt securities	499	6.25%	1,002	7.25%	—	—	39,688	4.99%	41,189	5.06%

Total available for sale	$12,743	4.42%	$45,629	4.78%	$157,290	4.63%	$403,073	4.78%	$618,735	4.74%

In the table above, equity securities, which normally have no fixed term to maturity, have been included in the “After Ten Years” category for this presentation. Mortgage-backed securities and collateralized mortgage obligations are listed based on the contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

Sources of Funds

Deposits. At December 31, 2003, BSB Bancorp had $1.6 billion in total deposits (including escrow funds). Deposits are attracted principally from within BSB Bancorp’s primary market area through the offering of a broad selection of deposit instruments, including commercial savings and demand deposits, negotiable order of withdrawal (“NOW”) accounts, money market deposit accounts, statement savings accounts, time deposits and retirement accounts for both individuals and small businesses.

The following table shows the distribution of the deposit accounts in BSB Bancorp by type of deposits as of December 31 for the years indicated:

	2003			2002			2001
	Weighted Average			Weighted Average			Weighted Average
	Amount	Percent	Rate	Amount	Percent	Rate	Amount	Percent	Rate
	(Dollars in thousands)
Savings	$181,720	11.44%	0.60%	$175,637	12.17%	0.83%	$166,275	11.11%	1.75%
NOW	128,400	8.08	0.21	131,535	9.12	0.25	123,985	8.28	0.85
Money market	429,376	27.02	1.17	339,191	23.51	1.08	350,119	23.39	1.54
Non-interest-bearing demand	156,678	9.86	—	154,758	10.73	—	159,096	10.63	—
Time deposits	692,912	43.60	2.65	641,635	44.47	2.43	697,462	46.59	3.51

Total deposits at end of period	$1,589,086	100.00%	1.56%	$1,442,756	100.00%	1.46%	$1,496,937	100.00%	2.29%

BSB Bancorp attempts to manage the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area. BSB Bancorp has used its pricing policies to moderate deposit inflow to control its cost of funds in view, among other considerations, of its capital adequacy requirements. Management believes that this action does not have an adverse effect on its ability to acquire deposits.

The following table presents, by various interest rate categories, the amounts of time deposit accounts at December 31, 2002 and 2003, respectively, which mature during the periods indicated:

			Amounts at December 31, 2003
			Maturing Within
	December 31,		One	Two	Three
	2002	2003	Year	Years	Years	Thereafter
	(In thousands)
Time deposits:
0% to 1.99%	$106,545	$243,298	$223,189	$19,633	$476	$—
2% to 3.99%	369,324	372,222	119,968	103,745	91,004	57,505
4% to 5.99%	147,886	76,741	23,212	12,171	24,874	16,484
6% to 7.99%	17,297	600	446	144	—	10
8% to 9.99%	583	51	43	—	—	8

Total time deposits	$641,635	$692,912	$366,858	$135,693	$116,354	$74,007

The following table presents, by various interest rate categories, the amounts of time deposit accounts of $100,000 or more at December 31, 2003, which mature during the periods indicated:

		Maturing Within
	Total	Three Months	Over Three to Six Months	Twelve Months	Thereafter
	(In thousands)
0% to 2.99%	$173,521	$25,508	$18,965	$30,952	$98,096
3% to 3.99%	106,272	12,578	9,171	1,471	83,052
4% to 5.99%	13,381	752	129	1,968	10,532

Total	$293,174	$38,838	$28,265	$34,391	$191,680

Borrowings. BSB Bancorp has available a number of sources for borrowing funds. BSB Bancorp’s principal borrowings are advances from the FHLB and securities sold under repurchase agreements.

Trust Services

BSB Bancorp provides full trust services to individuals, corporations and non-profit organizations including executor of estates, trustee under wills, living trust agreements, custodian services, investment management services and acts as trustee of qualified retirement plans. At December 31, 2003, BSB Bancorp managed $288.5 million in trust assets.

Competition

BSB Bancorp faces significant competition in attracting deposits and loans. Its most direct competition for deposits has historically come from commercial banks, thrift institutions and credit unions located in its market area. BSB Bancorp also faces additional significant competition for investors’ funds from short-term money market mutual funds and issuers of corporate and government securities. BSB Bancorp competes for deposits principally by offering depositors a wide variety of deposit programs, convenient branch locations and banking hours, tax-deferred retirement programs and other services. BSB Bancorp also utilizes newspaper, radio, television and other media to advertise its deposit and loan services. BSB Bancorp does not rely upon any individual group or entity for a material portion of its deposits.

BSB Bancorp’s competition for loans comes principally from thrift institutions, credit unions, mortgage banking companies and commercial banks. BSB Bancorp competes for loan originations primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides consumers and commercial borrowers, real estate brokers, automobile dealers, builders and regional correspondent mortgage originators. Factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels and volatility in the lending markets.

Personnel

As of December 31, 2003, BSB Bancorp, on a consolidated basis, had 483 full-time and 114 part-time employees. The employees are not represented by any collective bargaining unit, and BSB Bancorp considers its relationship with its employees to be good.

Properties

BSB Bancorp does not own or lease any property, other than that owned or leased by BSB Bank & Trust Company and its subsidiaries. BSB Bank & Trust conducts its business from its executive office and currently 20 full-service offices located in Broome, Chenango, Onondaga and Tioga Counties of upstate New York. The following table sets forth certain information relating to each of BSB Bank & Trust’s offices as of December 31, 2003:

	Office Location	Owned or Leased	Lease Expiration Including Options	Net Book Value(1)
				(In thousands)
Main Office	58-68 Exchange St., Binghamton	Owned	N/A	$1,090
Annex	58 Exchange St., Binghamton	Owned	N/A	936
99 Hawley St.	99 Hawley St., Binghamton	Owned	N/A	303
92 Hawley St.	92 Hawley St., Binghamton	Owned	N/A	1,275
Endwell Office	540 Hooper Rd., Endwell	Owned	N/A	257
Vestal Plaza Office	4700 Vestal Parkway East, Vestal	Leased	2011	117
Tioga Office	1054 State Route 17C, Owego	Leased	2013	43
Oakdale Mall Office	223 Reynolds Rd., Johnson City	Leased	2016	12
Norwich Office	118 State Highway 320, Norwich	Leased	2015	36
Northgate Plaza Office	1250 Front St., Binghamton	Leased	2017	46
West Side Office	273 Main St., Binghamton	Leased	2012	46
Endicott Office	43 Washington Ave., Endicott	Owned	N/A	857
East Side Office	156 Robinson St., Binghamton	Leased	2021	383
Mortgage Office	1923 Vestal Pkwy, East Vestal	Owned	N/A	658
Skaneateles Office	33 E. Genesee St., Skaneateles	Owned	N/A	432
Downtown Syracuse	431 E. Fayette St., Syracuse	Owned	N/A	2,986
Rano Blvd. Office	100 Rano Blvd., Vestal	Leased	2019	147
Cicero Office	5791 East Seymour St., Cicero	Owned	N/A	517
Camillus Office	100 Kasson Rd., Camillus	Leased	2010	35
Shop City Office	426 Grant Blvd., Syracuse	Leased	2009	50
Airport Plaza P&C Office	3803 Brewton Rd., N. Syracuse	Leased	2009	90
Penn Can P&C Office	7785 Frontage Rd., Cicero	Leased	2009	96
North Medical Office	5100 West Taft Rd., Liverpool	Leased	2017	75
Fayetteville Office	7320 Genesee St. E. Syracuse	Owned	N/A	842

(1)	Net book value of leasehold improvements is included.

BSB Bank & Trust Company also operates 55 ATMs (MachineTeller®), an extensive system within the market area, that provide 24-hour banking services. BSB Bank & Trust Company operates 12 proprietary bank service locations (StoreTeller®) situated in a large area supermarket chain. BSB Bank & Trust Company has issued approximately 100,000 plastic cards that allow depositors to use the ATMs and in-store facilities.

Legal Proceedings

There are no material pending legal proceedings, other than ordinary routine litigation incidental to its business, to which BSB Bancorp or any of its subsidiaries is a party or of which any of their property is the subject.

REGULATION

General

SBU Bank is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. SBU Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System.

New Partners Trust Financial Group will be regulated by the Office of Thrift Supervision as a savings and loan holding company. It will be required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.

Any change in the laws, regulations or policies applicable to financial institutions and their holding companies could have a material adverse impact on new Partners Trust Financial Group and SBU Bank and their operations. This summary of laws and regulations does not purport to be a complete explanation of all applicable laws and regulations and is qualified in its entirety by reference to the actual laws and regulations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, SBU Bank may invest in mortgage loans secured by residential and commercial real estate; commercial and consumer loans; certain types of debt securities; and other specified assets, subject to specified limits on certain investments. SBU Bank may also establish subsidiaries that may engage in activities not otherwise permissible, including certain real estate activities and securities and insurance brokerage.

Loans to One Borrower. A Federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. As of December 31, 2003, SBU Bank had not made loans nor had it extended credit to any single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis.

Qualified Thrift Lender Test. As a federal savings bank, SBU Bank is required to satisfy a qualified thrift lender, or “QTL” test. Under the QTL test, SBU Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12 month period. “Portfolio assets” generally means total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used in the conduct of SBU Bank’s business.

“Qualified thrift investments” includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of our portfolio assets. Recent legislation broadened the scope of “qualified thrift investments” to include 100% of an institution’s credit card loans, education loans and small business loans. SBU Bank may also satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions.

As of December 31, 2003, SBU Bank satisfied the qualified thrift lender test. Although we expect to continue to satisfy the qualified thrift lender test following the acquisition of BSB Bancorp, we cannot assure you that we will continue to do so.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings institution must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years;

•	the institution would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the institution is not eligible for expedited treatment of its filings.

SBU Bank is currently in compliance with these requirements. As of December 31, 2003, approximately $23.2 million was available at SBU Bank after the payment of all declared dividends to pay future dividends to Partners Trust Financial Group without prior Office of Thrift Supervision approval.

Even if an application is not otherwise required, every savings institution that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the institution would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

Further, no dividend may be paid that would reduce SBU Bank’s capital below the liquidation account to be established in the conversion.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings institutions have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the institution’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. SBU Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination, which was conducted by the Office of Thrift Supervision.

Transactions with Related Parties. A federal saving bank’s authority to engage in transactions with its “affiliates” is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the “FRA”) as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Partners Trust Financial Group and its non-savings institution subsidiaries would be affiliates of SBU Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the institution’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the institution. In addition, the Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Under the Gramm-Leach-Bliley Act, all financial institutions are required to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, and establish procedures and practices to protect customer data from unauthorized access. Partners Trust Financial Group and SBU Bank have adopted and implemented the policies, practices and procedures required by the Gramm-Leach-Bliley Act.

SBU Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of SBU Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by SBU Bank’s board of directors.

From time to time SBU Bank makes loans to directors, officers and other affiliated persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, neither involve more than normal risk of collectability nor present other unfavorable features, and do not exceed the established limitations on credit.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-related parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under Federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Capital Requirements. Office of Thrift Supervision regulations require savings institutions to meet three minimum capital standards:

1)	a 1.5% tangible capital ratio;

2)	a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system); and

3)	an 8% risk-based capital ratio.

The prompt corrective action standards discussed below in effect establish a minimum 2% tangible capital standard. Office of Thrift Supervision regulations require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of particular circumstances or the particular risk profile of the institution.

At December 31, 2003, SBU Bank’s ratio of total capital to risk-weighted assets was 16.9%, and its ratio of Tier I capital to risk-weighted assets was 15.7%, which exceeded all applicable requirements. For more information about SBU Bank’s capital ratios, see Note 16 to Partners Trust Financial Group’s consolidated financial statements included herewith.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association’s capital:

•	well capitalized (at least: 5% leverage capital, 6% tier 1 risk-based capital, and 10% total risk-based capital);

•	adequately capitalized (at least: 4% leverage capital, 4% tier 1 risk-based capital, and 8% total risk-based capital);

•	undercapitalized (less than: 8% total risk-based capital, 4% tier 1 risk-based capital, or 3% leverage capital);

•	significantly undercapitalized (less than: 6% total risk-based capital, 3% tier 1 risk-based capital, or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan, compliance with which must be guaranteed by any company controlling the institution, must be filed with the Office of Thrift Supervision within 45 days of the date an institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions, depending on the category of undercapitalization. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Based upon SBU Bank’s capital ratios, as discussed above, at December 31, 2003, SBU Bank met the criteria for being considered “well capitalized.” For more information about SBU Bank’s capitalization, see Note 16 to Partners Trust Financial Group’s consolidated financial statements included herewith.

Insurance of Deposit Accounts. Deposit accounts in SBU Bank are insured by the Bank Insurance Fund of the FDIC, generally up to a maximum of $100,000 per separately insured depositor. SBU Bank’s deposits are therefore subject to FDIC deposit insurance assessments.

The FDIC has adopted a risk-based system for determining deposit insurance assessments. Under this system, all insured institutions are placed into one of nine categories, and are assessed insurance premiums, currently ranging from 0% to 0.27% of insured deposits, based upon their level of capital and supervisory evaluation. The FDIC is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. As of December 31, 2003, SBU Bank was not subject to assessment.

In addition, all FDIC insured institutions are required to pay assessments to the FDIC to fund interest payment on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017. The rate of such payments is subject to adjustment and approximated 0.0161% of insured deposits in 2003.

Prohibitions Against Tying Arrangements. Federal savings banks are subject to certain prohibitions on “tying arrangements.” A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution. SBU Bank does not engage in impermissible tying arrangements.

Federal Home Loan Bank System. SBU Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, we are required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of our unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of our borrowings from the Federal Home Loan Bank, whichever is greater. As of December 31, 2003, SBU Bank was in compliance with this requirement. The Federal Home Loan Banks are required to provide funds for the past resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.

USA PATRIOT Act. Under Title III of the USA PATRIOT Act, also known as the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, all financial institutions, including Partners Trust Financial Group and SBU Bank, are required in general to identify their customers, adopt formal and comprehensive anti-money laundering programs, scrutinize or prohibit altogether certain transactions of special concern, and be prepared to respond to inquiries from U.S. law enforcement agencies concerning their customers and their transactions. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to SBU Bank. SBU Bank has adopted policies and procedures in order to comply with the USA PATRIOT Act. As of December 31, 2003, SBU Bank was in compliance with the Act.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At December 31, 2003, SBU Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

General. Partners Trust Financial Group is a savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Partners Trust Financial Group is registered with the Office of Thrift Supervision and is subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Partners Trust Financial Group and any non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Partners Trust Financial Group, a federal corporation, may engage in the following activities:

•	investing in the stock of a savings association;

•	acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;

•	merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

•	investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices;

•	furnishing or performing management services for a savings association subsidiary of such company;

•	holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

•	holding or managing properties used or occupied by a savings association subsidiary of such company;

•	acting as trustee under deeds of trust;

•	any other activity (a) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, as amended (“Bank Holding Company Act”), unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (b) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

•	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director; and

•	any activity permissible for financial holding companies under section 4(k) of the Bank Holding Company Act of 1956, as amended.

Permissible activities that are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

•	lending, exchanging, transferring, investing for others or safeguarding money or securities;

•	insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

•	financial, investment or economic advisory services;

•	issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

•	underwriting, dealing in, or making a market in securities;

•	activities previously determined by the Federal Reserve Board to be closely related to banking;

•	activities that bank holding companies are permitted to engage in outside of the U.S.;

•	merchant banking activities; and

•	portfolio investments made by an insurance company.

Following the conversion, new Partners Trust Financial Group will not be limited to the mutual holding company activities, but will continue to be limited to those permissible activities that are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act and those activities authorized by law for multiple savings and loan holding companies.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including new Partners Trust Financial Group, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

Federal Securities Laws

Upon completion of the offering, new Partners Trust Financial Group common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. New Partners Trust Financial Group will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Partners Trust Financial Group may be resold without registration. Shares purchased by an affiliate of Partners Trust Financial Group will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Partners Trust Financial Group meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Partners Trust Financial Group who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Partners Trust Financial Group, or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Partners Trust Financial Group to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

The Sarbanes-Oxley Act, signed into law July 30, 2002, addresses, among other issues, corporate governance, auditor independence and accounting standards, executive compensation, insider loans, whistleblower protection, and enhanced and timely disclosure of corporate information. The SEC and the NASD have adopted several implementing rules. The changes are intended to allow stockholders to monitor more effectively the performance of companies and management.

Effective August 29, 2002, as directed by section 302(a) of the Sarbanes-Oxley Act, our chief executive officer and chief financial officer are each required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. This requirement has several parts, including certification that these officers are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; that they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and that they have included information in our quarterly and annual reports about their evaluation.

Partners Trust Financial Group has adopted policies and procedures in order to comply with the Sarbanes-Oxley Act, and the rules of the SEC and Nasdaq Stock Market adopted in connection with such Act. As of December 31, 2003, Partners Trust Financial Group was in compliance with the Act.

TAXATION

Federal Taxation

General. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to us.

Method of Accounting. For federal income tax purposes, we file a calendar year consolidated federal income tax return, reporting income and expenses using the accrual method of accounting.

Bad Debt Reserve. The Small Business Job Protection Act of 1996 (the “Job Protection Act”), repealed the “reserve method” of accounting for bad debts by most thrift institutions effective for tax years beginning after 1995. Larger thrift institutions such as SBU Bank are required to use the “specific charge-off method”. In addition, the Job Protection Act required the recapture of the excess of tax bad debt reserves over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Job Protection Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should SBU Bank fail to meet certain thrift asset and definitional tests. The Job Protection Act eliminated these thrift related recapture rules; however, pre-1988 reserves remain subject to recapture should SBU Bank make certain non-dividend distributions or cease to maintain a bank charter. At December 31, 2003, SBU Bank’s total federal pre-1988 reserve was approximately $5.1 million.

Tax Return Examination. Our federal income tax returns have been examined and audited or closed without audit by the IRS for tax years through 1999.

Alternative Minimum Tax. The Internal Revenue Code of 1986 imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”) including, depreciation deductions in excess of allowable AMT amounts and 75% of the excess of adjusted current earnings (“ACE”) over AMTI. ACE equals AMTI adjusted for certain items, primarily tax-exempt interest and the increase in cash surrender value of life insurance investments. Payments of AMT may be used as credits against regular tax liabilities in future years. We have not been subject to the alternative minimum tax.

Net Operating Losses. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding twenty taxable years. At December 31, 2003, we had no net operating loss carryforwards for federal income tax purposes.

State Taxation

New York State Taxation. Partners Trust Financial Group and certain subsidiaries will report income on a combined calendar year basis to New York State. New York State franchise tax on banking corporations is imposed in an amount equal to the greater of (a) 7.5% of “entire net income” allocable to New York State, (b) 3% of “alternative entire net income” allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on federal taxable income with certain inclusions, exclusions, and adjustments. Alternative entire net income is based on entire net income with certain modifications. Two of our subsidiaries are Article 9-A taxpayers and file New York State Corporation Franchise Tax Returns. The Article 9-A tax is imposed in an amount equal to the greater of (a) 7.5% of entire net income allocable to New York State, (b) 0.178% of allocated capital, (c) 2.5% of alternative minimum taxable income, or (d) nominal minimum tax.

New York State Bad Debt Reserves. New York State enacted legislation in 1996, which among other things, decoupled the federal and New York State laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under federal law prior to the enactment of the 1996 Act. Provided SBU Bank continues to satisfy certain definitional tests and other conditions, for New York State income tax purposes, it is permitted to continue to use a reserve method for bad debt deductions. The annual addition to the state reserve may be computed using a specific formula based on an institution’s loss history or a statutory percentage equal to 32% of its New York State taxable income.

The acquisition of BSB Bancorp will cause our asset mix to change. While immediately following the acquisition we expect the combined bank to continue to qualify as a thrift for tax purposes, in the future we may fail to qualify, which would result in the recapture of the New York State base-year tax bad debt reserves, and a charge to tax expense of approximately $1.1 million.

Delaware State Taxation. As a Delaware business corporation, we will be required to file annual returns and pay annual fees and franchise taxes to the State of Delaware.

MANAGEMENT OF NEW PARTNERS TRUST FINANCIAL GROUP

Shared Management Structure

The Directors of Partners Trust Financial Group are the same persons who are the Directors of SBU Bank. The Directors of new Partners Trust Financial Group will be the same persons who were the directors of Partners Trust Financial Group, with the addition of those Directors appointed in connection with the acquisition of BSB Bancorp. Each of the executive officers of Partners Trust Financial Group is an executive officer of SBU Bank. In addition, Howard W. Sharp and William M. LeBeau, current officers of BSB Bancorp, will become officers of Partners Trust Financial Group upon completion of the merger. Although there are no present plans to do so, both new Partners Trust Financial Group and Partners Trust Bank may choose to appoint additional or different persons as directors in the future. We expect that Partners Trust Financial Group and Partners Trust Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors of Partners Trust Financial Group

The board of directors of Partners Trust Financial Group currently consists of 10 members and will consist of 13 members immediately following the conversion and acquisition of BSB Bancorp. Robert Allen, William Craine and David Niermeyer will be appointed to the board of directors immediately following completion of the BSB Bancorp acquisition, with Mr. Craine serving as Chairman of the board of directors. Upon the conversion and acquisition of BSB Bancorp, there will be a total of twelve independent directors. Directors serve staggered terms of up to three years so that approximately one-third of the directors are elected at each annual meeting of stockholders. John Stetson is expected to retire from the board of directors upon the completion of his term in 2004.

The following table states our directors’ names, their ages as of December 31, 2003, the years when they began serving as directors, and the year when their terms expire:

Directors	Age(1)	Position	Director Since	Expiration of Term
John A. Zawadzki	55	President, Chief Executive Officer and Director	2000	2005
Robert W. Allen(2)(3)	60	Director	2004	2007
William C. Craine(2)(3)	55	Chairman of the Board of Directors, Director	2004	2006
Elizabeth B. Dugan(2)	64	Director	1988	2005
Richard R. Griffith(2)	56	Director	2001	2004
Gordon M. Hayes, Jr.(2)	55	Director	1990	2006
Nicholas O. Matt(2)	58	Director	2001	2004
Dr. Marybeth K. McCall(2)	51	Director	1997	2006
David A. Niermeyer(2)(3)	62	Director	2004	2007
William L. Schrauth(2)	68	Director	1975	2006
John B. Stetson(2)	75	Director	1968	2004
Dwight E. Vicks, Jr.(2)	70	Director	1977	2005
John R. Zapisek(2)	65	Director	1987	2005

(1)	As of December 31, 2003.
(2)	Independent director.
(3)	To be appointed immediately following the acquisition of BSB Bancorp.

The Business Background of Our Directors. The business experience for the past five years of each of our current and proposed directors is as follows:

John A. Zawadzki. Mr. Zawadzki has been the President and Chief Executive Officer of SBU Bank since August 2000 and the President and Chief Executive Officer of Partners Trust Financial Group since April 2002. Prior to that time, he served as Regional President of Fleet National Bank. Mr. Zawadzki has over 30 years of commercial banking experience in the Upstate New York marketplace.

Robert W. Allen. Mr. Allen has been the General Partner, Allen Family Limited Partnership since April 1999 and the Chief Executive Officer, Southern Belle Dairy Co., LLC since February 2002. He served as President and Chief Executive Officer, Tuscan/Lehigh Dairies, L.P., Lansdale, Pennsylvania, from May 1997 to March 1999.

William C. Craine. Mr. Craine has served as Chairman of BSB Bancorp and BSB Bank & Trust since February 2000. He has served as Chief Executive Officer of Granite Capital Holdings, Inc. since January 2003 and Chairman since November 1998.

Elizabeth B. Dugan. Ms. Dugan is retired. She previously served as Acting Executive Director and Associate Executive Director of the United Way of the Greater Utica Area, Inc.

Richard R. Griffith. Mr. Griffith is President of Sturges Manufacturing Co. Inc., a manufacturer of webbing straps and related assemblies located in Utica, New York. Mr. Griffith also serves on the board of Commercial Travelers Insurance Company.

Gordon M. Hayes, Jr. Mr. Hayes has served as the Associate Director of Planned Giving for Colgate University, located in Hamilton, New York since November 2001. Prior to that time, he served as Executive Director of the Community Foundation of Oneida and Herkimer Counties.

Nicholas O. Matt. Mr. Matt is President of the MATT Brewing Co., brewers of Saranac beer and soft drinks, located in Utica, New York. He serves on a number of local community and business boards, including the board of Utica National Insurance Group.

Marybeth K. McCall. Dr. McCall has served as Senior Vice President of Crouse Hospital since October 2001. Prior to that time, she served as Senior Vice President and Medical Director of Faxton-St. Lukes’ Healthcare.

David A. Niermeyer. Mr. Niermeyer has been President and Chief Executive Officer of Stakmore Co., Inc., Owego, New York, since April 1980.

William L. Schrauth. Mr. Schrauth served as President and Chief Executive Officer of SBU Bank until August 2000.

John B. Stetson. Mr. Stetson is a consultant, and serves on a number of local community and business boards. He was president of Stetson-Harza, an architectural and engineering firm, until his retirement in 1993.

Dwight E. Vicks, Jr. Mr. Vicks is Chairman of Vicks Lithograph and Printing Corporation, and is actively involved in the management of this Utica, New York-based company. He also serves on a number of business boards, including as Chairman of the board of directors of Galaxy Funds, a mutual fund family for Fleet/Boston Financial.

John R. Zapisek. Mr. Zapisek served as Executive Vice President, Chief Financial Officer and Treasurer and director of Utica Mutual Insurance Company, Graphic Arts Mutual Insurance Company, and Republic - Franklin Insurance Company, until his retirement in 2001. He is still a director of these companies.

Meetings of the Board of Directors and Committees

Our board of directors meets on a monthly basis and may hold additional special meetings. During 2003, the board of directors held 12 regular meetings and two special meetings.

The board of directors maintains an executive committee, audit committee, compensation committee and governance committee.

The members of the executive committee rotate bi-monthly, with Mr. Zawadzki serving as a regular member and Chair. The executive committee meets when the board is not in session to exercise general control and supervision in all matters pertaining to Partners Trust Financial Group, subject at all times to the direction of the board of directors. The executive committee met six times during the year ended December 31, 2003.

The audit committee consists of Directors Griffith, Hayes, Matt, Stetson and Zapisek, with Director Hayes serving as Chair. The committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants and reviews the internal audit function and internal accounting controls. The audit committee met five times during the year ended December 31, 2003. Mr. Zapisek has been designated the audit committee financial expert.

The compensation committee consists of Directors Dugan, Matt, McCall, Schrauth and Vicks, with Director McCall serving as Chair. The committee provides advice and recommendations to the board of directors in the areas of employee salaries and benefit programs. The compensation committee met four times during the year ended December 31, 2003.

The governance committee consists of Directors Dugan, Griffith, Stetson, Vicks and Zapisek, with Director Zapisek serving as Chair. This committee is responsible for the continuing review of the governance structure of the board of directors. The committee advises and makes recommendations to the board of directors on all matters concerning directorship practices. The governance committee also serves as the nominating committee of the board of directors. The governance committee met four times during the year ended December 31, 2003.

All the current members of the audit committee, the compensation committee and the governance committee are independent directors as defined by the regulations of the Nasdaq National Market. Additionally, there were no compensation committee “interlocks” during the fiscal year ending December 31, 2003, which generally means that no executive officer of Partners Trust Financial Group served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director of Partners Trust Financial Group or member of the compensation committee.

Director Compensation

We pay each non-employee director a quarterly retainer of $2,250. A fee of $1,000 is provided to each non-employee director for attendance at a board meeting. Non-employee directors receive a fee of $400 for each committee meeting attended. Employee directors do not receive any additional compensation for serving on the board of directors.

Deferred Compensation Plans. We maintain the Board of Directors Deferred Compensation Plan to allow non-employee members of SBU Bank’s board of directors to defer all or a portion of their directors fees and the Management Employee Deferred Compensation Plan to allow eligible employees designated by our board of directors to defer portions of their annual compensation. Deferrals under both plans will continue until either a distribution of benefits is made under the Plan or the participant instructs the plan administrator in writing prior to the end of any calendar year to cease the deferrals. Participants in the plan may direct that their deferred compensation account balances be adjusted as if the account had been invested in one or more investment options designated by SBU Bank in its sole discretion. Upon a participant’s retirement, death, disability, or termination of service or employment before retirement for reasons other than death or disability, benefits under the plan will be paid either in a single lump sum or in up to 15 annual installment payments, pursuant to the participant’s payment schedule. In the event the participant’s account balance is less than $10,000, the payment will be made in a single lump sum. If the participant’s account balance is at least $10,000, the participant may request to defer a distribution payable as a result of disability, retirement, or termination of service or employment. In the event a participant dies before receiving the full amount of his account balance, the remaining amounts will be paid to the participant’s beneficiary.

Executive Officers of Partners Trust Financial Group

The following individuals are the executive officers of Partners Trust Financial Group and hold the offices set forth below opposite their names. The biographical information for each executive officer who is not a Director is also set forth below.

Executive Officer	Age(1)	Position
John A. Zawadzki	55	President, Chief Executive Officer and Director

Steven A. Covert	41	Executive Vice President, Chief Financial Officer and Corporate Secretary

Richard F. Callahan	51	Assistant Corporate Secretary and Senior Vice President, Sales and Marketing of SBU Bank

Daniel J. O’Toole	40	Senior Vice President and Chief Credit Officer of SBU Bank

(1)	As of December 31, 2003.

The executive officers of Partners Trust Financial Group are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.

The business experience for the past five years of each of the executive officers of Partners Trust Financial Group who is not a Director is set forth below:

Steven A. Covert. Mr. Covert is Executive Vice President, Chief Financial Officer and Corporate Secretary and has served as Executive Vice President and Chief Financial Officer of SBU Bank since December 2000. He also serves as Corporate Secretary. He was Executive Vice President and Chief Financial Officer of CNY Financial Corp. and its subsidiary, Cortland Savings Bank, from June 1998 to July 2000.

Richard F. Callahan. Mr. Callahan is Assistant Corporate Secretary, and has served as Senior Vice President, Sales and Marketing of SBU Bank since January 2001. Prior to that time, he served as District Manager and Senior Vice President of Fleet Bank in Utica, New York.

Daniel J. O’Toole. Mr. O’Toole has served as Senior Vice President and Chief Credit Officer of SBU Bank since September 2002. From June 1992 to September 2002, he was employed by HSBC Bank USA. From August 2000 to September 2002, he was the Senior Vice President and Commercial Executive for HSBC’s Central Region.

Our Executive Officers after the Merger

The following individuals will be our executive officers after the merger with BSB Bancorp and will hold the offices set forth below opposite their names.

Executive Officer	Age(1)	Position
John A. Zawadzki	55	President, Chief Executive Officer and Director

Steven A. Covert	41	Executive Vice President and Chief Financial Officer

Howard W. Sharp	57	Executive Vice President

Richard F. Callahan	51	Senior Vice President-Retail Banking and Assistant Corporate Secretary

William M. Le Beau	55	Senior Vice President, Risk Management Officer and Corporate Secretary

Daniel J. O’Toole	40	Senior Vice President and Chief Credit Officer

(1)	As of December 31, 2003.

Howard W. Sharp has been a director of BSB Bancorp since November 2000. Mr. Sharp has been the President and Chief Executive Officer of BSB Bancorp and BSB Bank & Trust since November 2000. Prior to that, he was the Regional President, Syracuse, NY Region of M&T Bank from April 1998 to November 2000. From November 1989 to April 1998, he held various executive positions at OnBancorp, Inc. and OnBank & Trust Co., including Senior Executive Vice President and Chief Operating Officer.

William M. Le Beau has been with BSB Bank & Trust and BSB Bancorp since December 2000. He has been the Executive Vice President, Risk Management since February 2002. From December 2000 until February 2002, he was Senior Vice President, Risk Management for BSB Bank & Trust and BSB Bancorp. From 1998 to December 2000, he was Vice President, Community Reinvestment, of M&T Bank.

Executive Officer Compensation

Summary Compensation Table. The executive officers of Partners Trust Financial Group are compensated pursuant to their corresponding employment arrangements with SBU Bank. The following table sets forth for the years ended December 31, 2003, 2002 and 2001, certain information as to the total remuneration paid by SBU Bank to its Chief Executive Officer, as well as to the other executive officers of SBU Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000.

		Annual Compensation(1)			Long Term Compensation
Name and Position	Year	Salary		Bonus	Restricted Stock Awards(2)	Options	All Other Compensation(3)
John A. Zawadzki, President and Chief Executive Officer	2003	$296,210		$150,000	—	—	$67,429
	2002	$278,000		$110,000	$847,682	125,000	$67,646
	2001	$270,000		$185,000	—	—	$62,967

Steven A. Covert, Executive Vice President, Chief Financial Officer and Corporate Secretary	2003	$167,923		$55,000	—	—	$6,329
	2002	$158,000		$92,028	$678,162	100,000	$6,518
	2001	$150,000		$50,000	—	—	$525

Richard F. Callahan, Assistant	2003	$128,442		$30,000	—	—	$4,573
Corporate Secretary and Senior Vice President, Sales and Marketing of SBU Bank	2002	$121,000		$38,028	$339,068	40,000	$4,426
	2001	$115,000		$20,873	—	—	$473

Daniel J. O’Toole, Senior Vice	2003	$140,000		$20,873	—	—	$720
President and Chief Credit Officer of SBU Bank	2002	$32,308	(4)	$25,000	$169,534	40,000	—

(1)	The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.
(2)	As of December 31, 2003, the executive officers held the following shares of restricted stock: Mr. Zawadzki, 51,181 shares with a value of $1,740,154; Mr. Covert, 40,946 shares with a value of $1,392,164; Mr. Callahan, 25,590 shares with a value of $870,060; and Mr. O’Toole, 10,236 shares with a value of $348,024. The values are based on the closing price of Partners Trust Financial Group’s common stock on the Nasdaq National Market of $34.00 on December 31, 2003. The 2002 awards are calculated based on the closing market price of the Company’s common stock on the Nasdaq National Market of $13.25 on October 10, 2002, the grant date. The total number of shares of restricted stock awarded to Messrs. Zawadzki, Covert, Callahan and O’Toole in fiscal 2002 was 63,976 shares, 51,182 shares, 25,590 shares, and 12,795 shares, respectively. This restricted stock vests in five annual installments beginning on October 10, 2003. Dividends are being paid on all restricted stock grants.
(3)

The amounts shown represent (a) contributions made by SBU Bank under SBU Bank’s 401(k) plan ($5,598 in 2003, $5,931 in 2002, and $2,337 in 2001 for Mr. Zawadzki; $5,609 in 2003 and $5,888 in 2002 for Mr. Covert; and $3,853 in 2003 and $3,796 in 2002 for Mr. Callahan; (b) the dollar value of the benefit of premiums paid for split-dollar life insurance policies, projected on an actuarial basis ($1,111 in 2003 and

$1,085 in 2002 for Mr. Zawadzki), (c) life insurance premiums paid by SBU Bank ($720 in 2003, $630 in 2002 and $630 in 2001 for Mr. Zawadzki; $720 in 2003, $630 in 2002 and $525 in 2001 for Mr. Covert; $720 in 2003, $630 in 2002 and $473 in 2001 for Mr. Callahan; and $720 in 2003 for Mr. O’Toole; and (d) $60,000 in 2003, $60,000 in 2002 and $60,000 in 2001 paid to Mr. Zawadzki to compensate him for options he forfeited in connection with leaving his position at his prior employer.

(4)	Mr. O’Toole commenced his employment with SBU Bank in September 2002.

Benefit Plans

SBU Bank is the principal operating subsidiary of Partners Trust Financial Group. As such, our benefit plans are principally organized at the SBU Bank level, as described below.

Employment Agreements. Partners Trust Financial Group has entered into employment agreements with Messrs. Zawadzki and Covert. The initial terms of these agreements are three years ending on March 31, 2007. The agreements provide that each agreement may be extended by written notice from Partners Trust Financial Group to the executive for an additional consecutive 12-month period no later than March 31, 2005 and every subsequent March 31. Under the agreements, the base salaries for Messrs. Zawadzki and Covert are $350,000 and $185,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for at least four weeks paid vacation, reasonable sick leave, reimbursement of moving expenses, reimbursement of certain club membership fees incurred by each executive and the use of a bank-owned automobile.

The agreements provide for voluntary termination by the executive with 60 days written notice or termination by Partners Trust Financial Group for cause (as defined in the agreements) at any time. In both cases, the executive would have no right to receive compensation or other benefits for any period after termination.

Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his base salary for twenty-six consecutive weeks following his use of all available sick leave reduced to the extent benefits are received under disability insurance, workers’ compensation or other similar programs. Partners Trust Financial Group may terminate the executive at the end of this period. In the event of executive’s death during the term of the agreement, Partners Trust Financial Group will pay executive’s base salary to his designated beneficiary for a period of 90 days following his death.

In the event Partners Trust Financial Group terminates the executive’s employment for reasons other than for cause (as defined in the agreement) or for reasons other than death, disability or a change in control, the executive would be entitled to a lump sum payment equivalent to the unpaid compensation and benefits that would have been paid or earned by the executive under the agreement through the end of the employment term or for a period of 12 months following the date of termination, whichever period is longer. Such payment would be made within 30 days of the date of termination.

Messrs. Zawadzki and Covert have also agreed not to compete with Partners Trust Financial Group or any of its affiliates in any area or market for a period of 24 months after termination of their employment with Partners Trust Financial Group (unless they are terminated by Partners Trust Financial Group without cause or due to a change in control).

If the executive’s employment terminates as a result of a change in control (as defined in the agreement), either involuntarily or voluntarily for good reason (as defined in the agreement) within six months prior to or 24 months after such change of control, then the executive would be entitled to a severance benefit equal to 2.99 times the executive’s average annual compensation included in gross income for income tax purposes during the five full calendar years, or shorter period of employment, that immediately precedes the year in which the change in control occurs. If any change in control benefits paid to Messrs. Zawadzki or Covert under the agreements constitute an “excess parachute payment” within the meaning of Internal Revenue Code Sections 280G and 4999, Partners Trust Financial Group has agreed to pay the executive an additional amount, referred to as a gross-up payment, equal to the excise tax imposed on the payments, plus taxes imposed on the additional payment; provided that the gross-up payment will provide the executive with a net after-tax benefit of at least $50,000. Messrs. Zawadzki and Covert would receive approximately $1.7 million and $879,000, respectively, pursuant to their employment agreements upon a change in control of Partners Trust Financial Group, based upon current levels of compensation. These amounts do not include any benefit paid as a result of accelerated vesting of stock options or restricted stock.

Employment Protection Agreements. We have employment protection agreements with Messrs. Callahan and O’Toole that end on August 25, 2006. Our board of directors may renew either agreement for one additional year by written notice to the employee. The agreement provides that if either Messrs. Callahan or O’Toole voluntarily terminates employment for good reason (as defined in the agreements) or is involuntarily terminated by us without cause (as defined in the agreements) in connection with or for one year after a change of control (as defined in the agreements), he will receive a lump sum cash payment equal to one year’s base compensation. In addition, he will continue to receive medical, prescription, dental, and life insurance coverage for one year after termination. However, if this payment and any other benefits due to Messrs. Callahan or O’Toole at termination of employment would constitute an excess parachute payment, the payment will be limited to the extent necessary to ensure that no amount paid will constitute an excess parachute payment under Sections 280G or 4999 of the Internal Revenue Code.

Executive Supplemental Retirement Income Agreement and Split Dollar Life Insurance Arrangement. In June 2001, we entered into an unfunded Executive Supplemental Retirement Income Agreement (the “SERP”) with Mr. Zawadzki. Upon Mr. Zawadzki’s retirement from SBU Bank at or after age 65, he will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary during the preceding 36 months of full-time employment, payable in monthly installments over 180 months. Based on Mr. Zawadzki’s 2004 base salary of $350,000 and assuming a 3% increase in base salary per year, the annual retirement benefits payable to him at age 65 would be approximately $270,000. If Mr. Zawadzki remains in continuous service with SBU Bank, he may elect to receive an early retirement benefit at or after age 62 equal to a percentage of his supplemental retirement income benefit. The percentage will be 70% if he retires at age 62, 80% at age 63 and 90% at age 64.

If Mr. Zawadzki becomes disabled after age 60 but before age 65, he will be entitled to a supplemental disability benefit equal to a percentage of his supplemental retirement income benefit. The percentage will be 60% if he is disabled at age 60, 65% at age 61 and otherwise in accordance with the percentages attributable to the early retirement provisions discussed above. In the event Mr. Zawadzki dies after termination of employment but before commencement or completion of payment of his 180 monthly benefits, SBU Bank will continue payment of the monthly installments to his beneficiary. If Mr. Zawadzki dies after attainment of age 60 but before termination of employment, his beneficiary will receive a survivor’s benefit over 180 months equal to the supplemental retirement income benefit, calculated as if Mr. Zawadzki had died on or immediately following attainment of age 65 and assuming annual three percent increases in his base salary until such age. Upon the request of his beneficiary after his death, and in the sole discretion of the board of directors, any monthly installments remaining under any of the above arrangements may be paid in a lump sum equivalent to the present value of the remaining monthly payments.

In the event Mr. Zawadzki terminates employment within three years following a change in control (as defined in the SERP), he will be entitled to receive the full supplemental retirement income benefit, calculated as if he had retired following attainment of age 65 and had received annual three percent increases in his base salary until attaining that age. If Mr. Zawadzki is terminated for cause (as defined in the SERP) at any time, including within three years following a change of control, his benefits under the SERP will be forfeited and the SERP will become null and void. Mr. Zawadzki has also agreed not to directly or indirectly compete with SBU Bank from the time of termination of employment until the final payment is made under the SERP without SBU Bank’s prior written consent. In the event that he violates this non-compete provision under the SERP, payments under the SERP will be suspended and all rights to further payments will be terminated if the violation continues for an additional six months. However, if Mr. Zawadzki’s termination of employment follows a change in control or other material change in the bank’s structure or business activities, he will be entitled to his benefits under the SERP regardless of whether his post-termination activities compete with SBU Bank.

SBU Bank has also entered into an endorsement split dollar agreement for the benefit of Mr. Zawadzki under which SBU Bank purchased life insurance to provide death benefits to Mr. Zawadzki’s beneficiary if Mr. Zawadzki dies before he attains age 60. SBU Bank will pay the annual premiums on the split dollar life insurance policy and will have an interest in the policy equal to the greater of the aggregated amount of the premiums paid or the policy’s entire cash surrender value. Upon Mr. Zawadzki’s death, SBU Bank will be entitled to receive an amount equal to its interest in the policy, less the amount of any indebtedness against the policy and any interest due on such indebtedness, and Mr. Zawadzki’s beneficiary will receive the death benefits provided under the policy in excess of the amount payable to SBU Bank. The split dollar agreement will terminate once Mr. Zawadzki attains age 60, upon a disability on or after age 57, or termination of employment prior to age 60.

Incentive Savings Plan. SBU Bank maintains the SBU Incentive Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Employees age 21 or older who have worked at SBU Bank for one year in which they have 1,000 or more hours of service are eligible to participate in the 401(k) Plan. Participants may contribute up to 15% of their compensation (as defined in the 401(k) Plan) on a before-tax basis and up to 5% on an after-tax basis. SBU Bank matches 100% of before-tax contributions up to 2% of each participant’s compensation and up to 50% of the next 2% of the participant’s compensation, for a maximum matching contribution equal to 3% of compensation. SBU Bank may from time to time change the 401(k) Plan to provide for a different matching contribution. Participants become vested in the employer matching contributions at the rate of 20% per year of service, starting upon completion of one year of service, and become fully vested upon completion of five years of service. In addition, participants’ accounts become fully vested in the event of termination of employment due to retirement, disability or death. Participants are always 100% vested in their before- and after-tax contributions.

The 401(k) Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan, including an “Employer Stock Fund” which invests primarily in Partners Trust Financial Group common stock.

Upon termination of employment at the normal or postponed retirement date or in the event of disability, the standard form of distribution will be a single cash payment as soon as administratively possible. A participant may also elect to receive the value of his plan account in monthly, semi-annual or annual installments, for a period not exceeding his life expectancy and the life expectancy of his beneficiary. In the event of the participant’s death, the value of the plan account will be paid to the participant’s beneficiary in a single cash payment. If the participant had elected to receive payments in installments and dies before receiving all his installments, his beneficiary will continue to receive the installments.

Retirement Plan. We maintain the Retirement Plan of SBU Bank in RSI Retirement Trust (the “Retirement Plan”), a tax-qualified defined benefit pension plan. Effective November 1, 2002, SBU Bank froze all pension benefit accruals and participation in the Retirement Plan. This means that commencing November 1, 2002, no employee who is not already a participant will be eligible for enrollment in the Retirement Plan, no further benefits will accrue to any participant and average annual earnings used to compute benefits under the Retirement Plan will not include any compensation earned by a participant on or after November 1, 2002. Retirement Plan participants become entitled to retirement benefits upon attainment of normal retirement age (for employees who became participants on or after October 1, 1988, normal retirement age is the later of attainment of age 65 or the fifth anniversary of participation in the plan; for employees who became participants before October 1, 1988, normal retirement age is age 65). The normal retirement benefit is equal to (a) 2% of the participant’s average annual earnings multiplied by credited service prior to January 1, 1986, plus (b) 1-2/3% of the participant’s average annual earnings multiplied by the participant’s credited service after December 31, 1985, reduced by (c) a portion of the participant’s primary Social Security benefit offset. The sum of years of credited service of (a) and (b) may not exceed 30 years. An early retirement benefit will be reduced to reflect the longer period over which the benefit will be paid.

The following table sets forth, as of December 31, 2003, the estimated annual retirement benefits that would be payable under the Retirement Plan upon retirement at or after a participant’s normal retirement date, expressed in the form of a single life annuity for the average annual earnings and credited service classifications specified below, and not reduced by Social Security or another offset amount.

	Years of Service and Benefit Payable at Retirement
Final Average Compensation	15	20	25	30
$ 50,000	$ 8,043	$10,724	$13,405	$16,086
75,000	13,662	18,216	22,770	27,325
100,000	19,820	26,426	33,033	39,639
125,000	26,082	34,776	43,470	52,164
150,000	32,345	43,126	53,908	64,689
200,000 and above	44,870	59,826	74,783	89,739

As of December 31, 2003, Messrs. Zawadzki, Covert and Callahan each had two years of credited service under the Retirement Plan. Mr. O’Toole is not a participant in the plan.

Employee Stock Ownership Plan and Trust. We adopted the Partners Trust Financial Group, Inc. Employee Stock Ownership Plan (the “ESOP”), effective January 1, 2002, in connection with the April 2002 initial public offering. Employees who are at least 21 years old, who have at least one year of employment with SBU Bank or an affiliated corporation and who complete at least 1,000 hours of service each calendar year, are eligible to participate. As part of the April 2002 initial public offering, the ESOP borrowed $5,118,080 from Partners Trust at a fixed rate of interest equal to the prime rate on the date of the loan and used those funds to purchase 511,808 shares in the stock offering, pledging the purchased common stock as collateral for the loan. The loan will be repaid principally from discretionary employer contributions to the ESOP over a period of up to 10 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty. Shares purchased by the ESOP are being held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation (as such term is defined in the ESOP) in the year of allocation. Account balances under the plan become vested at the rate of 20% per year, starting upon completion of one year of credited service, and will be fully vested upon completion of five years of credited service. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock or cash or a combination of cash and shares. Contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. Benefits payable under the ESOP therefore cannot be estimated. Under generally accepted accounting principles, however, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the ESOP will terminate and the ESOP trustee will sell sufficient shares of unallocated stock to repay any outstanding ESOP loan. After repayment of the ESOP loan, all remaining unallocated shares will be allocated to ESOP participants’ accounts based on the terms of the ESOP.

Option Grants

Long-Term Equity Compensation Plan. The board of directors and stockholders of Partners Trust Financial Group adopted and approved the Partners Trust Financial Group Long-Term Equity Compensation Plan (the “LTECP”), which provides eligible directors, officers and employees with the opportunity to obtain a proprietary interest in Partners Trust Financial Group. The LTECP consists of a stock option plan and a Management Recognition Plan (the “MRP”) through which restricted stock and restricted stock units may be awarded. The primary objective of the LTECP is to enhance our ability to attract and retain highly qualified officers, employees and directors by providing such persons with stronger incentives to continue to serve Partners Trust Financial Group and SBU Bank and to expend maximum effort to improve our business results and earnings.

Options under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of stock on the grant date and expires no later than ten years following the grant date. The vesting schedule for each option is set in the award agreement, but generally the options vest at a rate of 20% per year. The option price is also set in the award agreement and is fixed by the board of directors at not less than the fair market value of Partners Trust Financial Group’s stock on the grant date.

Under the LTECP, 639,759 shares of authorized but unissued common stock have been reserved for issuance upon option exercises and 255,904 shares of authorized but unissued common stock have been reserved for grants of restricted stock and restricted stock units under the MRP. Partners Trust Financial Group also has the alternative to issue treasury stock under the LTECP.

The following table sets forth information with respect to each of the named executive officers concerning the exercise of stock options during the fiscal year ended December 31, 2003 and the year-end value of all unexercised options held by such individuals.

	Aggregated Option Exercises During Fiscal Year Ended December 31, 2003 and Fiscal Year-End Option Values
	Shares Acquired Upon Exercise	Value Realized ($)	Number of Unexercised Options at Year-End		Value of Unexercised In- The-Money Options at Year-End
Name			Exercisable/ Unexercisable (#)		Exercisable/ Unexercisable ($)
John A. Zawadzki	—	—	25,000	100,000	$518,750	$2,075,000
Steven A. Covert	—	—	20,000	80,000	415,000	1,660,000
Richard F. Callahan	—	—	8,000	32,000	166,000	664,000
Daniel J. O’Toole	—	—	8,000	32,000	166,000	664,000

Recognition and Retention Plan. We intend to implement a new stock-based recognition and retention plan no earlier than six months after the conversion. Stockholder approval of this plan will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. The number of stock options available under this plan will be equal to 10% of the number of shares sold in the conversion. The number of shares available for restricted stock awards will equal 4% of the number of shares sold in the conversion. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Although OTS regulations do not permit the repurchase of shares during the first year after conversion except to fund a restricted stock plan or under extraordinary circumstances, we intend to request a waiver from these regulations. The OTS has typically denied these types of waiver requests in the past. As such, there can be no assurances that our waiver request will be successful. If we do not obtain a waiver, shares issued pursuant to the exercise of existing stock options as well as shares issued pursuant to newly granted stock options will be issued from authorized but previously unissued common stock of new Partners Trust Financial Group, which would dilute the existing stockholders. The ownership percentage of stockholders of new Partners Trust Financial Group could be diluted by up to 6.1% if the maximum number of newly issued shares were issued pursuant to existing stock options and newly issued stock options.

Equity Compensation Plan Information

The following table presents information regarding Partners Trust Financial Group’s equity compensation plan.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	567,000	$13.44	69,759
Equity compensation plans not approved by security holder	—	—	—

Transactions with Directors and Executive Officers

From time to time SBU Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. It is the belief of management that these loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectibility nor present other unfavorable features.

The Sarbanes-Oxley Act generally prohibits loans by Partners Trust Financial Group to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by SBU Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. SBU Bank is, therefore, prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit SBU Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Acquisition of BSB Bancorp

In connection with the acquisition of BSB Bancorp, Partners Trust Financial Group entered into employment agreements with Messrs. Sharp, Wiley and Le Beau and BSB Bancorp has entered into letter agreements with Messrs. Wiley and Le Beau that are in addition to certain agreements to which they are currently parties. The BSB Bancorp acquisition will trigger change of control provisions in Mr. Wiley’s and Mr. Le Beau’s letter agreements, and payments will be made to Mr. Sharp in connection with his existing employment agreement. These agreements and other matters relating to employees of BSB Bancorp are discussed in greater detail below.

Employment Agreements with Messrs. Sharp, Wiley and Le Beau. Each of Messrs. Sharp, Wiley and Le Beau have entered into new employment agreements with Partners Trust Financial Group that become effective upon the acquisition of BSB Bancorp. If Messrs. Sharp, Wiley or Le Beau voluntarily terminate their employment with Partners Trust Financial Group for good reason (as defined in their employment agreements) or Partners Trust Financial Group terminates their employment without cause (as defined in their employment agreements), the executive will receive a lump sum payment of his base salary for the remainder of his employment term within 30 days of termination. In addition, unless he voluntarily terminates his employment without good reason (as defined in their employment agreements) or he is terminated by Partners Trust Financial Group for cause (as defined in their employment agreements), the executive will continue to receive group life, health, dental, accident and long term disability insurance coverage for the remainder of his employment term. If any of these payments to Messrs. Sharp, Wiley or Le Beau would constitute an “excess parachute payment” within the meaning of Internal Revenue Code Sections 280G and 4999, Partners Trust Financial Group has agreed to pay the executive an additional amount, referred to as a gross-up payment, equal to the excise tax imposed on the payments, plus taxes imposed on the additional payment; provided that the gross-up payment will provide the executive with a net after-tax benefit of at least $10,000. These agreements are described in greater detail below.

Employment Agreement with Mr. Sharp. Under our agreement with Mr. Sharp, effective upon our acquisition of BSB Bancorp, he will serve as a senior executive of new Partners Trust Financial Group, with duties commensurate with this position. He will be paid an annual base salary of $450,000 and will be eligible to participate in our employee benefit plans. If Mr. Sharp dies during his employment term, he or his beneficiary will receive a lump sum payment of his base salary for the remainder of the employment term. If Mr. Sharp is terminated due to disability, he will receive his base salary for the remainder of the employment term. In the case of termination due to death or disability, Mr. Sharp will also receive any other disability or death benefits that would have been provided to a similarly situated executive. Mr. Sharp has agreed not to compete with us during the term of the agreement and for a period of three years following the termination of his employment. Mr. Sharp’s agreement terminates on June 30, 2006.

Employment Agreements with Mr. Wiley and Mr. Le Beau. Pursuant to the terms of the employment agreements entered into with each of Messrs. Wiley and Le Beau, effective upon our acquisition of BSB Bancorp, Mr. Wiley and Mr. Le Beau will serve as the Vice President and Treasurer, and the Senior Vice President, Risk Management Officer and Corporate Secretary, respectively, of Partners Trust Bank. Messrs. Wiley and Le Beau will each be paid an annual base salary of $125,000, will be eligible to receive an annual bonus and will be eligible to participate in our employee benefit plans. They will also receive equity incentive award grants on a basis consistent with similarly situated executives of new Partners Trust Financial Group. The term of Messrs. Wiley and Le Beau’s employment agreements is thirty-six months.

Severance Agreements and Related Letter Agreements with Messrs. Wiley and Le Beau. A number of current BSB Bancorp executives are parties to severance agreements requiring change of control payments in connection with certain qualifying terminations of employment following a change of control of BSB Bancorp. In addition, Messrs. Wiley and Le Beau entered into letter agreements with BSB Bancorp in connection with the BSB Bancorp acquisition. As in the new agreements described above, each of the letter agreements provides that BSB Bancorp will pay any required gross-up payments in the manner described above under “– Employment Agreements with Messrs. Sharp, Wiley and Le Beau.” These agreements are described in greater detail below.

Existing Wiley Change of Control Severance Agreement. BSB Bancorp entered into a three-year change of control severance agreement with Mr. Wiley on May 14, 2001. The agreement is extended automatically by one year on each anniversary date of the agreement, unless BSB Bancorp or Mr. Wiley provides written notice to the contrary at least 180 days prior to such anniversary date. Mr. Wiley has entered into a letter agreement with BSB Bancorp to provide that immediately prior to consummation of the BSB Bancorp acquisition Mr. Wiley shall be paid $619,493 in full satisfaction of BSB Bancorp’s cash severance obligations under the severance agreement.

BSB Bancorp and Mr. Wiley also entered into a supplemental retirement benefit agreement dated October 30, 2003 to provide for a supplemental retirement benefit and the deferral of compensation. The letter agreement also amended the supplemental retirement benefit agreement to provide that immediately prior to the acquisition of BSB Bancorp, Mr. Wiley shall be paid $604,933 in full satisfaction of BSB Bancorp’s obligations under the supplemental retirement benefit agreement.

Existing Le Beau Change of Control Severance Agreement. BSB Bancorp entered into a three-year change of control severance agreement with Mr. Le Beau on December 6, 2000. The agreement is extended automatically by one year on each anniversary date of the agreement, unless BSB Bancorp or Mr. Le Beau provides written notice to the contrary at least 180 days prior to such anniversary date. Mr. Le Beau has entered into a letter agreement with BSB Bancorp to provide that immediately prior to consummation of the BSB Bancorp acquisition Mr. Le Beau shall be paid $683,100 in full satisfaction of BSB Bancorp’s cash severance obligations under the severance agreement.

BSB Bancorp and Mr. Le Beau also entered into a supplemental retirement benefit agreement dated October 30, 2003 to provide for a supplemental retirement benefit and the deferral of compensation. The letter agreement also amended the supplemental retirement benefit agreement to provide that immediately prior to the acquisition of BSB Bancorp, Mr. Le Beau shall be paid $601,841 in full satisfaction of BSB Bancorp’s obligations under the supplemental retirement benefit agreement.

Existing Sharp Employment Agreement and Supplemental Retirement Benefit Agreement. On October 22, 2001, BSB Bancorp entered into an employment agreement with Mr. Sharp to serve as the President and Chief Executive Officer of BSB Bancorp. Mr. Sharp’s 2003 base salary was $381,000.

Pursuant to the terms of this agreement, due to the acquisition of BSB Bancorp, Mr. Sharp will receive a lump sum cash payment equal to 2.99 times the average annual cash compensation paid by BSB Bancorp to Mr. Sharp for the five full calendar years, or shorter period of employment, that immediately precedes the acquisition, approximately $1.635 million, and will continue to receive certain other employment benefits for three years following the acquisition. In addition, as with the letter agreements of Messrs. Wiley and Le Beau, BSB Bancorp is required to pay a gross-up payment, if necessary. In connection with the acquisition of BSB Bancorp, the parties agreed that, subject to agreed upon limitations, BSB Bancorp would amend its existing executive change of control arrangements to provide for enhanced change of control benefits in the context of the merger. In this regard, it is currently expected that Mr. Sharp’s existing employment agreement with BSB Bancorp would be amended to provide for severance payments equal to three times his annual base salary and 2003 annual bonus and that this amount would be paid to him immediately prior to the completion of the acquisition of BSB Bancorp.

BSB Bancorp and Mr. Sharp also entered into a supplemental retirement benefit agreement dated October 30, 2003 to provide for a supplemental retirement benefit and the deferral of compensation. In connection with the acquisition, Mr. Sharp will become 100% vested in his benefits under this agreement and will be entitled to an enhanced supplemental retirement benefit equal to approximately $2.0 million.

Other Employees of BSB Bancorp. We have agreed to use our reasonable best efforts to ensure that qualified branch level employees of BSB Bancorp remain employed with us in a comparable position following consummation of the BSB acquisition. However, other than with regard to Messrs. Sharp, Wiley and Le Beau, we have not guaranteed employment to any employees of BSB Bancorp for any specified period or conferred any right of employment or right under any specific benefit plan, program, policy or arrangement. Employees of BSB Bancorp who are employed by new Partners Trust Financial Group after the BSB Bancorp acquisition will generally be eligible for same employee benefits and compensation levels that we currently provide to our employees.

BSB Bancorp Severance Plan. We have also agreed to honor the existing BSB Bancorp severance policy. Full-time employees of BSB Bancorp and its subsidiaries who are terminated during the one-year period following the acquisition will be eligible to receive a lump-sum severance payment of between one and four weeks base pay (plus bonus, for vice presidents) per full year of service, with maximum payments ranging from sixteen to seventy-two weeks pay, depending on position.

Stock Options. In connection with the BSB Bancorp acquisition, each outstanding option to purchase shares of BSB Bancorp common stock will be converted into the right to purchase a number of shares of new Partners Trust Financial Group common stock equal to the number of shares of BSB Bancorp common stock that were subject to the option, multiplied by the exchange ratio, at an exercise price per share equal to the current exercise price per share divided by the exchange ratio, and otherwise subject to the terms of the applicable BSB Bancorp stock option plans and the stock option agreements thereunder.

BENEFICIAL OWNERSHIP OF PARTNERS TRUST FINANCIAL GROUP COMMON STOCK

The following table sets forth information known to us regarding beneficial ownership of our common shares as of February 3, 2004, and as adjusted to reflect the sale of the common shares offered by this prospectus, by:

•	Each person known by us to be the beneficial owner of more than 5% of our common shares;

•	Each of our named executive officers;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Unless otherwise noted below, and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Common shares subject to options currently exercisable, or exercisable within 60 days after February 3, 2004, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Beneficial Owner	Number of Common Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Shares Before the Offering
5% Stockholders
Partners Trust, MHC	7,627,353	53.7%

Executive Officers and Directors
Richard F. Callahan	47,978	0.3%
Steven A. Covert	88,421	0.6
Elizabeth B. Dugan	23,830	0.2
Richard R. Griffith	19,528	0.1
Gordon M. Hayes, Jr.	13,660	0.1
Nicholas O. Matt	19,524	0.1
Marybeth K. McCall	22,330	0.2
Daniel J. O’Toole	20,795	0.1
William L. Schrauth	15,330	0.1
John B. Stetson	29,739	0.2
Dwight E. Vicks, Jr.	32,330	0.2
John R. Zapisek	30,624	0.2
John A. Zawadzki	113,181	0.8

All Executive Officers and Directors as a Group (13 persons)	477,270	3.4%

BENEFICIAL OWNERSHIP OF BSB BANCORP COMMON STOCK

Stock Owned by Management

The following table sets forth information as of January 20, 2004, with respect to BSB Bancorp’s common stock beneficially owned by each director of BSB Bancorp, each of the named executive officers and by all directors and executive officers of BSB Bancorp as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(b)(c)	Percent of Class
Robert W. Allen Director	50,935	*

Diana J. Bendz Director	19,000	*

William C. Craine Chairman of the Board	93,421	1.00%

John P. Driscoll Director and Executive Vice President – Central New York of the Bank	58,875	*

Ann G. Higbee Director	28,271	*

William M. Le Beau Executive Vice President – Risk Management	60,020	*

David A. Niermeyer Director	29,425	*

Mark T. O’Neil, Jr. Director	29,816	*

Howard W. Sharp Director, President and Chief Executive Officer	173,389	1.83%

Arthur C. Smith Executive Vice President – Retail Banking Officer	81,057	*

Thomas L. Thorn Director	244,837	2.63%

Randy J. Wiley Senior Vice President and Treasurer	22,352	*

All Directors and Executive Officers as a group (16 persons)	1,058,602	10.82%

*	less than one percent
(a)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of BSB Bancorp common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from January 20, 2004. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. This table represents all shares as to which named individual possessed sole or shared voting or investment power as of January 20, 2004, including shares held by, in the name of, or in trust for, spouse, and dependent children of named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the individual.
(b)	The table includes shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners and over which the persons named in the table possess shared voting and/or shared investment powers as follows: Mr. Allen, 22,695 shares; Mr. Craine, 4,150 shares; Mr. Driscoll, 21,194 shares; Mrs. Higbee, 8,447 shares; Mr. O’Neil, 9,566 shares; Mr. Smith, 27,745 shares; and Mr. Thorn, 51,250 shares.
(c)	The table includes shares with respect to which the directors and the named executive officers currently have the right to acquire or will have the right to acquire beneficial ownership of BSB Bancorp common stock through the exercise of options within 60 days of January 20, 2004, as follows: Mr. Allen, 20,250 shares; Mrs. Bendz, 18,000 shares; Mr. Craine, 6,750 shares; Mr. Driscoll, 14,038 shares; Mrs. Higbee, 15,750 shares; Mr. Le Beau, 15,437 shares; Mr. Niermeyer, 13,500 shares; Mr. O’Neil, 20,250 shares; Mr. Sharp, 165,313 shares; Mr. Smith, 53,312 shares; Mr. Thorn, 13,500 shares; and Mr. Wiley, 19,473 shares.

Principal Stockholders

The following table presents information known to BSB Bancorp regarding the beneficial ownership of BSB Bancorp common stock as of February 13, 2004 by each person believed by management to be the beneficial owner of more than 5% of the outstanding common stock of BSB Bancorp.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(a)	Percent of Common Stock Outstanding
Wellington Management Company, LLP (“WMC”) 75 State Street Boston, MA 02109	492,500	5.28%

(a)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of BSB Bancorp common stock if that persons has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from February 10, 2004. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition.
(b)	Based on the Schedule 13G/A dated February 13, 2004, WMC reports shared voting power over 261,500 shares and shared dispositive power over 492,500 shares. WMC also reports that the shares are owned of record by clients of WMC and that WMC may be deemed to beneficially own these shares in its capacity as investment advisor. WMC’s clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of BSB Bancorp common stock.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of new Partners Trust Financial Group’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(1)	the number of shares of new Partners Trust Financial Group common stock to be held upon consummation of the conversion, based upon their beneficial ownership of Partners Trust Financial Group common stock as of February 3, 2004;

(2)	the proposed purchases of shares in the subscription offering, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(3)	the total amount of new Partners Trust Financial Group common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. See “The Conversion—Limitations on Common Stock Purchases.”

	Number of Shares Received in Exchange for Partners Trust Financial Group Common Stock(2)	Proposed Purchases of Stock in the Offering(1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding(3)
Robert W. Allen	139,180	10,000	$100,000	149,180	0.3%
Richard F. Callahan	110,081	3,000	30,000	113,081	0.2
Steven A. Covert	202,873	7,500	75,000	210,373	0.4
William C. Craine	211,509	10,000	100,000	221,509	0.4
Elizabeth B. Dugan	54,676	2,000	20,000	56,676	0.1
Richard R. Griffith	44,805	2,500	25,000	47,305	0.1
Gordon M. Hayes, Jr.	31,342	3,000	30,000	34,342	0.1
William M. Le Beau	151,872	—	—	151,872	0.3
Nicholas O. Matt	44,796	3,000	30,000	47,796	0.1
Marybeth K. McCall	51,234	5,000	50,000	56,234	0.1
David A. Niermeyer	82,998	10,000	100,000	92,998	0.2
Daniel J. O’Toole	47,712	7,500	75,000	55,212	0.1
Howard W. Sharp	612,571	10,000	100,000	622,571	1.2
William L. Schrauth	35,173	3,500	35,000	38,673	0.1
John B. Stetson	68,233	2,000	20,000	70,233	0.1
Dwight E. Vicks, Jr.	74,178	10,000	100,000	84,178	0.2
John R. Zapisek	70,264	5,000	50,000	75,264	0.1
John A. Zawadzki	259,682	10,000	100,000	269,682	0.5

Total for Directors and Executive Officers (18 persons)	2,293,179	104,000	$1,040,000	2,397,179	4.6%

(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Beneficial Ownership of Partners Trust Financial Group Common Stock” and the sale of 17,500,000 shares in the offering and a resulting exchange ratio of 2.2944. Also includes shares received in merger assuming a 60/40 stock/cash allocation.
(3)	Calculated by dividing the total shares of new Partners Trust Financial Group common stock to be sold at the midpoint of the offering range (17,500,000 shares) and the total shares of new Partners Trust Financial Group common stock to be issued to BSB Bancorp stockholders plus the number of shares each individual may acquire pursuant to the exercise of stock options within 60 days of February 3, 2004, as described in “Beneficial Ownership of Partners Trust Financial Group Common Stock.”

PARTNERS TRUST FINANCIAL GROUP’S PROPOSAL I – THE CONVERSION

The boards of directors of SBU Bank, Partners Trust Financial Group and Partners Trust, MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of Partners Trust, MHC (depositors of SBU Bank) and the stockholders of Partners Trust Financial Group. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the agency. The BSB Bancorp merger is subject to receipt of all required regulatory approvals, including approvals from the OTS and the NYSBD.

General

In connection with the approval of the merger agreement, the respective boards of directors of Partners Trust, MHC, Partners Trust Financial Group and SBU Bank adopted the plan of conversion and reorganization on December 23, 2003 and amended the plan on February 24, 2004 and May 6, 2004. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Partners Trust, MHC, the mutual holding company parent of Partners Trust Financial Group, will be merged into SBU Bank, and Partners Trust, MHC will no longer exist. Partners Trust Financial Group, which owns 100% of SBU Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, shares of common stock representing the ownership interest of Partners Trust, MHC, will be offered for sale in the stock offering. When the conversion is completed, all of the capital stock of SBU Bank will be owned by Partners Trust Financial Group, our newly formed Delaware holding company, and all of the common stock of Partners Trust Financial Group will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the Summary of this document.

Immediately after the completion of the conversion, it is expected that BSB Bancorp will merge with and into new Partners Trust Financial Group with new Partners Trust Financial Group being the survivor of the merger in accordance with the terms of the merger agreement. Immediately thereafter, BSB Bank & Trust will merge with and into SBU Bank with SBU Bank being the survivor of the merger operating under the name Partners Trust Bank.

Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Partners Trust Financial Group common stock owned by persons other than Partners Trust, MHC will be converted automatically into the right to receive shares of new Partners Trust Financial Group common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Partners Trust Financial Group for new shares, the public stockholders of Partners Trust Financial Group common stock will own approximately the same aggregate percentage of shares of common stock of new Partners Trust Financial Group that they owned immediately prior to the conversion, excluding any shares they purchased in the offering and excluding any shares issued in connection with the acquisition of BSB Bancorp.

The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and other depositors. Subject to the prior rights of these holders of subscription rights, we may offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

1.	First, to Partners Trust Financial Group public stockholders as of January 30, 2004;

2.	Second, to depositors with accounts at BSB Bank & Trust Company on November 30, 2003 who reside in Oneida, Herkimer, Onondaga, Broome, Chenango, or Tioga County, New York; and

3.	Third, to members of the local community and the general public.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “– Community Offering.”

We determined the number of shares of common stock to be offered based upon an independent valuation appraisal of the estimated pro forma market value of Partners Trust Financial Group to reflect the proposed conversion and the merger. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “– Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of SBU Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to Partners Trust Financial Group’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons For Conversion

The primary reasons for the conversion and related stock offering are:

•	to provide us with the capital to acquire BSB Bancorp, Inc. and its subsidiary, BSB Bank & Trust Company;

•	to support internal growth through lending in communities we serve;

•	to enhance existing products and services and support the development of new products and services;

•	to facilitate growth through other acquisitions and new branches as opportunities arise;

•	to improve our overall competitive position; and

•	to enhance stockholder returns through higher earnings and more flexible capital management strategies.

As a fully converted stock holding company, we will have greater flexibility in structuring future mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since Partners Trust, MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will, therefore, enhance our ability to compete with other bidders when acquisition opportunities arise. Other than our agreement to acquire BSB Bancorp, we currently have no arrangements or understandings regarding any specific acquisition.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock.

The primary disadvantages of the conversion are the significant expense and effort of consummating the conversion and the fact that operating in the stock holding company form of organization could subject Partners Trust Financial Group to contests for corporate control.

The Partners Trust Financial Group board of directors determined that the advantages of the conversion outweighed the disadvantages and unanimously recommends that Partners Trust Financial Group’s stockholders vote in favor of the plan of conversion and reorganization.

Approvals Required

The affirmative vote of a majority of the total number of outstanding votes entitled to be cast by the members of Partners Trust, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Partners Trust, MHC will also be approving the merger of Partners Trust, MHC into SBU Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Partners Trust Financial Group and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Partners Trust Financial Group held by the stockholders of Partners Trust Financial Group, other than Partners Trust, MHC, are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to full stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of Partners Trust Financial Group common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of new shares of Partners Trust Financial Group common stock. The number of new shares of common stock will be determined pursuant to the exchange ratio which ensures that the public stockholders of Partners Trust Financial Group common stock will own approximately the same percentage of new common stock in new Partners Trust Financial Group after the conversion as they held in Partners Trust Financial Group immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the issuance of shares of common stock to stockholders of BSB Bancorp. In addition, if options to purchase shares of Partners Trust Financial Group are exercised before consummation of the conversion, there will be an increase in the percentage of shares of Partners Trust Financial Group held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange and a decrease in the exchange ratio and the number of new shares to be sold in the offering. At January 31, 2004, there were 14,197,606 shares of Partners Trust Financial Group common stock outstanding and 6,570,253 shares were publicly held. The exchange ratio is not dependent on the market value of Partners Trust Financial Group common stock. The exchange ratio is calculated based on the percentage of Partners Trust Financial Group common stock held by the public, the independent valuation of Partners Trust Financial Group prepared by RP Financial and the number of shares of common stock in the offering. The exchange ratio is expected to range from approximately 1.9502 exchange shares for each publicly held share of Partners Trust Financial Group at the minimum of the offering range to 3.0343 exchange shares for each publicly held share of Partners Trust Financial Group at the adjusted maximum of the offering range.

If you are currently a stockholder of Partners Trust Financial Group your existing shares will be canceled and exchanged for new shares of new Partners Trust Financial Group. The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion.

The following table shows how the exchange ratio will adjust based on the number of shares of common stock sold in the offering. The table also shows how many shares a hypothetical owner of Partners Trust Financial Group common stock would receive in the exchange, adjusted for the number of shares sold in the offering. The table excludes the effect of option exercises and issuance of shares of common stock to stockholders of BSB Bancorp.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of Partners Trust Financial Group		Total Shares of Common Stock to be Issued in Acquisition		Total Shares of Common Stock to be Issued in Conversion, Offering and Acquisition	Exchange Ratio	New Shares to be Received for 100 Existing Shares
	Amount	Percent	Amount	Percent	Amount	Percent
Minimum	14,875,000	31.2	12,813,425	26.9	19,972,470	41.9	47,660,895	1.9502	195
Midpoint	17,500,000	33.2	15,074,617	28.7	19,972,470	38.0	52,547,087	2.2944	229
Maximum	20,125,000	35.0	17,335,810	30.2	19,972,470	34.8	57,433,280	2.6385	263
Adjusted Maximum	23,143,750	36.7	19,936,181	31.6	19,972,470	31.7	63,052,401	3.0343	303

Outstanding options to purchase shares of new Partners Trust Financial Group common stock also will convert into and become options to purchase shares of new Partners Trust Financial Group common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At December 31, 2003, there were 567,000 outstanding options to purchase shares of Partners Trust Financial Group common stock, 106,200 of which were vested. Such options will be converted into options to purchase 1,105,763 shares of common stock at the minimum of the offering range and 1,496,030 shares of common stock at the maximum of the offering range. If all existing options were exercised for authorized but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 2.3% at the minimum of the offering range and 2.6% at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following conversion.

Ownership of New Partners Trust Financial Group After the Transactions

The following table shows information regarding the shares of common stock that we will issue in the stock offering and the acquisition. The table also shows the number of shares that will be owned by Partners Trust Financial Group’s public stockholders at the completion of the conversion who will receive our shares of common stock in exchange for their existing shares of common stock.

Information is presented at the minimum, midpoint, maximum and adjusted maximum of the offering range. The number of shares of common stock to be issued is based, in part, on our independent appraisal.

	14,875,000 Shares Issued at Minimum of Offering Range		17,500,000 Shares Issued at Midpoint of Offering Range		20,125,000 Shares Issued at Maximum of Offering Range		23,143,750 Shares Issued at Adjusted Maximum of Offering Range
	Number	Percent of Total	Number	Percent of Total	Number	Percent of Total	Number	Percent of Total
Shares Outstanding After Conversion, Offering and Acquisition:
Purchasers in the stock offering	14,875,000	31.2%	17,500,000	33.3%	20,125,000	35.0%	23,143,750	36.7%
Partners Trust Financial Group public stockholders in the share exchange	12,813,425	26.9	15,074,617	28.7	17,335,810	30.2	19,936,181	31.6
BSB Bancorp stockholders in the merger	19,972,470	41.9	19,972,470	38.0	19,972,470	34.8	19,972,470	31.7

Total shares outstanding after conversion, stock offering and merger (1)	47,660,895	100.0%	52,547,087	100.0%	57,433,280	100.0%	63,052,401	100.0%

(1)	Does not include options that were unexercised as of February 3, 2004. Information regarding outstanding options to purchase shares of common stock of Partners Trust Financial Group is set forth in “Beneficial Ownership of Partners Trust Financial Group Common Stock.”

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of SBU Bank of accepting deposits and making loans will continue without interruption. SBU Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, SBU Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Partners Trust Financial Group at the time of the conversion will be the directors of Partners Trust Financial Group after the conversion, although three existing directors of BSB Bancorp will become additional directors of new Partners Trust Financial Group and SBU Bank at the completion of the acquisition of BSB Bancorp.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of SBU Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from SBU Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually determined prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors of SBU Bank are members of, and have voting rights in, Partners Trust, MHC as to all matters requiring membership action. Upon completion of the conversion, Partners Trust, MHC will cease to exist and depositors will cease to be members of Partners Trust, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in SBU Bank will be vested in new Partners Trust Financial Group as the sole stockholder of SBU Bank. The stockholders of new Partners Trust Financial Group will possess exclusive voting rights with respect to new Partners Trust Financial Group common stock.

Tax Effects. Partners Trust Financial Group will receive an opinion of counsel or tax advisor with regard to federal and New York state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or New York state income tax purposes to Partners Trust, MHC, Partners Trust Financial Group, the public stockholders of Partners Trust Financial Group, members of Partners Trust, MHC, eligible account holders, supplemental eligible account holders, or SBU Bank. See “– Tax Aspects.”

Effect on Liquidation Rights. Each depositor in SBU Bank has both a deposit account in SBU Bank and a pro rata ownership interest in the net worth of Partners Trust, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Partners Trust, MHC and SBU Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Partners Trust, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Partners Trust, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Partners Trust, MHC and SBU Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Partners Trust, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that SBU Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of December 15, 2002 and March 31, 2004 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to new Partners Trust Financial Group as the holder of SBU Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “– Liquidation Rights.”

There are no plans to liquidate SBU Bank in the future.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the estimated pro forma market value of the common stock, as determined by an independent valuation. SBU Bank and Partners Trust Financial Group have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $135,000. SBU Bank and Partners Trust Financial Group have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering and the acquisition of BSB Bancorp. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between Partners Trust Financial Group and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Partners Trust Financial Group. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Partners Trust Financial Group, including the pro forma impact of the acquisition of BSB Bancorp;

•	the economic and demographic conditions in Partners Trust Financial Group’s and BSB Bancorp’s existing market areas;

•	certain historical, financial and other information relating to Partners Trust Financial Group;

•	a comparative evaluation of the operating and financial characteristics of Partners Trust Financial Group with those of other similarly situated publicly traded savings institutions located in the State of New York, and other nearby areas including the mid-Atlantic and New England regions;

•	the aggregate size of the offering of the common stock;

•	the impact of the conversion and offering on Partners Trust Financial Group’s stockholders’ equity and earnings potential, including the pro forma impact of the acquisition of BSB Bancorp;

•	the proposed dividend policy of Partners Trust Financial Group; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Partners Trust Financial Group after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation of RP Financial states that as of December 31, 2003, the estimated pro forma market value, or valuation range, of Partners Trust Financial Group ranged from a minimum of $476.6 million to a maximum of $574.3 million, with a midpoint of $525.5 million. The board of directors of Partners Trust Financial Group decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Partners Trust Financial Group common stock owned by Partners Trust, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Partners Trust Financial Group common stock owned by Partners Trust, MHC and the $10.00 price per share, the minimum of the offering range will be 14,875,000 shares, the midpoint of the offering range will be 17,500,000 shares, the maximum of the offering range will be 20,125,000 shares and the adjusted maximum of the offering range will be 23,143,750 shares.

The board of directors of Partners Trust Financial Group reviewed the independent valuation and, in particular, considered the following:

•	Partners Trust Financial Group’s financial condition and results of operations, including the pro forma impact of the acquisition of BSB Bancorp;

•	comparison of financial performance ratios of Partners Trust Financial Group to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions;

•	the historical trading price of the publicly held shares of Partners Trust Financial Group common stock; and

•	comparison of Partners Trust Financial Group’s pro forma pricing multiples to the pricing multiples of the peer group companies.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Partners Trust Financial Group or SBU Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Partners Trust Financial Group to less than $476.6 million or more than $630.5 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Partners Trust Financial Group’s registration statement.

THE INDEPENDENT VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING OUR COMMON STOCK. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY OUR CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION THAT WE PROVIDED TO THEM, NOR DID RP FINANCIAL INDEPENDENTLY VALUE OUR ASSETS OR LIABILITIES. THE INDEPENDENT VALUATION CONSIDERS SBU BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF SBU BANK. MOREOVER, BECAUSE THE VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH MAY CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING OUR COMMON STOCK IN THE OFFERING OR RECEIVING COMMON STOCK IN CONNECTION WITH THE CONVERSION OR ACQUISITION OF BSB BANCORP WILL THEREAFTER BE ABLE TO SELL THEIR SHARES AT PRICES AT OR ABOVE THE $10.00 PRICE PER SHARE.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% without resoliciting subscribers to up to $630.5 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 23,143,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “– Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $630.5 million and a corresponding increase in the offering range to more than 23,143,750 shares, or a decrease in the minimum of the valuation range to less than $476.6 million and a corresponding decrease in the offering range to fewer than 14,875,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at SBU Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion or offering. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Partners Trust Financial Group’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Partners Trust Financial Group’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the administrative offices of SBU Bank and as specified under “Where You Can Find Additional Information.”

Exchange of Stock Certificates

The conversion of existing outstanding shares of Partners Trust Financial Group common stock into the right to receive shares of new Partners Trust Financial Group common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, we or a bank or trust company or other entity designated by us in the capacity of exchange agent, will send a transmittal form to each public stockholder of Partners Trust Financial Group who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange shares of Partners Trust Financial Group common stock for shares of new Partners Trust Financial Group common stock. We expect that stock certificates evidencing shares of new Partners Trust Financial Group common stock will be distributed within five business days after we receive properly executed transmittal forms and other required documents. Shares held by public stockholders in street name will be exchanged automatically upon the effective date of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of new Partners Trust Financial Group common stock will be issued to any public stockholder of Partners Trust Financial Group when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Partners Trust Financial Group stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares.

YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED TRANSMITTAL FORMS, WHICH WILL INCLUDE FORWARDING INSTRUCTIONS.

After the conversion, until existing certificates representing shares of Partners Trust Financial Group common stock are surrendered for exchange in compliance with the terms of the transmittal form, stockholders will not receive shares of new Partners Trust Financial Group common stock and will not be paid dividends on such shares. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Partners Trust Financial Group common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of new Partners Trust Financial Group common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Partners Trust Financial Group common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

All shares of new Partners Trust Financial Group common stock that we issue in exchange for existing shares of Partners Trust Financial Group common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

No Dissenters’ Rights

Stockholders of Partners Trust Financial Group do not have dissenters’ or appraisal rights in connection with the conversion.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “– Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each SBU Bank, SBU Municipal Bank or The Herkimer Country Trust Company depositor with aggregate deposit account balances (aggregated by bank) of $50.00 or more (a “Qualifying Deposit”) on December 15, 2002 (“Eligible Account Holders”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) 100,000 shares of new Partners Trust Financial Group common stock, (ii) 0.10% of the total number of shares of new Partners Trust Financial Group common stock issued in the offering, or (iii) fifteen times the product (rounded down to the nearest whole number) obtained by multiplying the number of shares of common stock offered in the offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case as of December 15, 2002, subject to the overall purchase limitations. The balance of Qualifying Deposits of all Eligible Account Holders as of December 15, 2002 was $887.0 million. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 15, 2002. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In addition, in the event of an oversubscription, the subscription rights of Eligible Account Holders who are also executive directors or officers of Partners Trust Financial Group or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 15, 2002.

Priority 2: Tax-Qualified Plans. Our employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the common stock issued in the offering, including any shares to be issued as a result of an increase in the maximum of the offering range after commencement of the offering and prior to the completion of the conversion. We anticipate our employee stock ownership plan will purchase 8.0% of the shares of common stock issued in the offering, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of our trustees, officers, employees or associates thereof. In the event the Partners Trust Financial Group employee stock ownership plan is unable to purchase 8.0% of the shares of the common stock in the subscription offering, it is anticipated that the employee stock ownership plan will consider purchasing an amount of shares in the open market sufficient to increase its ownership to 8% of the number of shares of new Partners Trust Financial Group common stock sold in the offering. See “Management of Partners Trust Financial Group – Benefit Plans – Employee Stock Ownership Plan and Trust” and “– Limitations on Common Stock Purchases.”

Priority 3: Supplemental Eligible Account Holders. Each SBU Bank depositor with a Qualifying Deposit on March 31, 2004 (“Supplemental Eligible Account Holders”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) 100,000 shares of new Partners Trust Financial Group common stock, (ii) 0.10% of the total number of shares of common stock issued in the offering, or (iii) fifteen times the product (rounded down to the nearest whole number) obtained by multiplying the number of shares of common stock offered in the offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case as of March 31, 2004, subject to the availability of sufficient shares after filling in full all subscription orders of the Eligible Account Holders and tax-qualified employee stock benefit plans and subject to the overall purchase limitations. The balance of all Qualifying Deposits of all Supplemental Eligible Account Holders as of March 31, 2004 was $869.1 million. See “– Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of SBU Bank on the voting record date of May 2, 2004 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Depositor whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Other Depositors whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at [  :    ] a.m., Eastern Time, on [            ], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been issued. If at least 14,875,000 shares have not been issued within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at SBU Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, we will provide each person who subscribed for common stock with an amendment to this prospectus indicating that each person who subscribed for common stock may increase, decrease, or rescind their subscription within the time remaining in the extension period.

Extensions may not go beyond [            ], which is two years after the special meeting of depositors of Partners Trust, MHC to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Depositors, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

1.	First, to Partners Trust Financial Group public stockholders as of January 30, 2004;

2.	Second, to depositors with accounts at BSB Bank & Trust Company on November 30, 2003 and who reside in Oneida, Herkimer, Onondaga, Broome, Chenango, or Tioga County, New York; and

3.	Third, to members of the local community and the general public.

Subscribers in the community offering may purchase up to 100,000 shares of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. In the event orders in any of the above categories exceed the number of shares available for sale, shares may be allocated on a pro rata basis within a category based on the amount of the respective orders. We will use our best efforts to distribute shares sold in the community offering in such a manner as to promote the widest distribution practicable of such stock.

THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the New York counties of Oneida, Herkimer, Onondaga, Broome, Chenango, or Tioga, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Syndicated Community Offering/Underwritten Public Offering

Depending on market conditions, our board of directors may decide to offer for sale all shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering through selected dealers managed by Sandler O’Neill and Partners, acting as Partners Trust Financial Group’s agent in the sale of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Neither Sandler O’Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in the syndicated community offering. Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. Orders for common stock in the syndicated community offering will first be filled to a maximum of 2% of the total number of shares sold in the conversion and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued.

It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by Partners Trust Financial Group. During the syndicated community offering, selected dealers may only solicit indications of interest from their customers to place orders with Partners Trust Financial Group as of a certain date (the Order Date) for the purchase of shares of common stock. When and if Partners Trust Financial Group and Sandler O’Neill believe that enough indications and orders have been received in the offering to consummate the conversion, Sandler O’Neill will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers will debit the accounts of their customers on a date which will be three business days from the Order Date (Debit Date). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, selected dealers will remit funds to the account that Partners Trust Financial Group will establish for each selected dealer. In the event that the selected dealers’ customers submit checks for the purchase price, such checks must be made payable to Partners Trust Financial Group. Such checks will be sent directly by noon of the next business day after receipt to the escrow accounts which Partners Trust Financial Group will establish. After payment has been received by Partners Trust Financial Group from selected dealers, funds will earn interest at SBU Bank’s passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers who, in turn, will promptly credit their customers’ brokerage account.

We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering, provided that the completion of the sale of new Partners Trust Financial Group common stock will be conditioned upon the approval of the plan of conversion and reorganization by those persons holding a deposit account in SBU Bank as of May 2, 2004, the voting record date.

THE OPPORTUNITY TO PURCHASE SHARES OF COMMON STOCK IN THE SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN PUBLIC OFFERING IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING.

If for any reason we cannot effect a syndicated community offering, or in the event that there is an insignificant number of shares remaining unsold after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No person may purchase fewer than 25 shares of common stock, provided, however, that in the event the minimum number of shares of new Partners Trust Financial Group common stock purchased times the price per share exceeds $500, then the minimum purchase requirement will be reduced to the maximum number of shares which, when multiplied by the price per share, will not exceed $500;

(2)	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(3)	Except for our tax qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 200,000 shares in all categories of the offering combined;

(4)	Current stockholders of Partners Trust Financial Group are subject to an ownership limitation. As previously described, current stockholders of Partners Trust Financial Group will receive shares of new Partners Trust Financial Group common stock in exchange for their existing shares of Partners Trust Financial Group common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Partners Trust Financial Group common stock, may not exceed 5% of the shares of common stock of new Partners Trust Financial Group to be issued and outstanding at the completion of the conversion; and

(5)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Partners Trust Financial Group, Partners Trust, MHC and SBU Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

If the number of shares of new Partners Trust Financial Group common stock otherwise allocable pursuant to the subscription offering, the community offering or the syndicated community offering / underwritten public offering, inclusive, to any person or that person’s associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to each such person will be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person’s associates will be reduced so that the aggregate allocation to that person and his or her associates complies with the above limits.

Depending upon market or financial conditions, our board of directors, with the approval of the Office of Thrift Supervision and without further approval of members of Partners Trust, MHC, may decrease or increase the purchase and ownership limitations provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the shares issued in the offering except as provided below. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given the opportunity to increase their subscriptions up to the then applicable limit. In the event that the maximum purchase limitation is increased to 5% of the shares issued in the offering, such limitation may be further increased to 9.99%, provided that orders for new Partners Trust Financial Group common stock exceeding 5% of the shares issued in the offering may not exceed in the aggregate 10% of the total shares issued. Requests to purchase additional shares in the event that the purchase limitation is so increased will be determined by the board of directors in its sole discretion. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be used to fill the tax qualified employee benefit plans’ orders and then will be allocated in accordance with the priorities set forth in this section.

The plan of conversion and reorganization defines the term “associate” with respect to a particular person to mean:

(1)	any corporation or organization, other than Partners Trust Financial Group, SBU Bank or a majority-owned subsidiary of SBU Bank, of which the person is an officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity and provided further, that for purposes of aggregating total shares that may be held by officers and directors, it does not include any tax-qualified stock benefit plan; and

(3)	any relative or spouse of the person, or any relative of such spouse, who either has the same home as the person or who is a director or officer of Partners Trust Financial Group or SBU Bank or any of its parents or subsidiaries.

Our directors are not treated as associates of each other solely because of their membership on the board of directors.

The plan of conversion and reorganization defines the term “acting in concert” to mean:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the SEC with respect to other companies. For purposes of the plan, our directors are not deemed to be acting in concert solely by reason of their board membership.

We have the sole discretion to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Partners Trust Financial Group or SBU Bank and except as described below. Any purchases made by any associate of Partners Trust Financial Group or SBU Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “– Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Partners Trust Financial Group.”

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to SBU Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our board of directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v) assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Sandler O’Neill will receive a fee of 1.00% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the Partners Trust Financial Group employee stock ownership plan, and to Partners Trust Financial Group’s officers, employees and directors, and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill in this regard. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

Partners Trust Financial Group and SBU Bank also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $80,000. If the plan of conversion is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

We also have engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of proxy, order and request forms; (iii) organization and supervision of the conversion center; (iv) proxy solicitation and special meeting services; and (v) subscription services. For these services, Sandler O’Neill will receive a fee of $65,000 and reimbursement for its reasonable out-of-pocket expenses, up to a maximum of $30,000. We have made an advance payment of $5,000 to Sandler O’Neill in this regard.

In addition, Partners Trust Financial Group engaged Sandler O’Neill as its financial advisor in connection with the merger. Under the terms of the engagement, Partners Trust Financial Group has agreed to pay Sandler O’Neill a cash fee equal to 0.80% of the aggregate purchase price. Twenty-five percent of such fee became payable upon the signing of the merger agreement, with remainder due upon completion of the merger. We also will reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and will indemnify Sandler O’Neill against certain liabilities arising out of such engagement, including liabilities under federal securities laws.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure For Purchasing Shares

Expiration Date. The community offering will begin concurrently with the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Partners Trust Financial Group may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [            ]. If 14,875,000 shares have not been issued by [            ], unless this period is further extended with the consent of the Office of Thrift Supervision, we will provide each person who subscribed for common stock with an amendment to this prospectus indicating that each person who subscribed for common stock may increase, decrease, or rescind their subscription within the time remaining in the extension period. These extensions may not go beyond [            ], which is two years after the special meeting of members of Partners Trust, MHC to vote on the conversion.

If we have not sold the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all orders for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at SBU Bank’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. Purchasers will be given an opportunity to resubmit their orders.

In the event that the maximum purchase limitation is increased to 5% of the shares issued in the offering, such limitation may be further increased to 9.99%, provided that orders for new Partners Trust Financial Group common stock exceeding 5% of the shares of new Partners Trust Financial Group common stock issued in the offering may not exceed in the aggregate 10% of the total shares issued. Requests to purchase additional shares in the event that the purchase limitation is so increased will be determined by the board of directors of Partners Trust Financial Group in its sole discretion.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at SBU Bank and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest at SBU Bank’s passbook savings rate from the date of receipt.

Liquidation Rights

In the unlikely event of a complete liquidation of Partners Trust Financial Group prior to the conversion, all claims of creditors of Partners Trust Financial Group, including those of depositors of SBU Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of Partners Trust Financial Group remaining, these assets would be distributed to stockholders, including Partners Trust, MHC. In the unlikely event that Partners Trust, MHC and Partners Trust Financial Group liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Partners Trust, MHC remaining, members of Partners Trust, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in SBU Bank immediately prior to liquidation. In the unlikely event that SBU Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Partners Trust Financial Group as the holder of SBU Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, at the time of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

(1)	Partners Trust, MHC’s ownership interest in the stockholders’ equity of Partners Trust Financial Group as of the date of its latest balance sheet contained in this prospectus; or

(2)	the stockholders’ equity of SBU Bank as of the latest financial statements set forth in the prospectus used at the time that SBU Bank reorganized into Partners Trust, MHC in April, 2002.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with SBU Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of SBU Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at SBU Bank, would be entitled, on a complete liquidation of SBU Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Partners Trust Financial Group. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in SBU Bank on December 15, 2002, or March 31, 2004. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 15, 2002, or March 31, 2004, bears to the balance of all deposit accounts in SBU Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 15, 2002 or March 31, 2004, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Partners Trust Financial Group as the sole stockholder of SBU Bank.

Tax Aspects

Consummation of the conversion is conditioned upon the prior receipt by Partners Trust, MHC, Partners Trust Financial Group and SBU Bank of an opinion of counsel with respect to federal and New York State income tax laws, to the effect that consummation of the transactions contemplated by the conversion will qualify as a tax-free reorganization under the provisions of the applicable codes and will not otherwise result in any material adverse tax consequences to Partners Trust, MHC, Partners Trust Financial Group, the Holding Company (as defined herein) or SBU Bank, or the account holders receiving subscription rights before or after the conversion, except in each case to the extent, if any, that subscription rights or interests in the Liquidation Account are deemed to have value on the date such rights are issued.

In the view of RP Financial, LC, the subscription rights do not have any ascertainable value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in the community offering. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, an opinion of RP Financial is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein.

Based on the Supreme Court’s analysis in Paulsen v. Commissioner, the interests in the Liquidation Account in SBU Bank should have nominal, if any, fair market value. This conclusion is due in part to the fact that such interests may only be realized in the event of a complete liquidation of SBU Bank, which according to the rules and regulations of the Office of Thrift Supervision does not include a merger, consolidation or sale of assets or similar transaction of SBU Bank.

A private letter ruling will not be requested in connection with the conversion. Unlike private letter rulings, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the Holding Company, which term we use in this discussion to specifically refer to the new Delaware corporation named “Partners Trust Financial Group, Inc.,” or SBU Bank would prevail in a judicial proceeding.

Partners Trust, MHC, Partners Trust Financial Group, and SBU Bank have received an opinion of counsel, Hogan & Hartson L.L.P., regarding the material federal income tax consequences of the conversion, which includes the following:

1.  The conversion of Partners Trust Financial Group to an interim federal stock savings bank, still referred to as Partners Trust Financial Group, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

2.  The merger of Partners Trust Financial Group with and into SBU Bank (the “Mid-Tier Merger”) will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.  Partners Trust Financial Group will not recognize any gain or loss in the Mid-Tier Merger.

4.  SBU Bank will not recognize any gain or loss in the Mid-Tier Merger.

5.  The basis of the assets of Partners Trust Financial Group to be received by SBU Bank in the Mid-Tier Merger will be the same as the basis of such assets in the hands of Partners Trust Financial Group immediately prior to the Mid-Tier Merger.

6.  The holding period of the assets of Partners Trust Financial Group to be received by SBU Bank in the Mid-Tier Merger will include the holding period of such assets in the hands of Partners Trust Financial Group immediately prior to the Mid-Tier Merger.

7.  Partners Trust Financial Group stockholders will not recognize any gain or loss upon their constructive exchange of Partners Trust Financial Group common stock in the Mid-Tier Merger.

8.  The conversion of Partners Trust, MHC to an interim federal stock savings bank, still referred to as Partners Trust, MHC, will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code.

9.  The merger of Partners Trust, MHC with and into SBU Bank (the “MHC Merger”) will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

10.  The exchange in the MHC Merger of Eligible Account Holders’ and Supplemental Account Holders’ interests in Partners Trust, MHC for interests in a Liquidation Account established in SBU Bank will satisfy the continuity of interest requirement of Section 1.368-1(e) of the Treasury Regulations.

11.  In the MHC Merger, Partners Trust, MHC will not recognize any gain or loss on the transfer of its assets to SBU Bank, SBU Bank’s assumption of its liabilities, and the cancellation of shares of common stock of SBU Bank that Partners Trust, MHC received in the Mid-Tier Merger, except to the extent the fair market value of the interests in the Liquidation Account, if any, plus the amount of liabilities assumed exceeds Partners Trust, MHC’s basis in the assets transferred.

12.  SBU Bank will not recognize any gain or loss in the MHC Merger.

13.  The basis of the assets of Partners Trust, MHC to be received by SBU Bank in the MHC Merger will be the same as the basis of such assets in the hands of Partners Trust, MHC immediately prior to the MHC Merger.

14.  The holding period of the assets of Partners Trust, MHC to be received by SBU Bank in the MHC Merger will include the holding period of such assets in the hands of Partners Trust, MHC immediately prior to the MHC Merger.

15.  Eligible Account Holders and Supplemental Account Holders will recognize gain, if any, upon the issuance to them of an interest in the Liquidation Account in SBU Bank and the non-transferable subscription rights to purchase Holding Company common stock, but only to the extent of the fair market value, if any, of the non-transferable subscription rights and the interest in the Liquidation Account.

16.  The merger of SBU Interim Savings Bank, an interim federal savings bank subsidiary of the Holding Company (“Interim”) into SBU Bank, with SBU Bank surviving the merger (the “SBU Bank Merger”), will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code pursuant to Section 368(a)(2)(E) of the Code.

17.  In the SBU Bank Merger, Interim will not recognize any gain or loss on the transfer of its assets to SBU Bank in exchange for SBU Bank common stock and the assumption by SBU Bank of the liabilities, if any, of Interim.

18.  SBU Bank will not recognize any gain or loss upon the receipt of the assets of Interim in the SBU Bank Merger.

19.  The Holding Company will not recognize any gain or loss upon its receipt of SBU Bank common stock in exchange for Interim common stock in the SBU Bank Merger.

20.  Partners Trust Financial Group stockholders other than Partners Trust, MHC (who by virtue of the Mid-Tier Merger will be considered SBU Bank stockholders) (the “Minority Stockholders”) will not recognize any gain or loss upon the exchange of their common stock solely for shares of Holding Company common stock in the Bank Merger.

21.  The payment of cash in lieu of fractional shares of the Holding Company to Minority Stockholders will be treated as though the fractional shares were distributed as part of the SBU Bank Merger and then redeemed by the Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

22.  Each Minority Stockholder’s aggregate basis in his or her Holding Company common stock received in the SBU Bank Merger will be the same as the aggregate basis of the common stock surrendered in exchange therefor. It is more likely than not that the basis of the Holding Company common stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

23.  Each Minority Stockholder’s holding period in his or her Holding Company common stock received in the SBU Bank Merger will include the period during which the common stock surrendered was held (which would include the holding period of such stockholder’s Partners Trust Financial Group common stock prior to the Mid-Tier Merger), provided that the common stock surrendered (or the Mid-Tier Holding Company common stock surrendered in the Mid-Tier Merger) was a capital asset in the hands of the stockholder on the date of the exchange. The holding period of the Holding Company common stock purchased pursuant to the exercise of a subscription right shall commence on the date on which the right was exercised.

24.  No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

The federal tax opinion of Hogan & Hartson L.L.P. has been filed with the Securities and Exchange Commission as an exhibit to the registration statement. An opinion regarding New York state income tax consequences consistent with the federal tax opinion is being issued by Hogan & Hartson L.L.P., counsel to Partners Trust, MHC, Partners Trust Financial Group and SBU Bank.

Certain Restrictions on Purchase or Transfer of Our Shares After Conversion

All shares of common stock purchased in the offering by our directors or executive officers generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Shares purchased by these persons after the conversion will be free of this restriction. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. Our directors and executive officers also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Partners Trust Financial Group may be resold without registration. Shares purchased by an affiliate of Partners Trust Financial Group will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each of our affiliates who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future to permit our affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Office of Thrift Supervision regulations prohibits us from repurchasing our common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise, without the further approval of Partners Trust, MHC’s members or Partners Trust Financial Group’s stockholders.

Completion of the conversion requires the sale of all shares of the common stock within 24 months following approval of the plan of conversion by Partners Trust, MHC’s members and Partners Trust Financial Group’s stockholders. If this condition is not satisfied, the plan of conversion will be terminated and Partners Trust Financial Group will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion at any time.

Comparison of Stockholders’ Rights for Existing Stockholders of Partners Trust Financial Group

As a result of the conversion and reorganization, existing stockholders of Partners Trust Financial Group will become stockholders of new Partners Trust Financial Group. There are differences in the rights of stockholders of Partners Trust Financial Group and stockholders of new Partners Trust Financial Group caused by differences between federal and Delaware law and regulations and differences in Partners Trust Financial Group’s federal stock charter and bylaws and new Partners Trust Financial Group’s Delaware certificate of incorporation and bylaws.

Set forth below is a general summary of the material differences between the rights of existing holders of common stock of Partners Trust Financial Group, and their prospective rights as holders of common stock of new Partners Trust Financial Group. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the federal and Delaware certificates of incorporation and bylaws of Partners Trust Financial Group and federal law and the Delaware General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of the certificates of incorporation and bylaws of Partners Trust Financial Group, Inc., a federal corporation, and Partners Trust Financial Group, Inc., a Delaware corporation.

Authorized Capital Stock. Our authorized capital stock currently consists of 35,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock. After the conversion, our authorized capital stock as a Delaware corporation will consist of 190,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. We authorized more capital stock than will be issued in the conversion and acquisition of BSB Bancorp, Inc. in order to provide our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our board of directors, however, consistent with its fiduciary duty, to deter future attempts to gain control of new Partners Trust Financial Group.

Issuance of Capital Stock. Under applicable laws and regulations, Partners Trust, MHC is required to own not less than a majority of the outstanding Partners Trust Financial Group Financial Group common stock. Partners Trust, MHC will no longer exist following completion of the conversion.

New Partners Trust Financial Group’s Delaware certificate of incorporation does not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons. By comparison, Partners Trust Financial Group’s federal stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. Thus, stock-related compensation plans, such as stock option plans and recognition and retention plans, may be adopted by new Partners Trust Financial Group without stockholder approval and shares of new Partners Trust Financial Group capital stock may be issued directly to directors or officers without stockholder approval. The rules of the Nasdaq National Market System, however, generally require corporations with securities that are quoted on the Nasdaq National Market System to obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Although generally not required, stockholder approval of stock-related compensation plans also may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

Our board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and dividend and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of shares of preferred stock.

Payment of Dividends. The ability of Partners Trust Financial Group to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to savings associations such as SBU Bank. See “Regulation – Federal Banking Regulation – Capital Distributons”and “Taxation-Taxable Distributions and Recapture.” Although new Partners Trust Financial Group is not subject to these restrictions as a Delaware corporation, these restrictions will indirectly affect new Partners Trust Financial Group because dividends from SBU Bank will be the primary source of funds of new Partners Trust Financial Group for the payment of dividends to its stockholders.

Delaware law also generally provides that new Partners Trust Financial Group is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if no such excess exists, equal to its net profits for the current year and/or the immediately preceding fiscal year.

Filling of Board Vacancies; Removal of Directors. Under Partners Trust Financial Group’s federal bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. Persons elected by the board of directors of Partners Trust Financial Group to fill vacancies may only serve until the next annual meeting of stockholders. Under new Partners Trust Financial Group’s Delaware certificate of incorporation, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term of the class to which the director has been elected and until his or her successor is elected and qualified.

Under Partners Trust Financial Group’s federal bylaws, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. New Partners Trust Financial Group’s Delaware certificate of incorporation provides that any director may be removed only for cause by the holders of at least two-thirds of the outstanding voting shares entitled to vote generally in the election of directors.

Limitations on Liability. The federal stock charter and bylaws of Partners Trust Financial Group do not limit the personal liability of directors.

New Partners Trust Financial Group’s Delaware certificate of incorporation provides that no director will be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware corporation law, or (d) for any transaction from which a director derived an improper personal benefit.

Special Meetings of Stockholders. Partners Trust Financial Group’s federal bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. Partners Trust Financial Group’s federal stock charter also provides that for a period of five years from April 3, 2002 special meetings of stockholders relating to changes in control or amendments to its charter may be called only by the board of directors.

New Partners Trust Financial Group’s Delaware certificate of incorporation provides that special meetings of the stockholders may be called only by majority of the directors or by the holders of not less than two-thirds of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

Stockholder Nominations and Proposals. Partners Trust Financial Group’s federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Partners Trust Financial Group at least five days before the date of any such meeting.

New Partners Trust Financial Group’s Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business must submit timely written notice to the secretary of new Partners Trust Financial Group. To be timely, a stockholder’s notice must be received at the principal executive offices of new Partners Trust Financial Group no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by new Partners Trust Financial Group. If there has been no such prior public disclosure, then to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of new Partners Trust Financial Group not less than 60 days nor more than 90 days prior to the annual meeting. If less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder must also satisfy specified informational requirements.

Management believes that it is in the best interests of new Partners Trust Financial Group and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Limitations on Voting Rights of Greater-Than-10% Stockholders. Partners Trust Financial Group’s federal charter provides that, for a period of five years from April 3, 2002, no person other than Partners Trust, MHC may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Partners Trust Financial Group. This limitation does not apply to the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements of the Office of Thrift Supervision’s regulations. If shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% are considered “excess shares” and may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

New Partners Trust Financial Group’s Delaware certificate of incorporation provides that no record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock is entitled or permitted to vote the shares held in excess of the 10% limit. Under this provision, neither any employee stock ownership or similar plan of new Partners Trust Financial Group or any subsidiary of new Partners Trust Financial Group, nor any plan trustee or any affiliate of such trustee (solely by reason of such capacity of such trustee), will be deemed to beneficially own any common stock held under any such plan. The number of votes which may be cast by any record owner by virtue of this provision is a number equal to the total number of votes which a single record owner of all common stock beneficially owned by the person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person. This limitation is perpetual.

Approvals for Acquisitions of Control and Offers to Acquire Control. New Partners Trust Financial Group’s Delaware certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 25% or more of the then outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors, unless the acquisition has been approved by holders of at least two-thirds of the outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors and of all required federal and state regulatory authorities. This provision does not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of new Partners Trust Financial Group or any of its subsidiaries.

Shares acquired in excess of the 25% limitation are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Partners Trust Financial Group, for sale on the open market or otherwise. The proceeds from the sale by the trustee of such excess shares will be paid (a) first, to the trustee in the amount equal to the trustee’s reasonable fees and expenses, (b) second, to the beneficial owner of such excess shares in an amount up to such owner’s federal income tax basis in such excess shares, and (c) third, to the Partners Trust Financial Group as to any remaining balance.

The federal stock charter of Partners Trust Financial Group, a federal corporation, does not contain a comparable provision.

Control Share Acquisitions. Under new Partners Trust Financial Group’s Delaware certificate of incorporation, any acquisition of “control shares” must be approved by holders of a majority of the then outstanding shares of stock of new Partners Trust Financial Group entitled to vote generally in the election of directors (other than shares held by the acquiring person or member of a group proposing to make the control share acquisition and shares held by officers or employee directors of new Partners Trust Financial Group) in order for the control shares to be voted. “Control shares” are those shares that would have voting power that, when added to all the other shares of new Partners Trust Financial Group owned by a person or which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of new Partners Trust Financial Group in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than a third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power.

If the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired the control shares with a majority or more of all voting power, all stockholders of new Partners Trust Financial Group, other than the acquiring person, have the right under new Partner Trust Financial Group’s Delaware certificate of incorporation to dissent from the granting of voting rights and to demand payment of the fair value of their shares. For purposes of this provision, the fair value of the shares may not be less than the highest price per share paid in the control share acquisition.

If an acquiring person acquires control shares in violation of the provisions of new Partner Trust Financial Group’s Delaware certificate of incorporation, new Partners Trust Financial Group may redeem the control shares at a redemption price per share equal to the average per share price paid by the acquiring person for such shares.

The acquisition of shares will not constitute a control share acquisition if the acquisition is consummated: (a) pursuant to the laws of descent and distribution; (b) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this control share acquisition provisions; (c) pursuant to a merger or plan of consolidation if new Partners Trust Financial Group is a party to the agreement of merger or consolidation; or (d) pursuant to a tender or exchange offer that is made pursuant to an agreement to which new Partners Trust Financial Group is a party, or directly from new Partners Trust Financial Group, or from any of its wholly owned subsidiaries.

The federal stock charter of Partners Trust Financial Group, a federal corporation, does not contain a comparable provision.

Mergers, Consolidations and Sales of Assets. Federal regulations do not expressly address the votes required for mergers, consolidations or sales of all or substantially all of Partners Trust Financial Group’s assets.

New Partners Trust Financial Group’s Delaware certificate of incorporation requires the approval of the holders of at least (a) 80% of the outstanding shares of stock entitled to vote generally in the election of directors and (b) two-thirds of the voting power of the outstanding shares entitled to vote generally in the election of directors excluding shares held by the “interested stockholder” and any associates or affiliates of the interested stockholder to approve certain “business combinations” involving an “interested stockholder” except where:

•	the proposed transaction has been approved by two-thirds of the members of the board of directors who are unaffiliated with the interested stockholder and who were directors prior to the time when the interested stockholder became an interested stockholder; or

•	certain “fair price” provisions are complied with.

The term “interested stockholder” includes any individual, corporation, partnership or other entity, other than new Partners Trust Financial Group, any subsidiary of new Partners Trust Financial Group or any employee stock purchase plan, pension plan, profit sharing plan or other employee benefit plan of new Partners Trust Financial Group or any subsidiary, which owns beneficially or controls, directly or indirectly, 5% or more of the outstanding shares of stock entitled to vote generally in the election of directors of new Partners Trust Financial

Group, or an affiliate of such person or entity. This provision applies to any “business combination,” which is defined to include, among other transactions:

•	any merger or consolidation of new Partners Trust Financial Group or any subsidiary with or into any interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets other than in the ordinary course of business to an interested stockholder having a book value of 10% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or of its net worth as of the most recent fiscal quarter;

•	the issuance or transfer of equity securities of new Partners Trust Financial Group or a subsidiary to an interested stockholder having a value of 5% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or such subsidiary, but excluding issuances of equity securities pro rata to all stockholders;

•	the adoption of any plan or proposal for the liquidation or dissolution of new Partners Trust Financial Group or any subsidiary of new Partners Trust Financial Group proposed by an interested stockholder; or

•	any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an interested stockholder’s proportionate share of any class of equity or convertible securities of new Partners Trust Financial Group or any subsidiary.

Under the Delaware General Corporation Law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of new Partners Trust Financial Group entitled to vote thereon.

In addition, under the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the previous three years did own, 15% or more of the corporation’s voting stock, for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A Delaware corporation may exempt itself from the requirements of the Delaware statute by, among other things, adopting an amendment to its certificate of incorporation. New Partners Trust Financial Group has not taken any action to exempt itself from the application of this provision and therefore is governed by this provision.

The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

Under the Delaware General Corporation Law, no stockholder vote is required for a merger not involving an interested stockholder in which Partners Trust Financial Group is the surviving corporation if (a) the agreement of merger does not amend new Partners Trust Financial Group’s certificate of incorporation, (b) each share of stock of new Partners Trust Financial Group outstanding immediately before the merger is an identical share of new Partners Trust Financial Group after the merger and (c) the shares of common stock of new Partners Trust Financial Group to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of new Partners Trust Financial Group outstanding immediately before the merger.

Criteria for Evaluating Offers. New Partners Trust Financial Group’s Delaware certificate of incorporation provides that the board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of new Partners Trust Financial Group, (b) merge or consolidate new Partners Trust Financial Group with another institution, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of new Partners Trust Financial Group, will, in connection with the exercise of its judgment in determining what is in the best interests of new Partners Trust Financial Group and its stockholders, be authorized to give due consideration to any such factors as the board of directors determines to be relevant, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

The federal stock charter of Partners Trust Financial Group does not contain a comparable provision.

Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. However, if the federally chartered corporation’s stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market, stockholders are not entitled to dissenters’ rights in connection with a merger if the stockholders are required to accept cash or shares of stock which will be listed on a national securities exchange or quoted on the Nasdaq Stock Market, or any combination thereof.

Under Delaware law, except for cash merger transactions, stockholders of new Partners Trust Financial Group generally will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which new Partners Trust Financial Group is a party because the common stock is expected to be listed on the Nasdaq National Market.

As described above under “– Control Share Acquisitions,” if control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired the control shares with a majority or more of all voting power, all stockholders of new Partners Trust Financial Group, other than the acquiring person, have the right under new Partner Trust Financial Group’s Delaware certificate of incorporation to dissent from the granting of voting rights and to demand payment of the fair value of their shares.

Amendment of Governing Instruments. No amendment of Partners Trust Financial Group’s federal stock charter may be made unless it is first proposed by the board of directors, then preliminarily approved by the Office of Thrift Supervision and thereafter approved by the holders of a majority of the total votes eligible to be cast, unless a higher vote is otherwise required and approved or preapproved by the Office of Thrift Supervision.

Amendments to new Partners Trust Financial Group’s certificate of incorporation must first be proposed by at least two-thirds of the directors and thereafter must be approved by the vote of the holders of a majority of the outstanding shares stock entitled to vote generally in the election of directors, except that:

•	the provisions governing the number and staggered three-year terms of directors, vacancies on the board of directors and removal of directors, limitation of director liability, the calling of special meetings of stockholders, action by unanimous written consent of stockholders, approval for acquisitions of control and offers to acquire control, control share acquisitions, criteria for evaluating offers, indemnification of officers and directors and the manner of amending the certificate of incorporation may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon; and

•	the provisions governing the approval of specified business combinations involving interested stockholders may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least 80% of the outstanding shares of stock entitled to vote thereon.

The federal bylaws of Partners Trust Financial Group may be amended by a majority vote of the board of directors or by a majority vote of the votes cast by the stockholders and receipt of any applicable regulatory approval.

New Partners Trust Financial Group’s Delaware bylaws may only be amended by a majority vote of the board of directors or by the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors.

Purpose and Anti-Takeover Effects of Partners Trust Financial Group’s Delaware Certificate of Incorporation and Bylaws. New Partners Trust Financial Group’s Delaware certificate of incorporation and bylaws and Delaware law contain a number of provisions that may have the effect of discouraging future takeover attempts. These provisions include the above-described provisions of its certificate of incorporation and bylaws governing the removal of directors, the calling of special meetings of stockholders, limitations on voting rights of greater-than-10% stockholders, approval for acquisitions of control and offers to acquire control, control share acquisitions, approval of business combinations with 5% or greater stockholders, criteria for evaluating offers and the manner of amending the certificate of incorporation and bylaws, as well as the provisions of Delaware law relating to approval of certain business combinations with stockholders owning 15% or more of the stock entitled to vote generally in the election of directors. In addition, under its certificate of incorporation:

•	The board of directors is divided into three classes. The members of each class are elected for a term of three years, with one class elected annually. Thus, it would take at least two annual elections to replace a majority of Partners Trust Financial Group’s board of directors;

•	The number of directors constituting the board of directors may not be fewer than five nor more than fifteen, with the number of directors within the range fixed by a majority vote of the board of directors

•	Cumulative voting is not permitted in the election of directors;

•	Vacancies in the board of directors, including those resulting from an increase in the size of the board, may be filled for the remaining term of the class in which the vacancy occurred;

•	Action by stockholders in lieu of a meeting must be by unanimous written consent; and

•	The board of directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and could be used to discourage, delay or prevent a change in control of Partners Trust Financial Group.

The Partners Trust Financial Group board of directors believes that these provisions are prudent and in the best interests of new Partners Trust Financial Group and its stockholders and will reduce the new Partners Trust Financial Group’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by the Partners Trust Financial Group board of directors. These provisions also will assist the new Partners Trust Financial Group in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Partners Trust Financial Group board of directors believes that it will be in the best position to determine the true value of new Partners Trust Financial Group and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Partners Trust Financial Group board of directors believes that it is in the best interests of new Partners Trust Financial Group and its stockholders to encourage potential acquirers to negotiate directly with the board of directors of new Partners Trust Financial Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Partners Trust Financial Group board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of new Partners Trust Financial Group and that is in the best interests of all stockholders.

Takeover attempts that have not been negotiated with and approved by the Partners Trust Financial Group board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the new Partners Trust Financial Group board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of new Partners Trust Financial Group for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of new Partners Trust Financial Group’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite the Partners Trust Financial Group board of directors’ belief as to the benefits to stockholders of these provisions of new Partners Trust Financial Group’s Delaware certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by the new Partners Trust Financial Group board of directors, but pursuant to which stockholders would otherwise receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove the new Partners Trust Financial Group board of directors and management. The Partners Trust Financial Group board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

PARTNERS TRUST FINANCIAL GROUP’S PROPOSAL II AND

BSB BANCORP’S PROPOSAL I – THE MERGER AND THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this document describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. We have attached a copy of the merger agreement as Appendix A.

The Merger

General

Partners Trust Financial Group and BSB Bancorp have entered into the merger agreement. Under that agreement, immediately following Partner Trust, MHC’s conversion from mutual to stock form, new Partners Trust Financial Group will acquire BSB Bancorp through the merger of BSB Bancorp into new Partners Trust Financial Group.

Merger Consideration

As a result of the merger, BSB Bancorp stockholders will have the right, with respect to each of their shares of BSB Bancorp common stock, to elect to receive, subject to proration as described below, either (a) $36.00 in cash, without interest, or (b) 3.6 shares of common stock of new Partners Trust Financial Group, or if the conversion price per share in Partners Trust, MHC’s mutual to stock conversion is not $10.00 then such other number of shares as is equal to 36 divided by the conversion price per share, subject to proration if either the cash election or the stock election is oversubscribed.

Each holder of record of shares of BSB Bancorp common stock (other than holders that have exercised appraisal rights under the Delaware law) will have the right to submit an election specifying:

•	the number of shares of BSB Bancorp common stock owned by such holder with respect to which the holder desires to make an election for stock consideration (in which case the holder will be deemed to have made a stock election with respect to such shares and an election for cash consideration with respect to the balance, if any); or

•	the number of shares of BSB Bancorp common stock owned by such holder with respect to which the holder desires to make an election for cash consideration (in which case the holder will be deemed to have made a cash election with respect to such shares and an election for stock consideration with respect to the balance, if any).

For purposes of this document, references to BSB Bancorp common stock include references to the right to receive shares of BSB Bancorp series A junior participating preferred stock under the Rights Agreement, as amended, between Company and American Stock Transfer & Trust Company.

Non-Electing Shares. BSB Bancorp stockholders who make no election to receive cash or new Partners Trust Financial Group common stock in the merger, and BSB Bancorp stockholders who do not make a valid election, will be deemed not to have made an election. Stockholders not making an election may be paid in cash, new Partners Trust Financial Group common stock or a mix of cash and shares of new Partners Trust Financial Group common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other BSB Bancorp stockholders using the proration adjustment described below.

Election Limitations. The number of shares of BSB Bancorp common stock that will be converted into new Partners Trust Financial Group common stock in the merger is fixed at 60% of the total BSB Bancorp common shares outstanding immediately before completion of the merger. The remainder, or 40%, of the BSB Bancorp common shares will be converted into the cash consideration. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the number of shares of Partners Trust Financial Group common stock to be issued and the cash to be paid in the merger. Further, in the event counsel for Partners Trust Financial

Group reasonably determines that the merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Internal Revenue Code, Partners Trust Financial Group will reduce the number of shares of BSB Bancorp common stock entitled to receive the cash consideration and correspondingly increase the number of shares of BSB Bancorp common stock entitled to receive the stock consideration by the minimum amount necessary to enable the merger to satisfy such continuity of interest requirements. As a result, if you elect to receive only cash or only stock, you may nevertheless receive a mix of cash and stock.

Proration if Too Much Stock is Elected. If BSB Bancorp stockholders elect to receive more Partners Trust Financial Group common stock than Partners Trust Financial Group has agreed to issue in the merger, then BSB Bancorp stockholders who elect to receive cash or who have made no election will receive cash for each share of BSB Bancorp common stock. All BSB Bancorp stockholders who elected to receive Partners Trust Financial Group common stock will receive a pro rata portion of the available Partners Trust Financial Group shares plus cash for those shares not converted into Partners Trust Financial Group common stock.

Proration if Too Much Cash is Elected. If BSB Bancorp stockholders elect to receive fewer shares of Partners Trust Financial Group common stock than Partners Trust Financial Group has agreed to issue in the merger, then all BSB Bancorp stockholders who elected to receive Partners Trust Financial Group common stock will receive Partners Trust Financial Group common stock and those stockholders who have elected cash or have made no election will be treated in the following manner:

•	If the number of shares held by BSB Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of Partners Trust Financial Group shares that Partners Trust Financial Group is required to issue, then all BSB Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive a combination of cash and Partners Trust Financial Group common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by BSB Bancorp stockholders who have made no election is insufficient to make up the shortfall, than all of those shares will be converted into Partners Trust Financial Group common stock and those BSB Bancorp stockholders who elected to receive cash will receive a combination of cash and Partners Trust Financial Group common stock in whatever proportion is necessary to make up the shortfall.

Treasury Shares and Shares Held by Partners Trust Financial Group or BSB Bancorp or Any of Their Subsidiaries. Any shares of BSB Bancorp common stock owned immediately before the merger by BSB Bancorp or Partners Trust Financial Group (other than shares held by either in a fiduciary or agency capacity or in satisfaction of prior debts) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares. All shares of BSB Bancorp common stock owned by subsidiaries of Partners Trust Financial Group and BSB Bancorp will be converted in the merger into Partners Trust Financial Group common stock.

Adjustments to the Merger Consideration. If, before the merger, the outstanding shares of Partners Trust Financial Group common stock are changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, merger or consolidation, or any similar event occurs, the merger consideration will be proportionately adjusted to provide BSB Bancorp stockholders the same economic effect as contemplated by the merger before the event causing the change in number of shares.

BSB Bancorp Stock Options. Upon completion of the merger, each BSB Bancorp stock option which is outstanding immediately before the merger, whether or not exercisable or vested, will be canceled and converted into an option to purchase shares of Partners Trust Financial Group common stock in an amount and at an exercise price determined on the following basis:

•

the number of shares of Partners Trust Financial Group Common Stock to be subject to the option immediately after the effective time of the merger will be equal to the product of the number of shares of BSB Bancorp common stock subject to the option immediately before the merger, multiplied by a fraction determined by dividing $36 by the conversion price per share in Partners Trust, MHC’s mutual to stock conversion. Any fractional shares of Partners Trust Financial Group common stock resulting from this multiplication will be rounded to the nearest share; and

•	the exercise price per share of Partners Trust Financial Group common stock under the converted option immediately after the merger will be equal to the exercise price per share of BSB Bancorp common stock under the option immediately before the merger divided by the number determined by dividing $36 by the conversion price per share in Partners Trust, MHC’s mutual to stock conversion, provided that the exercise price will be rounded to the nearest cent.

Background of Merger

The BSB Bancorp board of directors has periodically reviewed with BSB Bancorp senior management the state of the business and competitive position of BSB Bancorp and developments and trends, including consolidation, in the industry and markets in which BSB Bancorp operates. The BSB Bancorp board of directors and senior management have also periodically discussed various potential strategic options for BSB Bancorp, including those directed at strengthening BSB Bancorp’s business through business, credit quality and marketing initiatives, as well as the possibility of strategic business combinations with other financial institutions.

In this regard, from time to time, Howard Sharp, President and Chief Executive Officer of BSB Bancorp, communicated informally with representatives of other financial institutions, including Partners Trust Financial Group, with respect to their views regarding the banking industry and their respective companies’ strategic direction. None of the discussions, other than with Partners Trust Financial Group as described below, proceeded beyond the exploratory stage and no understanding with respect to the terms of any potential transaction was reached.

Before September 2003, Partners Trust Financial Group had, in the ordinary course of business, explored opportunities for acquisitions in New York, including an acquisition of BSB Bancorp. However, before September 2003, there were no contacts specifically related to a potential business combination between Partners Trust Financial Group and BSB Bancorp.

In September 2003, Mr. Zawadzki learned from Sandler O’Neill that BSB Bancorp was interested in evaluating its strategic alternatives. On September 21, 2003, Messrs. Zawadzki and Sharp met and, among other matters, informally discussed a possible strategic alliance. This meeting did not include any detailed discussions regarding the terms of a possible transaction. However, they agreed to meet the following week to further discuss a potential acquisition of BSB Bancorp by Partners Trust Financial Group.

On September 26, 2003, Messrs. Zawadzki and Sharp met and agreed to evaluate the merits of an acquisition of BSB Bancorp by Partners Trust Financial Group.

On October 15, 2003, Mr. Zawadzki discussed with the executive committee of the Partners Trust Financial Group board of directors his preliminary discussions with Mr. Sharp about a possible acquisition of BSB Bancorp by Partners Trust Financial Group.

On October 28, 2003, Mr. Zawadzki updated the full Partners Trust Financial Group board of directors on his preliminary discussions with Mr. Sharp about a possible acquisition of BSB Bancorp by Partners Trust Financial Group.

On November 14, 2003, Messrs. Zawadzki and Sharp met at a Sandler O’Neill financial institutions conference and continued to informally discuss the possibility of a merger transaction. This meeting was followed by a meeting on November 21, 2003 attended by Messrs. Zawadzki and Sharp, Steven Covert, Executive Vice President and Chief Financial Officer of Partners Trust Financial Group, and Randy Wiley,

Senior Vice President and Treasurer of BSB Bancorp. At the November 21 meeting, the parties discussed general business and industry trends in their companies’ respective markets and strategic issues facing each company. This meeting did not include any detailed discussions regarding the terms of a potential transaction. However, Mr. Sharp and Mr. Zawadzki noted that discussions regarding a potential transaction might be fruitful in the future, and decided to continue to speak on an informal basis about a potential strategic combination. Following the completion of this meeting, Mr. Sharp discussed with William Craine, Chairman of the BSB Bancorp board of directors, the preliminary conversations with Partners Trust Financial Group.

On November 25, 2003, the Partners Trust Financial Group board of directors discussed a potential acquisition of BSB Bancorp in executive session.

On November 26, 2003, Partners Trust Financial Group executed a confidentiality agreement regarding information pertaining to BSB Bancorp.

During early December 2003, Mr. Zawadzki and Mr. Sharp, together with certain other members of senior management of their respective companies, continued periodic conversations about a possible business combination, and began discussing in more detail the potential financial and other terms and conditions of such a transaction, as well as exchanging information regarding each company’s businesses, structure and management teams. In light of the continued discussions, also during early December Partners Trust Financial Group and BSB Bancorp engaged outside financial and legal advisors.

On December 8, 2003, Mr. Covert met with Sandler O’Neill to begin modeling a potential transaction with BSB Bancorp.

On December 9, 2003, Mr. Covert met with Mr. Sharp, William M. Le Beau, Executive Vice President, Risk Management of BSB Bancorp, and Mr. Wiley to review financial information of BSB Bancorp.

On December 10, 2003, the executive committee of the Partners Trust Financial Group board of directors met to discuss an acquisition of BSB Bancorp. Mr. Zawadzki first reviewed the progress made in discussions with BSB Bancorp regarding a possible acquisition transaction. Representatives of Sandler O’Neill then presented a financial analysis of the acquisition and discussed the structure of the acquisition, including the financial profile, historical data, comparable group analysis and the projected earnings model for BSB Bancorp. Representatives of Sandler O’Neill also presented a review of similar transactions, a valuation analysis and potential pricing considerations. The executive committee also discussed other aspects of the transaction, including board representation for three directors of BSB Bancorp on the board of directors of the combined company (including Mr. Craine as Chairman of the board of directors of the combined company). The Partners Trust Financial Group executive committee then authorized Mr. Zawadzki to continue negotiations and to offer three board seats on the combined company with one of those to Mr. Craine who would serve as Chairman of the board of directors of the combined company.

Later in the day on December 10, 2003, Messrs. Sharp and Wiley of BSB Bancorp and Messrs. Zawadzki and Covert of Partners Trust Financial Group, joined by their respective financial advisors, met to discuss in more detail a potential business combination and the structure and general terms of such a transaction, including Partners Trust Financial Group’s contemplated conversion from a mutual holding company form of organization to a fully stock form of organization and the fact that this conversion would be required to occur before a possible business combination could be completed. The parties also discussed other issues, including representation of each party on the board of directors of the combined company as well as possible ranges for consideration that would be received by holders of BSB Bancorp common stock in such a transaction. Following the completion of this meeting, Partners Trust Financial Group delivered to BSB Bancorp a non-binding preliminary indication of interest to BSB Bancorp for a 60% stock/40% cash transaction with consideration valued at $36 per share of BSB Bancorp common stock and participation by three BSB Bancorp directors on the board of directors of the combined company (including Mr. Craine as Chairman of the board of directors of the combined company), subject to satisfactory completion of a full due diligence investigation, board approval and the negotiation of definitive documentation.

On December 11, 2003, the BSB Bancorp board of directors held a special meeting to consider the Partners Trust Financial Group proposal, with members of BSB Bancorp’s senior management and outside financial and legal advisors in attendance. Following a discussion of the various strategic options available to BSB Bancorp, various potential benefits and risks associated with a potential business combination (including in the context of a mutual holding company second step conversion) and the Partners Trust Financial Group proposal, the BSB Bancorp board of directors determined to authorize management to engage in limited due diligence discussions with Partners Trust Financial Group with a view to a potential transaction.

On December 12, 2003, BSB Bancorp and Partners Trust Financial Group entered into a confidentiality agreement regarding information relating to Partners Trust Financial Group. Starting on December 12, 2003, representatives of Partners Trust Financial Group and BSB Bancorp met to participate in mutual confidential due diligence investigations, which continued over the course of the next week.

On December 16, 2003, the Partners Trust Financial Group board of directors held a regularly scheduled meeting at which outside legal counsel and Sandler O’Neill reviewed with the board the procedures and steps involved in a second step conversion of Partners Trust, MHC from mutual to stock form. Mr. Zawadzki also updated the board on the status of Partners Trust Financial Group’s ongoing due diligence review of BSB Bancorp and discussions regarding a possible acquisition of BSB Bancorp.

During the week of December 16, the parties and their counsel began drafting and negotiating the terms of the proposed transaction agreements, including the merger agreement and employment arrangements.

On December 17, 2003, the BSB Bancorp board of directors held a special meeting with its senior management and outside legal counsel to review and discuss the status of discussions regarding the proposed transaction and the status of due diligence. At this meeting, the BSB Bancorp board of directors authorized continued discussions with Partners Trust Financial Group, and following the completion of this meeting, negotiations between the parties and their respective counsel continued, and the parties continued their reviews of information obtained during due diligence. On December 19, 2003, BSB Bancorp received an indication from a third party financial institution that it might be interested in a possible transaction with BSB Bancorp. It was subsequently determined that the indication of interest was at a consideration level below that of the value of the proposed transaction with Partners Trust Financial Group and the third party did not indicate that it would be willing to increase the value of its proposal. Following discussions regarding the other institution and its proposal among BSB Bancorp management, members of the BSB board of directors and outside advisors, BSB Bancorp determined to continue discussions with Partners Trust Financial Group.

On December 20, 2003, Mr. Craine and Mr. Sharp of BSB Bancorp met with Mr. Zawadzki of Partners Trust Financial Group to discuss the progress of negotiations concerning a potential business combination, and agreed that the parties should continue to work toward finalizing a transaction, subject to completion of definitive documentation and each party’s board approval. Following this meeting each party and its respective legal counsel continued to negotiate definitive documentation relating to the proposed transaction.

On December 22, 2003, the Partners Trust Financial Group board of directors held a special meeting, also attended by members of Partners Trust Financial Group’s senior management and outside financial and legal advisors, to review and discuss the mutual-to-stock conversion of Partners Trust, MHC and the proposed transaction with BSB Bancorp, the proposed transaction agreements and the results of the discussions with BSB Bancorp. Mr. Zawadzki updated the board on the results of the due diligence review of BSB Bancorp since the last board meeting. Hogan & Hartson L.L.P., outside counsel to Partners Trust Financial Group, then reviewed with the board the fiduciary duties of directors in approving the conversion and the merger transaction, the terms of proposed merger and related agreements, the open items that remained to be negotiated and the proposed plan of conversion of Partners Trust, MHC both with and without an acquisition of BSB Bancorp. Representatives of Sandler O’Neill then discussed financial information regarding the conversion of Partners Trust, MHC and the proposed acquisition of BSB Bancorp and responded to questions from directors. The discussions covered a range of matters, including industry trends, the current conversion market, business and financial information regarding Partners Trust Financial Group and BSB Bancorp, historical stock price performance, valuation methodologies and analyses and the other matters set forth in “Opinion of Partners Trust Financial Group’s Financial Advisors.” After this discussion, Sandler O’Neill rendered an oral opinion (subsequently confirmed in writing) to Partners Trust Financial Group that the consideration to be paid by Partners Trust Financial Group in the merger was fair from a financial point of view to Partners Trust Financial Group.

During each of these discussions the Partners Trust Financial Group board discussed the proposed transaction and related agreements and asked questions of Partners Trust Financial Group senior management and Partners Trust Financial Group’s legal and financial advisors. Following further review and discussion among the members of the Partners Trust Financial Group board of directors, and after consideration of the factors described under “– Partners Trust Financial Group’s Reasons for the Merger; Recommendation of Partners Trust Financial Group Board of Directors” the Partners Trust Financial Group board of directors determined that it was in the best interest of Partners Trust Financial Group for Partners Trust, MHC to convert from mutual to stock form and that the transactions contemplated by the merger agreement and the related agreements were advisable and in the best interests of Partners Trust Financial Group and its stockholders. The Partners Trust Financial Group board of directors then unanimously voted to approve the mutual-to-stock conversion of Partners Trust, MHC and the merger agreement and related documents, subject in the case of merger agreement and related documents to ratification and approval by a special committee of the Partners Trust Financial Group board of directors (comprised of Mr. Zawadzki and two independent directors, John Zapisek and John Stetson) that was established to address the open items that remained to be negotiated by the parties and to approve the final terms of the merger agreement and related documents.

During the afternoon of December 23, 2003, the BSB Bancorp board of directors held a special meeting, also attended by members of BSB Bancorp’s senior management and outside financial and legal advisors, to review and discuss the proposed transaction, the proposed transaction agreements and the results of the discussions with Partners Trust Financial Group. BSB Bancorp senior management also reviewed with the board prior discussions regarding strategic alternatives for BSB Bancorp, as well as information regarding Partners Trust Financial Group and the other matters discussed below under “BSB Bancorp’s Reasons for the Merger; Recommendation of BSB Bancorp’s Board of Directors.” Representatives of Keefe, Bruyette & Woods, or KBW, BSB Bancorp’s outside financial advisor, then discussed financial information regarding Partners Trust and the proposed transaction and responded to questions from directors. The discussions covered a range of matters, including the structure and tax treatment of the merger, the merger consideration, business and financial information regarding the two companies, historical stock price performance, valuation methodologies and analyses and the other matters set forth in “Opinion of BSB Bancorp’s Financial Advisors.” After this discussion, KBW rendered an oral opinion (subsequently confirmed in writing) to BSB Bancorp that, as of December 23, 2003, the consideration to be received by BSB Bancorp stockholders was fair from a financial point of view to BSB Bancorp’s stockholders. The BSB Bancorp board of directors then reviewed with Wachtell, Lipton, Rosen & Katz, special counsel to BSB Bancorp, the terms of the proposed definitive transaction and related agreements, the legal and fiduciary standards applicable to its decision to approve the agreements and the transactions contemplated by the agreements, employment arrangements in connection with the proposed transaction and the various approvals and timing required to complete the transaction. During each of these discussions the BSB Bancorp board discussed the proposed transaction and related agreements and asked questions of BSB Bancorp senior management and BSB Bancorp’s legal and financial advisors. Following further review and discussion among the members of the BSB Bancorp board of directors, and after consideration of the factors described under “– BSB Bancorp’s Reasons for the Merger; Recommendation of BSB Bancorp Board of Directors” the BSB Bancorp board of directors determined that the transactions contemplated by the merger agreement and the related agreements were advisable and in the best interests of BSB Bancorp and its stockholders. The BSB Bancorp board of directors then unanimously voted to approve the merger agreement and related documents, and resolved unanimously to recommend that its stockholders vote to adopt the merger agreement.

In the evening of December 23, 2003, the special committee of the Partners Trust Financial Group board of directors established on December 22, 2003 approved the final terms of the merger agreement and related documents.

On the evening of December 23, 2003, Partners Trust and BSB Bancorp executed the definitive transaction agreements and, before the opening of business on December 24, 2003, announced the transaction by press release.

Partners Trust Financial Group’s Reasons for the Merger; Recommendation of Partners Trust Financial Group’s Board of Directors

The Partners Trust Financial Group board of directors has determined that the merger is advisable and in the best interests of Partners Trust Financial Group and its stockholders. Accordingly, the Partners Trust Financial Group board has unanimously approved the merger agreement and determined to recommend that Partners Trust Financial Group’s stockholders adopt the merger agreement.

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the Partners Trust Financial Group board consulted with Partners Trust Financial Group’s senior management, as well as its outside financial and legal advisors, and considered a number of factors, including:

•	the ability to expand Partners Trust Financial Group’s presence in the Southern Tier and Central areas of New York State by expanding its branch network by the addition of the 20 branch offices of BSB Bank located in Tioga, Broome, Chenango and Onondaga counties;

•	information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Partners Trust Financial Group and BSB Bancorp, including consideration of both companies’ historical and projected results of operation and financial condition and a review of BSB Bancorp’s financial performance by comparison to a peer group;

•	a comparison of the terms of the merger to other commercial bank merger transactions both nationally and involving companies headquartered in the Mid-Atlantic Region of the United States;

•	the assumed cost savings available to the combined entity as a result of the merger;

•	the belief by Partners Trust Financial Group that the merger will be accretive to the combined entity’s earnings per share;

•	the opinion delivered to the Partners Trust Financial Group board by Sandler O’Neill, appended to this document as Appendix B, to the effect that, and based upon and subject to the considerations set forth in the opinion, the merger consideration to be paid by Partners Trust Financial Group was fair from a financial point of view to Partners Trust Financial Group;

•	the anticipated short-term and long-term impact the conversion and the merger will have on Partners Trust Financial Group’s consolidated results of operations, including expanded commercial real estate and commercial business lending as well as expanded retail banking products and services;

•	the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Partners Trust Financial Group and BSB Bancorp which Partners Trust Financial Group’s board believed would make it easier to integrate the operations of the two companies;

•	the belief that the merger will enhance Partners Trust Financial Group’s franchise value by the expansion of its branch network, among other things, and its ability to compete in relevant banking and non-banking markets;

•	current industry and economic conditions facing Partners Trust Financial Group and BSB Bancorp, including an increasingly competitive environment facing both institutions characterized by intensifying competition from both non-financial institutions as well as other banks and savings institutions, the continuing consolidation of the financial services market, including in the greater Utica, Binghamton and Syracuse areas, and the increasing costs and complexities of compliance with the expanding regulatory requirements imposed on financial institutions as well as public reporting companies; and

•	the anticipated impact of the conversion and the merger on the depositors, employees, customers and communities served by Partners Trust Financial Group and BSB Bancorp through the contemplated expansion of commercial real estate and commercial business lending as well as the expansion of retail banking products and services.

The foregoing discussion of the factors considered by the Partners Trust Financial Group board is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Partners Trust Financial Group board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Partners Trust Financial Group board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

The Partners Trust Financial Group board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Partners Trust Financial Group and its stockholders and unanimously approved the merger agreement. The Partners Trust Financial Group board unanimously recommends that Partners Trust Financial Group stockholders vote “FOR” adoption of the merger agreement.

Opinion of Partners Trust Financial Group’s Financial Advisor

On December 5, 2003, Partners Trust Financial Group retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with BSB Bancorp. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Partners Trust Financial Group in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the December 22, 2003 meeting at which Partners Trust Financial Group’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing on December 23, 2003, that, as of such date, the merger consideration was fair to Partners Trust Financial Group from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Partners Trust Financial Group shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Partners Trust Financial Group board and is directed only to the fairness of the merger consideration to Partners Trust Financial Group from a financial point of view. It does not address any other aspect of the merger or the underlying business decision of Partners Trust Financial Group to engage in the conversion or the merger and is not a recommendation to any Partners Trust Financial Group shareholder as to how such shareholder should vote at the special meeting with respect to the conversion or the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

1. the merger agreement;

2. certain publicly available financial statements and other historical financial information of Partners Trust Financial Group that they deemed relevant;

3. certain publicly available financial statements and other historical financial information of BSB Bancorp that they deemed relevant;

4. internal financial projections for Partners Trust Financial Group for the years ending December 31, 2003 and 2004 prepared by and reviewed with management of Partners Trust Financial Group;

5. internal financial projections for BSB Bancorp for the years ending December 31, 2003 and 2004 prepared by and reviewed with managements of BSB Bancorp and Partners Trust Financial Group;

6. earnings per share estimates for BSB Bancorp for the years ending December 31, 2003 and 2004 published by I/B/E/S;

7. the pro forma financial impact of the merger on new Partners Trust Financial Group, based on assumptions relating to the conversion and transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Partners Trust Financial Group;

8. the publicly reported historical price and trading activity for Partners Trust Financial Group’s and BSB Bancorp’s common stock, including a comparison of certain financial and stock market information for Partners Trust Financial Group and BSB Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

9. the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

10. the current market environment generally and the banking environment in particular; and

11. such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with Partners Trust Financial Group’s senior management the business, financial condition, results of operations and prospects of Partners Trust Financial Group and their views of the strategic rationale for the merger and held similar discussions with certain members of BSB Bancorp’s senior management regarding the business, financial condition, results of operations and prospects of BSB Bancorp. Sandler O’Neill also reviewed the plan of conversion and held discussions with the appraisal firm retained by Partners Trust Financial Group to perform the independent appraisal in connection with the conversion regarding their preliminary views as to the valuation range of new Partners Trust Financial Group common stock. Sandler O’Neill expressed no opinion on any matters relating to the conversion, including, without limitation, the valuation range for the new Partners Trust Financial Group common stock or the exchange ratio for the minority shares.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Partners Trust Financial Group and BSB Bancorp that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of the information and they did not assume any responsibility or liability for its accuracy or completeness. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Partners Trust Financial Group or BSB Bancorp or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners Trust Financial Group or BSB Bancorp, nor did it review any individual credit files relating to Partners Trust Financial Group or BSB Bancorp. With Partners Trust Financial Group’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Partners Trust Financial Group and BSB Bancorp were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Partners Trust Financial Group or BSB Bancorp. Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed that there had been no material change in Partners Trust Financial Group’s or BSB Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Partners Trust Financial Group and BSB Bancorp would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes.

In rendering its December 23, 2003 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Partners Trust Financial Group or BSB Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Partners Trust Financial Group or BSB Bancorp and the companies to which they are being compared.

The earnings projections for Partners Trust Financial Group and BSB Bancorp used and relied upon by Sandler O’Neill in its analyses were based upon internal financial projections prepared by managements of the respective companies and reviewed with management of Partners Trust Financial Group. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Partners Trust Financial Group’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance of Partners Trust Financial Group and BSB Bancorp, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Partners Trust Financial Group and BSB Bancorp were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Partners Trust Financial Group, BSB Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Partners Trust Financial Group board at the December 22, 2003 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Partners Trust Financial Group’s common stock or BSB Bancorp’s common stock or the prices at which Partners Trust Financial Group’s or BSB Bancorp’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon an assumed market value of new Partners Trust Financial Group common stock of $10.00 per share (the price at which such shares will be sold in the conversion offering) and assuming 60% of BSB Bancorp’s shares are converted into new Partners Trust Financial Group stock and the remaining 40% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $36.00 per share. Based upon BSB Bancorp’s September 30, 2003 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value / Last 12 months’ earnings per share	21.6	x

Transaction value / Estimated 2004 earnings per share(1)	17.8	x

Transaction value / Stated book value per share	241.3%

Transaction value / Tangible book value per share	241.3%

Tangible book premium / Core deposits(2)	16.3%

(1)	Based on the average of the 2004 earnings per share estimates for BSB Bancorp as reported by IBES.
(2)	Assumes BSB Bancorp’s total core deposits are $1.3 billion.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $347 million, based on 17.4 million shares of BSB Bancorp common stock outstanding plus the value of options outstanding for 2.2 million shares calculated using the treasury method at the time of the analysis. Sandler O’Neill noted that the transaction value represented a 7.9% premium over the December 19, 2003 closing price of BSB Bancorp’s common stock of $33.35.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading price and volume of BSB Bancorp’s common stock and the relationship between the movements in the price of BSB Bancorp’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded commercial banks selected by Sandler O’Neill. The composition of the peer group is discussed under “Comparable Company Analysis” below. During the three-year and one-year periods ended December 19, 2003, BSB Bancorp’s common stock outperformed all indices to which it was compared.

BSB Bancorp’s Stock Performance

	Beginning Index Value December 19, 2000	Ending Index Value December 19, 2003
BSB Bancorp	100.0%	243.7%
Peer Group	100.0	215.3
Nasdaq Bank Index	100.0	154.8
S&P Bank Index	100.0	120.4
S&P 500 Index	100.0	83.4

	Beginning Index Value December 19, 2002	Ending Index Value December 19, 2003
BSB Bancorp	100.0%	152.8%
Peer Group	100.0	127.2
Nasdaq Bank Index	100.0	128.8
S&P Bank Index	100.0	124.7
S&P 500 Index	100.0	123.1

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for BSB Bancorp and the following publicly traded commercial banks having total assets of between $1.35 billion and $2.99 billion and located in the Mid-Atlantic region of the United States:

Arrow Financial Corp.	Community Banks, Inc.

Financial Institutions, Inc.	Harleysville National Corp.

Hudson Valley Holding Corp.	Interchange Financial Services Corp.

Lakeland Bancorp, Inc.	S&T Bancorp, Inc.

Sterling Financial Corp.	Sun Bancorp, Inc.

Tompkins Trustco Inc.	U.S.B. Holding Co.

Yardville National Bancorp

The analysis compared publicly available financial information for BSB Bancorp and the median data for the peer group as of or for the twelve-month period ended September 30, 2003. The table below sets forth the comparative data with pricing data as of December 19, 2003.

BSB Bancorp	Peer Group
Total assets (in thousands)	$2,173,104	$2,186,350
Tangible equity/total assets	6.62%	6.86%
Intangible assets/total equity	0.00%	8.89%
Net loans/total assets	64.72%	56.87%
Gross loans/total deposits	98.89%	75.14%
Total borrowings/total assets	22.09%	12.43%
Non-performing assets/total assets	1.87%	0.44%
Loan loss reserves/gross loans	4.18%	1.30%
Net interest margin	3.61%	4.08%
Non-interest income/average assets	0.59%	0.86%
Fees/revenues	14.28%	18.99%
Non-interest expense/average assets	2.31%	2.54%
Efficiency ratio	56.29%	58.04%
Return on average assets	0.77%	1.28%
Return on average equity	10.95%	15.87%
Price/book value per share	212.60%	236.95%
Price/tangible book value per share	212.60%	269.75%
Price/LTM earnings per share	19.73	x	17.63	x
Price/2004 est. earnings per share	15.88	x	15.06	x
Dividend payout ratio	59.17%	38.86%
Dividend yield	3.00%	2.11%

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 95 merger transactions announced from January 1 through December 19, 2003 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed 18 merger transactions announced during the same period involving publicly traded commercial banks as acquired institutions with transaction values ranging between $100 million and $500 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to BSB Bancorp’s financial information as of and for the twelve months ended September 30, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of BSB Bancorp’s common stock of $37.66 to $45.91 based upon the median multiples for nationwide commercial bank transactions and $36.01 to $48.63 based upon the median multiples for commercial bank transactions between $100 million and $500 million. The implied transaction value of the merger as calculated by Sandler O’Neill was $36.00 per share.

Transaction Multiples and Implied Values

	Nationwide			$100m to $500m
	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction price/LTM earnings per share	22.11	x	$37.66	21.14	x	$36.01
Transaction price/Book value	242.33%		$38.01	267.31%		$41.93
Transaction price/Tangible book value	257.06%		$40.32	300.22%		$47.09
Tangible book premium/Core deposits(1)	17.81%		$40.55	23.60%		$48.63
Premium to market(2)	37.67%		$45.91	30.46%		$43.51

(1)	Assumes BSB Bancorp’s total core deposits are $1.3 billion.
(2)	Based on BSB Bancorp’s December 19, 2003 closing price of $33.35.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of BSB Bancorp through December 31, 2006 under various circumstances, assuming BSB Bancorp’s projected dividend stream and that BSB Bancorp performed in accordance with the earnings projections reviewed with Partners Trust Financial Group’s management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earning assets of 4%. To approximate the terminal value of BSB Bancorp common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 13x to 18x and multiples of tangible book value ranging from 150% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BSB Bancorp common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of BSB Bancorp common stock of $21.93 to $34.90 when applying the price/earnings multiples and $20.70 to $42.56 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O’Neill was $36.00 per share.

Earnings Per Share Multiples

Discount Rate	13x	14x	15x	16x	17x	18x
9.0%	$25.93	$27.72	$29.52	$31.31	$33.10	$34.90
10.0%	25.20	26.94	28.68	30.42	32.17	33.91
11.0%	24.49	26.19	27.88	29.57	31.26	32.95
12.0%	23.82	25.46	27.10	28.75	30.39	32.03
13.0%	23.17	24.76	26.36	27.96	29.55	31.15
14.0%	22.54	24.09	25.64	27.19	28.74	30.30
15.0%	21.93	23.44	24.95	26.46	27.97	29.47

Tangible Book Value Multiples

Discount Rate	150%	175%	200%	225%	250%	275%
9.0%	$24.45	$28.07	$31.69	$35.31	$38.93	$42.56
10.0%	23.76	27.28	30.79	34.31	37.83	41.34
11.0%	23.10	26.52	29.93	33.35	36.76	40.17
12.0%	22.47	25.79	29.10	32.42	35.73	39.05
13.0%	21.86	25.08	28.30	31.52	34.74	37.96
14.0%	21.27	24.40	27.53	30.66	33.79	36.92
15.0%	20.70	23.74	26.79	29.83	32.87	35.91

In connection with its analyses, Sandler O’Neill considered and discussed with the Partners Trust Financial Group board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2004, (2) 40% of the BSS Bancorp shares are exchanged for cash at a value of $36.00 per share, (3) 60% of the BSB Bancorp shares are exchanged for new Partners Trust Financial Group common stock at an exchange ratio of 3.6 at an assumed market value of $10.00 per share, (4) stock options are converted into options of new Partners Trust Financial Group, and (5) earnings projections, purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Partners Trust Financial Group and BSB Bancorp. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to new Partners Trust Financial Group’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Partners Trust Financial Group has agreed to pay Sandler O’Neill a transaction fee in connection with the merger equal to 0.80% of the aggregate transaction value, or approximately $2.77 million, of which $694,000 has been paid and the balance of which is contingent and payable upon the closing of the merger. Partners Trust Financial Group has also paid Sandler O’Neill a $100,000 fee for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Partners Trust Financial Group has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has provided certain other investment banking services to Partners Trust Financial Group in the past and has been retained by Partners Trust Financial Group to act as its financial advisor in connection with the conversion and to manage the conversion offering. Sandler O’Neill has also in the past provided certain investment banking services to BSB Bancorp. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Partners Trust Financial Group and BSB Bancorp and their respective affiliates and may actively trade the debt and/or equity securities of Partners Trust Financial Group and BSB Bancorp and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

BSB Bancorp’s Reasons for the Merger; Recommendation of BSB Bancorp Board of Directors

The BSB Bancorp board of directors has determined that the merger is advisable and in the best interests of BSB Bancorp and its stockholders. Accordingly, the BSB Bancorp board has unanimously approved the merger agreement and determined to recommend that BSB Bancorp’s stockholders approve and adopt the merger agreement.

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the BSB Bancorp board consulted with BSB Bancorp’s senior management, as well as its outside financial and legal advisors, and considered a number of factors, including:

•	its knowledge of BSB Bancorp’s business, operations, financial condition, earnings, markets and prospects;

•	the due diligence reports of BSB Bancorp management and the financial presentation by KBW to BSB Bancorp’s board of directors concerning the business, operations, financial condition, earnings and prospects of Partners Trust and the expected financial impact of the merger (including the second-step mutual holding company conversion) on the combined company, including pro forma assets, earnings and deposits;

•

the value of the merger consideration provided for in the merger agreement relative to the current and historical trading prices of the common stock of BSB Bancorp and relative to the analyses prepared by

KBW of comparative valuations for BSB Bancorp and new Partners Trust Financial Group and the contributions that each company would make to the combined company in terms of earnings, assets, deposits and other key measures;

•	the opinion delivered to the BSB Bancorp board by KBW, appended to this document as Appendix C, to the effect that, as of December 23, 2003, and based upon and subject to the considerations set forth in the opinion, the merger consideration to be received by BSB Bancorp’s stockholders was fair from a financial point of view to BSB Bancorp’s stockholders;

•	its knowledge of the current environment in the financial services industry in general and in BSB Bancorp’s markets, including continued consolidation, evolving trends in technology, market conditions, increasing competition and the effects of these factors on financial institutions such as BSB Bancorp;

•	the presentations of BSB Bancorp management and KBW regarding the strategic advantages of combining with new Partners Trust Financial Group, including, among other things, the opportunities that the merger could present for cost savings and diversification of each company’s loan portfolio, and the expectation that the transaction would be immediately accretive to earnings of the combined company;

•	the opportunity presented by the combination to solidify each company’s competitive and strategic position and create one of the largest banking franchises in central New York state;

•	the structure of the merger and the financial and other terms of the merger agreement, including the prior condition that Partners Trust complete its second-step mutual holding company conversion, the fixed $36 per share value of the consideration and the 60% stock, 40% cash composition of the aggregate merger consideration;

•	the expectation that the merger will qualify as a “reorganization” for United States federal income tax purposes, and as a result that BSB Bancorp stockholders would generally not be expected to recognize any gain or loss in respect of any new Partners Trust Financial Group stock received by them as merger consideration, but would be expected to recognize gain or loss in respect of any cash (including cash received instead of fractional shares of new Partners Trust Financial Group common stock) received by them as merger consideration;

•	the likelihood that the merger would be consummated, given the regulatory and other approvals required in connection with Partners Trust Financial Group’s second-step mutual holding company conversion and the merger;

•	the arrangements providing for three directors of BSB Bancorp to join the board of directors of the combined company, including Mr. Craine to serve as Chairman of the board of directors of the combined company, and for Mr. Sharp, Mr. LeBeau and Mr. Wiley of BSB Bancorp to enter into new employment contracts and to continue to serve the combined company in management roles;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the termination fee to be paid by BSB Bancorp to Partners Trust Financial Group if the merger agreement is terminated under certain circumstances, including the risk that the termination fee might discourage third parties from offering to acquire BSB Bancorp by increasing the cost of a third party acquisition, and the termination fee to be paid by new Partners Trust Financial Group to BSB Bancorp if the merger agreement were to be terminated under certain circumstances, including if Partners Trust Financial Group were not able to successfully complete its second-step mutual holding company conversion within the timeframe contemplated by the merger agreement;

•	the fact that some of BSB Bancorp’s directors and executive officers could be deemed to have interests in the merger that are in addition to their interests as BSB Bancorp stockholders (see “– Interests of BSB Bancorp Directors and Executive Officers in the Merger”); and

•	the fact that the merger is conditioned upon, among other things, the completion of the conversion of Partners Trust from a mutual form of organization to a capital stock form of organization, as described under “The Conversion,” and the level of risk that the merger will not be completed given the terms of the merger agreement.

The foregoing discussion of the factors considered by the BSB Bancorp board is not intended to be exhaustive. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the BSB Bancorp board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The BSB Bancorp board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

The BSB Bancorp board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of BSB Bancorp and its stockholders and unanimously approved the merger agreement. The BSB Bancorp board unanimously recommends that BSB Bancorp stockholders vote “FOR” adoption of the merger agreement.

Opinion of BSB Bancorp’s Financial Advisors

BSB Bancorp engaged KBW to act as its financial advisor in connection with the merger with new Partners Trust Financial Group. Pursuant to the terms of its engagement, KBW agreed to assist BSB Bancorp in analyzing, structuring, negotiating and effecting a transaction with Partners Trust Financial Group. BSB Bancorp selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with BSB Bancorp and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

On December 23, 2003, the board of BSB Bancorp held a meeting to evaluate the proposed merger of BSB Bancorp with and into new Partners Trust Financial Group. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) to BSB Bancorp that, as of December 23, 2003, the consideration to be received by BSB Bancorp shareholders was fair from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Stockholders of BSB Bancorp are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the board of BSB Bancorp and addresses only the fairness, from a financial point of view, of the merger consideration to the BSB Bancorp shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder of BSB Bancorp as to how the stockholder should vote at BSB Bancorp’s meeting with respect to the merger or any matter related thereto.

In rendering its opinion, KBW:

•	Reviewed the merger agreement;

•	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of Partners Trust Financial Group;

•	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of BSB Bancorp;

•	Reviewed Quarterly Reports on Form 10-Q of Partners Trust Financial Group;

•	Reviewed Quarterly Reports on Form 10-Q of BSB Bancorp;

•	Reviewed certain internal financial data, projections and other information of both BSB Bancorp and Partners Trust Financial Group, including financial projections prepared by management;

•	Held discussions with senior management of BSB Bancorp and Partners Trust Financial Group with respect to their past and current business operations, regulatory relationships, financial condition and future prospects;

•	Reviewed and studied the historical stock prices and trading volumes of the common stock of BSB Bancorp and Partners Trust Financial Group;

•	Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for BSB Bancorp and Partners Trust Financial Group and compared them with those of certain publicly traded companies that KBW deemed to be relevant, including selected companies that have completed mutual-to-stock conversions;

•	Evaluated the potential pro forma impact of the proposed mutual-to-stock conversion and related stock offering on the financial condition of Partners Trust Financial Group;

•	Evaluated the potential pro forma impact of the merger on Partners Trust Financial Group, including cost savings, which management of Partners Trust Financial Group expects to result from a combination of the businesses of Partners Trust Financial Group and BSB Bancorp;

•	Compared the proposed financial terms of the merger with the financial terms of certain other business combinations in the banking industry that KBW deemed comparable or relevant; and

•	Performed such other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of BSB Bancorp and Partners Trust Financial Group as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for BSB Bancorp and Partners Trust Financial Group are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of BSB Bancorp or Partners Trust Financial Group, and KBW did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of BSB Bancorp and Partners Trust Financial Group. BSB Bancorp and Partners Trust Financial Group do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of BSB Bancorp common stock or Partners Trust Financial Group common stock will trade following the announcement of the merger or the actual value of the Partners Trust Financial Group common shares when issued pursuant to the merger, or the prices at which the Partners Trust Financial Group common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BSB Bancorp, Partners Trust Financial Group and KBW. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the BSB Bancorp board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the BSB Bancorp board or management of BSB Bancorp with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the BSB Bancorp board on December 23, 2003, in connection with its oral and written opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the BSB Bancorp board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. BSB Bancorp shareholders have the right to receive either $36.00 in cash or 3.6 shares of new Partners Trust Financial Group common stock (based on the anticipated price of $10 per share in new Partners Trust Financial Group’s second step mutual-to-stock conversion) for each share of BSB Bancorp common stock. The elections of BSB Bancorp stockholders will be subject to allocation procedures to ensure that a 40% cash and 60% stock aggregate consideration is met. The consideration represents a value of $36.00 per share to BSB Bancorp shareholders.

At $36.00 per share, new Partners Trust Financial Group’s merger consideration represented a 7.1% premium to BSB Bancorp’s closing price of $33.60 on December 22, 2003, 17.4 times BSB Bancorp’s 2004 First

Call mean estimate of earnings per share, 16.7 times BSB Bancorp’s 2004 management estimate of earnings per share, 2.29 times BSB Bancorp’s book value per share of $15.69 at September 30, 2003, and 2.29 times BSB Bancorp’s tangible book value per share of $15.69 at September 30, 2003. KBW also calculated the core deposit premium to be 15.9% based on approximately $1.3 billion of core deposits.

Comparable Transaction Analysis. KBW reviewed certain financial data related to a group of comparable transactions. The group included nationwide acquisitions of banks announced after January 1, 2003 with announced transaction values between $100 million and $1 billion. The transactions included in the group were:

Acquiror	Acquiree
National Penn Bancshares, Inc.	Peoples First, Inc.

North Fork Bancorporation, Inc.	The Trust Company of New Jersey

Susquehanna Bancshares, Inc.	Patriot Bank Corp.

Banknorth Group, Inc.	CCBT Financial Companies, Inc.

BB&T Corporation	Republic Bancshares, Inc.

National City Corporation	Allegiant Bancorp, Inc.

Provident Bankshares Corporation	Southern Financial Bancorp, Inc.

Alabama National BanCorporation	Indian River Banking Company

Pacific Capital Bancorp	Pacific Crest Capital, Inc.

UnionBanCal Corporation	Business Bancorp

First Midwest Bancorp, Inc.	CoVest Bancshares, Inc.

Fulton Financial Corporation	Resource Bankshares Corp.

PNC Financial Services Group, Inc.	United National Bancorp

Citizens Financial Group, Inc.	Community Bancorp, Inc.

Wells Fargo & Company	Pacific Northwest Bancorp

South Financial Group, Inc. (The)	MountainBank Financial Corp.

Cathay Bancorp, Inc.	GBC Bancorp

United Bankshares, Inc.	Sequoia Bancshares, Inc.

Mercantile Bankshares Corp.	F&M Bancorp

F.N.B. Corporation	Charter Banking Corp.

For each precedent transaction, KBW compared, among other things:

the implied ratio of price per common share paid for the acquired company to:

•	the earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced;

•	estimated earnings per share of the acquired company for either the calendar year of, or the calendar year following, the announcement of the transaction;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	the closing market price of the acquired company, if publicly traded or listed, on the day preceding the announcement of the transaction; and

•	the closing market price of the acquired company, if publicly traded or listed, one month preceding the announcement of the transaction.

Additionally, KBW calculated the core deposit premium paid in the transaction and compared it to each precedent transaction. The core deposit premium is calculated as the premium paid in the transaction over the acquired company’s tangible common equity as a percentage of the acquired company’s core deposits. For purposes of this analysis, core deposits are defined as total deposits less the sum of all certificates of deposits with balances over $100,000 and any brokered or purchased deposits.

Transaction multiples from the merger were derived from the $36.00 per share deal price and financial data as of September 30, 2003, for BSB Bancorp. KBW also relied upon First Call’s consensus earnings per share estimate for BSB Bancorp. KBW compared these results with announced multiples for the transactions listed above. The results of the analysis are set forth in the following table.

	Partners Trust/ BSB Bancorp Transaction		Announced Nationwide Bank Average		Announced Nationwide Bank Median
Deal Price / Book Value per Share	229%		269%		259%

Deal Price / Tangible Book Value per Share	229%		307%		303%

Deal Price / Trailing 12 Months Earnings per Share	21.3	x	22.5	x	21.1	x

Deal Price / Estimated Earnings per Share	17.4	x	18.2	x	17.9	x

Core Deposit Premium	15.9%		25.5%		23.5%

1 Day Market Premium	7.1%		20.7%		19.5%

1 Month Market Premium	16.1%		28.5%		27.8%

No company or transaction used as a comparison in the above analysis is identical to BSB Bancorp, new Partners Trust Financial Group or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Selected Peer Group Analyses. Using publicly available information, KBW compared the financial performance, financial condition and market valuations of BSB Bancorp and Partners Trust Financial Group to those of a group of comparable upstate New York banks and a group of comparable upstate New York thrifts.

Companies included in BSB Bancorp and Partner Trust’s upstate New York bank peer group were:

NBT Bancorp, Inc.

Community Bank Systems, Inc.

U.S.B. Holding Co., Inc.

Financial Institutions, Inc.

Tompkins Trustco, Inc.

Arrow Financial Corporation

Alliance Financial Corporation

Companies included in BSB Bancorp and Partners Trust Financial Group’s upstate New York thrift peer group were:

First Niagara Financial Group, Inc.

TrustCo Bank Corp NY

Hudson River Bancorp, Inc.

Warwick Community Bancorp, Inc.

For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended September 30, 2003 with adjustments made to balance sheet data reflecting pending acquisitions or other material events. Stock price information was as of December 22, 2003 and earnings per share estimates were taken from First Call, a nationally recognized earnings per share estimate consolidator.

KBW’s analysis showed the following concerning BSB Bancorp and Partners Trust Financial Group’s financial performance:

Performance Measure	BSB Bancorp	Partners Trust Financial Group	Upstate New York Bank Peer Group Average	Upstate New York Bank Peer Group Median	Upstate New York Thrift Peer Group Average	Upstate New York Thrift Peer Group Median
Core Return on Assets	0.79%	1.12%	1.11%	1.21%	1.14%	1.08%
Core Return on Equity	11.90%	8.28%	13.97%	15.45%	11.33%	9.97%
Net Interest Margin	3.36%	3.94%	3.92%	3.90%	3.26%	3.40%
Fee Income / Total Revenue	15.5%	21.8%	21.2%	21.9%	26.4%	24.8%
Efficiency Ratio	56.7%	58.6%	55.2%	53.9%	54.2%	55.1%

KBW’s analysis showed the following concerning BSB Bancorp’s financial condition:

Measure	BSB Bancorp	Partners Trust Financial Group	Upstate New York Bank Peer Group Average	Upstate New York Bank Peer Group Median	Upstate New York Thrift Peer Group Average	Upstate New York Thrift Peer Group Median
Equity / Assets	6.56%	13.47%	7.87%	8.08%	11.79%	10.20%
Tangible Equity / Tangible Assets	6.56%	10.85%	6.70%	6.49%	9.59%	8.99%
Loans Held for Investment / Deposits	98.1%	99.1%	78.9%	76.1%	75.0%	78.2%
Securities / Tangible Assets	29.4%	28.0%	35.3%	35.0%	31.6%	31.0%
Loan Loss Reserve / Loans Held for Investment	3.21%	1.18%	1.42%	1.36%	2.31%	1.94%
Non Performing Assets / Loans Held for Investment + Other Real Estate Owned	1.02%	1.08%	1.10%	0.70%	0.73%	0.66%
Net Charge Offs / Average Loans Held for Investment	1.15%	0.94%	0.37%	0.35%	0.20%	0.22%

KBW’s analysis showed the following concerning BSB Bancorp’s market valuation:

Valuation Metric	BSB Bancorp		Partners Trust Financial Group		Upstate New York Bank Peer Group Average		Upstate New York Bank Peer Group Median		Upstate New York Thrift Peer Group Average		Upstate New York Thrift Peer Group Median
Year to Date Stock Price Performance	59.0%		59.5%		18.8%		15.7%		35.9%		34.7%
Stock Price / Book Value per Share	2.14	x	2.12	x	2.15	x	2.35	x	2.43	x	2.06	x
Stock Price / Tangible Book Value per Share	2.14	x	2.71	x	2.58	x	2.65	x	2.83	x	2.48	x
Stock Price / 2003 Earnings per Share Est.	19.5	x	24.6	x	15.6	x	15.2	x	22.3	x	21.3	x
Stock Price / 2004 Earnings per Share Est.	16.2	x	22.3	x	14.2	x	14.5	x	19.2	x	19.1	x
Dividend Yield	3.0%		1.5%		2.7%		2.6%		2.3%		1.7%
2003 Dividend Payout Ratio	58.1%		38.1%		41.4%		42.9%		49.7%		44.1%

Contribution Analysis. KBW analyzed the relative contributions of Partners Trust Financial Group and BSB Bancorp to the pro forma balance sheet and income statement items of the combined entity, including assets, net loans, deposits, equity, net interest income, non interest income, non interest expense, net income, and market capitalization. KBW compared the relative contribution of balance sheet and income statement items with the pro forma ownership for BSB Bancorp and new Partners Trust Financial Group. The results of KBW’s analyses are set forth in the following three tables. The analyses were prepared based upon completion of Partners Trust Financial Group’s second step mutual-to-stock conversion at the minimum, midpoint, and maximum as adjusted of the offering range.

KBW’s analyses showed the following contribution when assuming completion of the second step mutual-to-stock conversion at the minimum, midpoint and maximum as adjusted of the offering range:

	Minimum		Midpoint		Maximum as Adjusted
Category	Partners Trust	BSB Bancorp	Partners Trust	BSB Bancorp	Partners Trust	BSB Bancorp
Assets	38%	62%	38%	62%	39%	61%
Net Loans	36%	64%	36%	64%	36%	64%
Deposits	34%	66%	34%	66%	34%	66%
Equity	67%	33%	69%	31%	72%	28%
Net Interest Income	41%	59%	41%	59%	42%	58%
Non Interest Income	51%	49%	51%	49%	51%	49%
Non Interest Expense	43%	57%	43%	57%	44%	56%
Net Income	45%	55%	45%	55%	46%	54%
Market Capitalization	47%	53%	51%	49%	58%	42%
Primary Shares	57%	43%	61%	39%	67%	33%
Diluted Shares	57%	43%	61%	39%	68%	32%
Ownership at 100% Stock	46%	54%	50%	50%	57%	43%

Financial Impact Analysis. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information of Partners Trust Financial Group and BSB Bancorp. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger, as well as the second step mutual-to-stock conversion and stock offering, would have on certain projected financial results of new Partners Trust Financial Group. The analyses were prepared based upon completion of Partner Trust’s second step mutual-to-stock conversion at the minimum, midpoint, and maximum as adjusted of the offering range.

KBW concluded that at the minimum of the offering range, the merger is expected to be accretive to estimated GAAP earnings per share and cash earnings per share in 2004 and 2005. The analysis also indicated that the merger is expected to be dilutive to new Partners Trust Financial Group’s book value per share and tangible book value per share. However, the analysis indicated that new Partners Trust Financial Group’s capital ratios will remain above regulatory minimums for well capitalized institutions.

KBW concluded that at the midpoint and maximum as adjusted of the offering range, the merger is expected to be accretive to estimated GAAP earnings per share and cash earnings per share in 2004 and 2005. The analysis also indicated that the merger is expected to be accretive to new Partners Trust Financial Group’s book value per share, but dilutive to new Partners Trust Financial Group’s tangible book value per share. However, the analysis indicated that new Partners Trust Financial Group’s capital ratios will remain above regulatory minimums for well capitalized institutions.

This analysis was based on internal projections provided by Partners Trust Financial Group and BSB Bancorp’s senior management teams. For all of the above analysis, the actual results achieved by Partners Trust Financial Group following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW estimated the present value of BSB Bancorp’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that BSB Bancorp could generate over the period beginning January 2004 and ending in December 2008, and (ii) the present value of the “terminal value” of the BSB Bancorp common stock.

A sensitivity table was presented with a range of earnings per share growth rates from 4.0% to 6.0%, a range of terminal multiples from 12.0 times to 15.0 times applied to the 2009 earnings per share estimate assuming continued independence, a range of terminal multiples from 16.0 times to 18.0 times the 2009 earnings per share estimate assuming a sale of control and an applied discount rate of 11.0%. This resulted in a range of values from $22.60 to $29.73 per share assuming continued independence and a range of values from $28.81 to $34.85 per share assuming a future sale of control.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of BSB Bancorp Common Stock.

Other Analyses. KBW reviewed the relative financial and market performance of BSB Bancorp and Partners Trust Financial Group to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for BSB Bancorp and Partners Trust Financial Group.

The BSB Bancorp board has retained KBW as an independent contractor to act as financial adviser to BSB Bancorp regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, BSB Bancorp and Partners Trust Financial Group. As a market maker in and active trader of securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of BSB Bancorp and Partners Trust Financial Group for KBW’s own account and for the accounts of its customers.

BSB Bancorp and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. BSB Bancorp agreed to pay KBW a cash fee of $200,000 concurrent with the execution of a definitive merger agreement, $200,000 concurrent with the mailing of a merger related proxy statement, and, at the time of closing, a cash fee, or the Contingent Fee, equal to 0.80% of the aggregate market value of the consideration paid for BSB Bancorp in any transaction. The Contingent Fee is dependent upon the final per share consideration received by BSB Bancorp shareholders. All fees paid prior to the Contingent Fee will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, BSB Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Board of Directors and Officers Following the Merger

Following the acquisition of BSB Bancorp, the board of directors of new Partners Trust Financial Group will consist of the current directors of Partners Trust Financial Group plus Robert Allen, William Craine and David Niermeyer, each of whom is currently a director of BSB Bancorp. Mr. Craine will serve as Chairman of the board of directors of new Partners Trust Financial Group. Each of the BSB Bancorp designees will be nominated and elected to serve in a class of directors of new Partners Trust Financial Group whose terms expire not less than two years from the date of the merger.

Following the acquisition of BSB Bancorp, the executive officers of new Partners Trust Financial Group will consist of the current executive officers of Partners Trust Financial Group plus Howard W. Sharp, who will serve as Executive Vice President until June 30, 2006 and William M. Le Beau, who will serve as Senior Vice President, Risk Management Officer and Corporate Secretary.

Interests of BSB Bancorp Directors and Executive Officers in the Merger

Some members of BSB Bancorp’s management and the BSB Bancorp board of directors have interests in the merger that are different from, or in addition to, the interests of stockholders of BSB Bancorp. These interests exist because of rights they may have under existing employment or change of control agreements with BSB Bancorp or its subsidiaries and compensation and benefit plans maintained by BSB Bancorp, including BSB Bancorp’s equity incentive plans, and, in the case of Messrs. Sharp, Wiley and Le Beau, pursuant to the terms of employment agreements with Partners Trust Financial Group that will become effective upon completion of the merger, as well as rights to continued indemnification and insurance coverage by new Partners Trust Financial Group after the merger for acts or omissions occurring before the merger. In addition, effective upon completion of the merger, the Partners Trust Financial Group board of directors will include three directors designated by BSB Bancorp and William Craine, Chairman of the BSB Bancorp board of directors will serve as Chairman of the board of directors of new Partners Trust Financial Group. The BSB Bancorp board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Existing Employment and Change of Control Agreements with BSB Bancorp. BSB Bancorp has previously entered into employment agreements with Howard W. Sharp, Arthur C. Smith and Larry G. Denniston that contain change of control severance provisions, and change of control agreements with William M. Le Beau, Randy Wiley, Rexford C. Decker and Douglas R. Johnson. The completion of the merger will be a change of control for purposes of these agreements.

Existing Employment Agreement Between Mr. Sharp and BSB Bancorp. Pursuant to the terms of Mr. Sharp’s employment agreement with BSB Bancorp, if Mr. Sharp’s employment is terminated other than for cause or he resigns for good reason within twelve months following the completion of the merger, he will be entitled to a lump sum cash payment equal to 2.99 times the average annual cash compensation paid to Mr. Sharp for the term of his employment before the completion of the merger, any outstanding options held by Mr. Sharp will become fully vested and exercisable as of the date of termination and he will be entitled to continued welfare benefits for three years. If any payments to Mr. Sharp under his existing employment agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore Mr. Sharp to the after-tax position that he would have been in if the excise tax had not been imposed, provided that such additional payment will provide Mr. Sharp with a net after-tax benefit of at least $10,000. In connection with the proposed merger with Partners Trust Financial Group, the parties agreed that, subject to agreed upon limitations, BSB Bancorp could amend its existing executive change of control arrangements to provide for enhanced change of control benefits in the context of the merger. In this regard, it is currently expected that Mr. Sharp’s existing employment agreement with BSB Bancorp would be amended to provide for severance payments equal to three times his annual base salary and 2003 annual bonus and that this amount would be paid to him immediately before the completion of the proposed merger with Partners Trust Financial Group. In the event of a qualifying termination of Mr. Sharp’s employment, it is currently estimated that he would be entitled to a payment under his employment agreement (as proposed to be amended) of approximately $1.635 million. In connection with the merger, it is currently contemplated that the foregoing amount will be paid to Mr. Sharp in a lump sum as of immediately before the completion of the merger.

Existing Employment Agreements Between Messrs. Smith and Denniston and BSB Bancorp. Pursuant to the terms of the employment agreements with Messrs. Smith and Denniston, in the event of an involuntary termination other than for cause or a voluntary termination for good reason (each as defined in the employment agreements), each executive will be entitled to continue to receive his base salary and welfare benefits for 24 months after the date of termination. If any payments to the executives under their existing employment agreements or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executives to the after-tax position that they would have been in if the excise tax had not been imposed, provided that such additional payments would provide a net after-tax benefit of at least $10,000. In the event of a qualifying termination of either of these executives, it is currently estimated that the salary continuation payments to Messrs. Smith and Denniston would equal approximately $310,000 and $276,000, respectively. In connection with the merger, it is currently contemplated that some or all of the forgoing amounts will be paid to the executives in a lump sum as of immediately before the completion of the merger.

Existing BSB Bancorp Change of Control Agreements. Messrs. Wiley, Le Beau, Decker and Johnson are each a party to an existing change of control agreement with BSB Bancorp pursuant to which, if the executive’s employment is terminated without cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements) within 12 months after a change of control, for 36 months after the date of termination (24 months in the case of Mr. Johnson and Mr. Decker), the executives are entitled to continue to receive their base salary and continued welfare benefits coverage. In addition, any outstanding options held by the executives will become fully vested and exercisable as of the date of termination. In the event that any payments under the executives’ existing change of control agreements or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executives to the after-tax position that they would have been in if the excise tax had not been imposed, provided that such additional payment will provide the executive with a net after-tax benefit of at least $10,000. In the event of a qualifying termination, it is currently estimated that the executives would be entitled to salary continuation payments of approximately the following amounts: Mr. Wiley – $620,000; Mr. Le Beau – $683,000; Mr. Decker – $265,000 and Mr. Johnson – $254,000. In connection with the merger, it is currently contemplated that some or all of the forgoing amounts will be paid to the executives in a lump sum as of immediately before the completion of the merger. In addition, subject to agreed upon limitations between the parties, BSB Bancorp may elect to amend Mr. Decker’s existing employment agreement with BSB Bancorp to provide for up to an additional year of salary and benefits continuation.

Arrangements With Other Executive Officers. John P. Driscoll and Roy Brock are entitled to benefits under the BSB Bancorp Severance Pay Policy in the event that their employment is terminated other than for cause (as defined in the policy) within 12 months following a change of control. The completion of the merger will be a change of control for purposes of this policy. The policy provides for a lump sum severance payment of four weeks’ total pay (base salary plus annual bonus) per full year of service with a minimum of 24 and a maximum of 72 weeks’ pay. In the event of a qualifying termination, it is currently estimated that the severance payments to Messrs. Driscoll and Brock under the severance pay policy would be approximately $212,000 and $223,000, respectively. In connection with the merger, it is currently contemplated that some or all of the forgoing amounts will be paid to the executives in a lump sum as of immediately before the completion of the merger.

BSB Bancorp Target Benefit Supplemental Retirement Benefit Agreements (SERP). Each of Messrs. Sharp, Le Beau, Wiley, Decker, Denniston and Brock is a party to a Target Benefit Supplemental Retirement Benefit Agreement that provides for certain excess 401(k) and pension benefits and deferred compensation benefits. Upon the completion of the merger, all of the executives’ benefits under the SERP agreements will become fully vested, and in the event of a subsequent termination of the executives’ employment, such benefits would be immediately payable. Pursuant to the terms of Mr. Sharp’s SERP Agreement, upon a change in control he will be vested in and entitled to the benefit he would have received assuming his continued employment through age 65. As described more fully below, Messrs. Wiley and Le Beau have entered into letter agreements with BSB Bancorp pursuant to which they will receive benefits under their SERP agreements upon a change in control on the same basis as under the change in control provision of Mr. Sharp’s SERP agreement. In addition, subject to agreed upon limitations between the parties, BSB Bancorp may elect to amend Mr. Decker’s existing SERP agreement to provide that upon a change of control he would be entitled to a benefit under the SERP Agreement on a basis similar to Mr. Sharp. In connection with the merger, it is currently contemplated that, as of immediately before the completion of the merger, the vested benefits under the SERP agreements will be paid in a lump sum.

New Employment Agreements with Partners Trust Financial Group. In connection with the merger, Partners Trust Financial Group and SBU Bank have entered into employment agreements with Messrs. Sharp, Wiley and Le Beau that will become effective when the merger is completed. Mr. Sharp’s employment agreement provides that he will be employed as a senior executive of Partners Trust Financial Group until the last day of the calendar quarter in which he reaches age 60, and will receive an annual salary of not less than $450,000. Mr. Le Beau’s employment agreement provides that he will be employed as Senior Vice President, Risk Management Officer and Corporate Secretary of Partners Trust Financial Group and SBU Bank until the third anniversary of the completion of the merger and will receive an annual salary of not less than $125,000. Mr. Wiley’s employment agreement provides the he will be employed as Vice President and Treasurer of Partners Trust Financial Group and SBU Bank until the third anniversary of the completion of the merger and will receive an annual salary of not less than $125,000.

During the term of their agreements, Messrs. Wiley and Le Beau will be entitled to annual bonuses and equity incentive awards on the same basis as similarly situated executives of Partners Trust Financial Group and SBU Bank. Pursuant to the terms of their employment agreements, Messrs. Sharp, Wiley and Le Beau will receive employee pension, welfare and fringe benefits under the plans and programs of Partners Trust Financial Group and SBU Bank. The employment agreements further provide that, if the employment of Messrs. Sharp, Wiley or Le Beau is terminated other than for cause or if the executive terminates his employment for good reason (in each case as defined in the employment agreements), the executive will be entitled to receive a lump sum payment equal to the unpaid base salary that would have been paid to him if he had remained employed through the end of the term of the agreement and will receive continued welfare benefits for the same period (taking into account any welfare benefits coverage provided by a subsequent employer).

Pursuant to the terms of his employment agreement, during the term of the agreement and thereafter, Mr. Sharp will not disclose any confidential information, trade secrets or customer lists of Partners Trust Financial Group and SBU Bank. In addition, during the term of his employment and for a period of 36 months following the date of his termination of employment for any reason, Mr. Sharp will not compete with the business of Partners Trust Financial Group, SBU Bank or any of their affiliates, divisions or subsidiaries in any area or market where any of the foregoing entities do business.

Letter Agreements with Mr. Wiley and Mr. Le Beau. Messrs. Wiley and Le Beau have entered into letter agreements with BSB Bancorp, effective subject to the completion of the merger, that provide for lump sum payments immediately before completion of the merger in satisfaction of the cash severance obligations under their existing change of control agreements (plus an amount equal to approximately three times their most recent annual bonus) and the supplemental executive retirement benefit obligations under their SERP agreements (assuming continued participation through age 65). Pursuant to the letter agreements, as of immediately before the completion of the merger, Mr. Wiley would be entitled to receive $619,493 in respect of his change of control agreement and $604,933 in respect of his SERP agreement, and Mr. Le Beau would be entitled to receive $683,100 in respect of his change of control agreement and $601,841 in respect of his SERP agreement. If any payments to the executives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore them to the after-tax position that they would have been in if the excise tax had not been imposed, provided that such additional payment will provide the executive with a net after-tax benefit of at least $10,000.

Equity-Based Awards. The merger agreement provides that, upon completion of the merger, each then outstanding and unexercised stock option to acquire shares of BSB Bancorp common stock will cease to represent the right to acquire shares of BSB Bancorp common stock and will be converted into, and become a right, to acquire or receive the number of shares of Partners Trust Financial Group common stock equal to the product of the number of shares of BSB Bancorp common stock subject to such option and the exchange ratio, with the exercise price per share of each converted stock option of Partners Trust Financial Group common stock equaling the per share exercise price of the BSB Bancorp stock option divided by the exchange ratio.

Pursuant to the terms of the BSB Bancorp Long-Term Incentive and Capital Accumulation Plan and the BSB Bancorp 1996 Long-Term Incentive and Capital Accumulation Plan, stock options to acquire BSB Bancorp common stock held by BSB Bancorp’s executive officers that were granted before December 23, 2003 will generally fully vest and become exercisable upon a change of control. The merger will be a change of control for purposes of these plans. Assuming the merger is completed on June 30, 2004, the number of unvested stock options to acquire shares of BSB Bancorp common stock held by each of Messrs. Sharp, Denniston, Smith, Le Beau, Wiley, Decker, Johnson, Brock and Driscoll that will become vested and exercisable in connection with the merger is 25,689, 15,414, 15,414, 21,664, 19,451, 15,414, 15,414, 15,976 and 15,414, respectively.

Performance Profit Sharing Plan. Pursuant to the terms of the BSB Bancorp Performance Profit Sharing Plan, upon a change in control, pro-rata annual bonuses may be paid, in the discretion of the BSB Bancorp Compensation Committee, based on the achievement of pro-rated performance targets through the date of the change in control. The executive officers of BSB will be eligible to receive a pro-rata bonus under this plan.

Board of Directors of New Partners Trust Financial Group. Following completion of the merger, the new Partners Trust Financial Group board of directors will include the following three directors designated by BSB Bancorp (each being elected to serve in a class of directors whose term expires within two years after the completion of the merger): Robert Allen, William Craine and David Niermeyer. In addition, Mr. Craine will be appointed to serve as Chairman of the board of directors of new Partners Trust Financial Group.

Indemnification and Insurance. The merger agreement provides that new Partners Trust Financial Group for a period of six years following the merger will indemnify and hold harmless from liability for acts or omissions occurring at or before the completion of the merger those current or former directors and officers of BSB Bancorp currently entitled to indemnification from BSB Bancorp and its subsidiaries as provided in the certificates of incorporation and bylaws of BSB Bancorp and its subsidiaries, and any indemnification agreements or arrangements of BSB Bancorp will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that, for three years after the merger, new Partners Trust Financial Group will use its reasonable best efforts to cause the directors and officers of BSB Bancorp to be covered for acts or omissions occurring before the merger by the directors’ and officers’ liability insurance policy currently maintained by BSB Bancorp or will substitute policies of at least the same coverage and amounts containing terms and conditions no less favorable than those in effect on the date of the merger agreement.

Regulatory Approvals and Other Matters

General. BSB Bancorp and Partners Trust Financial Group have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to complete the merger, including by obtaining all consents, approvals and authorizations of all third parties and governmental entities. This includes approval of the Office of Thrift Supervision, the Federal Reserve Board and the Banking Department of the State of New York. Partners Trust Financial Group has filed the application materials necessary to obtain the regulatory approvals of Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Banking Department of the State of New York. The merger cannot be completed without Office of Thrift Supervision approval. In the case of the approval of the Federal Reserve Board, Partners Trust Financial Group is seeking a waiver of such approval. We cannot assure you either that we will obtain the required regulatory approvals or, in the case of the Federal Reserve Board, a waiver of such approval, or when such approvals or waiver will be received, or whether there will be conditions in the approvals or waiver or any litigation challenging the approvals or waiver. We also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

We are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. We presently contemplate that we will seek any additional governmental approvals or actions that may be required in addition to those requests for approval currently pending; however, we cannot assure that we will successfully obtain any such additional approvals or actions.

Office of Thrift Supervision. The merger is subject to approval by the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially reduce competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, served by each company. SBU Bank and BSB Bank & Trust Company each has a “satisfactory” Community Reinvestment Act rating with the Office of Thrift Supervision.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Partners Trust Financial Group and SBU Bank for approval of the merger, and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the merger’s competitive effects.

Material Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to holders of BSB Bancorp common stock. The discussion is based on the United States Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect). This summary applies only to holders of shares of BSB Bancorp common stock that are U.S. holders. For purposes of this discussion, “U.S. holder” means a holder of BSB Bancorp common stock that is:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has validly elected to be treated as a United States trust; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds BSB Bancorp common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion applies only to BSB Bancorp stockholders that hold their BSB Bancorp common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	banks or financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currency;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	non-U.S. holders;

•	stockholders who received their BSB Bancorp common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation; and

•	stockholders who hold BSB Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

This summary is for information purposes only. It is not a complete analysis or discussion of all of the potential effects of the merger and holding Partners Trust Financial Group common stock. In addition, the discussion does not address any non-income tax or any state, local or foreign tax consequences of the merger.

Each holder of BSB Bancorp common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

The completion of the merger is conditioned upon the delivery on the closing date by each of Hogan & Hartson L.L.P., counsel to Partners Trust Financial Group, and Wachtell, Lipton, Rosen & Katz, counsel to BSB Bancorp, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of Partners Trust Financial Group and BSB Bancorp, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on the Internal Revenue Code, Treasury Regulations, administrative rulings and judicial decisions, all as in effect at the effective time of the merger and all of which are subject to change (possibly with retroactive effect). None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service or the courts, and neither Partners Trust Financial Group nor BSB Bancorp intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. In the event counsel for Partners Trust Financial Group reasonably determines that the merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Internal Revenue Code, Partners Trust Financial Group shall reduce the number of shares of BSB Bancorp common stock entitled to receive cash in the merger and correspondingly increase the number of shares of BSB Bancorp common stock entitled to receive Partners Trust Financial Group common stock by the minimum amount necessary to enable the merger to satisfy such continuity requirements.

In addition, in connection with the filing of the registration statement of which this document is a part, Hogan & Hartson L.L.P., as counsel to Partners Trust Financial Group, and Wachtell, Lipton, Rosen & Katz, as counsel to BSB Bancorp, have delivered to Partners Trust Financial Group and BSB Bancorp, respectively, their opinions, based on facts, representations and assumptions set forth or referred to in such opinions and representations contained in certificates of officers of Partners Trust Financial Group and BSB Bancorp, all of which must continue to be true and accurate as of the effective time, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its BSB Bancorp common stock for cash, Partners Trust Financial Group common stock (except for cash received in lieu of a fractional share of Partners Trust Financial Group common stock), or a combination of cash and Partners Trust Financial Group common stock.

Exchange Solely for Cash. If, pursuant to the merger, a holder exchanges all of the shares of BSB Bancorp common stock actually owned by it solely for cash (including an exchange of BSB Bancorp common stock solely for cash pursuant to the exercise of dissenters’ rights), that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of BSB Bancorp common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the BSB Bancorp common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. Long-term capital gains recognized by individual holders may be subject to favorable tax rates. If, however, any such holder constructively owns BSB Bancorp common stock that is exchanged for new Partners Trust Financial Group common stock in the merger, or otherwise owns new Partners Trust Financial Group common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “Exchange for New Partners Trust Financial Group Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

Exchange Solely for New Partners Trust Financial Group Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of BSB Bancorp common stock actually owned by it solely for shares of new Partners Trust Financial Group common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of new Partners Trust Financial Group common stock (as discussed below). The aggregate adjusted tax basis of the shares of new Partners Trust Financial Group common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of BSB Bancorp common stock surrendered for the new Partners Trust Financial Group common stock. The holding period of the new Partners Trust Financial Group common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of BSB Bancorp common stock were held.

Exchange for New Partners Trust Financial Group Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of BSB Bancorp common stock actually owned by it for a combination of new Partners Trust Financial Group common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the new Partners Trust Financial Group common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of BSB Bancorp common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the BSB Bancorp common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. Long-term capital gains recognized by individual holders may be subject to favorable tax rates. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of BSB Bancorp’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “– Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of new Partners Trust Financial Group common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of BSB Bancorp common stock for a combination of new Partners Trust Financial Group common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of BSB Bancorp common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of new Partners Trust Financial Group common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the new Partners Trust Financial Group common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of BSB Bancorp common stock surrendered.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of new Partners Trust Financial Group. As discussed below, however, dividend treatment will generally not apply to a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of BSB Bancorp common stock solely for new Partners Trust Financial Group common stock and then Partners Trust Financial Group immediately redeemed (the “deemed redemption”) a portion of the new

Partners Trust Financial Group common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage of the voting power and value of the Partners Trust Financial Group common stock actually or constructively owned by such holder immediately after the deemed redemption is less than 80% of both the voting power and the value of the new Partners Trust Financial Group common stock actually or constructively owned by such holder immediately before the deemed redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of new Partners Trust Financial Group. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the new Partners Trust Financial Group common stock actually or constructively owned by such holder immediately before the deemed redemption and (2) the voting power and the value of the new Partners Trust Financial Group common stock actually or constructively owned by such holder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” even if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the holder’s ratable share of BSB Bancorp’s accumulated earnings and profits. Qualified dividend income received by individual holders may be subject to favorable tax rates.

In applying the foregoing tests, the constructive ownership rules of section 318 of the Internal Revenue Code apply in comparing the holder’s ownership interest in new Partners Trust Financial Group both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a holder is deemed to own new Partners Trust Financial Group common stock that is actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own new Partners Trust Financial Group common stock that may be acquired by such holder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a stockholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of new Partners Trust Financial Group common stock before or after the merger that are part of such holder’s plan may be taken into account. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of new Partners Trust Financial Group common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of BSB Bancorp common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of BSB Bancorp common stock is more than one year at the effective time of the merger.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of BSB Bancorp common stock or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Partners Trust Financial Group and the exchange agent.

The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of BSB Bancorp common stock. The tax effects that are applicable to a particular holder of BSB Bancorp common stock may be different from the tax effects that are applicable to other holders of BSB Bancorp common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of BSB Bancorp common stock are urged to consult their own tax advisors.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of Partners Trust Financial Group will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the tangible and identifiable intangible assets and liabilities from the acquisition of BSB Bancorp will be adjusted to fair value at the date of the merger. To the extent that the purchase price, consisting of cash plus the number of shares of new Partners Trust Financial Group common stock to be issued to former BSB Bancorp shareholders at fair value, exceeds the fair value of the net assets of BSB Bancorp at the merger date, that amount will be reported as goodwill. In accordance with Statement of Financial Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be evaluated for impairment annually. Further, the purchase accounting method results in the operating results of BSB Bancorp only being included in the consolidated income of new Partners Trust Financial Group beginning from the date of consummation of the merger. Identifiable intangible assets with finite useful lives, such as core deposit intangible assets, recorded in connection with the merger will be amortized over their useful lives.

The Merger Agreement

General

The Partners Trust Financial Group board of directors and the BSB Bancorp board of directors each unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The merger agreement contemplates the merger of BSB Bancorp with and into Partners Trust Financial Group, as well as the merger of BSB Bank & Trust Company with and into SBU Bank. This section of this document describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this document. We urge you to read the merger agreement carefully and in its entirety.

Terms and Timing of the Merger

Under the terms of the merger agreement, BSB Bancorp will be merged with and into new Partners Trust Financial Group. New Partners Trust Financial Group will be the surviving corporation in the merger and will continue its corporate existence under Delaware law. The completion of the merger will take place on the date of and immediately following the completion of the conversion of Partners Trust, MHC and the related stock offering, subject to the satisfaction or waiver of the other conditions to the merger set forth in the merger agreement, unless another time or date is agreed to by new Partners Trust Financial Group and BSB Bancorp.

As a result of the merger, BSB Bancorp stockholders will have the right, with respect to each of their shares of BSB Bancorp common stock, to elect to receive, subject to proration as described under “– The Merger – Merger Consideration”, either (a) $36.00 in cash, without interest, or (b) 3.6 shares of common stock of new

Partners Trust Financial Group, a Delaware corporation, or if the conversion price per share in Partners Trust, MHC’s mutual to stock conversion is not $10.00 then such other number of shares as is equal to 36 divided by the conversion price per share.

The merger consideration to be received by BSB Bancorp stockholders will be subject to the election, proration and adjustment mechanics described under “– The Merger – Merger Consideration.”

Any shares of BSB Bancorp common stock owned immediately before the merger by BSB Bancorp or Partners Trust Financial Group (other than shares held by either in a fiduciary or agency capacity or in satisfaction of prior debts) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares. All shares of BSB Bancorp common stock owned by subsidiaries of Partners Trust Financial Group and BSB Bancorp will be converted in the merger into new Partners Trust Financial Group common stock.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

Conversion of BSB Bancorp common stock into the right to receive the merger consideration will occur automatically upon completion of the merger, except for shares of BSB Bancorp common stock held by stockholders that exercise their right to dissent from the merger and seek appraisal of the value of their shares under Delaware law. For information regarding dissenters’ appraisal rights, see “– Dissenters’ Appraisal Rights.” As soon as reasonably practicable after the merger, and assuming receipt of properly completed election forms and transmittal materials, Registrar and Transfer Company, as exchange agent, will exchange shares of BSB Bancorp common stock for the merger consideration pursuant to the terms of the merger agreement.

Election Form. The merger agreement provides that at the time this document is made available to stockholders, BSB Bancorp stockholders will be provided with an election form and other appropriate and customary transmittal materials. Each election form will allow the holder to elect to receive cash or stock. The exchange agent will also make available election forms to holders of BSB Bancorp common stock who request such forms before the election deadline described below.

Holders of BSB Bancorp common stock who wish to elect the type of merger consideration they will receive if the merger is completed should carefully review and follow the instructions set forth in the election form. Stockholders who hold their shares in “street name” should follow the instructions of their bank, broker or other financial institution in order to make an election with respect to those shares. Shares of BSB Bancorp common stock as to which the holder has not made a valid election before the election deadline will be treated as though they had not made an election. The election deadline will be 5:00 p.m., New York time, on a date that will be five business days prior to the date the merger is completed, with the exact date to be announced by a press release that will be issued by the parties five to ten business days prior to the election deadline.

To make an election, a holder of BSB Bancorp common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form.

An election form will be considered to have been properly completed only if accompanied by certificates representing all shares of BSB Bancorp common stock covered by the election form (or appropriate documentation described in the transmittal materials relating to any lost, stolen or destroyed certificates). If a stockholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a stockholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the election form, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company having an office in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent before the election deadline accompanied by a new properly completed and signed election form or by a stockholder’s withdrawal prior to the election deadline of his or her BSB Bancorp stock certificates or of the guarantee of delivery of such certificates. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of BSB Bancorp common stock tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company, which we refer to in this document as “DTC,” by crediting to an account maintained by such stockholder within DTC promptly following the termination of the merger or revocation of the election.

Stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, stockholders who have made elections will be unable to sell their shares of BSB Bancorp common stock during the interval between the election deadline and the date of completion of the merger.

Shares of BSB Bancorp common stock as to which the holder has not made a valid election before the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were BSB Bancorp stockholders upon completion of the merger and who have not previously submitted an election form and properly surrendered shares of BSB Bancorp common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of BSB Bancorp common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for BSB Bancorp common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate documentation described in the letter of transmittal.

Dividends and Distributions. No dividends or other distributions with respect to new Partners Trust Financial Group common stock with a record date after the merger will be paid to the holder of any unsurrendered BSB Bancorp stock certificate with respect to the shares of new Partners Trust Financial Group common stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders his or her BSB Bancorp stock certificate in accordance with the merger agreement. Subject to the effect of applicable abandoned property, escheat or similar laws, after a holder surrenders his or her BSB Bancorp stock certificate he or she will receive in respect of the whole shares of new Partners Trust Financial Group common stock issued to that holder in exchange for his or her BSB Bancorp common stock, without interest, (a) at the time of surrender, the amount of dividends or other distributions with a record date after the merger previously paid with respect to such whole shares of new Partners Trust Financial Group common stock and the amount of any cash payable instead of a fractional share of new Partners Trust Financial Group common stock to which the holder is entitled, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the merger but before the surrender and with a payment date after the surrender payable with respect to the whole shares of new Partners Trust Financial Group common stock.

Withholding. The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any BSB Bancorp stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Fractional Shares

No fractional shares of new Partners Trust Financial Group common stock will be issued to any BSB Bancorp stockholder upon surrender of certificates previously representing shares of BSB Bancorp common stock. Fractional shares will be converted into a cash amount determined by multiplying the price for which the new Partners Trust Financial Group common stock is sold in the offering by the fraction of a share of new Partners Trust Financial Group common stock that the holder would otherwise be entitled to receive.

Representations and Warranties

The merger agreement contains customary representations and warranties by each of Partners Trust Financial Group and BSB Bancorp relating to:

•	organization, standing and corporate power;

•	capital structure;

•	authority to enter into the merger agreement and consummate the transactions contemplated thereby and absence of conflicts;

•	documents filed by each of Partners Trust Financial Group and BSB Bancorp with the SEC and other regulatory entities, the accuracy of information contained in those documents, as well as information to be supplied for inclusion in this document, and the absence of undisclosed liabilities of each of Partners Trust Financial Group and BSB Bancorp;

•	absence of material changes or events with respect to each of Partners Trust Financial Group and BSB Bancorp since December 31, 2002 for some such changes or events and September 30, 2003 for others;

•	employee benefits;

•	labor matters;

•	tax matters;

•	capitalization of their respective subsidiary banks;

•	internal accounting controls;

•	environmental liability;

•	administration of accounts for which it acts as fiduciary or agent;

•	derivative transactions;

•	loan portfolios;

•	adequate reserves made for potential financial losses;

•	receipt of fairness opinions;

•	compliance with applicable laws;

•	litigation; and

•	brokers engaged in connection with the transaction.

In addition, BSB Bancorp made additional representations to Partners Trust Financial Group regarding, among other things:

•	its subsidiaries;

•	the inapplicability of state anti-takeover laws;

•	material contracts;

•	intellectual property;

•	owned and leased real property

•	insurance matters;

•	affiliate transactions;

•	investment securities and commodities; and

•	the rendering of the BSB Bancorp’s Rights Agreement inapplicable to the merger.

Certain Covenants

BSB Bancorp. Pending completion of the merger and subject to certain exceptions, including the consent of Partners Trust Financial Group, BSB Bancorp has agreed to, and to cause its subsidiaries to:

•	conduct their businesses in the ordinary course consistent with past practice and in material compliance with applicable laws;

•	pay their debts, taxes, and other obligations when due; and

•	use all commercially reasonable efforts consistent with the other terms of the merger agreement to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve in all material respects their relationships with those persons having business dealings with them.

In addition, pending completion of the merger and subject to certain exceptions, including with the reasonable consent of Partners Trust Financial Group, BSB Bancorp agreed to, and agreed to cause its subsidiaries to, refrain from taking certain other actions, including the following:

•	declaring or paying any dividends or distributions on any shares of its stock, except for cash dividends on BSB Bancorp’s common stock at a regular quarterly rate not to exceed $0.25 per share, and not to exceed four such payments in any fiscal year or one such payment in any quarter;

•	splitting, combining or reclassifying any shares of its stock;

•	purchasing, redeeming or acquiring its capital stock;

•	issuing, except upon the exercise of outstanding BSB Bancorp stock options, or encumbering or subjecting to any lien any shares of its capital stock;

•	amending its certificate of incorporation or bylaws;

•	acquiring or agreeing to acquire assets or businesses other than in the ordinary course of business consistent with past practice, opening, closing, selling or acquiring any branches or entering into any new line of business;

•	selling, encumbering or subjecting to any lien, except permitted liens, any of its properties or assets other than in the ordinary course of business;

•	incurring indebtedness, other than certain short-term borrowings incurred in the ordinary course of business and borrowings under existing credit facilities or other lines of credit or refinancing of indebtedness outstanding as of the date of the merger agreement in the ordinary course of business but not exceeding $5,000,000 per transaction, and other than incurring deposit liabilities in the ordinary course of business consistent with past practice or making any loans, capital contributions to or investments in any person other than its wholly owned subsidiaries in the ordinary course of business;

•	materially changing its accounting methods or methods of reporting income and deductions for federal income tax purposes except as required by changes in law or regulation;

•	materially changing investment or risk management policies;

•	creating, renewing, or amending any agreement or contract or other binding obligation of BSB Bancorp restricting BSB Bancorp and its subsidiaries from conducting business as it is presently being conducted or restricting BSB Bancorp or its subsidiaries from engaging in any type of activity or business;

•	incurring capital or other expenditures, except as specified in the merger agreement, or entering into certain agreements, contracts, leases or arrangements;

•	terminating, amending, modifying or violating significant contracts, leases or obligations other than amendments and modifications in the ordinary course of business or that would not result in costs, expenses or lost revenue in excess of $50,000 annually, in the aggregate;

•	materially altering its interests in any business entities;

•	granting an increase in compensation, bonus, severance pay or other benefits to (including acceleration of any vesting or payment of compensation or benefits) any current or former director, officer, employee or consultant of BSB Bancorp or its subsidiaries, except for any such salary, wage, bonus or benefit increases, other than as disclosed by BSB Bancorp to Partners Trust Financial Group, or as required by applicable law, certain arrangements in effect before the time of the merger agreement, or annual compensation increases and bonuses made to employees other than executive officers in the ordinary course of business consistent with past practice;

•	entering into, or amending, or taking any action to clarify any provision of, any benefit plan or any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, officer, employee or consultant, except as required by applicable law;

•	modifying any company stock options, making any discretionary contributions to any pension plan, hiring any new employee with annual compensation in excess of $30,000 or hiring or promoting any employee to the title of vice president or a more senior position;

•	making any new loans to, or engaging in other transactions with persons affiliated with BSB Bancorp or any of its subsidiaries, except loans made on terms generally available to the public, otherwise in compliance with applicable law, and routine banking transactions;

•	making or changing tax elections;

•	agreeing to any material agreements or material modifications of any existing agreements with any governmental entities except as required by law;

•	settling or satisfying significant claims or obligations other than in the ordinary course of business consistent with past practice;

•	creating or effecting changes to certain insurance policies of BSB Bancorp and its subsidiaries as set forth in the merger agreement;

•	incurring deposit liabilities except those incurred in the ordinary course of business consistent with past practices;

•	making or agreeing to make an investment in any real estate or development project except in the ordinary course of business in connection with foreclosure or troubled loan or debt restructuring;

•	originating any loans except in accordance with existing BSB Bancorp lending policies and practices or originating certain residential mortgages, unsecured consumer loans, commercial business loans and commercial real estate mortgages in amounts up to maximum levels specified in the merger agreement;

•	purchasing or selling any loans or mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•	purchasing or leasing any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of other real estate owned on a basis consistent with past practices;

•	making any investments, other than in securities (a) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (b) having a face amount of not more than $5,000,000, (c) with a weighted average life of not more than five years and (d) otherwise in the ordinary course of business consistent with past practice;

•	taking or causing to be taken any action that would reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. tax purposes.

•	making any investment in any equity or derivative securities, or engaging in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading; or

•	knowingly taking any action or knowingly failing to take any action that would result in the failure to obtain the required governmental and other required approvals of the merger.

Partners Trust Financial Group. Pending completion of the merger and subject to certain exceptions, including the reasonable consent of BSB Bancorp, Partners Trust Financial Group agreed, and agreed to cause its subsidiaries to, refrain from taking certain actions, including the following:

•	amending its certificate of incorporation or bylaws if such amendment would adversely affect the economic benefit of the merger to BSB Bancorp stockholders;

•	acquiring or agreeing to acquire certain assets or businesses;

•	materially changing its accounting methods or methods of reporting income and deductions for federal income tax purposes except as required by changes in law or regulation;

•	agreeing to any material agreements or material modifications of any existing agreements with any governmental entities except as required by law;

•	knowingly taking any action or knowingly failing to take any action that would result in the failure to obtain the required governmental and other required approvals of the merger; or

•	knowingly taking any action that would reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. tax purposes.

Affiliates Agreement. BSB Bancorp’s directors and executive officers have executed, pursuant to the merger agreement, an agreement to the effect that they (1) will vote or cause to be voted all shares of BSB Bancorp common stock with respect to which they have voting power (including the power to vote or to direct the voting) whether owned as of the date of the merger agreement or thereafter acquired (A) in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement and (B) against any plan or proposal pursuant to which BSB Bancorp is to be acquired by or merged with, or pursuant to which BSB Bancorp proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than Partners Trust Financial Group or any affiliate thereof) or any other action that is inconsistent with the merger agreement or the transactions contemplated thereby and (2) will not dispose of any shares of Partners Trust Financial Group common stock they receive in the merger in violation of the Securities Act.

No Solicitation

The merger agreement provides that neither BSB Bancorp nor any of its subsidiaries, nor their respective officers, directors, agents or representatives, until the earlier of the merger and any termination of the merger agreement, may:

•	solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a “Company Takeover Proposal” as defined below;

•	participate in any discussions or negotiations regarding any Company Takeover Proposal;

•	enter into any agreement regarding any Company Takeover Proposal; or

•	make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal.

The merger agreement defines a “Company Takeover Proposal” as:

•	any proposal or offer from any person relating to any direct or indirect acquisition or purchase of (1) assets of BSB Bancorp and its subsidiaries that generate 20% or more of the net revenues or net income, or that represents 20% of more of the total assets, of BSB Bancorp and its subsidiaries, taken as a whole, or (2) 20% or more of any class of equity securities of BSB Bancorp;

•	any tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of any class of any equity securities of BSB Bancorp; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BSB Bancorp (or one or more of its subsidiaries, individually or taken together, whose business constitutes 20% or more of the net revenues, net income or total assets of BSB Bancorp and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

Notwithstanding the above restrictions, and subject to specified conditions, BSB Bancorp will be permitted to do the following in respect of a Company Takeover Proposal:

•	furnish information with respect to BSB Bancorp and any of its subsidiaries to the person making a Company Takeover Proposal under a customary confidentiality agreement on terms consistent with those contained in the confidentiality agreement between Partners Trust Financial Group and BSB Bancorp;

•	participate in discussions and negotiations with the person making the proposal; and

•	make a change in the recommendation of BSB Bancorp’s board of directors to its stockholders;

but only if:

•	the special meeting of BSB Bancorp stockholders to consider the merger has not occurred;

•	the BSB Bancorp board of directors has determined in good faith, after consultation with outside counsel, that such action is necessary in order to comply with the board’s fiduciary duties to the BSB Bancorp stockholders under applicable law in light of a bona fide Company Takeover Proposal that has not been withdrawn;

•	the Company Takeover Proposal was not solicited by the board and did not otherwise result from a breach of BSB Bancorp obligations under the “no solicitation” covenant described above; and

•	BSB Bancorp provided prior written notice to Partners Trust Financial Group of its decision to take such action.

Except as permitted under circumstances described above, neither the board of directors of BSB Bancorp nor any committee of BSB Bancorp’s board of directors may:

•	withdraw, modify or qualify (or propose publicly to do so), in a manner adverse to Partners Trust Financial Group, its approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or the BSB Bancorp board’s recommendation, or take any action or make any statement in connection with the BSB Bancorp stockholders meeting inconsistent with its approval of the merger agreement or its recommendation that BSB Bancorp stockholders adopt the merger agreement; or

•	approve or recommend, or propose publicly to approve or recommend, or fail to recommend against, any Company Takeover Proposal.

BSB Bancorp is required to promptly (and in any event within 24 hours) advise Partners Trust Financial Group both in writing and orally of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. BSB Bancorp is also required to provide within the same time frame to Partners Trust Financial Group copies of any such written request or Company Takeover Proposal.

Conversion of Partners Trust, MHC from Mutual to Stock Form

Partners Trust, MHC, Partners Trust Financial Group, and SBU Bank have agreed to use reasonable best efforts and take all reasonable steps necessary to effect the conversion, described under “Partners Trust Financial Group’s Proposal I – The Conversion”, of Partners Trust, MHC, a federal mutual holding company, into the capital stock form of organization, including the following:

•	Partners Trust Financial Group agreed to, as promptly as practicable after the registration statement relating to the conversion is declared effective by the Securities and Exchange Commission and the required regulatory approvals have been obtained, hold a meeting of stockholders to approve the conversion and/or the plan of conversion and recommend to its stockholders the approval of the conversion and/or the plan of conversion. Partners Trust Financial Group is holding its special meeting of Partners Trust Financial Group stockholders to which this document relates in accordance with this provision.

•	Partners Trust, MHC will, as promptly as practicable after the registration statement relating to the conversion is declared effective by the Securities and Exchange Commission and the required regulatory approvals have been obtained, hold a meeting of its members (depositors of SBU Bank) to approve the plan of conversion and recommend to its members the approval of the plan of conversion.

•	Partners Trust, MHC will use all reasonable efforts to prepare and file all required regulatory applications required in connection with the conversion.

If any shares of new Partners Trust Financial Group common stock that are offered for sale in the subscription offering that is conducted as part of the conversion offering remain unsold, then, at new Partners Trust Financial Group’s discretion, these shares may be issued to BSB Bancorp stockholders as part of the merger consideration if necessary to complete the conversion.

The Bank Merger

Partners Trust Financial Group and BSB Bancorp have agreed to use their respective reasonable best efforts to cause the merger of BSB Bank & Trust Company into SBU Bank effective immediately after the merger of Partners Trust Financial Group and BSB Bancorp. These efforts will include, among other things, causing the banks to enter into a customary plan of bank merger, obtaining all necessary consents and approvals from governmental entities and making all necessary registrations and filings with any governmental entity.

Conditions to the Consummation of the Merger

Each party’s obligations to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement by Partners Trust Financial Group and BSB Bancorp stockholders;

•	receipt of all governmental consents and approvals required to complete the merger, including approvals from the OTS and the NYSBD, and, if determined by Partners Trust Financial Group in a timely manner, the merger of BSB Bank & Trust Company and SBU Bank, which consents, and approvals shall not include any conditions other than standard conditions that are normally imposed by bank regulators or governmental entities in bank merger transactions and mutual to stock conversions that would not reasonably be expected to have a material adverse effect on Partners Trust Financial Group;

•	obtaining all notices, consents or waivers from non-governmental third parties with respect to the transactions contemplated by the merger agreement, expect as would not reasonably be expected to have a material adverse effect on Partners Trust Financial Group or on BSB Bancorp;

•	absence of any legal prohibition on completion of the merger or the bank combination;

•	the registration statement, of which this document is a part, having become effective under the Securities Act and no stop order or proceedings seeking a stop order having been entered or pending by the SEC;

•	receipt of all approvals of the merger required under state securities or “blue sky” laws;

•	approval of listing on the Nasdaq National Market of the shares of new Partners Trust Financial Group common stock to be issued in the merger to BSB Bancorp stockholders;

•	the consummation of the conversion by Partners Trust, MHC;

•	the accuracy of the representations and warranties made by each party, unless the failure of any representation or warranty to be accurate is not reasonably likely to have a material adverse effect on the other party, and the performance in all material respects of obligations by each party as required under the merger agreement; and

•	receipt by each party of an opinion of its respective counsel, dated the closing date, to the effect that the merger will qualify for treatment as a “reorganization” for federal income tax purposes.

New Partners Trust Financial Group’s obligation to consummate the merger is additionally subject to the absence of any occurrences since December 23, 2003 that have had or that are reasonably likely to have a material adverse effect on BSB Bancorp. In addition, BSB Bancorp’s obligation to complete the merger is subject to deposit with the exchange agent by new Partners Trust Financial Group of sufficient cash to pay the aggregate cash consideration for the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether the merger will be completed. Under the merger agreement, the conditions related to stockholder approval, governmental and third party approvals, absence of legal prohibitions, effectiveness of the registration statement, blue sky approvals, Nasdaq National Market listing and completion of Partners Trust, MHC’s conversion may not be waived.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger:

•	by mutual written consent of Partners Trust Financial Group and BSB Bancorp;

•	by either Partners Trust Financial Group or BSB Bancorp if:

•	the merger is not completed by December 23, 2004 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	the merger agreement is not adopted by BSB Bancorp’s stockholders;

•	there exists any final, non-appealable legal prohibition on completion of the merger, provided that the party seeking termination must have used reasonable best efforts to lift the prohibition; or

•	the required consent of a governmental entity has been denied and such denial is final and non-appealable.

•	by Partners Trust Financial Group if BSB Bancorp fails to make or changes its recommendation of the merger, or fails to call or convene the meeting of the BSB Bancorp stockholders; or

•	by either party if the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement if that breach would result in the failure of any of the closing conditions contained in the merger agreement to be met, unless the breach is capable of being cured and is cured within thirty days of notice of the breach.

Termination Fee

Payment by BSB Bancorp in Connection with Competing Business Combination Proposals. In the event a bona fide takeover proposal is made by a third party to acquire BSB Bancorp after the date of the merger agreement and not withdrawn at least five business days before the BSB Bancorp stockholder meeting, and the merger agreement is terminated by:

•	either Partners Trust Financial Group or BSB Bancorp if the BSB Bancorp stockholders do not adopt the merger agreement at the BSB Bancorp special meeting; or

•	Partners Trust Financial Group if BSB Bancorp’s board of directors fails to make or changes in a way adverse to Partners Trust Financial Group its recommendation that its stockholders approve and adopt the merger agreement; and

within twelve months after termination of the merger agreement, BSB Bancorp enters into any definitive acquisition agreement with respect to a takeover proposal, then BSB Bancorp must pay to Partners Trust Financial Group a fee of $8 million. BSB Bancorp must pay an additional $8 million on the date the acquisition transaction with the third party is completed.

Similarly, if a bona fide takeover proposal is made by a third party to acquire BSB Bancorp after the date of the merger agreement and not withdrawn at least five business days before the stockholder meeting, and the merger agreement is terminated by Partners Trust Financial Group because:

•	BSB Bancorp fails to hold a special meeting to vote on adopting the merger agreement; or

•	BSB Bancorp breaches its representations and obligations under the merger agreement such that Partners Trust Financial Group would not be obligated to complete the merger,

then BSB Bancorp must pay to Partners Trust Financial Group a fee of $16 million on the earlier of entering into an agreement or other similar document related to the takeover proposal or completion of that takeover proposal transaction.

Payment by Partners Trust Financial Group in Connection with Failure to Obtain Regulatory Approval. If the merger agreement is terminated by:

•	either Partners Trust Financial Group or BSB Bancorp, because the merger is not completed and Partners Trust Financial Group has not effected the conversion within twelve months of the date of the merger agreement;

•	either Partners Trust Financial Group or BSB Bancorp, because Partners Trust Financial Group failed to obtain the bank regulatory approvals with respect to the conversion, in a final and non-appealable determination, and the reason for such failure is not primarily attributable to BSB Bancorp; or

•	BSB Bancorp, if any of Partners Trust Financial Group, Inc., a Federal corporation, Partners Trust Financial Group, Inc., a Delaware corporation, Partners Trust, MHC, or SBU Bank breaches its representations and obligations under the merger agreement such that BSB Bancorp would not be obligated to complete the merger and such breach is based upon the failure to perform certain obligations specified in the merger agreement relating to using reasonable best efforts to obtain consents and approvals and complete the conversion, then Partners Trust Financial Group will pay BSB Bancorp a fee of $8 million.

Amendment, Extension and Waiver

The parties may:

•	at any time before the approval of stockholders of BSB Bancorp, amend the merger agreement;

•	after the approval of the stockholders of BSB Bancorp, amend the merger agreement, but no amendment that by law requires further approval by the stockholders of BSB Bancorp can be made without such further approval of the BSB Bancorp stockholders; or

•	at any time before the completion of the merger, (a) extend the time for the performance of the obligations or other acts under the merger agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) subject to the bullet immediately above and as described below, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Under the merger agreement, the conditions related to stockholder approval, governmental and third party approvals, absence of legal prohibitions, effectiveness of the registration statement, blue sky approvals, Nasdaq National Market listing and completion of Partners Trust, MHC’s conversion from mutual to stock form may not be waived.

Employee Benefits

New Partners Trust Financial Group has agreed to use its reasonable best efforts to ensure that qualified branch-level employees of BSB Bancorp as of the effective time of the merger will remain employed in comparable positions on and immediately following the completion of the merger. With repect to continuing employees whose employment is terminated within one year following the completion of the merger, new Partners Trust Financial Group has agreed to honor all obligations under the BSB Bancorp severance plan as in effect immediately prior to the completion of the merger (other than obligations to employees who entered into an employment agreement with new Partners Trust Financial Group in connection with the merger agreement).

New Partners Trust Financial Group will give continuing employees full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans, programs, or arrangements maintained by it or its subsidiaries (other than for purposes of benefit accruals under any defined benefit pension plan) for these employees’ service with BSB Bancorp and its subsidiaries (other than any plan, program or arrangement that is frozen to new participants as of the date of the merger agreement or, prior to January 1, 2005, any employee stock ownership plan) to the same extent recognized by BSB Bancorp, except as may result in duplication of benefits.

New Partners Trust Financial Group will waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any welfare plan that continuing employees participate in following completion of the merger, other than limitations or waiting periods that have not been satisfied as of the effective time of the merger under any similar welfare plan of BSB Bancorp, and will provide, for the year in which the merger is completed (or the continuing employees’ participation commences), credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs to the extent credited by BSB Bancorp or its subsidiaries as of immediately prior to completion of the merger (or the date that the continuing employees’ participation commences).

New Partners Trust Financial Group will honor all obligations under employment and change-in-control agreements of BSB Bancorp that have not been superseded by other arrangements.

Possible Alternative Structures

New Partners Trust Financial Group is entitled to modify the structure of the merger, provided that:

•	there are no adverse Federal or state income tax consequences to BSB Bancorp stockholders as a result of the modification;

•	the consideration to be paid to the holders of shares of BSB Bancorp common stock under the merger agreement is not changed in kind or value or reduced in amount and, in the case of any revision to the structure of the conversion, the pro forma capitalization of new Partners Trust Financial Group will not be materially different than that contemplated by the plan of conversion; and

•	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the completion of the merger.

Comparison of Stockholders’ Rights for Existing Stockholders of BSB Bancorp, Inc.

As a result of the merger, certain stockholders of BSB Bancorp will receive shares of common stock of new Partners Trust Financial Group as merger consideration and will, therefore, become stockholders of new Partners Trust Financial Group. Set forth below is a general summary of the material differences between the rights of existing holders of common stock of BSB Bancorp and their prospective rights as holders of the common stock of new Partners Trust Financial Group. As both BSB Bancorp and new Partners Trust Financial Group are Delaware corporations, they are subject to the same corporate law and accordingly the differences in stockholder rights stem from differences in the provisions of their respective certificates of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences affecting the rights of stockholders. This discussion is qualified by reference to the certificates of incorporation and bylaws of new Partners Trust Financial Group and BSB Bancorp and the Delaware General Corporation Law. See “Where You Can Find More Information” to find out how to review a copy of the certificates of incorporation and bylaws of new Partners Trust Financial Group and BSB Bancorp.

Authorized Capital Stock. Following the conversion, the authorized capital stock of new Partners Trust Financial Group will consist of 190,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized capital stock of BSB Bancorp consists of 30,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share, of which 150,000 shares of BSB Bancorp preferred stock have been designated as series A junior participating preferred stock.

Number of Directors; Removal of Directors. New Partners Trust Financial Group’s certificate of incorporation and bylaws provide that the number of directors constituting the board of directors may not be fewer than five nor more than fifteen, with the number of directors within the range fixed by a majority vote of the board of directors.

Under BSB Bancorp’s certificate of incorporation and bylaws, the number of directors is 14, except as otherwise determined by a majority vote of the board of directors.

New Partners Trust Financial Group’s certificate of incorporation provides that any director may be removed only for cause by the holders of at least two-thirds of the outstanding voting shares entitled to vote generally in the election of directors.

Under BSB Bancorp’s certificate of incorporation, any director may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Special Meetings of Stockholders. New Partners Trust Financial Group’s certificate of incorporation provides that special meetings of the stockholders may be called by a majority of the directors or by the holders of not less than two-thirds of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

BSB Bancorp’s certificate of incorporation provides that special meetings of the stockholders may be called only by majority of the BSB Bancorp directors and may not be called by stockholders.

Advance Notice Provisions for Stockholder Nominations and Proposals. New Partners Trust Financial Group’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business must submit timely written notice to the secretary of new Partners Trust Financial Group. To be timely, a stockholder’s notice must be received at the principal executive offices of new Partners Trust Financial Group no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by new Partners Trust Financial Group. If there has been no such prior public disclosure, then to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of new Partners Trust Financial Group not less than 60 days nor more than 90 days prior to the annual meeting. If less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The stockholder must also satisfy specified informational requirements.

BSB Bancorp’s certificate of incorporation also generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business must submit timely written notice to the secretary of BSB Bancorp. To be timely, however, a stockholder’s notice must be received at the principal executive offices of BSB Bancorp not less than 20 days before the date of the scheduled annual meeting. If less than 30 days’ notice of the date of the annual meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to stockholders but in no event later than the close of business on the fifth day before the meeting. The stockholder must also satisfy specified informational requirements.

Limitations on Voting Rights of Greater-Than-10% Stockholders. New Partners Trust Financial Group’s certificate of incorporation provides that no record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock is entitled or permitted to vote the shares held in excess of the 10% limit. Under this provision, neither any employee stock ownership or similar plan of new Partners Trust Financial Group or any subsidiary of new Partners Trust Financial Group, nor any plan trustee or any affiliate of such trustee (solely by reason of such capacity of such trustee), will be deemed to beneficially own any common stock held under any such plan. The number of votes which may be cast by any record owner by virtue of this provision is a number equal to the total number of votes which a single record owner of all common stock beneficially owned by the person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person.

BSB Bancorp’s certificate of incorporation does not have comparable provisions.

Approvals for Acquisitions of Control and Offers to Acquire Control. New Partners Trust Financial Group’s certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 25% or more of the then outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors, unless the acquisition has been approved by holders of at least two-thirds of the outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors and of all required federal and state regulatory authorities. This provision does not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of new Partners Trust Financial Group or any of its subsidiaries.

Shares acquired in excess of the 25% limitation are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares in connection with any matter involving stockholder action. These excess shares are also subject to transfer to a trustee, selected by new Partners Trust Financial Group, for sale on the open market or otherwise. The proceeds from the sale by the trustee of such excess shares will be paid (a) first, to the trustee in the amount equal to the trustee’s reasonable fees and expenses, (b) second, to the beneficial owner of such excess shares in an amount up to such owner’s federal income tax basis in such excess shares, and (c) third, to new Partners Trust Financial Group as to any remaining balance.

BSB Bancorp’s certificate of incorporation does not contain comparable provisions.

Control Share Acquisitions. Under new Partners Trust Financial Group’s certificate of incorporation, any acquisition of “control shares” must be approved by holders of a majority of the then outstanding shares of stock of Partners Trust Financial Group entitled to vote generally in the election of directors (other than shares held by the acquiring person or member of a group proposing to make the control share acquisition and shares held by officers or employee directors of new Partners Trust Financial Group) in order for the control shares to be voted. “Control shares” are those shares that would have voting power that, when added to all the other shares of new Partners Trust Financial Group owned by a person or which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of new Partners Trust Financial Group in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than a third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power.

If the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired the control shares with a majority or more of all voting power, all stockholders of new Partners Trust Financial Group, other than the acquiring person, have the right under new Partners Trust Financial Group’s certificate of incorporation to dissent from the granting of voting rights and to demand payment of the fair value of their shares. For purposes of this provision, the fair value of the shares may not be less than the highest price per share paid in the control share acquisition.

If an acquiring person acquires control shares in violation of these provisions, new Partners Trust Financial Group may redeem the control shares at a redemption price per share equal to the average per share price paid by the acquiring person for such shares.

The acquisition of shares will not constitute a control share acquisition if the acquisition is consummated: (a) pursuant to the laws of descent and distribution; (b) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this control share acquisition provisions; (c) pursuant to a merger or plan of consolidation if new Partners Trust Financial Group is a party to the agreement of merger or consolidation; or (d) pursuant to a tender or exchange offer that is made pursuant to an agreement to which new Partners Trust Financial Group is a party, or directly from new Partners Trust Financial Group, or from any of its wholly owned subsidiaries.

BSB Bancorp’s certificate of incorporation does not contain comparable provisions.

Delaware Business Combination Statute. Under the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the previous three years did own, 15% or more of the corporation’s voting stock, for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A Delaware corporation may exempt itself from the requirements of the Delaware statute by, among other things, adopting an amendment to its certificate of incorporation.

New Partners Trust Financial Group has not taken any action to exempt itself from the application of this provision and therefore is governed by this provision.

BSB Bancorp opted out of this provision in its original certificate of incorporation.

Fair Price Provision. New Partners Trust Financial Group’s certificate of incorporation requires the approval of the holders of at least (a) 80% of the outstanding shares of stock entitled to vote generally in the election of directors and (b) two-thirds of the voting power of the outstanding shares entitled to vote generally in the election of directors excluding shares held by the “interested stockholder” and any associates or affiliates of the interested stockholder to approve certain “business combinations” involving an “interested stockholder” except where:

•	the proposed transaction has been approved by two-thirds of the members of the board of directors who are unaffiliated with the interested stockholder and who were directors prior to the time when the interested stockholder became an interested stockholder; or

•	certain “fair price” provisions are complied with.

The term “interested stockholder” includes any individual, corporation, partnership or other entity, other than new Partners Trust Financial Group, any subsidiary of new Partners Trust Financial Group or any employee stock purchase plan, pension plan, profit sharing plan or other employee benefit plan of new Partners Trust Financial Group or any subsidiary, which (a) owns beneficially or controls, directly or indirectly, 5% or more of the voting power of the then outstanding voting stock; (b) is an affiliate of new Partners Trust Financial Group and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or (c) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock that were at any time within the two-year period immediately prior to any such date beneficially owned by an interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not utilizing the facilities of a national securities exchange, occurring on The Nasdaq Stock Market, Inc. or involving a public distribution. This provision applies to any “business combination,” which is defined to include, among other transactions:

•	any merger or consolidation of new Partners Trust Financial Group or any subsidiary with or into any interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets other than in the ordinary course of business to an interested stockholder having a book value of 10% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or of its net worth as of the most recent fiscal quarter;

•	the issuance or transfer of equity securities of new Partners Trust Financial Group or a subsidiary to an interested stockholder having a value of 5% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or such subsidiary, but excluding issuances of equity securities pro rata to all stockholders;

•	the adoption of any plan or proposal for the liquidation or dissolution of new Partners Trust Financial Group or any subsidiary of new Partners Trust Financial Group proposed by an interested stockholder; or

•	any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an interested stockholder’s proportionate share of any class of equity or convertible securities of new Partners Trust Financial Group or any subsidiary.

BSB Bancorp’s certificate of incorporation contains a similar provision governing specified business combinations with stockholders owning greater than 10% of its outstanding stock entitled to vote generally in the election of directors. However, among other differences, the required stockholder vote for approving the business combination is a majority of the outstanding shares of stock entitled to vote generally in the election of directors, including an independent majority excluding the shares held by the greater than 10% stockholder. There also are certain differences in how a business combination is defined under BSB Bancorp’s certificate of incorporation. For example, an issuance or transfer by BSB Bancorp of securities to a greater than 10% stockholder is subject to the provision only if the securities have a fair market value greater than 10% of BSB Bancorp’s total consolidated assets at the end of its most recent fiscal year. In addition, under BSB Bancorp’s certificate of incorporation, the business combination is not subject to the higher stockholder vote requirement if the transaction is approved by a vote of a majority of the board before the stockholder became a greater than 10% stockholder or thereafter is approved by a majority of the board, including a majority of the board members who are unaffiliated with the greater than 10% stockholder and who were directors prior to the time when the stockholder became a greater than 10% stockholder.

Criteria for Evaluating Offers. New Partners Trust Financial Group’s certificate of incorporation provides that the board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of new Partners Trust Financial Group, (b) merge or consolidate new Partners Trust Financial Group with another institution, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of new Partners Trust Financial Group, will, in connection with the exercise of its judgment in determining what is in the best interests of new Partners Trust Financial Group and its stockholders, be authorized to give due consideration to any such factors as the board of directors determines to be relevant, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

BSB Bancorp’s certificate of incorporation does not contain a comparable provision.

Amendment to Certificate of Incorporation. Amendments to new Partners Trust Financial Group’s certificate of incorporation must first be proposed by at least two-thirds of the directors and thereafter must be approved by the vote of the holders of a majority of the outstanding shares stock entitled to vote generally in the election of directors, except that:

•	the provisions governing the number and staggered three-year terms of directors, vacancies on the board of directors and removal of directors, limitation of director liability, the calling of special meetings of stockholders, action by unanimous written consent of stockholders, approval for acquisitions of control and offers to acquire control, control share acquisitions, criteria for evaluating offers, indemnification of officers and directors and the manner of amending the certificate of incorporation may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon; and

•	the provisions governing the approval of specified business combinations involving interested stockholders may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least 80% of the outstanding shares of stock entitled to vote thereon.

Amendments to BSB Bancorp’s certificate of incorporation must be approved by stockholders of two-thirds of the votes eligible to be cast, except that the required vote of stockholders is lowered to a majority of the total votes eligible to be cast if the amendment is either proposed or ratified by a vote of 75% of the board of directors.

Amendment to Bylaws. New Partners Trust Financial Group’s bylaws may be amended by a majority vote of the board of directors or by the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors.

BSB Bancorp’s bylaws may be amended by a majority vote of the board of directors or by a majority vote of the votes cast by stockholders.

Anti-Takeover Provisions of Partners Trust Financial Group’s Certificate of Incorporation and Bylaws and Delaware law. New Partners Trust Financial Group’s certificate of incorporation and bylaws and Delaware law contain a number of provisions that may have the effect of discouraging future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of new Partners Trust Financial Group more difficult. These provisions include the above-described provisions of its certificate of incorporation and bylaws governing the number of directors, the removal of directors, the calling of special meetings of stockholders, action by unanimous written consent of stockholders, limitations on voting rights of greater-than-10% stockholders, approval for acquisitions of control and offers to acquire control, control share acquisitions, approval of business combinations with 10% or greater stockholders, criteria for evaluating offers and the manner of amending the certificate of incorporation and bylaws, as well as the provisions of Delaware law relating to approval of certain business combinations with stockholders owning 15% or more of the stock entitled to vote generally in the election of directors. In addition, under Partners Trust Financial Group’s certificate of incorporation:

•	the board of directors is divided into three classes. The members of each class are elected for a term of three years, with one class elected annually. Thus, it would take at least two annual elections to replace a majority of new Partners Trust Financial Group’s board of directors;

•	cumulative voting is not permitted in the election of directors;

•	vacancies in the board of directors, including those resulting from an increase in the size of the board, may be filled for the remaining term of the class in which the vacancy occurred;

•	action by stockholders in lieu of a meeting must be by unanimous written consent; and

•	the board of directors is authorized to issue preferred stock having a preference as to dividends or liquidation over the common stock without stockholder approval. The issuance of preferred stock could adversely affect the voting power of the holders of the common stock and could be used to discourage, delay or prevent a change in control of new Partners Trust Financial Group.

For a description of the purpose of these provisions, see “Partners Trust Financial Group’s Proposal I – The Conversion – Comparison of Stockholders’ Rights for Existing Stockholders’ of Partners Trust Financial Group – Purpose and Anti-Takeover Effects of Partners Trust Financial Group’s Delaware Certificate of Incorporation and Bylaws”.

Stockholder Rights Plan. BSB Bancorp maintains a stockholders’ rights plan pursuant to which its board of directors declared a dividend of one right for each outstanding share of common stock. These rights also attach to common stock issued subsequent to the adoption of the plan. The rights can only be exercised when an individual or group intends to acquire or has acquired a defined amount of BSB Bancorp’s outstanding shares of common stock. Each right will entitle the holder to receive common stock having a market value equivalent to two times the exercise price (as defined). The rights expire on June 4, 2009 and may be redeemed by BSB Bancorp in whole at a price of $.01 per right. In connection with the approval of the merger agreement, BSB Bancorp’s board of directors approved an amendment to the stockholder rights plan to ensure that Partners Trust Financial Group’s acquisition of BSB Bancorp would not trigger the issuance of any rights under the plan.

New Partners Trust Financial Group does not have a stockholders’ rights plan.

Dissenters’ Appraisal Rights

General

Stockholders of a corporation that is proposing to merge with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed merger. This right generally confers on stockholders who oppose a merger or the consideration to be received in a merger the right to receive, instead of the consideration being offered in the merger, the fair value of their shares as determined in a judicial appraisal proceeding.

BSB Bancorp’s stockholders are entitled to appraisal rights in connection with the merger under Delaware law.

Under the Delaware General Corporation Law, if a stockholder does not wish to accept the merger consideration for each share of BSB Bancorp common stock that he or she owns in accordance with the merger agreement, the stockholder must deliver a written demand for appraisal of such shares before the taking of the vote on the merger at the special meeting of BSB Bancorp stockholders in accordance with the requirements of Section 262 of the Delaware General Corporation Law and must not vote in favor of the merger (which means that you must vote against the merger or abstain from voting on the merger, because a proxy executed in blank that does not contain voting instructions will, unless revoked, be voted in favor of adopting the merger). A stockholder who has taken all steps required to perfect his or her appraisal rights under Delaware law may elect to have his or her shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the judicially determined “fair value” of such shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Court of Chancery, provided that the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

The following is a summary of the material provisions of Section 262 of the Delaware General Corporation Law. The full text of Section 262 is reprinted as Appendix D to this document. You should read Appendix D in its entirety for a more complete description of your appraisal rights under Delaware law.

All references in this summary to a “stockholder” are to the record holder of the shares of BSB Bancorp common stock as of the close of business on the record date of the BSB Bancorp special meeting. Only a holder of record of shares of BSB Bancorp common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares that are held in “street name” or otherwise held of record in the name of another person, such as a broker or nominee, and who desires to seek appraisal of his or her shares, is responsible for ensuring that a demand for appraisal is made by the record holder and must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to exercise whatever appraisal rights the record owner may have.

Notice by BSB Bancorp of Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, where a merger is to be submitted for approval and adoption at a meeting of stockholders, the corporation submitting the proposed merger for approval at the meeting must notify each of the stockholders entitled to appraisal rights that such appraisal rights are available. Such notice must be given by the corporation to its stockholders entitled to appraisal rights not less than 20 days prior to the meeting at which the merger proposal will be submitted to the stockholders for a vote, and such notice must include a copy of Section 262 of the Delaware General Corporation Law. This document constitutes notice to the holders of shares of BSB Bancorp common stock that appraisal rights are available.

Perfection of Appraisal Rights

To perfect appraisal rights under Section 262 of the Delaware General Corporation Law, you must:

•	hold your shares of BSB Bancorp common stock on the date of the making of the demand for appraisal;

•	continuously hold your shares of BSB Bancorp common stock through the effective date of the merger (a stockholder who is the record holder of shares of BSB Bancorp common stock on the date the written demand for appraisal is made, but who subsequently transfers shares prior to the completion of the merger, will lose any right to appraisal in respect of those shares);

•	deliver to BSB Bancorp a written demand for appraisal of your shares of BSB Bancorp common stock before the taking of the vote on the proposal to approve the merger agreement and the merger at the special meeting, which demand must reasonably inform BSB Bancorp of your identity and that you intend to demand the appraisal of your shares; and

•	not vote in favor of the merger (which means that you must vote against the merger or abstain from voting on the merger, because a proxy card that does not contain voting instructions will, unless revoked, be voted in favor of the merger).

The written demand for appraisal must be separate from any proxy or vote in person against or abstaining from the proposal to approve the merger. A PROXY OR VOTE IN PERSON AGAINST THE MERGER WILL NOT, IN AND OF ITSELF, CONSTITUTE A DEMAND FOR APPRAISAL.

A demand for appraisal should be executed by or on behalf of the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates and must state that such person intends thereby to demand appraisal of such holder’s shares of BSB Bancorp common stock in connection with the merger. If the shares of BSB Bancorp common stock for which appraisal rights are available are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if those shares are owned of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner.

A record holder of BSB Bancorp common stock who holds shares as a broker or nominee for several beneficial owners for which appraisal rights are available may exercise appraisal rights with respect to shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares for which appraisal rights are available and are being sought. When no number of shares of BSB Bancorp common stock for which appraisal rights are available is expressly mentioned, the demand will be presumed to cover all the shares in brokerage accounts or other nominee forms held by such record holder. If your shares are held in street name and you wish to dissent from the merger, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal must be mailed or delivered to:

BSB Bancorp, Inc.

56-58 Exchange St.

Binghamton, New York 13901

Attention: Larry G. Denniston,

Senior Vice President and Secretary

or delivered to the Secretary at the special meeting prior to the vote on the proposal to adopt the merger.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of such rights. If any stockholder who demands appraisal for his or her shares of common stock under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the Delaware General Corporation Law, the shares of common stock of that stockholder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Notice of the Closing of the Merger to Stockholders Who Have Perfected Appraisal Rights

Within 10 days after the effective date of the merger, new Partners Trust Financial Group, as the surviving company, will notify each stockholder who has properly asserted appraisal rights under Section 262 of the Delaware General Corporation Law, and who has not voted in favor of the merger, of the date the merger became effective.

Filing a Petition for Appraisal; Request for Information

Within 120 days after the effective date of the merger, any stockholder who has complied with the statutory requirements summarized above, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares that are entitled to appraisal rights. Also within 120 days after the effective date of the merger, any stockholder that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from new Partners Trust Financial Group, as the surviving company, a statement setting forth the aggregate number of shares of BSB Bancorp common stock not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by new Partners Trust Financial Group, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the Delaware General Corporation Law, whichever is later.

Appraisal Proceeding in the Delaware Court of Chancery

If a petition for an appraisal is timely filed with the Delaware Court of Chancery and a copy served upon new Partners Trust Financial Group, as the surviving company, new Partners Trust Financial Group will then be obligated within 20 days of service to file with the Delaware Register in Chancery a list containing the names and addresses of all the stockholders who have demanded appraisal of their shares of BSB Bancorp common stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders by the Register in Chancery, as required under Section 262 of the Delaware General Corporation Law, the Delaware Court of Chancery may conduct a hearing on such petition to determine those BSB Bancorp stockholders entitled to appraisal rights. The Court of Chancery may require the stockholders who demanded appraisal of their shares of BSB Bancorp common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceeding. If any BSB Bancorp stockholder fails to comply, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of BSB Bancorp common stock, excluding any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by BSB Bancorp’s stockholders whose shares have been appraised.

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may not be a dissenter’s exclusive remedy, depending on the factual circumstances. In such cases, additional remedies may be available to dissenting stockholders that could result in a recovery that is different than the appraised value of the shares of BSB Bancorp common stock.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

Withdrawal of Appraisal Demand

At any time within 60 days after the effective date of the merger, any BSB Bancorp stockholder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration for each share of BSB Bancorp common stock that they own in accordance with the terms of the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of BSB Bancorp. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, which may be conditioned on such terms as the Court deems just.

No Right to Vote Appraisal Shares or Receive Dividends or Distributions on Appraisal Shares

Any holder of shares of BSB Bancorp common stock for which appraisal rights are available that has duly demanded an appraisal in compliance with Section 262 of the Delaware General Corporation Law and which demand has not been effectively withdrawn will not, after the effective date of the merger, be entitled to vote those shares for which he or she seeks appraisal for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of those shares as of a record date prior to the effective time of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RETAIN THE SHARES FOLLOWING THE EFFECTIVE TIME OF THE MERGER. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

RESTRICTIONS ON ACQUISITION OF NEW PARTNERS TRUST FINANCIAL GROUP

Although the Partners Trust Financial Group board of directors is not aware of any effort that might be made to obtain control of new Partners Trust Financial Group after the conversion, the Partners Trust Financial Group board of directors believes that it is appropriate to include certain provisions as part of new Partners Trust Financial Group’s certificate of incorporation to protect the interests of new Partners Trust Financial Group and its stockholders from takeovers which the board of directors might conclude are not in the best interests of SBU Bank, new Partners Trust Financial Group or new Partners Trust Financial Group’s stockholders.

The following discussion is a general summary of the material provisions of new Partners Trust Financial Group’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in new Partners Trust Financial Group’s certificate of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Partners Trust, MHC’s application for conversion with the Office of Thrift Supervision and Partners Trust Financial Group’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

New Partners Trust Financial Group’s Certificate of Incorporation and Bylaws

New Partners Trust Financial Group’s Delaware certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of new Partners Trust Financial Group more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Directors. The certificate of incorporation and bylaws provide that the number of directors constituting the board of directors may not be fewer than five nor more than fifteen, with the number of directors within the range fixed by a majority vote of the board of directors. The new Partners Trust Financial Group board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually for a term of three years. Thus, it would take at least two annual elections to replace a majority of the board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The certificate of incorporation provide that special meetings of stockholders can be called only by (a) a majority of the directors in office, although less than a quorum; or (b) the holders of not less than 66 2/3 percent of the then outstanding shares of capital stock of new Partners Trust Financial Group entitled to vote generally in the election of directors.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any person (other than ESOP’s or similar employee benefit plans of Partners Trust Financial Group or any subsidiary or plan trustees and their affiliates) who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This limitation is perpetual.

Restrictions On Removing Directors From Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote generally in the election of directors.

Limitation on Stockholder Action by Written Consent Instead of a Meeting. Action by stockholders in lieu of a meeting must be by unanimous written consent.

Authorized But Unissued Shares. After the conversion, new Partners Trust Financial Group will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Partners Trust Financial Group Following the Conversion.” The certificate of incorporation authorizes the issuance of 10,000,000 shares of serial preferred stock. New Partners Trust Financial Group is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the new Partners Trust Financial Group board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, and other rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of new Partners Trust Financial Group that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of new Partners Trust Financial Group. The board of directors has no present plan or understanding to issue any preferred stock.

Approvals for Acquisitions of Control and Offers to Acquire Control. The certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 25% or more of the then outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors, unless the acquisition has been approved by holders of at least two-thirds of the outstanding shares of new Partners Trust Financial Group’s stock entitled to vote generally in the election of directors and of all required federal and state regulatory authorities. This provision does not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of new Partners Trust Financial Group or any of its subsidiaries. Shares acquired in excess of the 25% limitation are not entitled to vote or take other stockholder action or be counted in determining the total number of outstanding shares in connection with any matter involving stockholder action. These excess shares are also subject to transfer to a trustee, selected by new Partners Trust Financial Group, for sale on the open market or otherwise. The proceeds from the sale by the trustee of such excess shares will be paid (a) first, to the trustee in the amount equal to the trustee’s reasonable fees and expenses, (b) second, to the beneficial owner of such excess shares in an amount up to such owner’s federal income tax basis in such excess shares, and (c) third, to Partners Trust Financial Group as to any remaining balance.

Control Share Acquisitions. The certificate of incorporation requires that any acquisition of “control shares” must be approved by holders of a majority of the then outstanding shares of stock of new Partners Trust Financial Group entitled to vote generally in the election of directors (other than shares held by the acquiring person or member of a group proposing to make the control share acquisition and shares held by officers or employee directors of new Partners Trust Financial Group) in order for the control shares to be voted. “Control shares” are those shares that would have voting power that, when added to all the other shares of new Partners Trust Financial Group owned by a person or which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of new Partners Trust Financial Group in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than a third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power.

If the control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired the control shares with a majority or more of all voting power, all stockholders of new Partners Trust Financial Group, other than the acquiring person, have the right under new Partners Trust

Financial Group’s certificate of incorporation to dissent from the granting of voting rights and to demand payment of the fair value of their shares. For purposes of this provision, the fair value of the shares may not be less than the highest price per share paid in the control share acquisition.

If an acquiring person acquires control shares in violation of these provisions, new Partners Trust Financial Group may redeem the control shares at a redemption price per share equal to the average per share price paid by the acquiring person for such shares.

The acquisition of shares will not constitute a control share acquisition if the acquisition is consummated: (a) pursuant to the laws of descent and distribution; (b) pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this control share acquisition provisions; (c) pursuant to a merger or plan of consolidation if new Partners Trust Financial Group is a party to the agreement of merger or consolidation; or (d) pursuant to a tender or exchange offer that is made pursuant to an agreement to which new Partners Trust Financial Group is a party, or directly from new Partners Trust Financial Group, or from any of its wholly owned subsidiaries.

Fair Price Provision. The certificate of incorporation requires the approval of the holders of at least (a) 80% of the outstanding shares of stock entitled to vote generally in the election of directors and (b) two-thirds of the voting power of the outstanding shares entitled to vote generally in the election of directors excluding shares held by the interested stockholder and any associates or affiliates of the interested stockholder to approve certain business combinations involving an interested stockholder except where:

•	the proposed transaction has been approved by two-thirds of the members of the board of directors who are unaffiliated with the interested stockholder and who were directors prior to the time when the interested stockholder became an interested stockholder; or

•	certain “fair price” provisions are complied with.

The term “interested stockholder” includes any individual, corporation, partnership or other entity, other than new Partners Trust Financial Group, any subsidiary of new Partners Trust Financial Group or any employee stock purchase plan, pension plan, profit sharing plan or other employee benefit plan of new Partners Trust Financial Group or any subsidiary, which (a) owns beneficially or controls, directly or indirectly, 5% or more of the voting power of the then outstanding voting stock; (b) is an affiliate of new Partners Trust Financial Group and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or (c) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock that were at any time within the two-year period immediately prior to any such date beneficially owned by an interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not utilizing the facilities of a national securities exchange, occurring on The Nasdaq Stock Market, Inc. or involving a public distribution. This provision applies to any “business combination,” which is defined to include, among other transactions:

•	any merger or consolidation of new Partners Trust Financial Group or any subsidiary with or into any interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets other than in the ordinary course of business to an interested stockholder having a book value of 10% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or of its net worth as of the most recent fiscal quarter;

•	the issuance or transfer of equity securities of new Partners Trust Financial Group or a subsidiary to an interested stockholder having a value of 5% or more of the fair market value of the outstanding shares of new Partners Trust Financial Group or such subsidiary, but excluding issuances of equity securities pro rata to all stockholders;

•	the adoption of any plan or proposal for the liquidation or dissolution of new Partners Trust Financial Group or any subsidiary of new Partners Trust Financial Group proposed by an interested stockholder; or

•	any reclassification of securities, any recapitalization, or any merger with a subsidiary or other transaction that has the effect of increasing an interested stockholder’s proportionate share of any class of equity or convertible securities of new Partners Trust Financial Group or any subsidiary.

Criteria for Evaluating Offers. The certificate of incorporation provides that the board of directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of new Partners Trust Financial Group, (b) merge or consolidate new Partners Trust Financial Group with another institution, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of new Partners Trust Financial Group, will, in connection with the exercise of its judgment in determining what is in the best interests of new Partners Trust Financial Group and its stockholders, be authorized to give due consideration to any such factors as the board of directors determines to be relevant, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

Amendment To Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must first be proposed by at least two-thirds of the directors and thereafter must be approved by the vote of the holders of a majority of the outstanding shares of stock entitled to vote generally in the election of directors, except that:

•	the provisions governing the number and staggered three-year terms of directors, vacancies on the board of directors and removal of directors, limitation of director liability, the calling of special meetings of stockholders, action by unanimous written consent of stockholders, limitations on voting rights of greater than 10% stockholders, approval for acquisitions of control and offers to acquire control, control share acquisitions, criteria for evaluating offers, indemnification of officers and directors and the manner of amending the certificate of incorporation and bylaws may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon; and

•	the provisions governing the approval of specified business combinations involving interested stockholders may not be repealed, altered, amended or rescinded except if proposed by a vote of two-thirds of the directors and thereafter approved by the holders of at least 80% of the outstanding shares of stock entitled to vote thereon.

The bylaws may only be amended by a majority vote of the board of directors or by the holders of at least 80% of the outstanding stock entitled to vote generally in the election of directors.

Purpose and Anti-Takeover Effects of New Partners Trust Financial Group’s Certificate of Incorporation and Bylaws

The Partners Trust Financial Group board of directors believes that the provisions described above are prudent and will reduce new Partners Trust Financial Group’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Partners Trust Financial Group board of directors believes these provisions are in the best interests of new Partners Trust Financial Group and its stockholders. The Partners Trust Financial Group board of directors believes that it will be in the best position to determine the true value of new Partners Trust Financial Group and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Partners Trust Financial Group board of directors believes that it is in the best interests of new Partners Trust Financial Group and its stockholders to encourage potential acquirers to negotiate directly with the board of directors of new Partners Trust Financial Group and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Partners Trust Financial Group board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of new Partners Trust Financial Group and that is in the best interests of all stockholders.

Delaware Business Combination Statute

Under the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within the previous three years did own, 15% or more of the corporation’s voting stock, for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A Delaware corporation may exempt itself from the requirements of the Delaware statute by, among other things, adopting an amendment to its certificate of incorporation.

New Partners Trust Financial Group has not taken any action to exempt itself from the application of this provision and therefore is governed by this provision.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil as well as criminal penalties for certain violations.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior written approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that: the acquisition would result in a monopoly or substantially lessen competition; the financial condition of the acquiring person might jeopardize the financial stability of the institution; or the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF PARTNERS TRUST FINANCIAL GROUP

FOLLOWING THE CONVERSION

The following description of our capital stock summarizes certain provisions of the certificate of incorporation and bylaws of new Partners Trust Financial Group. Copies of our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this document is a part.

General

After the conversion, new Partners Trust Financial Group will be authorized to issue 190,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. New Partners Trust Financial Group currently expects to issue up to 23,143,750 shares of common stock, subject to adjustment, in the offering and up to 19,936,181 shares of common stock, subject to adjustment, in exchange for the publicly held shares of Partners Trust Financial Group. New Partners Trust Financial Group will not issue shares of preferred stock in the conversion.

Each share of common stock of new Partners Trust Financial Group will have the same relative rights and will be identical in all respects to each other share of new Partner Trust Financial Group common stock.

Upon payment of the subscription price for the common stock in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The capital stock of new Partners Trust Financial Group will be non-withdrawable capital, will not be of an insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Common Stock

Dividends. Holders of new Partners Trust Financial Group common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the board of directors out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over new Partners Trust Financial Group common stock.

Voting Rights. Except as described under “Restrictions on Acquisition of Partners Trust Financial Group – New Partners Trust Financial Group’s Certificate of Incorporation and Bylaws – Limitations on Voting Rights,” “– Approvals for Acquisitions of Control and Offers to Acquire Control” and “– Control Share Acquisitions,” holders of common stock of new Partners Trust Financial Group will be entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors.

Liquidation. In the event of any liquidation, dissolution or winding up of Partners Trust Financial Group, the holders of new Partners Trust Financial Group common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of new Partners Trust Financial Group available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of new Partners Trust Financial Group and after the liquidation preferences of all outstanding shares of any class of stock having preference over new Partners Trust Financial Group common stock have been fully paid or set aside.

Redemption. Except as described under “Restrictions on Acquisition of Partners Trust Financial Group – Control Share Acquisitions,” the common stock is not subject to redemption.

Preemptive Rights. Holders of common stock of new Partners Trust Financial Group will not be entitle to preemptive rights with respect to any shares that may be issued.

Preferred Stock

None of the shares of new Partners Trust Financial Group’s authorized preferred stock will be issued as part of the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that may dilute the voting strength of the holders of common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

EXPERTS

The consolidated financial statements of Partners Trust Financial Group and subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BSB Bancorp as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income, changes in shareholders’ equity and cash flows of BSB Bancorp for the year ended December 31, 2001 included in this prospectus and registration statement have been so included in reliance on the report of PricewatehouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of Partners Trust Financial Group’s common stock to be issued in connection with the plan of conversion and to be issued in the merger will be passed upon for new Partners Trust Financial Group by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. also will be passing on certain tax matters for Partners Trust Financial Group in connection with the conversion and the merger. Wachtell, Lipton, Rosen & Katz, New York, New York will be passing upon certain tax matters for BSB Bancorp in connection with the merger.

OTHER MATTERS

As of the date of this document, the Partners Trust Financial Group board of directors and the BSB Bancorp board of directors know of no matters that will be presented for their consideration at their respective special meetings other than as described in this document. However, if any other matters will properly come before the special meetings or any adjournments or postponements thereof and will be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

PARTNERS TRUST FINANCIAL GROUP 2004 ANNUAL MEETING

If the conversion is completed as expected, Partners Trust Financial Group, a federal corporation, will no longer exist. Partners Trust Financial Group, a federal corporation, will not hold an annual meeting of stockholders in 2004 if the conversion is completed as expected.

If the conversion is not completed, Partners Trust Financial Group, a federal corporation, will hold its annual meeting of stockholders as soon as reasonably practicable following termination of the conversion. Partners Trust Financial Group’s federal bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with Partners Trust Financial Group at least five days before the date of any such meeting. Nothing in this paragraph shall be deemed to require Partners Trust Financial Group to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

If the conversion is completed as expected, Partners Trust Financial Group, a Delaware corporation, will hold its first annual meeting of stockholders as a public company in 2005. Partners Trust Financial Group’s Delaware bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Partners Trust Financial Group not more than 60 days nor more than 90 days prior to the annual meeting. However, if less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, stockholders must submit such written notice no later than the close of business on the tenth day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. A stockholder’s nomination or proposal must meet other applicable criteria set forth in Partners Trust Financial Group’s Delaware bylaws in order to be considered at the 2005 annual meeting. Nothing in this paragraph shall be deemed to require Partners Trust Financial Group to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

BSB BANCORP 2004 ANNUAL MEETING

BSB Bancorp intends to hold a 2004 annual meeting of stockholders only if the merger agreement is terminated. Any proposal which a BSB Bancorp stockholder wished to have presented at the next annual meeting of BSB Bancorp stockholders and included in the proxy materials relating to that annual meeting must have been received at the main office of BSB Bancorp no later than November 28, 2003. However, if the 2004 annual meeting of BSB Bancorp stockholders is held on or after May 29, 2004, a stockholder proposal must be received within a reasonable time before BSB Bancorp begins to print and mail its proxy solicitation materials for the BSB Bancorp 2004 annual meeting. Any stockholder proposals will be subject to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The BSB Bancorp certificate of incorporation provides that in order for any BSB Bancorp stockholder to make nominations for the election of directors or to propose other business to be considered at the BSB Bancorp annual meeting, a stockholder must deliver written notice of such nomination or other proposal at the main offices of BSB Bancorp not less than twenty (20) days before the date of the BSB Bancorp annual meeting. However, if BSB Bancorp gives its stockholders less than thirty (30) days’ notice or prior public disclosure of the date of the annual meeting of stockholders, stockholders must deliver the required notice to BSB Bancorp not later than the close of business on the tenth (10th) day following the day on which BSB Bancorp mailed notice of the BSB Bancorp annual meeting to stockholders, and in no event later then the fifth day prior to the date of the annual meeting. In addition, any stockholder nomination or proposal must also include the information required by the BSB Bancorp certificate of incorporation in order to be considered at the BSB Bancorp annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Partners Trust Financial Group has filed a registration statement on Form S-4 (Registration No. 333-113159) to register with the Securities and Exchange Commission up to 44,533,832 shares of its common stock. This document is a part of that registration statement. As permitted by the rules and regulations of the Securities and Exchange Commission, or the SEC, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. In addition,

Partners Trust Financial Group and BSB Bancorp file annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a web site located at http://www.sec.gov containing this information.

If you are a stockholder of Partners Trust Financial Group and you would like to receive a copy of Partners Trust, MHC’s plan of conversion, you must submit a request in writing, addressed to Partners Trust Financial Group, 233 Genesee Street, Utica, New York 13501, Attn: Stephen Mahler.

Partners Trust, MHC has filed an application for conversion with the Office of Thrift Supervision. Under the rules and regulations of the Office of Thrift Supervision, this document omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

Neither new Partners Trust Financial Group, Partners Trust Financial Group, nor BSB Bancorp has authorized anyone to give any information or make any representation about the conversion and reorganization, the merger or our companies that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

BSB BANCORP, INC. AND SUBSIDIARIES

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Partners Trust Financial Group, Inc.:

We have audited the accompanying consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Albany, New York

February 2, 2004

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2003	2002
	(In thousands except share data)
Assets
Cash and due from banks	$27,607	$45,868
Federal funds sold	12,900	39,111

Cash and cash equivalents	40,507	84,979

Securities available-for-sale, at fair value	343,714	344,133
Securities held-to-maturity (fair value of $1,241 at December 31, 2003 and $1,567 at December 31, 2002)	1,240	1,567
Federal Home Loan Bank of New York (“FHLB”) stock	13,225	12,350
Loans held for sale	1,390	5,054
Loans receivable	804,804	804,556
Less: Allowance for loan losses	(8,608)	(10,989)

Net loans receivable	796,196	793,567

Premises and equipment, net	13,623	14,511
Land and buildings held for sale	3,182	3,397
Accrued interest receivable	5,236	5,973
Bank-owned life insurance	24,099	22,826
Other real estate owned	121	3,092
Goodwill	34,523	34,523
Other intangible assets, net	3,288	4,461
Other assets	4,771	3,070

Total Assets	$1,285,115	$1,333,503

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$98,942	$103,935
Interest bearing	697,136	751,276

Total deposits	796,078	855,211
Borrowings	290,569	291,971
Mortgagors’ escrow funds	6,056	5,624
Other liabilities	17,077	15,260

Total liabilities	1,109,780	1,168,066

Commitments and contingent liabilities (Note 14)
Stockholders’ Equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.10 par value, 35,000,000 shares authorized, 14,216,875 shares issued at December 31, 2003 and December 31, 2002	1,422	1,422
Additional paid-in capital	63,410	62,683
Retained earnings	115,561	103,593
Accumulated other comprehensive income	1,902	5,575
Treasury stock (23,069 shares at December 31, 2003 and 12,796 shares at December 31, 2002)	(450)	(170)
Unallocated ESOP shares (409,446 shares at December 31, 2003 and 460,627 shares at December 31, 2002)	(4,094)	(4,606)
Unearned restricted stock awards	(2,416)	(3,060)

Total stockholders’ equity	175,335	165,437

Total Liabilities and Stockholders’ Equity	$1,285,115	$1,333,503

See accompanying notes to consolidated financial statements.

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
	(In thousands, except share data)
Interest income:
Loans, including fees	$53,986	$44,037	$47,904
Federal funds sold and interest bearing deposits	348	534	274
Securities	14,855	18,319	20,351

Total interest income	69,189	62,890	68,529

Interest expense:
Deposits:
Savings accounts	839	1,147	1,988
Money market accounts	1,335	1,832	3,618
Time accounts	9,563	12,054	17,921
NOW accounts	199	326	549

	11,936	15,359	24,076

Borrowings:
Repurchase agreements	443	639	2,862
FHLB advances	10,109	11,471	11,771
Mortgagors’ escrow funds	94	157	153

	10,646	12,267	14,786

Total interest expense	22,582	27,626	38,862

Net interest income	46,607	35,264	29,667
Provision for loan losses	1,100	1,150	1,672

Net interest income after provision for loan losses	45,507	34,114	27,995

Non-interest income:
Service fees	7,137	4,066	3,977
Trust and investment services	1,768	623	551
Income from bank-owned life insurance	1,273	1,292	2,030
Net (loss) gain on sale of securities available-for-sale	—	(19)	266
Net gain on sale of loans	666	467	262
Other income	294	418	47

Total non-interest income	11,138	6,847	7,133

Non-interest expense:
Salaries and employee benefits	18,655	13,231	12,537
Occupancy and equipment expense	3,720	2,699	3,020
Writedown of land and buildings held for sale	32	34	1,539
Marketing expense	938	1,064	918
Professional services	1,483	1,088	1,118
Technology expense	3,640	2,648	2,983
Contribution expense	152	2,268	225
Amortization of intangible assets	1,189	—	—
Merger expenses	—	1,716	—
Other expense	5,522	3,983	3,818

Total non-interest expense	35,331	28,731	26,158

Income before income tax expense	21,314	12,230	8,970
Income tax expense	7,268	3,818	2,329

Net income	$14,046	$8,412	$6,641

Basic earnings per share	$1.04	$0.45	N/A
Diluted earnings per share	$1.02	$0.45	N/A

See accompanying notes to consolidated financial statements.

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Unallocated ESOP Shares	Unearned Restricted Stock Awards	Total
	(In thousands, except share data)
Balance at December 31, 2000	$—	$—	$89,732	$179	$—	$—	$—	$89,911
Net income	—	—	6,641	—	—	—	—	6,641
Other comprehensive income, net of tax	—	—	—	3,596	—	—	—	3,596

Balance at December 31, 2001	—	—	96,373	3,775	—	—	—	100,148
Net income	—	—	8,412	—	—	—	—	8,412
Other comprehensive income, net of tax	—	—	—	1,800	—	—	—	1,800
Cash dividends ($0.10 per minority share)	—	—	(608)	—	—	—	—	(608)
Net proceeds from sale of common stock in initial public offering (6,397,594 shares), net of offering costs of $2,043	640	61,293	—	—	—	—	—	61,933
Initial capital contribution and issuance of shares to Partners Trust, MHC (7,627,353 shares)	763	(763)	(100)	—	—	—	—	(100)
Charitable contribution of common stock to the SBU Bank Charitable Foundation (191,928 shares)	19	1,900	—	—	—	—	—	1,919
Common stock acquired by ESOP (511,808 shares)	—	—	—	—	—	(5,118)	—	(5,118)
ESOP shares allocated (51,181 shares)	—	253	—	—	—	512	—	765
Purchase of treasury stock (255,904 shares)	—	—	—	—	(3,875)	—	—	(3,875)
Stock awarded under the Management Recognition Plan (255,903 shares)	—	—	(484)	—	3,875	—	(3,391)	—
Stock forfeited under the Management Recognition Plan (12,795 shares)	—	—	—	—	(170)	—	170	—
Amortization of unearned restricted stock awards	—	—	—	—	—	—	161	161

Balance at December 31, 2002	1,422	62,683	103,593	5,575	(170)	(4,606)	(3,060)	165,437
Net income	—	—	14,046	—	—	—	—	14,046
Other comprehensive loss, net of tax	—	—	—	(3,673)	—	—	—	(3,673)
Cash dividends ($0.34 per minority share)	—	—	(2,078)	—	—	—	—	(2,078)
ESOP shares allocated (51,181 shares)	—	569	—	—	—	512	—	1,081
Amortization of unearned restricted stock awards	—	—	—	—	—	—	644	644
Tax benefit of MRP vesting	—	158	—	—	—	—	—	158
Purchase of treasury stock (13,273 shares)	—	—	—	—	(320)	—	—	(320)
Stock options exercised (3,000 shares)	—	—	—	—	40	—	—	40

Balance at December 31, 2003	$1,422	$63,410	$115,561	$1,902	$(450)	$(4,094)	$(2,416)	$175,335

See accompanying notes to consolidated financial statements.

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Operating activities
Net income	$14,046	$8,412	$6,641
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,100	1,150	1,672
Depreciation and amortization	1,911	2,028	2,512
Income from bank-owned life insurance	(1,273)	(1,292)	(2,030)
Deferred tax expense (benefit)	456	301	(1,373)
Net premium amortization (discount accretion) on securities	2,230	(884)	(504)
Loss (gain) on sale of other real estate owned, net	88	(42)	(151)
Proceeds from sales of loans held for sale	32,918	28,784	21,118
Loans originated for sale	(27,787)	(27,908)	(20,856)
Gain on sale of loans, net	(666)	(467)	(262)
Writedown of land and buildings held for sale, net	32	34	1,539
Gain on sale of land and buildings held for sale	(11)	—	—
(Gain) loss on disposal of equipment, net	(41)	47	71
Net loss (gain) on sale of securities available-for-sale	—	19	(266)
Contribution of stock to SBU Bank Charitable Foundation	—	1,919	—
ESOP expense	1,081	765	—
Management Recognition Plan expense	644	161	—
Amortization of intangible assets	1,189	—	—
Decrease in accrued interest receivable	737	312	1,248
Net change in other assets and other liabilities	1,424	10,950	3,608

Net cash provided by operating activities	28,078	24,289	12,967

Investing activities:
Net cash used in acquisition activities	—	(27,272)	—
Purchases of securities held-to-maturity	(458)	(298)	(556)
Proceeds from redemptions, maturities and principal collected on securities held-to-maturity	785	256	455
Purchases of securities available-for-sale	(179,906)	(87,900)	(41,527)
Proceeds from redemptions, maturities and principal collected on securities available-for-sale	172,800	121,059	59,186
Proceeds from sales of securities available-for-sale	—	1,301	28,001
Purchases of FHLB stock	(2,175)	(1,000)	(5,020)
Redemptions of FHLB stock	1,300	—	1,410
Proceeds from bank-owned life insurance	—	—	1,951
Net loans (made to) repaid by customers	(4,675)	(16,158)	5,937
Purchases of premises and equipment	(1,043)	(932)	(2,477)
Proceeds from sale of equipment	61	61	—
Proceeds from sale of land and buildings held for sale	194	472	—
Proceeds from sales of other real estate owned	3,028	502	488

Net cash (used in) provided by investing activities	(10,089)	(9,909)	47,848

(Continued)

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Financing activities:
Net decrease in deposits	$(59,133)	$(29,943)	$(35,997)
Net (decrease) increase in mortgagors’ escrow funds	432	(721)	(40)
Net increase in short-term borrowings	1,000	—	—
Proceeds from FHLB advances	115,000	108,500	147,000
Repayment of FHLB advances	(98,500)	(88,500)	(65,000)
Net decrease in repurchase agreements	(18,902)	(3,026)	(91,666)
Cash dividends	(2,078)	(608)	—
Net proceeds from sale of common stock	—	61,933	—
Loan to ESOP for the purchase of common stock	—	(5,118)	—
Capitalization of Partners Trust, MHC	—	(100)	—
Purchase of treasury stock	(320)	(3,875)	—
Proceeds from exercise of stock options	40	—	—

Net cash (used in) provided by financing activities	(62,461)	38,542	(45,703)

Net (decrease) increase in cash and cash equivalents	(44,472)	52,922	15,112
Cash and cash equivalents at beginning of year	84,979	32,057	16,945

Cash and cash equivalents at end of year	$40,507	$84,979	$32,057

Supplemental disclosures:
Cash paid during the year for:
Interest on deposits and borrowings	$23,122	$28,604	$40,013
Income taxes	4,800	5,772	2,520

Non-cash investing and financing activity:
Transfer of loans to other real estate owned	145	3,380	330
Transfer of securities from held-to-maturity to available-for-sale upon adoption of SFAS No. 133 (fair value of $168,156 on date of transfer)	—	—	166,490
Transfer of premises and equipment to land and buildings held for sale	—	224	5,218

Acquisition activity:
Fair value of non-cash assets acquired	—	328,468	—
Fair value of liabilities assumed	—	301,196	—

See accompanying notes to consolidated financial statements.

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Net income	$14,046	$8,412	$6,641
Other comprehensive (loss) income, net of tax:
(Decrease) increase in unrealized holding gains on securities available-for-sale (pre-tax, ($5,295), $2,982, and $6,259)	(3,177)	1,789	3,755
Reclassification adjustment for net (gain)/loss on sales of available-for-sale securities realized in net income (pre-tax amounts of $ -, $19 and ($266))	—	11	(159)
Minimum pension liability arising during the year (pre-tax, ($826))	(496)	—	—

Total other comprehensive (loss) income	(3,673)	1,800	3,596

Comprehensive income	$10,373	$10,212	$10,237

See accompanying notes to consolidated financial statements.

PARTNERS TRUST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Nature of Operations. Partners Trust Financial Group, Inc. (the “Company”) began operations on April 3, 2002 upon the conversion of SBU Bank (the “Bank”) from a mutual savings bank to a stock savings bank and the completion of the Company’s initial public offering (“IPO”). Upon consummation of the conversion on April 3, 2002, the Company became the holding company for the Bank.

On April 3, 2002, under the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan approved by the Bank’s depositors at a Special Meeting held on March 28, 2002, the Bank completed its reorganization whereby the Bank converted to a stock savings bank and became a wholly-owned subsidiary of the Company, which is a mid-tier stock holding company and a majority-owned subsidiary of Partners Trust, MHC (the “MHC”), a mutual holding company. In connection with the reorganization, the Company sold 6,397,594 shares of common stock at a price of $10.00 per share to the Bank’s eligible depositors and to the Company’s Employee Stock Ownership Plan (“ESOP”), and issued 7,627,353 shares to the MHC. In addition, 191,928 shares and $200,000 in cash were contributed to the SBU Bank Charitable Foundation. The shares sold to the ESOP were funded by a loan from the Company. At December 31, 2003, the MHC owned 7,627,353 shares (or 53.7%) of the outstanding common shares of the Company, with the remaining 6,566,453 shares (or 46.3%) owned by other stockholders.

Effective February 8, 2002, the Bank was chartered by the Office of Thrift Supervision (“OTS”) as a mutual institution. Prior to February 8, 2002, the Bank was a New York State-chartered mutual savings bank. The Bank provides retail and commercial banking services to individual and business customers in Oneida, Herkimer and surrounding counties in New York State.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management’s Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with an original maturity of three months or less) and federal funds sold. Generally, federal funds are sold for one-day periods.

Securities. The Company classifies its securities as held-to-maturity or available-for-sale at the time of purchase. Held-to-maturity securities are those for which the Company has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for premiums and discounts. Securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value, with net unrealized gains and losses reflected as a separate component of accumulated other comprehensive income, net of taxes. None of the Company’s securities have been classified as trading securities.

Purchases and sales of securities are recorded as of the trade date. Premiums and discounts on securities are amortized and accreted, respectively, using the level yield method over the period to maturity, estimated life, or earliest call date of the related security. Gains and losses on securities sold are computed based on specific identification.

Note 1: Summary of Significant Account Policies—(Continued)

Federal Home Loan Bank of New York Stock. As a member of the Federal Home Loan Bank of New York (“FHLB”), the Company is required to hold stock in the FHLB. FHLB stock is carried at cost since there is no readily available market value. The stock cannot be sold, but can be redeemed by the FHLB at cost.

Repurchase Agreements. The Company enters into sales of securities under agreements to repurchase (“repurchase agreements”). The Company transfers the underlying securities to a third party custodian’s account that explicitly recognizes the Company’s interest in the securities. Provided the Company maintains effective control over the transferred securities, repurchase agreements are accounted for as borrowings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The securities underlying the agreements continue to be carried in the Company’s securities portfolio.

Loans. Loans are reported at their outstanding principal balance net of charge-offs, the allowance for loan losses, net deferred loan fees and costs on originated loans, and unamortized premiums or discounts on purchased loans. Interest income on loans is accrued based on the principal amount outstanding.

Nonrefundable loan origination fees and related direct costs are netted, and the net amount is deferred and amortized over the contractual life of the loan using the interest method, which results in a constant effective yield over the loan term.

Loans that are delinquent three payments are reported as 60-89 days past due. Loans that are delinquent four or more payments are reported as 90 days or more past due.

Allowance for Loan Losses. The allowance for loan losses is periodically evaluated by the Company in order to maintain the allowance at a level which represents management’s estimate of all known and inherent losses in the loan portfolio at the balance sheet date. Management’s evaluation of the allowance is based on the Company’s past loan loss experience, known and inherent losses in the loan portfolio, adverse circumstances that may affect the ability of borrowers to repay, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Other factors such as the level and trend of interest rates and the condition of the national and local economies are also considered.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Smaller balance, homogeneous loans which are collectively evaluated for impairment, such as residential real estate and consumer loans, as well as commercial real estate and commercial loans less than $250,000, are specifically excluded from the classification of impaired loans. Impairment is measured based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of collateral. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

Income Recognition on Impaired and Nonaccrual Loans. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days (120 days for consumer loans), unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is internally classified as doubtful or is partially charged-off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained

Note 1: Summary of Significant Account Policies—(Continued)

period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of the loan.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is uncertain, any payments received are generally used to reduce the principal balance. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged-off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Interest collections in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Loans Held for Sale and Mortgage Servicing Rights. The Company sells certain residential real estate loans in the secondary market. The Company may retain the right to service the loan, or may sell the loan servicing released. The Company makes the determination of whether or not to identify a loan as held for sale at the time the application is received from the borrower. In addition, from time to time the Company may transfer loans from the loan portfolio to held for sale for asset/liability management purposes or to provide additional liquidity. Loans held for sale are regularly evaluated on an aggregate basis to determine if fair value is less than carrying value. If necessary, a valuation allowance is recorded by a charge to income for unrealized losses attributable to changes in market interest rates. There was no valuation allowance necessary at December 31, 2003 or 2002. Gains and losses on the disposition of loans held for sale are determined on the specific identification method.

The Bank also has rate lock commitments extended to borrowers that relate to the origination of residential mortgage loans (“rate locks”). To mitigate the interest rate risk inherent in rate locks, as well as closed mortgage loans held for sale (“loans held for sale”), the Bank enters into forward commitments to sell individual mortgage loans (“forward commitments”). Rate locks and forward commitments are considered to be derivatives under SFAS No. 133. The impact of the estimated fair value of the rate locks offset by forward commitments, was not significant to the consolidated financial statements.

Originated mortgage servicing rights are recorded at their fair value at the time a loan is sold and servicing rights are retained. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The Company uses a valuation model that calculates the present value of future cash flows to determine the fair value of servicing rights. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which include estimates of the cost to service the loan, the discount rate, float value, an inflation rate, ancillary income per loan and prepayment speeds. The carrying value of originated mortgage servicing rights is periodically evaluated for impairment using current market assumptions.

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally computed by the straight-line method over the estimated useful life of each type of asset (generally 5 to 40 years for buildings and 3 to 5 years for furniture and equipment). Leasehold improvements are stated at cost less an allowance for amortization, which is computed by the straight-line method over the shorter of the term of the related lease or the estimated useful life of the asset. Maintenance and repairs are charged to operating expense as incurred.

Bank-Owned Life Insurance. Bank-owned life insurance is carried at the cash surrender value of the underlying policies. Income on the investments in the policies, net of insurance premiums, is recorded as non-interest income.

Other Real Estate Owned. Other real estate owned, representing properties acquired in settlement of loans, is recorded on an individual asset basis at the lower of the recorded investment in the loan or the fair value of the asset acquired less an estimate of the costs to sell the property. At the time of foreclosure, the excess, if any, of

Note 1: Summary of Significant Account Policies—(Continued)

the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses. Subsequent declines in the value of such property and net operating expenses of such properties are charged directly to non-interest expenses.

The recognition of gains and losses from the sale of other real estate owned is dependent on a number of factors relating to the nature of the property sold, terms of the sale, and the future involvement of the Company in the property sold. If a real estate transaction does not meet certain down payment and loan amortization requirements, gain recognition is deferred and recognized under an alternative method.

Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for under the purchase method of accounting for business combinations. Goodwill is not being amortized, but is required to be tested for impairment at least annually. The core deposit intangible and trust relationship intangible are being amortized over a seven year period using an accelerated method. These intangibles are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Income Taxes. Provisions for income taxes are based on taxes currently payable or refundable, and deferred taxes which are based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are reported in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Employee Benefit Costs. The Company maintains a non-contributory pension plan covering substantially all employees that met eligibility requirements prior to November 1, 2002, and a supplemental retirement plan for an executive. The cost of these plans, based on actuarial computations of current and future benefits, is charged to current operating expenses. The Company also provides certain post-retirement medical, dental and life insurance benefits to substantially all employees and retirees that met eligibility requirements prior to November 1, 2002. The cost of post-retirement benefits other than pensions is recognized on an accrual basis as eligible employees perform services to earn the benefits.

Stock-Based Compensation. Compensation expense is recognized for the Company’s Employee Stock Ownership Plan (“ESOP”) equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of the shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in-capital). The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity.

The Company accounts for stock options granted under its Long-Term Equity Compensation Plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, for fixed stock option awards, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. Restricted stock awards granted under the Long-Term Equity Compensation Plan are also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of stockholders’ equity) and amortized to compensation expense over the five year vesting period of the awards. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” requires entities to provide pro forma disclosures of net income and earnings per share as if the fair value of all stock-based awards was recognized as compensation expense over the vesting period of the awards.

Note 1: Summary of Significant Account Policies—(Continued)

The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants made in 2002: dividend yield of 1.52%, expected volatility of 25.0%, risk-free interest rate of 2.67%, and expected life of 5 years. The following weighted-average assumptions were used for grants made in 2003: dividend yield of 1.68%, expected volatility of 24.71%, risk-free interest rate of 2.97%, and expected life of 5 years. The estimated weighted-average fair value of the options granted in October 2002, January 2003 and October 2003 was $2.97, $3.34 and $6.69 per option, respectively.

Pro forma disclosures for the years ended December 31, 2003 and 2002, utilizing the estimated fair value of the options granted, is as follows (dollars in thousands except per share data):

	2003	2002
Net income, as reported	$14,046	$8,412
Add: Stock-based compensation expense related to restricted stock awards included in reported net income, net of related tax effects	388	97
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(645)	(161)

Pro forma net income	$13,789	$8,348

Basic earnings per share:
As reported	$1.04	$0.45
Pro forma	$1.02	$0.44
Diluted earnings per share:
As reported	$1.02	$0.45
Pro forma	$1.01	$0.44

The Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed. Since changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management’s opinion, does not necessarily provide a single reliable measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended December 31, 2003 and 2002 should not be considered representative of the pro forma effects on reported net income and earnings per share for future years. Additional information regarding the Company’s stock options is located in note 11.

Earnings Per Share. Basic earnings per share are calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner similar to that of basic earnings per share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options and unvested restricted stock awards) were issued during the period, computed using the treasury stock method. Prior to April 3, 2002, earnings per share are not applicable as there were no shares outstanding. Unallocated shares held by the Company’s ESOP are not included in the weighted average number of shares outstanding for either the basic or diluted earnings per share calculations.

Derivative Financial Instruments and Hedging Activities. Derivative instruments utilized by the Company have included interest rate floor and cap agreements. The Company is a limited end-user of derivative instruments for interest rate management purposes, and does not conduct trading activities for derivatives.

The Company adopted the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” effective January 1, 2001. SFAS No. 133 has since been amended by SFAS No. 138 and SFAS No. 149. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It

Note 1: Summary of Significant Account Policies—(Continued)

requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either net income or as a component of other comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting.

Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings.

During 2000, the Company entered into three interest rate cap agreements, which expired at various dates through 2002. The cap agreements were entered into as a hedge against the exposure to rising interest rates on the Company’s borrowings.

Upon the adoption of SFAS No. 133 as of January 1, 2001, the Company recorded the cap agreements at estimated fair value. The impact to the Company’s consolidated financial statements was not significant and therefore the impact has not been presented as the cumulative effect of a change in accounting principle in the consolidated statement of income for the year ended December 31, 2001. As permitted by SFAS No. 133, as of January 1, 2001, the Company transferred securities classified as held-to-maturity with an amortized cost of approximately $166.5 million and a fair value of approximately $168.2 million to securities classified as available-for-sale.

Comprehensive Income. Comprehensive income consists of net income, the net change in unrealized gains and losses on securities available-for-sale, net of taxes and the change in minimum pension liability, net of taxes.

Segment Reporting. The Company operates as one segment. Its operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Company operates primarily in the geographical regions of Oneida, Herkimer and Onondaga counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of the Company’s consolidated financial results. Therefore, the Company has a single operating segment for financial reporting purposes.

Reclassifications. Reclassifications are made to prior years’ consolidated financial statements when necessary to conform to the current year’s presentation.

Note 2: Business Combination

On December 27, 2002, the Company completed the acquisition of Herkimer Trust Corporation, Inc. (“Herkimer”), a bank holding company headquartered in Little Falls, New York. Herkimer operated 12 branches in the Mohawk Valley region of New York State. The Company paid $64.0 million in cash in exchange for the Herkimer shares outstanding at the time of acquisition, as well as $1.1 million in direct acquisition costs.

The transaction has been accounted for using the purchase method of accounting and, accordingly, operations acquired from Herkimer have been included in the Company’s financial results since the acquisition date. The assets acquired and liabilities assumed from Herkimer were recorded at their estimated fair values. In connection with the acquisition, the Company recorded approximately $34.5 million of nondeductible goodwill, $3.8 million of core deposit intangible, and $207,000 of trust relationship intangible. The goodwill is not being amortized, but is evaluated at least annually for impairment. No impairment of goodwill was recognized in 2003. The core deposit intangible and the trust relationship intangible are being amortized over seven years using the sum-of-the-years digits method.

Note 2: Business Combination—(Continued)

The following table summarizes the Company’s intangible assets that are subject to amortization (in thousands):

	December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible	$3,839	$960	$2,879
Mortgage servicing rights	593	339	254
Other intangible assets	384	229	155

Total	$4,816	$1,528	$3,288

	December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangible	$3,839	$—	$3,839
Mortgage servicing rights	3,960	3,722	238
Other intangible assets	384	—	384

Total	$8,183	$3,722	$4,461

Amortization expense for intangible assets for the next five years is estimated as follows (in thousands):

	Core Deposit Intangible	Mortgage Servicing Rights	Trust Relationship Intangible
2004	$823	$58	$44
2005	686	44	37
2006	548	34	30
2007	411	26	22
2008	274	20	15

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the Herkimer acquisition:

(In thousands)
At December 27, 2002
Cash and cash equivalents	$37,781
Securities available-for-sale	78,425
Loans receivable, net of allowance for loan losses, and loans held for sale	191,131
Premises and equipment	4,316
Goodwill	34,523
Core deposit intangible	3,839
Trust relationship intangible	207
Other assets	16,027

Total assets acquired	366,249

Deposits and escrow accounts	280,789
Borrowings	18,545
Other liabilities	1,862

Total liabilities assumed	301,196

Net assets acquired	$65,053

Note 2: Business Combination—(Continued)

In connection with the integration of Herkimer’s operations, the Company incurred $1.7 million of merger expenses in 2002. These expenses primarily consisted of systems conversion costs, customer communication, personnel charges, and writedowns on Company properties that are no longer being used as a result of the merger. All expenses related to the Herkimer merger were recorded in 2002. At December 31, 2003 there is no liability for merger expenses.

Presented below is certain unaudited pro forma information for the years ended December 31, 2002 and 2001, as if Herkimer had been acquired on January 1, 2001. These results combine the historical results of Herkimer into the Company’s consolidated statements of income. While certain adjustments were made for the estimated impact of the purchase accounting adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisition actually taken place at that time. In particular, the Company had achieved operating cost savings as a result of the merger, which are not reflected in the pro forma amounts presented.

	For the Years Ended December 31,
	2002	2001
	(In thousands, except per share data)
Net interest income	$47,741	$41,141
Provision for loan losses	(3,418)	(2,512)
Non-interest income	9,778	10,070
Non-interest expense	(43,597)	(40,101)
Income tax expense	(3,120)	(1,656)

Net income	$7,384	$6,942

Basic and diluted earnings per share	$0.37	N/A

Earnings per share are not applicable prior to the conversion to a stock bank on April 3, 2002.

Note 3: Securities

The amortized cost and estimated fair value of securities are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized		Estimated Fair Value
December 31, 2003		Gains	Losses
Available-for-sale:
U.S. Treasury and obligations of U.S. government corporations and agencies	$101,905	$1,257	$107	$103,055
Municipal obligations	31,729	581	31	32,279
Corporate debt securities	15,481	448	14	15,915
Fannie Mae preferred stock	10,000	—	1,807	8,193
Collateralized mortgage obligations	42,209	366	30	42,545
Other mortgage-backed securities	138,393	3,614	280	141,727

Total available-for-sale	$339,717	$6,266	$2,269	$343,714

Held-to-maturity:
Other securities	$1,240	$1	$—	$1,241

Total held-to-maturity	$1,240	$1	$—	$1,241

Note 3: Securities—(Continued)

	Amortized Cost	Gross Unrealized		Estimated Fair Value
December 31, 2002		Gains	Losses
Available-for-sale:
U.S. Treasury and obligations of U.S. government corporations and agencies	$79,703	$2,167	$—	$81,870
Municipal obligations	28,462	3	—	28,465
Corporate debt securities	15,915	262	—	16,177
Fannie Mae preferred stock	10,000	—	534	9,466
Collateralized mortgage obligations	73,159	1,210	—	74,369
Other mortgage-backed securities	127,602	6,184	—	133,786

Total available-for-sale	$334,841	$9,826	$534	$344,133

Held-to-maturity:
Other securities	$1,567	$—	$—	$1,567

Total held-to-maturity	$1,567	$—	$—	$1,567

The following provides information on temporarily impaired securities at December 31, 2003 (in thousands):

	Less than 12 months		12 Months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U.S. Treasury and obligations of U.S. government corporations and agencies	$23,691	$107	$—	$—	$23,691	$107
Municipal obligations	1,001	31	—	—	1,001	31
Corporate debt securities	1,690	14	—	—	1,690	14
Fannie Mae preferred stock	—	—	8,193	1,807	8,193	1,807
Collateralized mortgage obligations	10,646	30	—	—	10,646	30
Other mortgage-backed securities	45,421	280	—	—	45,421	280

Total temporarily impaired securities	$82,449	$462	$8,193	$1,807	$90,642	$2,269

The Fannie Mae preferred stock was not considered to be other than temporarily impaired because the loss is attributed primarily to the low level of market interest rates, as opposed to credit quality concerns. Fannie Mae is a government sponsored enterprise, and was rated Aa3 by Moodys at December 31, 2003. We are not aware of any event that would lead us to believe that the market value of the security has been negatively impacted by a reduction in the credit quality of Fannie Mae. This stock has an adjustable rate, which declined along with market interest rates in recent years. The effect of this rate decline was a reduction in the tax benefit of owning the stock (70% dividend received deduction), which reduced the market value of the security. It is expected that, if and when market rates increase, the market value of this stock should increase. We intend to hold this security for the foreseeable future.

Privately issued collateralized mortgage obligations totaled $8.2 million and $14.8 million at December 31, 2003 and 2002, respectively. These bonds were AAA rated at each date. All other mortgage-backed securities and collateralized mortgage obligations at December 31, 2003 and 2002, were backed by either Fannie Mae, Freddie Mac or Ginnie Mae.

Note 3: Securities—(Continued)

The amortized cost and estimated fair value of debt securities at December 31, 2003, by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Available-for-sale:
Due in one year or less	$39,694	$40,096
Due after one year through five years	82,537	83,573
Due after five years through ten years	8,117	8,282
Due after ten years	18,767	19,298

	149,115	151,249

Mortgage-backed securities and collateralized mortgage obligations	180,602	184,272

Total	$329,717	$335,521

There were no sales of securities during 2003. During the year ended December 31, 2002, the Company realized gross gains of $13,000 and gross losses of $32,000 related to the sales of securities available-for-sale. During the year ended December 31, 2001, the Company realized gross gains of $335,000 and gross losses of $69,000.

Securities at December 31, 2003 and 2002 include approximately $115.5 million and $127.8 million, respectively, of securities which are pledged under depository agreements, treasury, tax and loan accounts, and other collateral agreements, including repurchase agreements.

Note 4: Loans Receivable

The components of loans receivable at the dates indicated are as follows (in thousands):

	December 31,
	2003	2002
One-to-four-family real estate	$481,929	$434,312
Commercial real estate	139,555	170,430
Commercial	58,936	56,785
Consumer, including home equity loans	124,830	143,471

Total loans receivable	805,250	804,998
Less:
Net deferred loan fees and costs	446	442
Allowance for loan losses	8,608	10,989

Net loans receivable	$796,196	$793,567

The Company grants commercial, consumer and residential loans primarily throughout Oneida, Herkimer and Onondaga Counties in New York State. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the employment and economic conditions within these counties.

At December 31, 2003, $334.0 million residential mortgages were pledged as collateral for FHLB advances.

At December 31, 2003 and 2002, loans to Company directors and officers were not significant.

At December 31, 2003, 2002 and 2001, impaired loans totaled approximately $1.9 million, $2.0 million and $4.9 million, respectively. There was no allowance for loan losses on impaired loans at December 31, 2003. The

Note 4: Loans Receivable—(Continued)

allowance for loan losses on impaired loans as of December 31, 2002 and 2001, totaled approximately $1.0 million and $550,000, respectively. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was approximately $1.4 million, $4.3 million and $1.7 million, respectively. No interest income was recognized on impaired loans while such loans were considered impaired during the years ended December 31, 2003, 2002 or 2001.

The amount of loans on which the Company has ceased accruing interest totaled approximately $3.8 million, $10.5 million and $8.8 million at December 31, 2003, 2002 and 2001, respectively. The amount of interest not recorded on these nonaccrual loans was approximately $223,000, $200,000 and $309,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The amount of loans 90 days past due and still accruing at December 31, 2003 and 2002 totaled $480,000 and $461,000, respectively.

Changes in the allowance for loan losses for the years indicated are as follows (in thousands):

	2003	2002	2001
Balance at beginning of year	$10,989	$7,934	$7,564
Charge-offs	(4,051)	(3,097)	(2,767)
Recoveries	570	830	1,465
Provision for loan losses	1,100	1,150	1,672
Allowance acquired	—	4,172	—

Balance at end of year	$8,608	$10,989	$7,934

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others was approximately $129.9 million, $187.7 million, and $212.6 million at December 31, 2003, 2002 and 2001, respectively.

Custodial escrow balances included in demand deposits were approximately $2.2 million and $3.0 million at December 31, 2003 and 2002, respectively.

Note 5: Premises and Equipment

Premises and equipment at cost less accumulated depreciation and amortization at the dates indicated are as follows (in thousands):

	December 31,
	2003	2002
Land	$3,073	$3,073
Buildings	13,754	14,167
Leasehold improvements	2,112	2,108
Furniture, fixtures and equipment	7,341	9,443
Computer software purchased	2,434	2,348
Construction in progress	205	47

Total cost	28,919	31,186
Less: Accumulated depreciation and amortization	(15,296)	(16,675)

	$13,623	$14,511

Note 6: Land and Buildings Held for Sale

In connection with the acquisition of Herkimer, the Company decided to close certain branches due to the close proximity to other branches. Three of these branch buildings were owned and thus were considered held for sale. The net book value of $352,000 at the time approximated the estimated fair value. Depreciation expense was discontinued on these properties effective December 31, 2002. One of these branches was sold in 2003 and a net gain of $13,000 was recognized.

During 2001, the Company recorded an impairment charge of $1.5 million on two buildings it was seeking to sell. The charge reduced the recorded net book value of the properties to their estimated net fair value, which was $3.6 million at December 31, 2001. The net fair value of the properties was estimated by the Company’s in-house appraiser in consultation with a commercial real estate broker. One property is an office building that previously housed several operations functions of the Company. As the Company did not expect to need the space for future operations, it was decided to list the property for sale with a commercial real estate broker. Depreciation expense was discontinued on this property in 2001. Additional impairment charges of $32,000 and $170,000 were recorded on this property during 2003 and 2002, respectively based on management’s reassessment of the estimated fair value. The second property was a former branch location that was consolidated into a new branch office less than a mile away. This property was sold in 2002 for $472,000, resulting in a net gain of $136,000.

Note 7: Accrued Interest Receivable

Accrued interest receivable at the dates indicated consists of the following (in thousands):

	December 31,
	2003	2002
Loans	$2,734	$3,338
Securities	2,502	2,635

Total accrued interest receivable	$5,236	$5,973

Note 8: Deposits

Deposits consisted of the following at the dates indicated (in thousands):

	December 31,
	2003	2002
Savings accounts	$156,469	$169,902
Money market accounts	153,320	164,435
Time accounts	297,273	328,806
Demand deposits and NOW accounts	189,016	192,068

Total deposits	$796,078	$855,211

The maturity of time accounts at December 31, 2003 follows (dollars in thousands):

	December 31, 2003
	Amount	Percent
Maturity
One year or less	$193,408	65.1%
Over one year to two years	54,213	18.2%
Over two years to three years	22,815	7.7%
Over three years to four years	20,497	6.9%
Over four years to five years	6,279	2.1%
Over five years	61	0.0%

Total time accounts	$297,273	100.0%

Note 8: Deposits—(Continued)

The aggregate amount of time accounts $100,000 or greater was approximately $55.5 million at December 31, 2003 and 2002. Deposit amounts in excess of $100,000 are not federally insured.

Note 9: Borrowings

The following is a summary of borrowings at the dates indicated (in thousands):

	December 31,
	2003	2002
Repurchase agreements	$26,069	$44,971
Federal Home Loan Bank term advances	263,500	247,000
Federal Home Loan Bank overnight line of credit	1,000	—

Total borrowings	$290,569	$291,971

The following table sets forth certain information with respect to the overnight line of credit and repurchase agreements at and for the years indicated (dollars in thousands):

	December 31,
	2003	2002	2001
FHLB Overnight Line of Credit:
Maximum month-end balance	$13,000	$—	$19,000
Balance at end of year	1,000	—	—
Average balance during year	1,058	—	2,444
Weighted average interest rate at end of year	1.04%	—	—
Weighted average interest rate during year	1.16%	—	5.39%
Repurchase agreements:
Maximum month-end balance	$44,294	$44,971	$62,657
Balance at end of year	26,069	44,971	29,452
Average balance during year	34,668	28,028	49,835
Weighted average interest rate at end of year	1.04%	1.73%	2.63%
Weighted average interest rate during year	1.21%	2.28%	5.74%

Repurchase agreements outstanding at December 31, 2003 are at interest rates ranging from 0.34% to 7.25%, and were at interest rates ranging from 0.87% to 7.25% at December 31, 2002. At December 31, 2003 and 2002, the fair value of securities pledged under repurchase agreements approximated $46.1 million and $47.0 million, respectively.

As of the dates indicated, principal balances of FHLB term advances mature as follows (dollars in thousands):

	December 31, 2003		December 31, 2002
Maturing	Weighted Average Rate	Amount	Weighted Average Rate	Amount
2003			5.32%	$98,500
2004	2.91%	33,500	2.91%	33,500
2005	4.21%	70,000	5.03%	50,000
2006	3.63%	90,000	4.50%	40,000
2007	3.31%	55,000	3.76%	25,000
2008	2.79%	15,000		—

Total FHLB term advances	3.58%	$263,500	4.64%	$247,000

Note 9: Borrowings—(Continued)

One of the Company’s fixed-rate term FHLB advances totaling $20.0 million at December 31, 2003 is callable quarterly. If called, the Company has the option to reprice the advance at the then-current FHLB rates, or repay the advance. This advance has a rate of 6.31% and matures in August 2005.

The Company had available $351.5 million and $277.0 million in borrowing capacity with the FHLB (subject to limitations) at December 31, 2003 and 2002, respectively, of which approximately $263.5 million and $247.0 million, respectively, was outstanding. FHLB advances are collateralized by certain mortgage loans, mortgage-backed securities, and other securities under a blanket pledge agreement with the FHLB.

Note 10: Employee Benefits Plan

Defined Benefit Plan and Postretirement Benefits. The Company has a noncontributory pension plan covering substantially all employees. Effective November 1, 2002, the Company froze all pension benefit accruals and participation in the Plan. Under the Plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The amounts contributed to the plan are determined annually on the basis of (a) the maximum amount that can be deducted for Federal income tax purposes, or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. The Company also provides postretirement medical and life insurance benefits to eligible retirees. The costs of these benefits are accrued over the employment period of the active employees. The postretirement benefit plan is unfunded. Participation in this plan is limited to personnel meeting eligibility requirements prior to November 1, 2002. No additional employees are eligible for benefits subsequent to that date.

The following table represents a reconciliation of the change in the benefit obligation, plan assets and funded status of the plans at December 31 (using a measurement date of October 1) (in thousands):

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$9,962	$9,636	$3,160	$3,400
Service cost	26	272	58	44
Interest cost	586	665	205	202
Actuarial loss (gain)	748	181	(597)	(253)
Benefits paid	(529)	(792)	(122)	(233)
Curtailment	(1,343)	—	—	—

Benefit obligation at end of year	$9,450	$9,962	$2,704	$3,160

Change in plan assets:
Fair value of plan assets at beginning of year	$8,795	$10,870	$—	$—
Actual return (loss) on plan assets	1,003	(1,283)	—	—
Employer contributions	—	—	122	233
Benefits paid	(529)	(792)	(122)	(233)

Fair value of plan assets at end of year	$9,269	$8,795	$—	$—

Reconciliation of funded status to net amount recognized:
Funded status	$(181)	$(1,167)	$(2,704)	$(3,160)
Unrecognized prior service cost	—	54	263	285
Unrecognized actuarial loss (gain)	826	1,405	(1,879)	(1,350)

Net amount recognized	$645	$292	$(4,320)	$(4,225)

Note 10: Employee Benefits Plan—(Continued)

Amounts recognized in the consolidated balance sheet consist of (in thousands):

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Prepaid benefit cost	$—	$292	$—	$—
Accrued benefit cost	(181)	—	(4,320)	(4,225)
Additional minimum liability	826	—	—	—

Net amount recognized	$645	$292	$(4,320)	$(4,225)

The following table is presented as the plans have an accumulated benefit obligation in excess of plan assets (in thousands):

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
Projected benefit obligation	$9,450	$9,962
Accumulated benefit obligation	9,450	8,625	$2,704	$3,160
Fair value of plan assets	9,269	8,795	—	—

The composition of the net periodic benefit plan (credit) cost for the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$26	$272	$306	$58	$44	$60
Interest cost	586	665	715	205	202	234
Amortization of unrecognized actuarial gain	—	(151)	(247)	(67)	(88)	(60)
Amortization of unrecognized prior service cost	1	7	7	21	21	21
Expected return on plan assets	(879)	(1,093)	(1,149)	—	—	—
Curtailment credit	(87)	—	—	—	—	—

Net periodic benefit plan (credit) cost	$(353)	$(300)	$(368)	$217	$179	$255

Unrecognized net actuarial gains or losses in excess of 10% of the greater of the projected benefit obligation or the fair value of the plan assets are amortized over the average remaining service period of active plan participants.

The following weighted-average assumptions were used to determine benefit obligations for these plans:

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Rate of compensation increase	N/A	4.00%	4.50%

The rate of compensation increase is not applicable in 2003 since the Company froze the plan as of November 1, 2002.

The following weighted-average assumptions were used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate	6.75%	7.25%	8.00%	6.75%	7.25%	7.50%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	4.00%	4.50%	5.50%

Note 10: Employee Benefits Plan—(Continued)

The long-term rate of return on assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the expected rate of return is determined to be 9.0% which is approximately the midpoint of the range of expected returns.

For measurement purposes, a 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. This rate was assumed to decrease gradually to 4.5% by 2008 and remain at that level thereafter.

The health care cost trend rate assumption can have a significant effect on the amounts reported. If the health care cost trend rate were increased one percent, the accumulated post-retirement benefit obligation as of December 31, 2003 would have increased by $303,000 and the aggregate of service and interest cost would have increased by $36,000. If the health care cost trend rate were decreased one percent, the accumulated post-retirement benefit obligation as of December 31, 2003 would have decreased by $251,000 and the aggregate of service and interest cost would have decreased by $29,000.

The Company’s pension plan weighted-average asset allocations at October 1, 2003, and 2002, by asset category are as follows:

	Plan assets at October 1, 2003	Plan assets at October 1, 2002
Equity securities	67%	62%
Debt securities (bond mutual funds)	33%	38%

Total	100%	100%

Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the “Trust”), a no load series open-ended mutual fund. In addition, a small portion of the assets (less than 1%) is invested in RS Group common stock. The investment funds include four equity mutual funds and two bond mutual funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust’s prospectus. The Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”).

The long-term investment objective is to be invested 65% in equity securities (equity mutual funds) and 35% in debt securities (bond mutual funds). If the plan is underfunded under the Guidelines, the bond fund portion will be temporarily increased to 50% in order to lessen asset value volatility. When the plan is no longer underfunded, the bond fund portion will be decreased back to 35%. Asset rebalancing is performed at least annually, with interim adjustments made when the investment mix varies more than 5% from the target (i.e., a 10% target range).

The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term. Performance volatility is also monitored. Risk and volatility are further managed by the distinct investment objectives of each of the Trust funds and the diversification within each fund.

The Company does not expect to make any contributions to its pension plan in 2004. The Company expects its contributions to the postretirement plan in 2004 to remain consistent with 2003, unless there is a significant change in healthcare costs or the health of the participants in the plan.

Defined Contribution Plan. The Company also maintains a defined contribution employee savings 401(k) plan. Company contributions associated with the plan amounted to approximately $299,000, $214,000 and $224,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 10: Employee Benefits Plan—(Continued)

Supplemental Retirement Income Agreement. In June 2001, the Company entered into an Executive Supplemental Retirement Income Agreement (the “SERP”) with the Chief Executive Officer (the “CEO”). Under the terms of the SERP, upon the CEO’s retirement on or after attainment of age 65, the CEO will be entitled to an annual supplemental retirement income benefit equal to 60% of his average annual base salary over the three years prior to retirement or attainment of age 65, payable in monthly installments for 180 months. The SERP also contains provisions regarding the benefits payable to the CEO or his beneficiary in the event of early retirement, disability, death or a change in control of the Company. The Company has also entered into an endorsement split dollar agreement for the benefit of the CEO, under which the Company purchased life insurance to provide death benefits to the CEO’s beneficiary until the CEO attains age 60. The Company will pay the annual premiums on the policy and will have an interest in the policy equal to the greater of the aggregate amount of the premiums paid or the policy’s entire cash surrender value. The accrued benefit liability under the SERP was approximately $310,000 and $190,000 as of December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, the Company recorded a net expense of approximately $124,000, $156,000 and $161,000, respectively, related to the SERP, including premiums paid and earnings on the life insurance policy. The cash surrender value of the life insurance policy as of December 31, 2003 and 2002 was $142,000 and $55,000, respectively.

Note 11: Stock-Based Compensation Plans

Employee Stock Ownership Plan. The Company established an ESOP in 2002 in conjunction with the initial public offering to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $5.1 million from the Company and used the funds to purchase approximately 8.0% of the shares issued in the offering, or 511,808 shares. The loan will be repaid principally from the Company’s discretionary contributions to the ESOP over a period of ten years. At December 31, 2003 and 2002, the loan had an outstanding balance of $4.2 million and $4.7 million, respectively, and an interest rate of 5.75%. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Shares released from the suspense account are allocated among participants at the end of the plan year on the basis of relative compensation in the year of allocation. Unallocated ESOP shares are pledged as collateral on the loan and are reported as a reduction of stockholders’ equity. The Company reports compensation expense equal to the average market price of the shares to be released from collateral at the end of the plan year. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made to the ESOP each plan year ending on December 31. The Company recorded approximately $1.1 million and $765,000 of compensation expense related to the ESOP for the years ended December 31, 2003 and 2002, respectively.

The ESOP shares as of December 31 were as follows:

	2003	2002
Allocated shares	102,362	51,181
Unallocated shares	409,446	460,627

Total ESOP shares	511,808	511,808

Market value of unallocated shares at December 31 (in thousands)	$13,921	$7,333

Long-Term Equity Compensation Plan. On October 10, 2002, the Company’s stockholders approved the Partners Trust Financial Group, Inc. Long-Term Equity Compensation Plan (the “LTECP”).

The LTECP consists of a stock option plan and a Management Recognition Plan (the “MRP”). The primary objective of the LTECP is to enhance the Company’s ability to attract and retain highly qualified officers, employees and directors, by providing such persons with stronger incentives to continue to serve the Company and its subsidiary and to expend maximum effort to improve the business results and earnings of the Company.

Under the LTECP, 639,759 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund option exercises with treasury stock. Options

Note 11: Stock-Based Compensation Plans—(Continued)

under the LTECP may be either nonqualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value of the stock on the grant date. Options expire no later than ten years following the grant date and vest at a rate of 20% per year.

The following is a summary of the Company’s stock option plan as of and for the years ended December 31, 2003 and 2002:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	546,000	$13.25	—	$—
Granted	24,000	17.67	571,000	13.25
Exercised	(3,000)	13.25	—	—
Forfeited	—	—	(25,000)	13.25

Outstanding at end of year	567,000	$13.44	546,000	$13.25

Exercisable at end of year	106,200	$13.25	—	$—

The following table summarizes information on the Company’s stock options at December 31, 2003 and 2002:

	2003
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Options Exercisable	Weighted Average Exercise Price
$13.25 - 22.65	567,000	$13.44	8.8	106,200	$13.25

	2002
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Options Exercisable	Weighted Average Exercise Price
$13.25	546,000	$13.25	9.8	—	$—

Under the MRP, 255,904 shares of authorized but unissued shares are reserved for issuance. The Company also can fund the MRP with treasury stock. The fair market value of the shares awarded under the MRP is being amortized to expense on a straight-line basis over the five year vesting period of the underlying shares. Compensation expense related to the MRP was $644,000 in 2003 and $161,000 from the grant date (October 10, 2002) through December 31, 2002. The remaining unearned compensation cost of $2.4 million and $3.1 million was reported as a reduction of stockholders’ equity at December 31, 2003 and 2002, respectively. Shares awarded under the MRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost basis of the shares recorded as a reduction to retained earnings. The following is a summary of the MRP as of and for the years ended December 31, 2003 and 2002:

	2003		2002
	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price
Beginning of year	243,108	$13.25	—	$—
Granted	—	—	255,903	13.25
Forfeited	—	—	(12,795)	13.25
Vested	(36,679)	13.25	—	—

End of year	206,429	$13.25	243,108	$13.25

Note 12: Income Taxes

The provision for income taxes consisted of the following for the years ended December 31 (in thousands):

	2003	2002	2001
Current:
Federal	$5,986	$3,247	$3,187
State	826	270	515

Deferred:
Federal	385	292	(1,109)
State	71	9	(264)

	$7,268	$3,818	$2,329

A reconciliation of the applicable federal statutory rate to the effective income tax rate for the years indicated is as follows:

	2003	2002	2001
Federal statutory income tax rate	35%	34%	34%
State tax, net of Federal benefit	3	2	2
Tax exempt income on securities and loans	(3)	(2)	(3)
Income from bank-owned life insurance	(2)	(4)	(5)
Death benefit from bank-owned life insurance	—	—	(3)
Other	1	1	1

Effective income tax rate	34%	31%	26%

Note 12: Income Taxes—(Continued)

The components of deferred income taxes included in other assets in the consolidated balance sheets are as follows (in thousands):

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan losses	$2,894	$3,686
Accrued postretirement benefits	1,737	1,701
Depreciation	208	356
Deferred compensation	504	589
Interest on non-accrual loans	319	478
Writedown of land and buildings held for sale	519	495
Charitable contribution carryforward	126	455
Minimum pension liability adjustment	330	—
Other	623	601

Total deferred tax assets	7,260	8,361

Deferred tax liabilities:
Bond discount accretion	(167)	(184)
Purchase accounting adjustments, net	(3,103)	(4,061)
Net unrealized gain on securities available-for-sale	(1,599)	(3,717)

Total deferred tax liabilities	(4,869)	(7,962)

Net deferred tax assets at end of year	2,391	399
Net deferred tax assets at beginning of year	399	3,912

Change in net deferred tax asset	1,992	(3,513)
Less: Change in deferred tax liability on net unrealized gain on securities available-for-sale	2,118	(1,201)
Change in deferred tax asset on minimum pension liability	330	—
Net deferred tax liabilities recorded at purchase acquisition date	—	(2,011)

Deferred tax expense	$(456)	$(301)

The Company’s tax deduction for charitable contributions is subject to limitations based on a percentage of taxable income. Contributions in excess of this limitation are carried forward and may be deducted in one or more of the succeeding five tax years. As a result of the cash and common stock contribution to The SBU Bank Charitable Foundation, at December 31, 2003 and 2002, the Company had unused charitable contribution carryforwards of approximately $255,000 and $1.2 million, respectively. The carryforwards are available for deduction through 2007.

Deferred tax assets are recognized subject to management’s judgment that these tax benefits will more likely than not be realized. Based on the sufficiency of taxable temporary items, historical taxable income, as well as anticipated future taxable income, the Company believes it is more likely than not that the gross deferred tax assets at December 31, 2003 and 2002 will be realized.

As a thrift institution, the Company is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts (“excess reserves”) accumulated after the base year. Deferred tax liabilities are recognized with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or “recaptured”) in the foreseeable future.

Note 12: Income Taxes—(Continued)

In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $5.1 million at December 31, 2003, and the New York State base-year reserve of $20.8 million at December 31, 2003, since the Company does not expect that these amounts will become taxable in the foreseeable future. As discussed in note 18, the Company has signed a definitive merger agreement to acquire BSB Bancorp, Inc., the holding company for BSB Bank & Trust. BSB Bank & Trust is a commercial bank. Subsequent to the acquisition it is likely that the Company’s asset mix will change and have an impact on the test that determines whether the Company qualifies as a thrift for tax purposes. If the Company takes no action, it is possible that the Company, subsequent to the acquisition of BSB Bancorp, Inc., could fail to qualify as a thrift for tax purposes causing recapture of the New York State base-year tax bad debt reserves. However, the Company believes it can manage its assets prior to and subsequent to the acquisition of BSB Bancorp, Inc. in order to continue to qualify as a thrift. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $1.8 million at December 31, 2003. The unrecognized deferred tax liability with respect to the New York State base-year reserve was $1.0 million (net of Federal benefit) at December 31, 2003.

Note 13: Earnings Per Share

The following summarizes the computation of earnings per share for the year ended December 31, 2003 and for the period from the conversion to a stock bank on April 3, 2002 through December 31, 2002 (in thousands except per share data):

	2003	2002
Basic earnings per share:
Income available to common stockholders	$14,046	$6,104

Weighted average basic shares outstanding	13,532	13,678

Basic earnings per share	$1.04	$0.45

Diluted earnings per share:
Income available to common stockholders	$14,046	$6,104

Weighted average basic shares outstanding	13,532	13,678
Effect of dilutive securities:
Stock options	150	16
Unearned restricted stock awards	67	8

Weighted average diluted shares outstanding	13,749	13,702

Diluted earnings per share	$1.02	$0.45

Note 14: Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amount of those commitments and letters of credit reflects the extent of involvement the Company has in those particular classes of financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and letters of credit as it does for on-balance sheet instruments.

Note 14: Commitments and Contingencies—(Continued)

The following presents financial instruments whose contract amounts represent credit risk at the dates indicated (in thousands):

	Contract Amount at December 31,
	2003	2002
Commitments to extend credit	$84,216	$106,455
Letters of credit	1,018	2,000

As of December 31, 2003 and 2002, fixed rate loan commitments totaled $16.3 million and $34.5 million, with rates between 3.74% - 13.75% and 4.74% - 14.50%, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN No. 45 requires certain new disclosures and potential liability-recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Typically, these instruments have terms of 12 months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements.

For both commitments to extend credit and letters of credit, the amount of collateral obtained, if any, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include residential and commercial real estate. The fair value of the Company’s standby letters of credit at December 31, 2003 and 2002 was insignificant.

The Company is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance periods including December 31, 2003 and 2002 was $15.3 million and $14.6 million, respectively, which was satisfied by cash on hand and balances with the Federal Reserve Bank.

The Company leases office space and certain branches under noncancelable operating lease agreements having initial terms which expire at various dates through 2010. Certain leases provide for renewal options of two five-year terms. Rent expense totaled approximately $513,000, $303,000 and $443,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Minimum rentals under the initial terms of these leases are summarized as follows:

Year ending December 31 (in thousands):
2004	$447
2005	448
2006	339
2007	287
2008	208
Thereafter	153

Total minimum lease payments	$1,882

Note 14: Commitments and Contingencies—(Continued)

The payment of dividends by the Bank to the Company is restricted by various laws and regulations. Under current OTS regulations, while the Bank must provide written notice to the OTS prior to any dividend declaration, an application must be approved by the OTS if the total of all dividends declared in any year would exceed the net income for the year plus the retained net income (as defined) of the preceding two years. The ability to pay dividends also is subject to the depository institution being in compliance with regulatory capital requirements. The Bank is currently in compliance with these requirements. The Bank paid no dividends to the Company during 2003 and 2002. As of December 31, 2003, approximately $23.2 million was available at the Bank to pay future dividends to the Company without prior OTS approval.

For as long as the Bank is controlled by the MHC, the dollar amount of the Company’s dividends waived by the MHC is considered a restriction to the retained earnings of the Bank. In 2003 and 2002 the MHC waived dividends from the Company of $2.6 million and $763,000, respectively.

The Company is subject to litigation in the ordinary course of business. Management does not expect such litigation will have a material adverse effect on the Company’s financial position.

Note 15: Disclosures about Fair Values of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents. The carrying values reported in the balance sheet for cash and cash equivalents are equal to the assets’ fair value.

Securities. Fair values for securities are based on quoted market prices or dealer quotes. The fair value of accrued interest approximates carrying value.

FHLB Stock. Fair value of FHLB stock is equal to its book value since there is no readily available market value and the stock cannot be sold, but can be redeemed by the FHLB at cost.

Loans. Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

Deposits. The fair values disclosed for non-interest bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

Borrowings. The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using a discounted cash flow approach, based on current market rates for similar borrowings. The fair value of accrued interest approximates carrying value.

Note 15: Disclosures about Fair Values of Financial Instruments—(Continued)

Mortgagors’ Escrow Funds. The fair value for mortgagors’ escrow funds approximates carrying value. The fair value of accrued interest approximates carrying value.

Off-Balance Sheet and Derivative Instruments. Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. The Company had no derivative instruments other then rate locks and forward commitments at December 31, 2003 and 2002. The fair value of these instruments is not material.

The net carrying amounts and fair values of financial instruments as of the dates indicated are as follows (in thousands):

	December 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$40,507	$40,507	$84,979	$84,979
Securities	344,954	344,955	345,700	345,700
FHLB stock	13,225	13,225	12,350	12,350
Loans held for sale	1,390	1,390	5,054	5,054
Loans receivable	804,804	830,726	804,556	824,929
Allowance for loan losses	(8,608)	—	(10,989)	—

Net loans receivable	796,196	830,726	793,567	824,929

Accrued interest receivable	5,236	5,236	5,973	5,973

Financial liabilities:
Deposits	$796,078	$801,092	$855,211	$859,415
Borrowings	290,569	292,176	291,971	305,551
Mortgagors’ escrow funds	6,056	6,056	5,624	5,624
Accrued interest payable	785	785	1,324	1,324

Note 16: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), of Tier I capital (as defined) to assets (as defined), and of tangible capital (as defined) to tangible assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2003, the most recent notification from the Office of Thrift Supervision categorized the Bank and as well capitalized under the regulatory framework of prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank’s category. Although the Office of Thrift Supervision does not impose minimum capital requirements on thrift

Note 16: Regulatory Matters—(Continued)

holding companies, the Company’s consolidated regulatory capital amounts and ratios for capital adequacy purposes as of December 31, 2003 and 2002 are also presented in the following table (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital (to Risk-Weighted Assets)
Company	$143,963	19.7%	$58,619	8%	$—	N/A
Bank	123,415	16.9%	58,569	8%	73,211	10%
Tier I Capital (to Risk-Weighted Assets)
Company	135,355	18.5%	29,310	4%	—	N/A
Bank	114,807	15.7%	29,284	4%	43,927	6%
Tier I Capital (to Assets)
Company	135,355	10.8%	37,460	3%	—	N/A
Bank	114,807	9.2%	37,365	3%	62,275	5%
Tangible Capital (to Tangible Assets)
Company	135,355	10.8%	18,730	1.5%	—	N/A
Bank	114,807	9.2%	18,682	1.5%	—	N/A

As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)
Company	$131,214	16.2%	$64,710	8%	$—	N/A
Bank	108,919	13.5%	64,710	8%	80,887	10%
Tier I Capital (to Risk-Weighted Assets)
Company	121,092	15.0%	32,355	4%	—	N/A
Bank	98,797	12.2%	32,355	4%	48,532	6%
Tier I Capital (to Assets)
Company	121,092	9.4%	38,775	3%	—	N/A
Bank	98,797	7.6%	38,775	3%	64,625	5%
Tangible Capital (to Tangible Assets)
Company	121,092	9.4%	19,388	1.5%	—	N/A
Bank	98,797	7.6%	19,388	1.5%	—	N/A

The following is a reconciliation of the Company’s equity under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital as of the dates indicated (in thousands):

	December 31,
	2003	2002
GAAP equity	$175,335	$165,437
Less:
Disallowed intangible assets	(37,582)	(38,770)
Unrealized holding gains on securities available-for-sale, net of tax	(2,398)	(5,575)

Tier I capital	135,355	121,092
Plus:
Allowable portion of the allowance for loan losses	8,608	10,122

Total capital	$143,963	$131,214

Note 17: Parent Company Only Financial Statements

Presented below is the condensed balance sheet as of December 31, 2003 and 2002, and statement of income and statement of cash flows for the year ended December 31, 2003 and for the period from April 3, 2002 to December 31, 2002, for Partners Trust Financial Group, Inc. (in thousands). These financial statements should be read in conjunction with the consolidated financial statements and notes thereto.

	2003	2002
Condensed Balance Sheet
Assets:
Cash and due from subsidiary bank	$20,865	$23,216
Securities available-for-sale, at fair value	3,132	—
Investment in subsidiary bank	154,804	143,142
Other assets	41	—

Total assets	$178,842	$166,358

Total liabilities	$3,507	$921
Total stockholders’ equity	175,335	165,437

Total liabilities and stockholders’ equity	$178,842	$166,358

Condensed Statement of Income
Interest income	$257	$379
Other income	10	—

Total income	267	379

Employee benefits	1,726	926
Contribution of cash and Company common stock to charitable foundation	—	2,100
Other operating expenses	345	188

Total operating expenses	2,071	3,214

Net loss before income taxes and equity in undistributed income of subsidiary bank	(1,804)	(2,835)

Income tax benefit	532	1,019
Equity in undistributed income of subsidiary bank	15,318	7,920

Net income	$14,046	$6,104

Note 17: Parent Company Only Financial Statements—(Continued)

	2003	2002
Condensed Statement of Cash Flows
Operating activities:
Net income	$14,046	$6,104
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary bank	(15,318)	(7,920)
Net premium amortization on securities	7	—
Increase in other assets	(32)	—
Increase in other liabilities	2,744	921
Contribution of Company common stock to charitable foundation	—	1,919
ESOP expense	1,081	765
MRP expense	644	161

Net cash provided by operating activities	3,172	1,950

Investing activities:
Purchases of securities available-for-sale	(4,165)	—
Proceeds from redemptions, maturities and principal collected on securities available-for-sale	1,000	—
Investment in equity of subsidiary bank	—	(30,966)

Net cash used in investing activities	(3,165)	(30,966)

Financing activities:
Cash dividends	(2,078)	(608)
Net proceeds from sale of common stock	—	61,933
Loan to ESOP for the purchase of common stock	—	(5,118)
Capitalization of Partners Trust, MHC	—	(100)
Purchase of treasury stock	(320)	(3,875)
Proceeds from exercise of stock options	40	—

Net cash (used in) provided by financing activities	(2,358)	52,232

Net (decrease) increase in cash and cash equivalents	(2,351)	23,216
Cash and cash equivalents at beginning of period	23,216	—

Cash and cash equivalents at end of year	$20,865	$23,216

Supplemental disclosure of non-cash investing and financing activities:
Recognition of subsidiary bank’s existing equity on date of investment in equity of subsidiary bank	$—	$101,074

Note 18: Adoption of Plan of Conversion and Reorganization and Acquisition (Unaudited)

On December 23, 2003, the board of directors of the MHC, the Company and the Bank adopted the Plan of Conversion and Reorganization of Partners Trust, MHC (the “Plan”) for the conversion and restructuring of the Company and the MHC into a full capital stock corporation. The Plan requires regulatory approvals, the approval of the depositors of the Bank entitled to vote on the Plan and the approval of stockholders. Pursuant to the Plan, the reorganization will be effected in a manner that is consistent with applicable federal law and regulations.

The reorganization will be accounted for as a change in corporate form with no resulting change in the historical basis of the Company’s assets, liabilities and equity. Direct offering costs are being deferred and will be deducted from the proceeds of the shares sold in the offering. If the reorganization and conversion is not completed, all costs will be charged to expense. As of December 31, 2003 no costs had been deferred.

Note 18: Adoption of Plan of Conversion and Reorganization and Acquisition (Unaudited)—(Continued)

On December 23, 2003, the Company also signed a definitive merger agreement to acquire BSB Bancorp, Inc. (“BSB”), the holding company for BSB Bank & Trust Company. Under the agreement, following the conversion, BSB will be merged into the reorganized Partners Trust. The acquisition will only occur if the conversion is completed. The consideration to be paid in the merger will be 40% cash and 60% stock. Stockholders of BSB will be able to elect either $36.00 in cash or shares of common stock of the reorganized Partners Trust, subject to customary proration and allocation procedures. The final exchange ratio for the stock portion will be determined by dividing $36.00 by the price at which shares of Partners Trust common stock are sold in the conversion. The aggregate value of the transaction is approximately $347.0 million. The conversion, offering and acquisition are expected to be completed in mid-2004, subject to regulatory and stockholder approvals. The acquisition is to occur immediately upon completion of the conversion. As of December 31, 2003, BSB has total assets of $2.21 billion, total deposits of $1.59 billion and total stockholders’ equity of $146.3 million.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

BSB Bancorp, Inc.:

We have audited the accompanying consolidated statements of condition of BSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2001, were audited by other auditors whose report thereon dated January 25, 2002, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated statements of condition as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, present fairly, in all material respects, the financial position of BSB Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Albany, New York

February 12, 2004

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and shareholders

of BSB Bancorp, Inc.:

In our opinion, the consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2001 (appearing on pages F-40 to F-43 in this Pre-effective Amendment No. 1 to the Form S-4 of Partners Trust Financial Group, Inc.) present fairly, in all material respects, the results of operations and cash flows of BSB Bancorp, Inc. and its subsidiaries for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Syracuse, New York

January 25, 2002

BSB BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	At December 31,
	2003	2002
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$45,670	$46,912
Federal funds sold	16,000	—

Cash and cash equivalents	61,670	46,912

Investment securities available for sale, at fair value	623,832	538,545
Investment securities held to maturity (fair value of $56,093 at December 31, 2002)	—	55,373
Federal Home Loan Bank of New York stock	19,541	19,934
Loans held for sale	1,144	4,001
Loans:
Commercial	323,634	492,171
Consumer	367,412	377,961
Residential real estate	558,781	330,344
Commercial real estate	199,417	146,955

Total loans	1,449,244	1,347,431
Net deferred costs	2,953	1,863
Allowance for loan losses	(47,421)	(63,250)

Net loans	1,404,776	1,286,044

Bank premises and equipment, net	15,223	14,545
Accrued interest receivable	7,981	9,875
Other real estate owned and repossessed assets	1,231	3,109
Bank owned life insurance	41,054	20,032
Other assets	35,659	36,297

Total assets	$2,212,111	$2,034,667

Liabilities and Shareholders’ Equity
Deposits	$1,589,086	$1,442,756
Borrowings	410,768	378,118
Other liabilities	17,752	16,867
Junior subordinated obligations issued to unconsolidated subsidiary trusts (Junior subordinated obligations)	48,202	—
Mandatorily redeemable preferred securities issued by consolidated subsidiary trusts (Trust preferred securities)	—	48,000

Total liabilities	2,065,808	1,885,741

Commitments and contingent liabilities (Note 11)
Stockholders’ Equity:
Preferred stock, par value $.01 per share; 2,500,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 11,788,182 and 11,660,726 shares issued	118	117
Additional paid-in capital	44,243	41,704
Retained earnings	142,743	134,903
Accumulated other comprehensive income	3,049	8,970
Treasury stock, at cost; 2,541,668 and 2,223,430 shares	(43,850)	(36,768)

Total shareholders’ equity	146,303	148,926

Total liabilities and shareholders’ equity	$2,212,111	$2,034,667

See accompanying notes to consolidated financial statements.

BSB BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans	$87,289	$96,346	$137,196
Interest on federal funds sold	80	287	1,101
Interest on investment securities	27,032	32,622	25,008
Interest on loans held for sale	400	233	189

Total interest income	114,801	129,488	163,494

Interest expense:
Interest on savings deposits	1,416	2,551	4,092
Interest on time accounts	18,783	26,401	48,878
Interest on money market deposit accounts	4,773	5,667	11,500
Interest on NOW accounts	264	710	1,522
Interest on borrowings	14,700	13,162	13,738
Interest on trust preferred securities	3,029	2,728	2,437

Total interest expense	42,965	51,219	82,167

Net interest income	71,836	78,269	81,327
Provision for loan losses	10,088	46,170	18,224

Net interest income after provision for loan losses	61,748	32,099	63,103

Non-interest income:
Service charges on deposit accounts	5,190	5,176	5,226
Checkcard interchange fees	1,407	1,422	1,284
Mortgage servicing fees	607	832	1,125
Fees and commissions-brokerage services	855	886	698
Trust fees	1,210	1,308	1,618
Income from bank owned life insurance	1,023	32	—
Gain on sale of securities, net	1,339	292	379
Gain on sale of branch offices, net	—	3,063	299
Gain on sale of credit card portfolio, net	—	1,806	—
Other income	1,909	2,946	2,903

Total non-interest income	13,540	17,763	13,532

Operating expense:
Salaries, pensions and other employee benefits	27,044	24,769	21,828
Building occupancy	4,561	4,259	4,304
Advertising and promotion	1,260	1,293	931
Professional fees	2,374	2,890	2,206
Data processing costs	4,662	5,534	5,213
Services	3,082	2,905	2,951
System conversion expenses	—	387	—
Merger related expenses	325	—	—
Other real estate owned and repossessed asset expenses, net	555	688	211
Other expenses	5,683	5,608	5,959

Total operating expense	49,546	48,333	43,603

Income before income taxes	25,742	1,529	33,032
Income tax expense (benefit)	8,725	(254)	12,572

Net Income	$17,017	$1,783	$20,460

Earnings per share:
Basic	$1.85	$0.19	$2.05
Diluted	$1.81	$0.18	$2.02

See accompanying notes to consolidated financial statements.

BSB BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
	(In thousands, except share and per share data)
Balance at December 31, 2000	11,503,272	$115	$38,789	$132,277	$(1,912)	$(13,484)	$155,785

Net income				20,460			20,460
Other comprehensive income					4,432		4,432

Comprehensive income							24,892

Stock options exercised	32,228		440				440
Tax benefit on stock options			102				102
Cash dividends paid on common stock ($1.00 per share)				(9,989)			(9,989)
Treasury stock purchased (732,410 shares)						(15,405)	(15,405)

Balance at December 31, 2001	11,535,500	115	39,331	142,748	2,520	(28,889)	155,825

Net income				1,783			1,783
Other comprehensive income					6,450		6,450

Comprehensive income							8,233

Stock options exercised	125,226	2	2,046				2,048
Tax benefit on stock options			327				327
Cash dividends paid on common stock ($1.00 per share)				(9,628)			(9,628)
Treasury stock purchased (315,496 shares)						(7,879)	(7,879)

Balance at December 31, 2002	11,660,726	117	41,704	134,903	8,970	(36,768)	148,926

Net income				17,017			17,017
Other comprehensive loss					(5,921)		(5,921)

Comprehensive income							11,096

Stock options exercised	127,456	1	2,223				2,224
Tax benefit on stock options			316				316
Cash dividends paid on common stock ($1.00 per share)				(9,177)			(9,177)
Treasury stock purchased (318,238 shares)						(7,082)	(7,082)

Balance at December 31, 2003	11,788,182	$118	$44,243	$142,743	$3,049	$(43,850)	$146,303

See accompanying notes to consolidated financial statements.

BSB BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Operating activities:
Net income	$17,017	$1,783	$20,460
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	7,197	15	(1,174)
Provision for loan losses	10,088	46,170	18,224
Gain on sale of securities, net	(1,339)	(292)	(379)
Gain on repurchase of trust preferred securities, net	(6)	(726)	—
Gain on sale of credit card portfolio	—	(1,806)	—
Gain on sale of branch offices, net	—	(3,063)	(299)
Loss (gain) on sale of loans held for sale, bank premises and equipment, other real estate owned and repossessed assets	250	(56)	(125)
Depreciation and amortization	2,264	2,376	2,642
Net amortization of premiums and discounts on investment securities	2,799	1,913	79
Tax benefit from exercise of stock options	316	327	102
Income from bank owned life insurance	(1,022)	(32)	—
Proceeds from sale of loans held for sale	55,819	24,726	8,690
Loans originated and held for sale	(53,166)	(18,830)	(20,162)
Writedowns of other real estate owned and repossessed assets	71	1,526	1,089
Net change in other assets and liabilities	1,857	(17,749)	(4,743)

Net cash provided by operating activities	42,145	36,282	24,404

Investing activities:
Proceeds from calls of held to maturity investment securities	9,061	8,055	2,069
Purchases of held to maturity investment securities	(1,317)	(54,011)	(7,298)
Principal collected on held to maturity investment securities	889	4,383	1,171
Proceeds from sales and calls of available for sale investment securities	216,619	162,842	167,696
Purchases of available for sale investment securities	(575,206)	(351,955)	(323,647)
Principal collected on available for sale investment securities	308,678	147,284	47,306
Purchases of Federal Home Loan Bank (“FHLB”) stock	(7,974)	(8,039)	(4,174)
Redemptions of FHLB stock	8,367	3,176	9,927
Proceeds from sale of credit card portfolio	—	12,749	—
Net loans (made to) repaid by customers	(158,631)	71,982	343,002
Proceeds from sale of classified commercial loans	27,248	—	—
Proceeds from sale of other real estate owned and repossessed assets	4,370	6,123	4,243
Investment in bank owned life insurance	(20,000)	(20,000)	—
Purchases of bank premises and equipment	(2,942)	(1,694)	(2,712)

Net cash (used in) provided by investing activities	(190,838)	(19,105)	237,583

(continued)

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Financing activities:
Net increase (decrease) in deposits, exclusive of branch sales	146,330	(10,781)	(382,065)
Net payment for sale of branches	—	(37,066)	(2,224)
Net decrease in repurchase agreements and FHLB line of credit advances	(21,321)	(80,034)	(5,118)
Proceeds from FHLB term advances	125,000	115,000	192,000
Repayments of FHLB term advances	(71,029)	(17,099)	(52,099)
Net proceeds from issuance of trust preferred securities	—	25,000	—
Repurchase of trust preferred securities	(1,494)	(6,098)	—
Proceeds from exercise of stock options	2,224	2,048	440
Purchases of treasury stock	(7,082)	(7,879)	(15,405)
Dividends paid	(9,177)	(9,628)	(9,989)

Net cash provided by (used in) financing activities	163,451	(26,537)	(274,460)

Net increase (decrease) in cash and cash equivalents	14,758	(9,360)	(12,473)
Cash and cash equivalents at beginning of year	46,912	56,272	68,745

Cash and cash equivalents at end of year	$61,670	$46,912	$56,272

Supplemental disclosures to statements of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowings	$42,842	$52,771	$85,339
Income taxes (refunded) paid	$(588)	$5,737	$8,553

Non-cash investing activity:
Transfers from loans to other real estate owned and repossessed assets	$2,563	$8,712	$5,480
Transfer of securities from held to maturity to available for sale (amortized cost of $44,926)	$45,238	—	—
Adjustment of available for sale investment securities to fair value, net of tax	$(5,921)	$6,540	$4,432
Impact of deconsolidation of subsidiary trusts upon adoption of FIN 46 R as described in Note 1:
Increase in junior subordinated obligations	$48,202	—	—
Increase in other assets representing investment in subsidiary trusts	$(1,702)	—	—
Decrease in trust preferred securities	$(46,500)	—	—

See accompanying notes to consolidated financial statements.

BSB BANCORP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Nature of Operations. BSB Bancorp, Inc. (the “Company”) is the bank holding company of BSB Bank & Trust Company (the “Bank”). The Bank is a New York-chartered commercial bank and trust company and, at December 31, 2003, operated 20 full-service branches in Broome, Chenango, Onondaga and Tioga Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal and other related services.

Principles of Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its consolidated wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets acquired in connection with foreclosures and repossessions. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets, management obtains appraisals of related collateral.

Management believes that the allowance for loan losses is maintained at a level which represents management’s estimate of all known and inherent losses in the loan portfolios and that other real estate owned and repossessed assets are recorded at the lesser of the recorded investment in the loan at the time of foreclosure or repossession, or the fair value less an estimate of the costs to sell the properties or assets. While management uses available information to recognize losses on loans and other real estate owned and repossessed assets, future additions to the allowance for loan losses or writedowns of other real estate owned and repossessed assets may be necessary based on changes in economic conditions. In addition, Federal and state bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and other real estate owned and repossessed assets. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned and repossessed assets based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

A substantial portion of the Company’s loans are secured by real estate and business related assets located throughout the New York State counties of Broome, Chenango, Onondaga and Tioga. In addition, a substantial portion of the other real estate owned is located in the same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon general economic and real estate market conditions in these counties.

Cash and Cash Equivalents. Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold or purchased for one-day periods.

Investment Securities and Federal Home Loan Bank of New York Stock. Management determines the classification of securities at the time of purchase. In March 2003, the Company sold its entire holdings of $9.1 million in certain corporate securities based upon an internal analysis concerned with anticipated downgrades due

Note 1: Summary of Significant Account Policies—(Continued)

to deteriorating fundamentals of the issuer. These corporate securities have been classified as held to maturity securities from the time of their initial purchase in 2002. Under the provisions of SFAS No. 115, such sale transactions cast doubt on the Company’s intent to hold other held to maturity securities to maturity. As a result, in March 2003, the Company reclassified its entire remaining held to maturity portfolio as available for sale and recognized the unrealized gain of $312,000 on the transferred securities as a credit to other comprehensive income as of the transfer date. The aggregate amortized cost value of the held to maturity portfolio was $44.9 million with a fair value of $45.2 million at the time of the transfer. In addition, as a result of the sale and transfer, the Company is precluded from classifying any newly purchased securities as held to maturity for the foreseeable future.

Securities that are identified as trading securities for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss (a separate component of stockholders’ equity). None of the Company’s securities have been classified as trading securities at December 31, 2003 or 2002. Debt securities classified as held to maturity prior to March 2003 were reported at amortized cost.

Purchases and sales of securities are recorded as of the trade date. Premiums and discounts on securities are amortized and accreted, respectively, on a systematic basis over the period to maturity or estimated life of the related security. Gains or losses on securities sold are computed based on the net proceeds received and the amortized cost of the specific security sold. If unrealized losses on securities reflect a decline in value which is other than temporary, they are charged against income.

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Company is required to hold FHLB stock, which is carried at cost since there is no readily available market value.

Loans Held For Sale. Loans held for sale are recorded at the lower of cost or fair value, in the aggregate. It is management’s intention to sell these loans. Loans held for sale, as well as the commitments to sell the loans that are originated for sale, are regularly evaluated. If necessary, a valuation allowance is established with a charge to income for unrealized losses attributable to a change in market rates.

Loans. Loans are reported at the principal amount outstanding, net of deferred loan fees and costs and the allowance for loan losses. Non-refundable loan fees and related direct costs are deferred and amortized over the life of the loan as an adjustment of loan yield.

Income Recognition on Non-accrual and Impaired Loans. Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company generally does not accrue interest on loans greater than 90 days or more past due for the payment of principal or interest, unless the value of the collateral and active collection efforts indicate that full recovery is probable. Cash receipts on non-accrual loans are generally applied to reduce the unpaid principal balance, however, interest on non-accrual loans may also be recognized as cash is received. Amortization of the related net deferred loan fees and costs is suspended when a loan is placed on non-accrual status. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

Commercial and commercial real estate loans are considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

Note 1: Summary of Significant Account Policies—(Continued)

Allowance for Loan Losses. The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans, or portions thereof, are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses when received. The allowance is an amount that management believes will be necessary to absorb probable losses on existing loans. Management’s evaluation of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience by loan type, review of specific problem loans, changes in the composition and volume of the loan portfolio, overall portfolio quality and current economic conditions that may affect the borrowers’ ability to pay.

Troubled Debt Restructured Loans. A loan is considered to be a troubled debt restructured loan (“TDR”) when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications at interest rates that are less than the current market rate for new obligations with similar risk. TDR loans that are in compliance with their modified terms and that yield a market rate may be removed from the TDR status after a period of performance.

Bank Premises and Equipment. Bank premises and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the asset (15-50 years for bank premises and 3-10 years for furniture and equipment). Maintenance and repairs are charged to operating expense as incurred.

Other Real Estate Owned and Repossessed Assets. Other real estate owned and repossessed assets is comprised of property or assets acquired in the settlement of loans. These assets are initially established at the lesser of the recorded investment in the loan, or at the estimated fair value of the asset reduced by estimated disposal costs. At the time of foreclosure or repossession, the amount, if any, by which the recorded investment in the loan exceeds the fair value of the asset received is charged against the allowance for loan losses. Any subsequent declines in estimated fair value of the property or asset, or expenses incurred to maintain the property or asset, are charged to operating expense. An asset may be considered an in-substance foreclosure or repossession if the Company has taken possession of the asset serving as collateral for the loan, regardless of whether the Company has legal title to the asset. The final disposition of the property or asset is dependent upon many factors and the final disposition price may differ from the recorded value at that time. Any gains or losses upon disposition are recorded in operating expense.

Bank Owned Life Insurance. Bank owned life insurance (“BOLI”) is carried at the cash surrender value of the underlying policies. Income on the investments in the policies, net of insurance costs, is recorded as non-interest income.

Mortgage Servicing Rights. The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance by a charge to mortgage servicing fee income.

Securities Sold Under Agreements to Repurchase. Under securities repurchase agreements, the Company transfers the underlying securities to a third party custodian’s account that explicitly recognizes the Company’s interest in the securities. These agreements are accounted for as secured financing transactions provided the Company maintains effective control over the transferred securities and meets other criteria for such accounting as specified in Statement of Financial Account Standards (“SFAS”) No. 140. The Company’s agreements are accounted for as secured financings; accordingly, the transaction proceeds are recorded as borrowed funds and the underlying securities continue to be carried in the Company’s securities available for sale portfolio.

Note 1: Summary of Significant Account Policies—(Continued)

Income Taxes. The Company accounts for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Pension and Postretirement Benefits. The Company maintains a non-contributory, tax-qualified defined benefit pension plan covering substantially all employees. The Company also maintains a non-qualified supplemental plan for certain former executives. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. For purposes of computing net periodic pension expense for the qualified plan, the Company uses a market-related value of assets, which distributes asset gains and losses over a two-year period. Asset gains and losses are determined by the difference between the expected return on assets and the actual return.

The Company also provides certain post-retirement life and health insurance benefits to substantially all employees and retirees. The cost of post-retirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

Stock-Based Compensation. The Company has two stock-based compensation plans, which are described more fully in Note 15. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based compensation cost has been reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to its stock-based compensation plans.

	2003	2002	2001
	(In thousands, except per share data)
Net income, as reported	$17,017	$1,783	$20,460
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,044)	(918)	(852)

Pro forma net income	$15,973	$865	$19,608

Earnings Per Share:
Basic – as reported	$1.85	$0.19	$2.05

Basic – pro forma	$1.73	$0.09	$1.97

Diluted – as reported	$1.81	$0.18	$2.02

Diluted – pro forma	$1.70	$0.09	$1.94

The weighted average fair value of options granted during 2003, 2002 and 2001 was $8.11, $7.13 and $4.91, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: dividend yield of 3.7%, 3.8% and 3.9% ; expected volatility of 32.5%, 31.7% and 29.1%; risk-free interest rate of 3.40%, 4.71% and 5.09%; and expected life of 7.4 years in each year.

Note 1: Summary of Significant Account Policies—(Continued)

The Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed. Since changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management’s opinion, does not necessarily provide a single reliable measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended December 31, 2003, 2002 and 2001, may not be representative of the pro forma effects on reported net income and earnings per share for future years.

Trust Department Assets and Fees. Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual basis and are included in non-interest income.

Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the net additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the reporting period, computed using the treasury stock method.

Financial Instruments. In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company’s policy is to record such instruments when funded.

Fair Value of Financial Instruments. The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments for purposes of disclosure:

Cash and cash equivalents and accrued interest receivable/payable: The carrying amounts reported in the consolidated statements of condition for these instruments approximate fair value.

Investment securities and FHLB stock: Fair values for investment securities are based on quoted market prices or dealer quotes. The fair value of FHLB stock is assumed to equal the carrying value since the stock is non-marketable but redeemable at its par value.

Loans and loans held for sale: Fair values for loans are estimated using a discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. Fair values for loans held for sale are estimated using quoted market values.

Deposits: The fair values disclosed for non-interest-bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms.

Borrowings, junior subordinated obligations and trust preferred securities: The carrying amounts of repurchase agreements and FHLB line of credit advances approximate fair value. Fair values for FHLB term advances, other borrowings, junior subordinated obligations and trust preferred securities are estimated using discounted cash flows, based on current market rates for similar instruments.

Off-balance-sheet instruments: Off-balance-sheet financial instruments consist of letters of credit and commitments to extend credit. Standby letters of credit and commitments to extend credit are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality.

Comprehensive Income. Comprehensive income consists of the sum of net income and items of other comprehensive income or loss, which are reported directly in stockholders’ equity, net of tax, such as the change

Note 1: Summary of Significant Account Policies—(Continued)

in net unrealized gain or loss on securities available for sale. The Company has reported comprehensive income in the consolidated statements of changes in stockholders’ equity. Accumulated other comprehensive income or loss, which is a component of stockholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Segment Reporting. The Company operates a single business segment solely in the financial services industry, which includes providing traditional banking services to its customers. The Company operates primarily in the geographical regions of Broome, Chenango, Onondaga and Tioga counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of the Company’s traditional banking operations, which constitute the Company’s only reportable segment.

Reclassifications. Certain data for prior years has been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net income or stockholders’ equity.

Recent Accounting Pronouncements. In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46 was effective for all VIE’s created after January 31, 2003. However, the FASB has postponed that effective date to December 31, 2003. In December 2003, the FASB issued a revised FIN 46 (FIN 46 R), which further delayed this effective date until March 31, 2004 for VIE’s created prior to February 1, 2003, except for special purpose entities, which must adopt either FIN 46 or FIN 46 R as of December 31, 2003. The requirements of FIN 46 R resulted in the deconsolidation of the Company’s wholly owned subsidiary trusts, formed to issue mandatorily redeemable preferred securities (“trust preferred securities”). The deconsolidation, as of December 31, 2003, results in the recognition of the trust preferred securities as junior subordinated obligations on the related consolidated statement of financial condition. The junior subordinated obligations of the trusts also include common interests, which aggregate approximately $1.7 million, and are offset by an identical amount representing the Company’s investment and included in other assets. The provisions of FIN 46 R had no impact on the Company’s consolidated statements of income or cash flows for 2003.

The FASB issued Statement No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities”. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contacts and for hedging activities. This statement amends Statement 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement requires an issuer to classify three types of freestanding financial instruments as liabilities. One type is financial instruments issued in the form of shares requiring the issuer to redeem them by transferring its assets. The second type is financial instruments that embody an obligation to repurchase the issuer’s equity shares by transferring assets. The third type of financial instruments is one that embodies an unconditional obligation that the issuer must or may settle by issuing a variable number of its equity shares if, at inception, the monetary value of the obligation meets certain criteria. The statement also requires disclosures about the terms of the instruments and settlement alternatives. The statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise

Note 1: Summary of Significant Account Policies—(Continued)

shall be effective at the beginning of the first interim period beginning after June 15, 2003. The effective date has been deferred indefinitely for certain types of mandatorily redeemable financial instruments. The provisions of this statement did not have a material impact on the Company’s consolidated financial statements.

Note 2: Pending Merger

On December 23, 2003, the Company executed a definitive agreement with Partners Trust Financial Group, Inc. (“Partners”) to acquire all the assets of the Company. The merger is contingent upon the successful conversion and restructuring of Partners and Partners Trust, MHC into a full capital stock corporation. The Company will be merged into the reorganized Partners following the conversion. The conversion, offering and acquisition are expected to be completed in mid-2004, subject to regulatory and stockholder approvals. The consideration to be paid in the merger will be 40% cash and 60% stock. Stockholders of the Company will be able to elect either $36.00 in cash or shares of common stock of the reorganized Partners Trust, subject to customary proration and allocation procedures. The merger is also contingent upon the approval of certain regulatory authorities, as well as the stockholders of the Company and Partners.

Under terms of the definitive agreement, the Company will continue to conduct operations in the normal course of business consistent with past practices and all applicable laws and regulations, except as relates to certain dividends and distributions by the Company. The Company covenants not to change any of its capital stock; not to issue or authorize any additional shares, except as available from the exercise of currently outstanding options under the Company’s current plan; and, not to purchase, redeem or acquire any capital stock, except as authorized under the terms of the Company’s current stock option plan.

Note 3: Investment Securities and Other Comprehensive Income

The amortized cost and fair value of the investment securities portfolios at December 31 are summarized as follows:

2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available for sale portfolio:
U. S. Government and agency securities	$162,231	$1,813	$593	$163,451
Municipal obligations	22,990	842	59	23,773
Mortgage-backed securities	105,655	2,760	75	108,340
Collateralized mortgage obligations	263,078	1,885	1,128	263,835
Equity securities	23,592	37	446	23,183
Corporate debt securities	41,189	112	51	41,250

	$618,735	$7,449	$2,352	$623,832

Note 3: Investment Securities and Other Comprehensive Income—(Continued)

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Available for sale portfolio:
U. S. Government and agency securities	$101,564	$2,891	$2	$104,453
Municipal obligations	10,934	673	—	11,607
Mortgage-backed securities	213,209	8,053	9	221,253
Collateralized mortgage obligations	172,396	3,436	15	175,817
Equity securities	23,946	25	198	23,773
Corporate debt securities	1,497	145	—	1,642

	$523,546	$15,223	$224	$538,545

Held to maturity portfolio
Corporate debt securities	$33,179	$589	$66	$33,702
Municipal obligations	15,682	342	158	15,866
Mortgage-backed securities	6,480	42	31	6,491
Collateralized mortgage obligations	32	2	—	34

	$55,373	$975	$255	$56,093

The following table summarizes other comprehensive (loss) income, which is comprised of the net unrealized gains (losses) on available for sale securities less the related taxes for the respective years ended December 31:

	2003	2002	2001
	(In thousands)
Other comprehensive (loss) income:
Net unrealized (loss) gains on securities available for sale arising during the period	$(8,563)	$10,970	$7,983
Reclassification adjustment for net realized gains included in net income	(1,339)	(292)	(379)

Other comprehensive (loss) income before tax	(9,902)	10,678	7,604
Income tax benefit (expense) on other comprehensive (loss) income	3,981	(4,228)	(3,172)

Other comprehensive (loss) income, net of tax	(5,921)	6,450	4,432

Comprehensive income	$11,096	$8,233	$24,892

Information on temporarily impaired securities at December 31, 2003, segregated according to the length of time such securities had been in a continuous unrealized loss position, is summarized as follows:

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
Available for sale portfolio:
U. S. Government and agency securities	$44,229	$593	$—	$—	$44,229	$593
Municipal obligations	1,251	29	700	30	1,951	59
Mortgage-backed securities	13,061	53	5,713	22	18,775	75
Collateralized mortgage obligations	103,677	1,128	—	—	103,677	1,128
Equity securities	12,533	446	—	—	12,533	446
Corporate debt securities	4,949	51	—	—	4,949	51

	$179,700	$2,300	$6,413	$52	$186,114	$2,352

The above table represents 53 investment securities where the current fair value is less than the related amortized cost. These unrealized losses do not reflect any deterioration of the credit worthiness of the issuing

Note 3: Investment Securities and Other Comprehensive Income—(Continued)

entities. No security has a current rating that is below investment grade, and 38 of the securities are rated “AAA”. The lowest rated securities represent 3 “BBB” rated securities. The unrealized losses on these temporarily impaired securities are a result of changes in interest rates for fixed-rate securities where the interest rate received is less than the current rate available for new offerings of similar securities, changes in market spreads as a result of shifts in supply and demand, and changes in the level of prepayments for mortgage related securities.

The amortized cost and fair value of debt securities (mortgage-backed securities and collateralized mortgage obligations are shown separately) at December 31, 2003, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Within one year	$12,247	$12,522
After one year but within five years	39,588	41,035
After five years but within ten years	114,852	115,344
After ten years	59,723	59,573
Mortgage-backed securities and collateralized mortgage obligations	368,733	372,175

	$595,143	$600,649

The gross realized gains and gross realized losses on available for sale investment securities transactions are summarized below:

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Gross gains	$1,738	$518	$905
Gross losses	399	226	526

Net gains	$1,339	$292	$379

Investment securities at December 31, 2003 and 2002 include approximately $460.0 million and $470.0 million, respectively, pledged under various agreements, principally for municipal deposits, letters of credit, lines of credit and borrowings.

Note 4: Loans and Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are presented in the following summary:

	2003	2002	2001
	(In thousands)
Balance at beginning of year	$63,250	$58,829	$59,291
Provision for loan losses	10,088	46,170	18,224
Loans charged-off	(37,601)	(48,556)	(23,631)
Recoveries credited	11,684	6,807	4,945

Balance at end of year	$47,421	$63,250	$58,829

Note 4: Loans and Allowance for Loan Losses—(Continued)

Non-performing loans at December 31 are presented in the following summary:

	2003	2002	2001
	(In thousands)
Non-accrual loans	$13,100	$50,337	$59,796
Accruing loans with principal or interest payments 90 days or more past due	109	278	879

Total non-performing loans	$13,209	$50,615	$60,675

The table of non-performing loans above does not include accruing loans classified as troubled debt restructurings totaling $13.8 million, $13.8 million and $8.8 million at December 31, 2003, 2002 and 2001, respectively.

In November 2003, the Company made the decision to sell and sold certain large, under-performing loans with an aggregate carrying value of $36.7 million. The proceeds from the sale of these loans, net of estimated transactions costs, was $27.2 million. The $9.5 million difference between the carrying value and the net proceeds from the sale of these loans approximated the Company’s previously established loan loss reserves and was charged-off against the allowance for loan losses. Prior to the decision to sell, these loans were either non-performing or performing loans classified as substandard.

At December 31, 2003 and 2002, the recorded investment in impaired loans totaled $26.1 million and $63.2 million, respectively. An impairment allowance aggregating $6.8 million and $15.2 million was recorded against these loans at December 31, 2003 and 2002, respectively. Impaired loans of $26.1 million in 2003 and $44.7 million in 2002 had an impairment allowance, with the remainder of $18.5 million in 2002 having no impairment allowance. The average recorded investment in impaired loans was approximately $39.0 million in 2003, $58.1 million in 2002 and $53.5 million in 2001. The Company recognized, on a cash basis, interest on impaired loans of $599,000, $544,000 and $799,000 during 2003, 2002 and 2001, respectively, for the portion of the year they were impaired.

At December 31, 2003 and 2002, loans to directors, officers or their affiliates were $12.2 million and $17.3 million, respectively. During 2003, new loans to such related parties amounted to $1.3 million and repayments were $6.4 million. In 2002, new loans to such related parties were $1.9 million with repayments of $5.6 million. Loans made by the Company to directors, officers or their affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. However, the Company currently permits certain employees, excluding officers and directors, to obtain certain loans at preferential interest rates and/or with discounted processing fees.

Note 5: Loan Servicing and Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others were $265.0 million and $366.0 million at December 31, 2003 and 2002, respectively.

The carrying value of mortgage servicing rights was $825,000 and $453,000 at December 31, 2003 and 2002, respectively.

Note 6: Other Real Estate Owned and Repossessed Assets

A summary of other real estate owned and repossessed assets at December 31 is shown below:

	2003	2002
	(In thousands)
Other real estate owned (“ORE”)	$1,129	$1,532
Repossessed assets	102	1,577

Total ORE and repossessed assets	$1,231	$3,109

Note 7: Bank Premises and Equipment

A summary of bank premises and equipment at December 31 is as follows:

	2003	2002
	(In thousands)
Land	$1,872	$1,872
Banking premises	22,757	22,227
Furniture and equipment	20,562	18,252

	45,191	42,351
Less: Accumulated depreciation	29,968	27,806

	$15,223	$14,545

Note 8: Deposits

A summary of deposits at December 31 is as follows:

	2003	2002
	(In thousands)
Savings accounts	$181,720	$175,637
Money market deposit accounts	429,376	339,191
Time deposit accounts	692,912	641,635
NOW accounts	128,400	131,535
Non-interest-bearing demand accounts	156,678	154,758

	$1,589,086	$1,442,756

Time deposits with balances of $100,000 or greater amounted to approximately $293.2 million and $212.7 million at December 31, 2003 and 2002, respectively.

The contractual maturity of time deposits at December 31, 2003 is as follows:

Years ending December 31,	Amount	Percent
2004	$366,858	52.9%
2005	135,693	19.6
2006	116,354	16.8
2007	48,761	7.1
2008	23,709	3.4
2009 and later	1,537	0.2

	$692,912	100.0%

Note 9: Borrowings, Junior Subordinated Obligations and Trust Preferred Securities

The following is a summary of borrowings, junior subordinated obligations and trust preferred securities at December 31:

	2003	2002
	(In thousands)
Federal Home Loan Bank (“FHLB”) advances	$390,823	$335,871
FHLB line of credit advances	—	5,000
Securities sold under repurchase agreements	18,846	35,167
Other	1,099	2,080
Total borrowings	410,768	378,118
Junior subordinated obligations issued to unconsolidated subsidiary trusts	48,202	—
Mandatorily redeemable preferred securities issued by consolidated subsidiary trusts	—	48,000

	$458,970	$426,118

Certain FHLB term advances are callable by the FHLB at pre-determined dates. Scheduled repayments of FHLB term advances and a schedule of callable advances by the first call date as of December 31, 2003 are as follows:

Maturing or callable in the years ending December 31,	Scheduled Payments	Weighed Average Interest Rate	Callable Amounts	Weighted Average Interest Rate
	(In thousands)
2004	$90,051	2.60%	$165,000	4.71%
2005	110,055	3.31	—	—
2006	40,059	2.62	—	—
2007	261	6.98	—	—
2008	30,026	4.18	—	—
2009 and later	120,371	4.49	—	—

	$390,823	3.51%	$165,000	4.71%

Information related to FHLB line of credit advances for the years ended December 31 is as follows:

	2003	2002	2001
	(In thousands)
Outstanding balance at end of year	$—	$5,000	$63,500
Weighted average rate at year-end	—	1.35%	1.85%
Maximum outstanding at any month-end	$62,000	$58,000	$63,500
Average amount outstanding during year	$16,401	$10,024	$7,954

Average rate during year	1.19%	1.77%	5.35%

Information related to securities sold under repurchase agreements for the years ended December 31 is as follows:

	2003	2002	2001
	(In thousands)
Outstanding balance at end of year	$18,846	$35,167	$56,701
Weighted average rate at year-end	1.02%	1.11%	2.08%
Maximum outstanding at any month-end	$32,586	$55,394	$83,709
Average amount outstanding during year	$27,735	$46,970	$59,603

Average rate during year	0.95%	2.85%	3.94%

Note 9: Borrowings, Junior Subordinated Obligations and Trust Preferred Securities—(Continued)

In 1998, the Company formed a wholly owned subsidiary business trust, BSB Capital Trust I, L.L.C. (“Trust I”), for the purpose of issuing trust preferred securities which qualify as Tier I capital of the Company. Trust I issued at par $30.0 million of 8.125% trust preferred securities in an exempt offering. The trust preferred securities are non-voting, mandatorily redeemable in 2028 and guaranteed by the Company. The entire net proceeds to Trust I from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of Trust I. During 2002, $7.0 million of these securities were repurchased at a net gain of approximately $726,000; then during 2003, $1.5 million were repurchased at a net gain of approximately $6,000.

During 2002, two new subsidiaries were formed for the purpose of issuing additional trust preferred securities which are non-voting and guaranteed by the Company. BSB Capital Trust II, L.L.C. (“Trust II”) was formed for the purpose of issuing trust preferred securities which qualify as Tier I capital for the Company. Trust II issued at par $10.0 million of floating rate securities maturing in 2032. These securities pay interest at the six-month London InterBank Offering Rate (“LIBOR”) plus 370 basis points. BSB Capital Trust III, L.L.C. (“Trust III”) was formed for the purpose of issuing trust preferred securities which qualify as Tier I capital for the Company. Trust III issued at par $15.0 million of floating rate securities maturing in 2033. These securities pay interest at the three-month LIBOR plus 335 basis points. The entire net proceeds from Trust II and Trust III offerings were invested in junior subordinated obligations of the Company, which are the sole assets of the respective trusts. The proceeds from each issue of the subordinated obligations were used by the Company for general corporate purposes.

As of December 31, 2003, the Company deconsolidated all of its subsidiary trusts, which had issued trust preferred securities (discussed above), and replaced the presentation of such instruments with the Company’s junior subordinated obligations issued to the subsidiary trusts. Such presentation reflects the adoption of FASB Interpretation No. 46 (“FIN 46 R”) issued in December 2003.

At December 31, 2003, the Company had available lines of credit of $150.0 million with the FHLB, subject to the amount of available collateral, and had no balance outstanding as of December 31, 2003. This outstanding balance and other borrowings with the FHLB are collateralized by certain mortgage loans, mortgage-backed securities, other investment securities, and FHLB stock under a blanket pledge agreement with the FHLB.

Note 10: Employee Benefits

Defined Benefit Pension Plan. The Company has a non-contributory, tax-qualified defined benefit pension plan with Retirement System Group, Inc. (“RS Group”) covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. Plan contributions are determined annually on the basis of (a) the maximum amount that can be deducted for Federal income tax purposes, or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

Investment Policies and Strategy. Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the “Trust”), a no load series open-ended mutual funds. RS Group, a company related to the Trust, provides actuarial services for the plan. The investment funds include four equity mutual funds and two bond mutual funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust’s prospectus. The Trust has been given discretion by the Company to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”).

The long-term investment objective is to be invested 65% in equity securities (equity mutual funds) and 35% in debt securities (bond mutual funds). If the plan is underfunded under the Guidelines, the bond fund portion will be temporarily increased to 50% in order to lessen asset value volatility. When the plan is no longer underfunded, the bond fund portion will be decreased back to 35%. Asset rebalancing is performed at least

Note 10: Employee Benefits—(Continued)

annually, with interim adjustments made when the investment mix varies more than 5% from the target (i.e., a 10% target range). In general, the plan is considered “underfunded” if the actuarial value of the ratio of plan assets to plan liabilities under ERISA is less than 90%. Accordingly, the Company does not consider the plan to be underfunded.

Current Asset Allocation. The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term. In addition, investment managers for the Trust are expected to provide above average performance when compared to their peer managers. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the Trust funds and the diversification within each fund.

The Bank’s pension plan weighted-average asset allocations at October 1, 2003 and 2002, by asset category are as follows:

	Plan assets at October 1, 2003	Plan assets at October 1, 2002
Equity securities	65%	62%
Debt securities (bond mutual funds)	35%	38%

Total	100%	100%

Contribution Cash Flow. For the fiscal year ending December 31, 2004, the Bank expects to contribute approximately $500,000 to the Plan.

Postretirement Welfare Plan. The Company also provides certain life and health insurance benefits to substantially all employees and eligible retirees through an unfunded plan. The Company makes contributions to the plan, as premiums are due. Retiree contributions may be required based upon years of service with the employer and the retiree’s election for dependent coverage provided under the plan.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) became law in the United States. The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare benefit. In accordance with FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” the Company has elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information. Currently, the Company does not believe it will need to amend its plan to benefit from the Act.

Supplemental Executive Retirement Plans. The Company also sponsors a Supplemental Executive Retirement Plan (“SERP”) for the purpose of paying full pension benefits under the terms of the tax-qualified plan without regard to limits imposed under the Internal Revenue Code (“IRC”) limiting compensation. The benefit under the SERP is determined as the total pension benefit that would be payable from the tax-qualified plan without applying IRC limits, less what is actually paid from the tax- qualified plan. Two former executives are covered under the SERP.

For one executive, the Company has agreed that he will receive his full benefit under the terms of the tax-qualified plan in the event he terminates employment prior to becoming fully vested in the tax-qualified plan. If the executive terminates prior to becoming fully vested in the tax-qualified plan, the vested benefit payable under the tax-qualified plan will be supplemented with a payment under the Employment Agreement. If the executive terminates after becoming fully vested in the tax-qualified plan, there is no additional benefit payable through his Employment Agreement.

Note 10: Employee Benefits—(Continued)

Plan Funding Status, Benefit Costs and Assumptions. The following table represents a reconciliation of the funded status of the plans at October 1 (the measurement date of the plans) in which the benefit obligation at the end of the year represents the projected benefit obligation for pension and SERP benefits and the accumulated benefit obligation for life and health benefits:

	Pension Benefits		Life and Health Benefits		SERP Benefits
	2003	2002	2003	2002	2003	2002
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$24,812	$20,588	$5,154	$4,531	$209	$191
Service cost	1,139	850	164	152	—	—
Interest cost	1,694	1,561	338	329	14	14
Actuarial loss	2,301	3,130	389	427	10	16
Annuity payments	(1,238)	(1,295)	—	—	(13)	(12)
Premiums paid	—	—	(273)	(285)	—	—
Plan amendments	—	1	—	—	—	—
Settlements	(33)	(23)	—	—	—	—

Benefit obligations at end of year	28,675	24,812	5,772	5,154	220	209

Change in plan assets:
Fair value of plan assets at beginning of year	22,582	18,982	—	—	—	—
Actual gain (loss) on plan assets	2,713	(2,400)	—	—	—	—
Employer contributions	1,271	7,318	273	285	13	12
Annuity payments	(1,238)	(1,295)	—	—	(13)	(12)
Premiums paid	—	—	(273)	(285)	—	—
Settlements	(33)	(23)	—	—	—	—

Fair value of plan assets at end of year	25,295	22,582	—	—	—	—

Unfunded status	(3,380)	(2,230)	(5,772)	(5,154)	(220)	(209)
Unrecognized transition obligation	—	—	1,559	1,732	—	—
Unrecognized loss (gain)	10,299	9,050	(150)	(541)	(55)	(68)
Unrecognized past service (credit) cost	(20)	(45)	—	—	45	50

Prepaid (accrued) benefit cost	$6,899	$6,775	$(4,363)	$(3,963)	$(230)	$(227)

The accumulated benefit obligation of the pension plan was $24.7 million and $21.3 million at the measurement dates for 2003 and 2002, respectively.

The components of net periodic benefit cost for the above plans for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Pension Benefits			Life and Health Benefits			SERP Benefits
	2003	2002	2001	2003	2002	2001	2003	2002	2001
	(In thousands)
Service cost	$1,139	$850	$828	$164	$152	$182	$—	$—	$—
Interest cost	1,694	1,561	1,498	338	329	350	14	14	14
Expected return on assets	(2,146)	(1,942)	(1,978)	—	—	—	—	—	—
Amortization of unrecognized transition obligation	—	—	—	173	173	173	—	—	—
Unrecognized loss (gain)	484	—	(70)	(2)	(39)	(24)	(2)	(4)	(4)
Unrecognized past (credit) cost	(25)	(24)	(25)	—	—	—	5	5	5

Net periodic benefit cost	$1,146	$445	$253	$673	$615	$681	$17	$15	$15

Note 10: Employee Benefits—(Continued)

The following weighted average assumptions were used in the determination of the benefit obligations and net periodic benefit costs in the tables above. The discount rate and rate of compensation increase disclosed are as of the end of the plan year measurement date, or September 30 for the respective plans. Since the expected return on plan assets only impacts the net periodic benefit cost for the subsequent year, this rate is disclosed as of the beginning of the respective years.

	Pension Benefits			Life and Health Benefits			SERP Benefits
	2003	2002	2001	2003	2002	2001	2003	2002	2001
	(In thousands)
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	6.25%	6.75%	7.50%	6.25%	6.75%	7.50%	6.25%	6.75%	7.50%
Rate of compensation increase	3.50%	4.00%	4.00%	3.50%	4.00%	4.00%	—	—	—
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.75%	7.50%	8.00%	6.75%	7.50%	8.00%	6.75%	7.50%	8.00%
Expected return on plan assets	8.75%	9.00%	9.00%	—	—	—	—	—	—
Rate of compensation increase	4.00%	4.00%	5.50%	4.00%	4.00%	5.50%	—	—	—

The long-term rate-of-return-on-assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the current expected rate of return is determined to be 8.75%.

For measurement purposes, a 10.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease steadily to 3.75% in 2010.

The health care cost trend rate assumptions can have a significant effect on the amounts reported. To illustrate, a one-percentage-point change in assumed health care cost trend rates would have the following effect on the amounts reported for life and health benefits at and for the year ended October 1, 2003 as follows:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(In thousands)
Effect on total of service and interest cost components	$4	$(6)
Effect on postretirement benefit obligation	30	(41)

Target Benefit Plans. In October 2003, the Company executed non-qualified Target Benefit Supplemental Retirement Benefit agreements (“Target Benefit Plans”) with certain officers wherein the target benefit was based on providing incremental benefits equivalent to full pension benefits under the Company’s tax-qualified plan without regard to limits imposed by ERISA and the IRC. Seven officers are covered under the target benefit plans. The target benefit for each plan, established as of the effective date, is based on actuarial assumptions used to determine the enhanced benefit to commence at age 65. The Company allocates assets to fund the plans annually. The target benefit plans also provide for voluntary deferrals by each officer based on written elections filed prior to each annual effective date. The assets related to each plan are Company assets invested in the Company’s name or irrevocable trust arrangements established for such purpose. Such assets are invested in certain equity or fixed income investments selected in the sole discretion of the Bank. The Company’s obligation under the plans, subject to the vesting requirements, equals the value of the allocated assets for the respective plans, including any earnings and appreciation or depreciation with respect to such assets prior to payment of the benefits. The target benefit plans provide for vesting in plan funds after five (5) years of service from the

Note 10: Employee Benefits—(Continued)

effective date or death. Vesting in the respective plans’ benefits also occurs in a “change in control” as defined within the plans. In December 2003, the Company amended the Target Benefit Plans of two officers such that, prior to the closing date of the pending merger, these officers would receive a fixed lump sum payment in full satisfaction of their Target Benefit Plans. The initial allocation of assets to the target benefit plans was $258,000. During 2003, the Company recognized expense of $43,000 for the target benefit plans.

Defined Contribution 401 (k) Plan. The Company also has a defined contribution 401(k) plan. The Company matches 100% of basic contributions up to 2.0% of each participant’s annual contribution and 50% of contributions over 2.0%, with the Company’s total match not to exceed 3%. The Company’s contributions to the plan amounted to $453,000 in 2003, $418,000 in 2002 and $338,000 in 2001.

Note 11: Commitments and Contingent Liabilities

The Company rents facilities under operating lease agreements expiring at various dates through 2016. Rent expense totaled approximately $747,000 in 2003, $746,000 in 2002 and $832,000 in 2001. Approximate minimum rental commitments under existing noncancelable operating leases with remaining terms of one year or more are presented below:

Years ending December 31,	(In thousands)
2004	$734
2005	701
2006	590
2007	427
2008	282
Later years	1,548

Total minimum lease payments	$4,282

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Company has in those particular classes of financial instruments. The Company’s exposure to loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31 were as follows:

	2003	2002
	(In thousands)
Commitments to extend credit	$131,475	$269,266
Standby letters of credit	8,430	17,006

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Most of these guarantees extend for periods

Note 11: Commitments and Contingent Liabilities—(Continued)

ranging from one month to five years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since some of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

For both commitments to extend credit and standby letters of credit, the amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate and business related assets. As required by a standby letter of credit agreement for one commercial relationship, the Company has $280,000 in a pledged deposit account at a commercial bank. With respect to a second standby letter of credit agreement, the Company has $1.7 million in corporate securities pledged to the Bank at December 31, 2003. The estimated fair value of standby letters of credit was insignificant at December 31, 2003 and 2002.

The Company has sold certain pools of adjustable-rate residential real estate loans in the secondary market with recourse. Outstanding loans sold with recourse approximated $6.5 million and $7.8 million as of December 31, 2003 and 2002, respectively. Due to the adequacy of the collateral related to these loans, no reserve is considered necessary to secure the obligations at December 31, 2003 and 2002.

The Company generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

At December 31, 2003 and 2002, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale equal to approximately $6.3 million and $10.2 million, respectively.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments to sell loans in the secondary market to unrelated investors. At December 31, 2003 and 2002, the Company had mandatory commitments to sell certain conventional fixed-rate mortgage loans at set prices amounting to approximately $3.2 million and $9.1 million, respectively. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses. The fair value of outstanding loan commitments, uncommitted loan applications with rate lock agreements which are intended to be held for sale, and mandatory forward sales commitments were are not significant as of December 31, 2003 and 2002.

The Company is required to maintain a reserve balance, as established by the Federal Reserve Board. The required average total reserve for the 14-day maintenance period ended December 24, 2003 was $17.4 million, of which $6.4 million was required to be on deposit with the Federal Reserve Bank of New York. The remaining $11.0 million was represented by cash on hand.

In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.

Note 12: Limits on Dividends

The Company’s ability to pay dividends to its stockholders is largely dependent on the Bank’s ability to pay dividends to the Company. The circumstances under which the Bank may pay dividends are limited by federal and state statutes, regulations and policies. The Bank must obtain the approval of the New York State Superintendent of Banks for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank’s net profits (as defined by applicable regulations) for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its retained earnings, as defined by applicable regulations. Due to the reduced net income in 2002, coupled with dividends previously paid, the Bank exceeded its dividend limitations for 2002. However, in October 2002, the Bank received regulatory approval for and paid a special dividend of $30 million to the Company. As a result of this special dividend, and based on regulatory limitations noted above, the Company does not anticipate receiving dividends from the Bank until 2004. At December 31, 2003, the Company had immediately available funds totaling $18.2 million. Management anticipates that the Bank will be able to resume the payment of cash dividends to the Company, without regulatory approval, in 2004. However, circumstances, including additional common stock and trust preferred security repurchases or unanticipated cash obligations, may require the Company to seek additional sources of funding or require the Bank to seek regulatory approval for another special cash dividend to the Company, should the Bank be otherwise unable to make such cash dividend payments.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”) are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or an unsound practice. There are also statutory limits on the transfer of funds to the Company by its banking subsidiary, whether in the form of loans or other extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company generally are limited in amount to 10% of the Bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized in specific amounts.

Note 13: Income Taxes

The components of income tax expense (benefit) for the years ended December 31 are as follows:

	2003	2002	2001
	(In thousands)
Current expense (benefit)	$1,400	$(269)	$13,746
Deferred expense (benefit)	7,325	15	(1,174)

Income tax expense (benefit)	$8,725	$(254)	$12,572

A reconciliation between the federal statutory income tax rate and the effective income tax rate for the years ended December 31 follows:

	2003	2002	2001
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.5	(24.5)	4.2
Tax-exempt interest income	(1.9)	(21.3)	(0.8)
Dividends received deduction	(1.2)	(5.2)	(0.2)
Other	(0.5)	(0.6)	(0.1)

Effective income tax rate	33.9%	(16.6)%	38.1%

During 2003 and 2002, the Company recognized various tax credits related to New York State’s Qualified Empire Zone Enterprise (“QEZE”) program. QEZE credits recognized in 2003 and 2002 totaled $227,000 and $469,000, respectively.

Note 13: Income Taxes—(Continued)

The components of deferred income taxes at December 31 included in other assets are as follows:

	2003	2002
	(In thousands)
Assets:
Allowance for loan losses	$19,388	$26,218
Postretirement benefits	1,740	1,580
State operating losses and tax credits	1,096	298
Non-accrual loans	426	1,189
Deferred compensation	539	588
Other	762	431

	23,951	30,304

Liabilities:
Net unrealized gain on investment securities available for sale	2,049	6,029
Pension benefits	2,615	2,567
Depreciation	895	663
Deferred loan costs	1,177	743
Other	604	346

	7,340	10,348

Net deferred tax asset	$16,611	$19,956

Deferred tax assets are recognized subject to management’s judgment that these tax benefits will more likely than not be realized. Based on the sufficiency of taxable temporary items, historical taxable income, anticipated future taxable income, as well as available tax planning strategies, management believes it is more likely than not that the deferred tax assets at December 31, 2003 will be realized.

At December 31, 2003 and 2002, the Company had state net operating loss carryforwards of $15.8 million and $8.7 million, respectively, which expire at various dates through 2023. At December 31, 2003 and 2002, the Company also has New York State tax credit carryforwards of $795,000 and $198,000, respectively, which may be carried forward indefinitely.

Note 14: Earnings Per Share

The following table provides information on the calculation of basic earnings per share and diluted earnings per share for the years ended December 31:

	Net Income	Weighted Average Shares	Earnings Per Share
	(In thousands, except share data)
2003:
Basic earnings per share	$17,017	9,209,058	$1.85
Dilutive effect of stock options		170,978

Diluted earnings per share	$17,017	9,380,036	$1.81

Anti-dilutive stock options		17,813

2002:
Basic earnings per share	$1,783	9,589,361	$0.19
Dilutive effect of stock options		150,902

Diluted earnings per share	$1,783	9,740,263	$0.18

Anti-dilutive stock options		44,179

2001:
Basic earnings per share	$20,460	9,958,952	$2.05
Dilutive effect of stock options		155,245

Diluted earnings per share	$20,460	10,114,197	$2.02

Anti-dilutive stock options		102,082

Note 15: Stock Option Plans and Stockholder Rights Plan

The Company has a 1996 Long-Term Incentive and Capital Accumulation Plan (the “1996 Incentive Plan”) for the benefit of officers and certain other employees of the Company and its subsidiaries. The 1996 Incentive Plan, as approved by stockholders at the 1996 Annual Meeting of Stockholders, and as amended at the 1998, 1999, and 2003 Annual Meetings of Stockholders, provides for options to purchase a total of 2.05 million shares of authorized common stock. Options to purchase 1,430,244 shares have been granted as of December 31, 2003 under the 1996 Incentive Plan and a previous incentive plan. At December 31, 2003, there were 619,756 options to purchase shares available for future grant under the 1996 Incentive Plan, subject to the covenant limitations of the pending merger. Four kinds of awards are contained in the 1996 Incentive Plan and are available for grant: incentive stock options, non-qualified options, stock appreciation rights and performance share awards. Options under the 1996 Incentive Plan have a 10-year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date, as long as the optionee remains an employee of the Company or its subsidiaries, or as otherwise determined by the Company’s Compensation Committee.

The Directors’ Stock Option Plan (the “Directors’ Plan”), as approved by stockholders at the 1994 Annual Meeting of Stockholders, provides for options to purchase 393,750 shares of authorized common stock by incumbent and future non-employee directors of the Company; 306,000 options to purchase shares have been granted as of December 31, 2003. At December 31, 2003, 87,750 options to purchase shares were available for future grant under the Directors’ Plan. All options granted under the Directors’ Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised beginning or commencing six months after the grant date and have a 10-year term. Under the Directors’ Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, to the extent options remain available for grant, in January of each year, each non-employee director is granted an option to purchase 2,250 shares of common stock.

Note 15: Stock Option Plans and Stockholder Rights Plan—(Continued)

Activity in the plans during 2001, 2002 and 2003 was as follows:

		Number of Shares		Weighted Average Exercise Price
(In thousands, except share data)
2001:	Outstanding options at December 31, 2000 Options forfeited Options exercised Options granted	846,094 (105,675 (32,228 195,000	) )	$20.57 25.75 13.65 13.65

2002:	Outstanding options at December 31, 2001 Options forfeited Options exercised Options granted	903,191 (44,044 125,226 256,660)		19.94 23.22 16.34 26.48

2003:	Outstanding options at December 31, 2002 Options forfeited Options exercised Options granted	990,581 (31,246 (127,456 536,112	) )	19.94 25.20 17.45 30.94

	Outstanding options at December 31, 2003	1,367,991		$25.78

The following table summarizes information about options outstanding at December 31, 2003:

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$10.167 to $14.50	150,122	5.33	$13.65	143,872	$13.66
$15.08 to $19.85	207,325	5.21	$17.93	167,166	$18.03
$20.82 to $27.065	589,898	8.09	$23.96	200,910	$26.29
$28.75 to $32.75	130,650	4.97	$29.94	114,636	$29.88
$39.50	289,996	10.00	$39.50	—	—

	1,367,991	7.46	$25.78	626,584	$21.84

Options exercisable and the weighted average exercise price thereon were 650,833 and $20.87 at December 31, 2002 and 633,375 and $19.33 at December 31, 2001.

The Company maintains a stockholders’ rights plan pursuant to which the Company’s board of directors declared a dividend of one right for each outstanding share of common stock. These rights will also be attached to common stock issued subsequent to the adoption of the plan. The rights can only be exercised when an individual or group intends to acquire or has acquired a defined amount of the Company’s outstanding common shares. Each right will entitle the holder to receive common stock having a market value equivalent to two times the exercise price (as defined). The rights will expire on June 4, 2009 and may be redeemed by the Company in whole at a price of $.01 per right. In December 2003, the Company’s board of directors amended the rights plan to render the stock purchase rights under the plan inapplicable to the proposed merger with Partners Trust Financial Group, Inc.

Note 16: Fair Value of Financial Instruments

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, certain fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The fair value of off-balance-sheet financial instruments is not significant.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust and investment management operation that contributes net fee income annually. The trust and investment management operation is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities include the benefits resulting from the low-cost funding of deposit liabilities as compared to the cost of borrowing funds in the market, bank owned life insurance and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value.

The net carrying amount and fair values of financial instruments at December 31 are as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$61,670	$61,670	$46,912	$46,912
Investment securities	623,832	623,832	593,918	594,638
FHLB of New York stock	19,541	19,541	19,934	19,934
Loans held for sale	1,144	1,160	4,001	4,001
Net loans	1,404,776	1,415,234	1,286,044	1,314,533
Accrued interest receivable	7,981	7,981	9,875	9,875

Financial liabilities:
Deposits	$1,589,086	$1,595,049	$1,442,756	$1,452,586
Borrowings	410,768	423,585	378,118	400,659
Junior subordinated obligations	48,202	48,202	—	—
Trust preferred securities	—	—	48,000	48,000
Accrued interest payable	4,176	4,176	4,299	4,299

Note 17: Regulatory Matters

The Company and the Bank each are subject to various regulatory capital guidelines and a framework for prompt corrective action that are administered by the Federal banking agencies. Under these guidelines and this framework, the Company and the Bank must each meet specific capital levels that are based on the amount of their assets, liabilities and certain off-balance-sheet items, as calculated under various regulatory capital definitions and accounting practices. The Company’s and the Bank’s capital amounts and classifications also are subject to qualitative judgments by regulators about asset and capital components, risk-weightings and other factors. Failure by the Company or the Bank to meet minimum capital requirements necessitates certain mandatory actions and authorizes further discretionary actions by regulators, which could have a direct material effect on the Company’s and the Bank’s financial statements.

Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2003, the Company and the Bank each met all capital adequacy guidelines to which they are subject.

The Company’s and the Bank’s capital amounts and ratios at December 31 are shown in the table below:

BSB Bancorp, Inc. (Consolidated)

	Actual Capital		Minimum Required Ratios
	Amount	Ratio	For Capital Adequacy	For Classification as Well Capitalized
	(In thousands)
As of December 31, 2003
Total capital/risk-weighted assets	$208,510	13.80%	8.0%	10.0%
Tier I capital/risk-weighted assets	$190,355	12.52%	4.0%	6.0%
Tier I capital/average assets	$190,355	8.76%	4.0%	5.0%

As of December 31, 2002
Total capital/risk-weighted assets	$206,049	14.48%	8.0%	10.0%
Tier I capital/risk-weighted assets	$186,266	13.09%	4.0%	6.0%
Tier I capital/average assets	$186,266	9.10%	4.0%	5.0%
BSB Bank & Trust Company
	Actual Capital		Minimum Required Ratios
	Amount	Ratio	For Capital Adequacy	For Classification as Well Capitalized
	(In thousands)
As of December 31, 2003
Total capital/risk-weighted assets	$190,419	12.64%	8.0%	10.0%
Tier I capital/risk-weighted assets	$171,239	11.37%	4.0%	6.0%
Tier I capital/average assets	$171,239	7.93%	4.0%	5.0%

As of December 31, 2002
Total capital/risk-weighted assets	$167,910	11.90%	8.0%	10.0%
Tier I capital/risk-weighted assets	$149,708	10.61%	4.0%	6.0%
Tier I capital/average assets	$149,708	7.31%	4.0%	5.0%

Note 18: Parent Company Financial Information

The following financial statements for the parent company should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

Statements of Condition

	At December 31,
	2003	2002
	(In thousands)
Assets:
Cash and due from banks	$18,182	$37,660
Investment in Bank, at equity	174,776	158,934
Investment in trust subsidiaries	1,702	1,702
Prepaid expenses	1,220	1,282
Other assets	42	39

Total assets	$195,922	$199,617

Liabilities & Stockholders’ Equity
Accrued interest payable	$1,027	$940
Other liabilities	390	49
Junior subordinated obligations issued to subsidiary trusts	48,202	49,702

Total liabilities	49,619	50,691

Total stockholders’ equity	146,303	148,926

Total liabilities and stockholders’ equity	$195,922	$199,617

Statements of Income

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Income:
Dividends from Bank	$—	$33,007	$22,509
Interest income	129	97	75
Other income	6	727	—
Effect of the Bank’s earnings and distributions:
Equity in undistributed earnings	19,857	—	66
Distributions in excess of earnings	—	(29,247)	—

Total income	19,992	4,584	22,650

Expense:
Interest on junior subordinated obligations	3,141	2,818	2,513
Merger related expenses	325	—	—
Other expenses	1,106	1,095	922

Total expense	4,572	3,913	3,435

Income before income tax benefit	15,420	671	19,215
Income tax benefit	1,597	1,112	1,245

Net income	$17,017	$1,783	$20,460

Note 18: Parent Company Financial Information—(Continued)

Statements of Cash Flow

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Operating activities
Net income	$17,017	$1,783	$20,460
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Effect of the Bank’s earnings and distributions	(19,857)	29,247	(66)
Net gain on repurchase of trust preferred securities	(6)	(726)	—
Net change in other assets and liabilities	(1,103)	(2,151)	(515)

Net cash (used in) provided by operating activities	(3,949)	28,153	19,879
Investing activities:
Capital contributions to subsidiaries	—	(774)	—

Net cash used in investing activities	—	(774)	—

Financing activities:
Net proceeds from the issuance of trust preferred securities	—	25,774	—
Repurchase of trust preferred securities	(1,494)	(6,098)	—
Proceeds from exercise of stock options	2,224	2,048	440
Purchases of treasury stock	(7,082)	(7,879)	(15,405)
Dividends paid	(9,177)	(9,628)	(9,989)

Net cash (used in) provided by financing activities	(15,529)	4,217	(24,954)

Net (decrease) increase in cash and cash equivalents	(19,478)	31,596	(5,075)
Cash and cash equivalents at beginning of year	37,660	6,064	11,139

Cash and cash equivalents at end of year	$18,182	$37,660	$6,064

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PARTNERS TRUST FINANCIAL GROUP, INC.

(a federal corporation)

SBU BANK

(a federally chartered savings bank)

WICKED ACQUISITION CORPORATION

(a Delaware corporation)

PARTNERS TRUST, MHC

(a federally chartered mutual holding company)

AND

BSB BANCORP, INC.

(a Delaware corporation)

DATED AS OF

DECEMBER 23, 2003

AGREEMENT AND PLAN OF MERGER		A-1

ARTICLE I	THE MERGER	A-2
1.1	The Merger	A-2
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Certificate of Incorporation and By-laws of the Surviving Corporation	A-2
1.6	Directors and Officers	A-2
1.7	Possible Alternative Structures	A-3
1.8	The Conversion	A-3

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	A-3
2.1	Effect on Capital Stock	A-3
2.2	Proration	A-4
2.3	Company Stock Options	A-5
2.4	Election and Exchange Procedures	A-6
2.5	Certain Adjustments	A-9
2.6	Shares of Dissenting Stockholders	A-9

ARTICLE III	REPRESENTATIONS AND WARRANTIES	A-10
3.1	Representations and Warranties of Company	A-10
3.2	Representations and Warranties of Parent	A-29

ARTICLE IV	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-40
4.1	Conduct of Business by Company	A-40
4.2	Advice of Changes	A-44
4.3	No Solicitation by Company	A-44
4.4	Transition	A-45
4.5	No Fundamental Changes in the Conduct of Business by Parent	A-46

ARTICLE V	ADDITIONAL AGREEMENTS	A-47
5.1	Preparation of the Form S-4, Proxy Statement; Stockholders Meeting	A-47
5.2	Access to Information; Confidentiality	A-48
5.3	Reasonable Best Efforts	A-49
5.4	Rule 16B-3 Actions	A-49
5.5	Indemnification, Exculpation and Insurance	A-50
5.6	Fees and Expenses	A-51
5.7	Public Announcements	A-51
5.8	Affiliates	A-51
5.9	Stock Exchange Listing	A-51
5.10	Stockholder Litigation	A-51
5.11	Standstill Agreements; Confidentiality Agreements	A-51
5.12	Employee Benefits	A-51
5.13	Tax Matters	A-52
5.14	Board of Directors	A-52
5.15	Subsequent Financial Statements	A-53
5.16	Other Agreements; MHC Conversion from Mutual to Stock Form	A-53
5.17	Accountant’s Comfort Letter	A-54

A-i

ARTICLE VI	CONDITIONS PRECEDENT	A-54
6.1	Conditions to Each Party's Obligation to Effect the Merger	A-54
6.2	Conditions to Obligations of the Parent Parties	A-55
6.3	Conditions to Obligations of Company	A-55

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	A-56
7.1	Termination	A-56
7.2	Effect of Termination	A-57
7.3	Amendment	A-58
7.4	Extension; Waiver	A-58

ARTICLE VIII	GENERAL PROVISIONS	A-58
8.1	Nonsurvival of Representations and Warranties	A-58
8.2	Notices	A-59
8.3	Definitions	A-59
8.4	Interpretation	A-61
8.5	Counterparts	A-61
8.6	Entire Agreement; No Third Party Beneficiaries	A-61
8.7	Governing Law	A-61
8.8	Assignment	A-61
8.9	Consent to Jurisdiction	A-62
8.10	Headings	A-62
8.11	Severability	A-62
8.12	Enforcement	A-62

Exhibit A:    Plan of Conversion

Exhibit B:    Form of Affiliate Agreements

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2003 (this “Agreement”), is entered into by and among Partners Trust Financial Group, Inc., a federal corporation (“Parent”), SBU Bank, a federally chartered savings bank and majority owned subsidiary of Parent (“SBU Bank”), Wicked Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SBU Bank (“Newco”), Partners Trust, MHC, a federally-chartered mutual holding company (“MHC”), and BSB Bancorp, Inc., a Delaware corporation (“Company”).

WHEREAS, each of Parent, SBU Bank, Newco, MHC and Company desire to consummate the business combination transaction as provided for in this Agreement, subject to and following the Conversion (as defined below), in which (i) Company will merge (the “Merger”) with and into Newco, with Newco being the Surviving Corporation (as defined in Section 1.1), upon the terms and conditions set forth herein, and each issued and outstanding share of common stock, par value $.01 per share, of Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b) hereof); (ii) immediately following the Merger, BSB Bank & Trust Company, a New York-chartered commercial bank and trust company and wholly-owned subsidiary of Company (“BSB Bank”), will merge with and into SBU Bank, with SBU Bank being the Surviving Bank (as defined in Section 1.1(b));

WHEREAS, in connection with the Merger, it is intended that MHC will convert from the mutual form of organization to the capital stock form of organization pursuant to certain transactions (the “Conversion”) as the result of which, inter alia, SBU Bank will become a wholly owned subsidiary of Newco, and that in connection with such Conversion, Newco will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, and an exchange offering to the existing public stockholders of Parent, all pursuant to a plan of conversion and reorganization, substantially in the Form attached at Exhibit A hereto and subject to regulatory review and amendment in connection with such review as provided therein (the “Plan of Conversion”);

WHEREAS, the respective Boards of Directors of Parent, SBU Bank, Newco and MHC (collectively, the “Parent Parties”) and the Board of Directors of the Company have each approved this Agreement and the Merger in accordance with the provisions of applicable law, including without limitation, the rules and regulations of the Office of Thrift Supervision (“OTS”) and the Delaware General Corporation Law, as amended (the “DGCL”), and have each determined that the Merger is advisable and in the best interests of their respective stockholders; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and it hereby is, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Company shall be merged with and into Newco at the Effective Time (as defined in Section 1.3). Following the Effective Time, Newco shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Company in accordance with the DGCL. Upon consummation of the Merger, the corporate existence of Company shall cease and the Surviving Corporation shall continue to exist as a Delaware corporation.

(b) Immediately following the Merger, subject to the terms and conditions of this Agreement and the Bank Merger Agreement (as defined in Section 5.3(c)), and in accordance with applicable law, BSB Bank shall merge with and into SBU Bank, with SBU Bank being the surviving bank (hereinafter sometimes called the “Surviving Bank”). Upon consummation of the Bank Combination (as defined in Section 5.3), the separate existence of BSB Bank shall cease and the Surviving Bank shall continue to exist as a federal savings bank.

1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the closing of the Merger (the “Closing”) will take place on the date of the closing of the Conversion (the “Closing Date”), immediately following the completion of the Conversion, unless another time or date is agreed to by the parties hereto.

1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger in accordance with the DGCL (the “Certificate of Merger “) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such date and time as the parties shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”) filed by the parties with the Office of the Delaware Secretary of State.

1.4 Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and the by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6 Directors and Officers.

(a) From and after the Effective Time, the directors of Newco shall consist of the directors of Newco in office immediately prior to the Effective Time, together with three directors designated by Company (the “Company Designees”), one of whom shall be William Craine, who will also be appointed to serve as Chairman of Newco’s Board of Directors, as provided in Section 5.14, and the remaining two of whom shall be non-management directors of Company as of the date hereof, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of Newco. Each of the Company Designees shall be nominated and elected to serve in a class of directors of Newco whose terms expire not less than two years from the date of the Effective Time.

(b) From and after the Effective Time, except as provided in paragraph (a) of this Section 1.6 with respect to the Chairman of the Board of Directors, the officers of Newco shall become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

1.7 Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent or Newco shall be entitled to revise the structure of the Merger, the Bank Combination or the Conversion, provided that (i) there are no adverse federal or state income tax consequences to Company stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Company Common Stock (as defined below) under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure and, in the case of any revision to the structure of the Conversion, the pro forma capitalization of Newco (or the corporation issuing its capital stock to Company shareholders giving effect to such revision) shall not be materially different than that contemplated by the Plan of Conversion); and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. Each of the parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.8 The Conversion. Contemporaneous with the adoption of this Agreement, the Board of Directors of MHC is adopting the Plan of Conversion to convert into the capital stock form of organization. Newco is being organized to become the parent of SBU Bank and to offer for sale shares of common stock to the Participants (as defined in the Plan of Conversion) in the Conversion, based on the Independent Valuation (as defined in Section 8.3). The price per share of the shares of common stock, par value $.0001 per share, of Newco (the “Newco Common Stock”) to be issued in the Conversion is referred to as the “Conversion Price Per Share.” The Conversion Price Per Share is expected to be $10.00. The shares of Newco Common Stock to be issued in connection with the Merger may be either shares unsubscribed for in the Conversion subscription or community offerings, or to the extent such shares are unavailable, authorized but unissued shares of Newco Common Stock, which shares shall be issued immediately following completion of the Conversion.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Cancellation of Treasury Stock; Conversion of Share Owned by Subsidiaries. Each share of Company capital stock (including the Company Common Stock) that is owned by Company (other than shares held in a fiduciary or agency capacity or in satisfaction of debts previously contracted) or by Newco shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any Subsidiary (as defined in Section 8.3) of Company or Newco shall be converted into a number of shares of Newco Common Stock equal to the Exchange Ratio (as defined in Section 2.1(b)(ii)).

(b) Conversion of Company Common Stock. Subject to the provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired or converted pursuant to Section 2.1(a), and other than Dissenting Shares (as defined in Section 2.6)) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.4 and subject to Sections 2.2 and 2.5, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Cash Election” and collectively, the “Cash Election Shares”), the right to receive in cash from Newco, without interest, the amount of $36.00 (the “Cash Consideration”);

(ii) for each share of Company Common Stock with respect to which an election to receive Newco Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Stock Election” and collectively, the “Stock Election Shares”), the right to receive from Newco 3.6 shares, or if the Conversion Price Per Share is not $10.00 then such other number of shares as is equal to 36 divided by the Conversion Price Per Share (the “Exchange Ratio”), of Newco Common Stock (the “Stock Consideration”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked, pursuant to Section 2.4 (collectively, “Non-Election Shares”), the right to receive from Newco such Stock Consideration or Cash Consideration, as determined in accordance with Section 2.2(b). The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

For purposes of this Agreement, references to Company Common Stock shall be deemed to include, where appropriate, references to the right to receive shares of Company Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of May 24, 1999, as amended between Company and American Stock Transfer & Trust Company (“AST”) (the “Company Rights Agreement”).

2.2 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Stock Consideration pursuant to Section 2.1(b) (the “Stock Conversion Number”) shall be equal (subject to rounding in the discretion of Newco) to the product obtained by multiplying (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) .60, it being understood that all of the other shares of Company Common Stock shall be converted into Cash Consideration (in each case, excluding shares of Company Common Stock to be canceled as provided in Section 2.1(a) and Dissenting Shares); provided, however, that in the event counsel for Newco reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, Newco shall reduce the number of shares of Company Common Stock entitled to receive the Cash Consideration and correspondingly increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable the Merger to satisfy such continuity of interest requirements.

(b) Within five business days after the Effective Time (as defined in Section 1.3), Newco shall cause the Exchange Agent (as defined in Section 2.4) to effect among holders of Company Common Stock the allocation of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.3 Company Stock Options. (a) As of the Effective Time, each Company Stock Option (as defined in Section 3.1(c)) representing a right to receive Company Common Stock upon exercise of such Company Stock Option outstanding at the Effective Time, whether or not exercisable or vested, shall be canceled and converted into the right to receive from Newco replacement stock options in accordance with this Section 2.3: At the Effective Time, each Company Stock Option which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Newco Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of Company’s 1996 Long Term Incentive and Capital Accumulation Plan, as amended, or the Directors’ Stock Option Plan, as applicable, and the stock option agreements granted thereunder (the “Company Option Plans”));

(i) The number of shares of Newco Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Company Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Newco Common Stock resulting from such multiplication shall be rounded to the nearest share; and

(ii) The exercise price per share of Newco Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Company Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Company or BSB Bank in the Company Stock Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Newco or SBU Bank. Nothing herein shall be construed as preventing option or warrant holders from exercising the same prior to the Effective Time in accordance with the terms thereof.

(b) Prior to the Effective Time, Company shall take any and all actions necessary to effectuate this Section 2.3. Parent, Newco or the Surviving Corporation, as the case may be, shall take, or shall cause to be taken, the necessary action to reserve and continue to reserve adequate shares of Newco Common Stock for delivery upon exercise of any converted options. As soon as reasonably practicable after the Effective Time, Parent, Newco or the Surviving Corporation, as the case may be, shall file, or shall cause to be filed, a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Newco Common Stock subject to converted options and shall use its reasonable best efforts to maintain, or shall use its reasonable best efforts to cause to be maintained, the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted options remain outstanding.

2.4 Election and Exchange Procedures. Each holder of record of shares of Company Common Stock (other than Dissenting Shares) (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.4 (herein called an “Election”) (x) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, in which case such Holder shall be deemed to have made a Stock Election with respect to such shares and a Cash Election with respect to the balance, or (y) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, in which case such Holder shall be deemed to have made a Cash Election with respect to such shares and a Stock Election with respect to the balance.

(b) Newco shall prepare an election form reasonably acceptable to Company (the “Form of Election”) which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) (as defined below) theretofore representing Company Common Stock shall pass, only upon proper delivery of such certificates to such bank or trust company designated by Newco and reasonably satisfactory to Company (the “Exchange Agent”). The Election Form shall be mailed to Company’s stockholders entitled to vote at the meeting of the stockholders of Company at which the stockholders of Company consider and vote on this Agreement (the “Company Stockholders Meeting”) so as to permit Company’s stockholders to exercise their right to make an Election prior to the Election Deadline (as defined in Section 2.4(d)).

(c) Newco shall mail the Form of Election on or about the time that the Proxy Statement (as defined herein) is mailed to the stockholders of Company, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than 20 business days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock (the “Company Stock Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Stock Certificates covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Newco, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that, as reasonably determined by Newco, is as close as possible to the fifth business day prior to date on which the Effective Time occurs. Company and Newco shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than 10 business days before, and at least five business days prior to, the Election Deadline.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change or revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Newco shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Stock Certificate or of the guarantee of delivery of such certificates previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Newco or Company, upon exercise by Newco or Company of its respective or their mutual rights to terminate this Agreement to the extent provided under Article VII, that this Agreement has been terminated in accordance with Article VII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.1(j)(xvii)) required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, Newco) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Newco Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Newco, as the case may be, is required to deduct and withhold under the Code or any provision of state, local or foreign Tax law with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Newco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Newco, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) At any time following the twelve-month anniversary of the Effective Time, Newco shall be entitled to require the Exchange Agent to deliver to Newco any remaining portion of the Merger Consideration not distributed to Holders of shares of Company Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Newco), and Holders shall be entitled to look only to Newco (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Newco Common Stock and any dividends or other distributions with respect to Newco Common Stock payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Newco nor the Exchange Agent shall be liable to any Holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such Person of a bond in such sum as Newco may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

(k) No dividends or other distributions with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Newco Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Newco Common Stock shall be paid by Newco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate there shall be paid to the holder of a certificate for Newco Common Stock (a “Newco Stock Certificate”) representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Newco Common Stock and the amount of any cash payable in lieu of a fractional share of Newco Common Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Newco Common Stock. Newco shall make available to the Exchange Agent cash for these purposes, if necessary.

(l) No Newco Stock Certificates representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Newco shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Newco. In lieu of any such fractional shares, each Holder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Company Stock Certificate shall receive from the Exchange Agent an amount in cash determined by multiplying the price for which the Newco Common Stock is sold in the Exchange Offering by the fraction of a share of Newco Common Stock which such Holder would otherwise be entitled to receive pursuant to Section 2.1(b)(ii) above. No interest will be paid on the cash that the Holders of such fractional shares shall be entitled to receive upon such delivery.

(m) Newco, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any stockholder of Company with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.4, (C) the issuance and delivery of Newco Stock Certificates into which shares of Company Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Newco Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Newco Common Stock.

(n) Prior to the Effective Time, Newco will deposit with the Exchange Agent certificates representing shares of Newco Common Stock sufficient to pay in a timely manner, and Newco shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, Newco shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Newco Common Stock, and Newco shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Newco Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Newco Common Stock.

(o) As soon as reasonably practicable, and in any case within 10 business days, after the Effective Time, Newco shall cause the Exchange Agent to mail to each Holder of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and any cash in lieu of fractional shares of Newco Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Stock Certificate(s) shall pass, only upon delivery of Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Newco and (ii) instructions for use in surrendering Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Newco Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(k) and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(j).

(p) Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by the Holder, subject to Sections 2.1 and 2.2) in respect of the shares of Company Common Stock represented by the Holder’s Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Newco Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(k).

2.5 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Newco Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such event, a “Newco Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Newco Adjustment Event.

2.6 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised appraisal rights under the DGCL (the “Dissenting Shares “) shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, the right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Election Consideration or the Cash Election Consideration, or a combination thereof, as determined by Newco, in its sole discretion. Company shall give Newco (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Company. Except as set forth on the Disclosure Schedule delivered by Company to the Parent Parties prior to the execution of this Agreement (the “Company Disclosure Schedule”) and making reference to the particular subsection of this Agreement to which exception is being taken, Company represents and warrants to the Parent Parties as follows:

(a) Organization, Standing and Corporate Power.

(i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly registered as a bank holding company under the BHC Act (as defined in Section 3.1(d)), and has the requisite corporate power and authority to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.3) on Company. The Certificate of Incorporation and Bylaws of Company set forth as exhibits to the Company Filed SEC Documents (as defined in Section 3.1(g)) are true and complete copies of such documents as of the date hereof.

(ii) BSB Bank is duly registered as a New York-chartered commercial bank and trust company duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. BSB Bank is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on BSB Bank. Section 3.1(a) of the Company Disclosure Schedule contains a true and complete copy of the Certificate of Organization and Bylaws of BSB Bank, as currently in effect.

(iii) Each Subsidiary (as defined in Section 8.3) of Company is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Subsidiary.

(iv) Company has delivered or made available to Newco prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of Company and all Subsidiaries of Company.

(v) Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the minute books of Company, BSB Bank, and each other Subsidiary of Company (collectively, the “Company Parties”), in all material respects contain accurate records of all meetings and accurately reflect all other material actions taken by the stockholders of the Company Parties, the Boards of Directors of the Company Parties and all standing committees of the Boards of Directors of the Company Parties.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule lists all the Subsidiaries of Company, whether consolidated or unconsolidated, and sets forth the issued and outstanding securities of each of such Subsidiaries and its jurisdiction of incorporation. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of, or other equity interests in, each such Subsidiary: (i) have been validly issued and are fully paid and nonassessable; (ii) and except for the preferred interests in BSB Capital Trust, L.L.C., BSB Capital Trust II, L.L.C. and BSB Capital Trust III, L.L.C. (the “Trust Preferred Subsidiaries”), are owned directly or indirectly by Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed generally on similar entities under applicable law (collectively, “Liens”) and other than Company Permitted Liens (as defined in this Section 3.1(b)); and (iii) other than Company Permitted Liens, are free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. Neither Company nor any of its Subsidiaries has any employees located in workplaces, or any branches, offices or other facilities located outside of the United States. Other than the Subsidiaries of Company, Company does not own or control, directly or indirectly, a five percent or greater equity interest in any corporation, company, association, partnership, joint venture or other entity. For purposes of this Section 3.1(b) (except as indicated) and elsewhere through this Agreement: (i) “Company Permitted Liens” shall mean (A) Liens described in Section 3.1(b) of the Company Disclosure Schedule; (B) restrictions on transferability pursuant to federal and state securities laws; and (C) Liens for Taxes not yet due. Deposit accounts in BSB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith as of the date hereof have been paid by BSB Bank.

(c) Capital Structure. The authorized capital stock of Company consists of 30,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, par value $0.01 per share, of Company (“Company Preferred Stock”). As of December 1, 2003: (i) 9,206,774 shares of Company Common Stock were issued and outstanding; (ii) 2,539,538 shares of Company Common Stock were held by Company in its treasury and no shares of Company Common Stock were held by Subsidiaries of Company; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) no shares of Company Preferred Stock were held by Company in its treasury or were held by any Subsidiary of Company; and (v) 2,117,367 shares of Company Common Stock were reserved for issuance pursuant to all plans, including the Company Option Plans, agreements or arrangements providing for equity-based compensation to any director, Employee (as defined in Section 3.1(f)), consultant or independent contractor of Company or any of its Subsidiaries (collectively, the “Company Stock Plans”), of which 1,119,865 shares are subject to outstanding stock options to acquire Company Common Stock. All outstanding shares of capital stock of Company are, and all shares thereof which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Company has delivered to Newco a true and complete list, as of the close of business on December 1, 2003, of all outstanding stock options to purchase or receive Company Common Stock and all other rights to purchase or receive Company Common Stock granted under Company Stock Plans (collectively, the “Company Stock Options”), the number of shares subject to each such Company Stock Option, the grant dates, the vesting schedule and the exercise prices (to the extent applicable) of each such Company Stock Option and the names of the holders thereof. Company has not awarded or authorized the award of any Company Stock Options since December 1, 2003. Except as set forth in this Section 3.1(c) and except for the Company Rights Agreement and changes since December 1, 2003 resulting from (i) the issuance of shares of Company Common Stock pursuant to and in accordance with Company Stock Options outstanding prior to December 1, 2003 and (ii) as expressly contemplated hereby (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of Company, (B) any securities of Company or any Subsidiary of Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of Company, or (C) any warrants, calls, options or other rights to acquire from Company or any Subsidiary of Company, or any obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of Company, and (y) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any “cashless exercise” provision of any Company Stock Options. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule (which schedule shall include the Company Rights Agreement and the Company Stock Plans), there are no outstanding (A) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Subsidiary of Company, (B) warrants, calls, options or other rights to acquire from Company or any of its Subsidiaries, or any obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any Subsidiary of Company or (C) obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for the Company Rights Agreement and the Company Stock Plans, neither Company nor any of its Subsidiaries is a party (and, to the knowledge of Company as of the date hereof, no other Person having beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of five percent or more of the outstanding Company Common Stock (a “Major Company Stockholder”) is a party) to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party or, to the knowledge of Company as of the date hereof, any Major Company Stockholder is a party with respect to the voting of the capital stock of Company or any of its Subsidiaries.

(d) Authority; Noncontravention. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to Company Stockholder Approval. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the Bank Combination) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any material obligation or loss of a material benefit, under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its Subsidiaries, (iii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, software agreement or other agreement, instrument, Intellectual Property (as defined in Section 3.1(n)) right, permit, concession, franchise, license or similar authorization applicable to Company or any of its Subsidiaries or their respective properties or assets that is material to the operations of Company and its Subsidiaries, taken as a whole, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (“Laws”) applicable to Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (iii) and (iv) only, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate (x) reasonably be expected to result in a Material Adverse Effect on Company or (y) reasonably be expected to materially impair or materially delay the ability of Company to perform its obligations under this Agreement. Provided that the Company makes no representation or warranty with respect to filings or other actions to be taken or required to be taken by any of the Parent Parties in respect of consents or approvals required in connection with the transactions contemplated hereby, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity (as defined in Section 8.3) is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company and BSB Bank of the transactions contemplated hereby, except for (1) the filing by Company with the United States Securities and Exchange Commission (the “SEC”) of (A) the proxy statement and other proxy solicitation materials of Company constituting a part thereof (the “Proxy Statement”) to be included in a registration statement on Form S-4 to be prepared and filed by Newco in connection with the issuance of Newco Common Stock in the Merger (as it may be amended from time to time, the “Form S-4”), and the declaration of effectiveness of the Form S-4 by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Company and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (3) the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) in connection with the merger of the Company and Newco, or the waiver thereof; (4) the approval or non-objection of the OTS under the Home Owners’ Loan Act (the “HOLA”) in connection with the merger of Company and Newco and the approval of the OTS under the Bank Merger Act (the “BMA”) in connection with the merger of SBU Bank and BSB Bank; and (5) the approval of the Superintendent of Banking and the Banking Board of the State of New York (collectively, the “NYSBD”) under the New York Banking Law (the “NYBL”) in connection with the acquisition of the voting stock of BSB Bank as a result of the merger of the Company and Newco and the merger of SBU Bank and BSB Bank (the matters described in the foregoing clauses (3) through (5), inclusive, being sometimes referred to herein collectively as the “Bank Regulatory Approvals”).

(e) Company Documents; Undisclosed Liabilities.

(i) Since January 1, 2001, Company has filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (collectively, the “Company SEC Documents”). As of their respective filing dates, (i) except as set forth in Section 3.1(e) of the Company Disclosure Schedule, Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) no Company SEC Document, as of its date, except as amended or supplemented by a subsequent Company Filed SEC Document (as defined in Section 3.1(g)), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Company SEC Document filed subsequent to the date hereof will contain, as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that, with respect to the Proxy Statement or any other filing made on or after the date hereof in connection with the transactions contemplated hereby, the Company makes no representation or warranty with respect to information regarding or supplied for inclusion in such filing by any Parent Party).

(ii) The financial statements of Company and its consolidated Subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accepted accounting principles generally accepted in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to the absence of footnotes and to recurring year-end audit adjustments normal in nature and amount).

(iii) Except (A) as reflected in Company’s unaudited balance sheet as of November 30, 2003 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002 or in connection with this Agreement or the transactions contemplated hereby, Company and its Subsidiaries, taken as a whole, do not have any material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise.

(iv) The Company’s and its Subsidiaries’ books and records fairly reflect in all material respects the transactions to which each of Company and its Subsidiaries are a party or by which its or its Subsidiaries properties or assets are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

(f) Certain Contracts. Except as set forth in the Section 3.1(f) of the Company Disclosure Schedule, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined in this Section 3.1(f)) by Company or any of its Subsidiaries in an amount in excess in the aggregate of $1,000,000, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), except in connection with the outstanding trust preferred securities of the Trust Preferred Subsidiaries and related junior subordinated debentures, advances and lines of credit advances from the Federal Home Loan Bank and securities sold under repurchase agreements, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than this Agreement and the documents set forth as exhibits to the Company Filed SEC Documents, (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of Company or any of its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, is or would be conducted, (iv) any agreement providing for the indemnification by Company or a Subsidiary of Company of any Person other than Company’s engagement letter with KBW (as defined in Section 3.1(s)), customary indemnification provisions in underwriting agreements relating to the offering of securities of Company and the Trust Preferred Subsidiaries and customary agreements relating to the indemnity of directors, officers and employees of Company or its Subsidiaries, (v) any joint venture or partnership agreement, (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own or operate any business or own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (vii) any contract or agreement providing for any material (individually or in the aggregate) payments that are conditioned, in whole or in part, on a change of control of Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) except as disclosed in the Company SEC Documents, any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any employee or former employee of Company or any of its Subsidiaries (any such Person, hereinafter, an “Employee”), (x) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (xi) any material agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xii) any agreement material to Company pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether Company is the licensee or licensor thereunder, (xiii) any material agreements pursuant to which Company or any of its Subsidiaries leases any real property, (xiv) any contract or agreement material to Company providing for the outsourcing or provision of servicing of customers, technology or product offerings of Company or its Subsidiaries, or (xv) any contract or other agreement not made in the ordinary course of business consistent with past practice which (A) is material to Company or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. Each agreement, contract and obligation of the type described in clauses (i) through (xv) above, whether or not set forth in Section 3.1(f) of the Company Disclosure Schedule, is herein referred to as a “Company Material Contract”). Each Company Material Contract is valid and binding on Company (or, to the extent a Subsidiary of Company is a party, such Subsidiary) and, to the knowledge of Company, any other party thereto, and is in full force and effect. Neither Company nor any of its Subsidiaries is in breach or default under any Company Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. As of the date hereof, neither Company nor any Subsidiary of Company has knowledge of any violation or default under, or any condition which with the passage of time or the giving of notice or both would result in such a violation or default under, any Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. Prior to the date hereof, Company has made available to Newco true and complete copies of all Company Material Contracts, except for any Company Material Contracts set forth as Item 10 exhibits to the Company Filed SEC Documents; provided, however, that if any such exhibit has been redacted or is otherwise incomplete, Company has made available true and correct copies of the underlying agreement pertaining to such exhibit. There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Agreement, “Indebtedness” of a Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.1(g) of the Company Disclosure Schedule, or as disclosed in Company SEC Documents filed and publicly available prior to the date hereof (as amended to the date hereof, “Company Filed SEC Documents”), since December 31, 2002, Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice and (1) with respect to subsections (i), (iii), (iv), (vi), (vii), (viii) and (ix) (in the case of subsection (ix), as it pertains to such other subsections) below, since December 31, 2002, and (2) with respect to subsections (ii), (v) and (ix) (in the case of subsection (ix), as it pertains to such other subsections) below, from September 30, 2003 to the date hereof, there has not been:

(i) any Material Adverse Change in Company,

(ii) any issuance of Company Stock Options or restricted shares of Company Common Stock, or any other equity-based award, to any directors, officers, Employees or consultants of Company or any of its Subsidiaries,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the capital stock of Company or its Subsidiaries, other than regular quarterly cash dividends not in excess of $0.25 per share on Company Common Stock, and other than dividends paid by any wholly owned Subsidiary of Company to Company or any other wholly owned Subsidiary of Company,

(iv) any split, combination or reclassification of any of Company’s capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company’s capital stock, except for issuances of Company Common Stock pursuant to Company Stock Plans or upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) (A) any granting by Company or any of its Subsidiaries to any current or former directors, executive officers, Employees or consultants of any increase in compensation, bonus or other benefits, except for (x) increases to Employees who are not current or former directors or officers that were made in the ordinary course of business consistent with past practice, (y) as required from time to time by applicable law affecting wages and (z) as required by the terms of plans or arrangements existing prior to such date and listed in Section 3.1(k) of the Company Disclosure Schedule, (B) any granting by Company or any of its Subsidiaries to any such current or former directors, executive officers, Employees or consultants of any increase in severance or termination pay, or (C) any entry by Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former directors, Employees, officers or consultants, except as required from time to time by applicable law,

(vi) other than as described in Company Filed SEC Documents, any change in any material respect in accounting methods, principles or practices by Company affecting its assets, liabilities or business, including any reserving, renewal or residual method, or estimate of practice or policy, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles,

(vii) any Tax election or change in or revocation of any Tax election, amendment to any Tax Return (as defined in Section 3.1(j)), closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Company or its Subsidiaries, except as would be permitted under Section 4.1(ix),

(viii) any material change in investment policies, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(h) Licenses; Compliance with Applicable Laws.

(i) Section 3.1(h) of the Company Disclosure Schedule sets forth a true and complete listing of all states in which Company and each of its Subsidiaries are licensed to conduct business. To the Knowledge of Company, each of Company, its Subsidiaries and Employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of Company and its Subsidiaries as presently conducted. Each of Company and its Subsidiaries is, and for the last five years has been, in compliance in all respects with the terms of such Permits and all such Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Company, threatened nor, to the knowledge of Company, do grounds exist for any such action, except where non-compliance or such suspension, modification or revocation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(ii) Except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, each of Company and its Subsidiaries is, and for the last five years has been, in compliance with all applicable statutes, laws, regulations, ordinances, Permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Company or its Subsidiaries.

(iii) Neither Company nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any written (or, to the knowledge of Company, unwritten) order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of (in each case other than orders, directives, supervisory letters and the like of general application), any Governmental Entity that restricts in any respect the conduct of its business or that in any respect relates to its capital adequacy, its policies, its management or its business (each, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries or Affiliates (as defined in Section 8.3(a)) (A) to Company’s knowledge, been advised since January 1, 2001 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened investigation by any Governmental Entity. Neither Company nor any of its Subsidiaries is in breach or default under any Company Regulatory Agreement in any material respect. Prior to the date hereof, Company has made available to Newco true and complete copies of all Company Regulatory Agreements.

(iv) Except for filings with the SEC, which are the subject of Section 3.1(e), since January 1, 2001, Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries. Company has delivered or made available to Newco a true and complete copy of each material Other Company Document requested by Newco.

(v) Neither Company nor any of its Subsidiaries, nor any of their respective directors, officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of Company threatened, except where non-disclosure, or such preceding or order, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(vi) BSB Bank is “well-capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory”.

(vii) Neither Company or any of its Affiliates, nor, to the knowledge of Company, any “affiliated person” (as defined in the Investment Company Act) of Company or any of its Affiliates, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act of 1940 to act as, or subject to any disqualification which would form a reasonable basis for any denial, suspension or revocation of the registration of or licenses or for any limitation on the activities of Company or any of its Affiliates as, an investment advisor (or in any other capacity contemplated by said Act) to a registered investment company. Neither Company or any of its Affiliates, nor to the knowledge of Company, any “associated person of a broker or dealer” (as defined in the Exchange Act) of Company or any of its Affiliates, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer or is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(viii) The business and operations of Company and of each of Company’s Subsidiaries through which Company conducts its finance activities have been conducted in compliance with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and

Equity Protection Act, the Fair Debt Collections Act and other Federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension of such Subsidiaries, except in each case where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. In addition, there is no pending or, to the knowledge of Company, threatened charge by any Governmental Entity that Company or any of its Subsidiaries has violated any applicable Finance Laws, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(ix) Since January 1, 2001, neither Company nor any of its Subsidiaries, nor to the knowledge of Company any other Person acting on behalf of Company or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains, except insofar as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on Company. Company and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(i) Litigation. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, which contains a true and current (as of the date hereof) list of any pending and, to Company’s knowledge, threatened litigation, action, suit, proceeding, investigation or arbitration, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to Company or any of its Subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(j) Taxes. For purposes of this Section 3.1(j) any reference to Company or Company’s Subsidiaries shall be deemed to include a reference to Company’s predecessors or Company’s Subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 3.1(j).

(i) Each of Company and its Subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by it (giving effect to all extensions), all of which are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to be paid by it and (C) made adequate provision in accordance with GAAP in all material respects (or adequate provision in accordance with GAAP in all material respects has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in Company’s audited consolidated balance sheet as of December 31, 2002 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP in all material respects to cover all Taxes accrued or accruable through the date thereof.

(ii) There are no material Liens for Taxes upon any property or assets of Company or any of its Subsidiaries, except for Company Permitted Liens.

(iii) Each of Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment over of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.

(iv) There are no Federal, state, local or foreign audits or other administrative proceedings, disputes or court proceedings presently pending with regard to any Taxes or Tax Returns of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes that are material to Company.

(v) Neither Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(vi) Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of Company or any of its Subsidiaries.

(vii) Neither Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (other than such an agreement exclusively between or among Company and any of its Subsidiaries).

(viii) Neither Company nor any of its Subsidiaries has been included in any consolidated, unitary or combined Tax Return (other than Tax Returns which include only Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality.

(ix) Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within five years of the date of this Agreement.

(x) Neither Company nor any of its Subsidiaries has agreed to make any material adjustment under Section 481 of the Code affecting any taxable year.

(xi) There have not been, within two years of the date of this Agreement, any (i) redemptions by Company or any of its Subsidiaries, (ii) transfers or dispositions of property by Company or any of its Subsidiaries for which Company or its Subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock, in the case of clauses (i) through (iii) above, with respect to their stock other than distributions of cash in the ordinary course of business consistent with past practice.

(xii) No material claim has been made by any Governmental Entities in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(xiii) Company and each of its Subsidiaries has made available to Newco correct and complete copies of (i) all Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to Company or any of its Subsidiaries and (iii) any closing letters or agreements entered into by Company or any of its Subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(xiv) As of the date hereof, neither Company nor any of its Affiliates or Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xv) Neither Company nor any of its Subsidiaries has received any written notice of deficiency or assessment from any Governmental Entity for any material amount of Tax that has not been fully settled or satisfied.

(xvi) Neither Company nor any of its Subsidiaries has been a party to a “listed transaction” or other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xvii) For purposes of this Agreement (A) “Tax” or “Taxes” shall mean (x) any and all taxes, customs, duties, tariffs, imposts, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, and (B) “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents required to accompany payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

(k) Employee Benefit Plans.

(i) Section 3.1(k)(i) of the Company Disclosure Schedule includes a complete list of all material Company Plans and all Employment Agreements. As used herein, (A) “Company Plan” means any material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Company or any of its Subsidiaries or any beneficiary or dependent thereof that was or is sponsored or maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries contributed or contributes, or was or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy, (B) “Employment Agreement” means a contract, offer letter or agreement of Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(ii) With respect to each Plan, Company has delivered or made available to Parent a true, correct and complete copy of each of the following documents: (A) each Plan, and any amendments thereto (or if the Plan is not a written plan, a description thereof), (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (C) the most recent Summary Plan Description (required under ERISA, if any), (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any, and (F) the most recent determination letter from the IRS, if any. Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent or as contemplated by the transactions under the Agreement, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement. As used herein, (A) “Plan” means any Company Plan other than a Multiemployer Plan or a Multiple Employer Plan (as defined in Section 3.1(k)(x)) and (B) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(iii) Section 3.1(k)(iii) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The

Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and to Company’s knowledge no circumstances exist that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(iv) All contributions required to be made with respect to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company financial statements to the extent required by GAAP. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (B) is unfunded.

(v) With respect to each Plan, Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Plans, and each Plan has been administered in all material respects in accordance with its terms. There is not now, nor, to the knowledge of Company, do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Company or any of its Subsidiaries under ERISA or the Code.

(vi) Except as disclosed in Section 3.1(k)(vi) of the Company Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Company Title IV Plan”).

(vii) With respect to any Company Title IV Plan to which Company or any trade or business, whether or not incorporated, that together with Company is a “single employer” within the meaning of Section 4001(b) of ERISA (a “Company ERISA Affiliate”) made, or was required to make, contributions on behalf of any current or former employee or director during the five (5) year period ending on the last day of the most recent plan year ended prior to the date hereof, (a) no liability under Title IV or Section 302 of ERISA has been incurred by Company or any Company ERISA Affiliate that has not been satisfied in full, except where failure to satisfy such liability would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, and (b) to the knowledge of Company, no condition exists that presents a risk to Company or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due), except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(viii) The PBGC has not, to the knowledge of Company, instituted proceedings to terminate any Company Title IV Plan and, to the knowledge of Company, no condition exists that presents a material risk that such proceedings will be instituted, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. No Company Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA of Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(ix) There are no pending or, to the knowledge of Company, threatened or anticipated claims by or on behalf of any Plan by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), except for claims which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Company.

(x) No Company Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of

ERISA (a “Multiple Employer Plan”). None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. As used herein, (A) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA and (B) “Withdrawal Liability” means liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Subtitle D and in Part I of Subtitle E of Title IV of ERISA.

(xi) There does not now exist, nor, to the knowledge of Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Company or any of its Subsidiaries following the Closing. As used herein, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, neither Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(xii) Except as set forth in Section 3.1(k)(xii) of the Company Disclosure Schedule, Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Company and its Subsidiaries. Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(xiii) Section 3.1(k)(xiii) of the Company Disclosure Schedule sets forth an accurate list of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could reasonably be expected to (either along or in conjunction with any other event) (A) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, officer or director of Company or any of its Subsidiaries, (B) limit the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust or any Employment Agreement or related trust, or (C) result in any “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by Company or any of its Subsidiaries.

(xiv) None of Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could reasonably be expected to subject any of the Plans or their related trusts, Company, any of its Subsidiaries or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xv) There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the United States Pension Benefit Guaranty

Corporation (the “PBGC”), the United States Department of Treasury, the United States Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan or any other party.

(xvi) Company, its Subsidiaries and each member of their respective business enterprises have complied in all material respects with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

(xvii) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans) is properly so characterized.

(xviii) With respect to each Company Plan that is a Multiple Employer Plan, (i) none of Company or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any knowledge, that if Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, it would incur Withdrawal Liability that would be reasonably likely to have a Material Adverse Effect on Company; and (ii) none of Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any knowledge, that any such Company Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(l) Labor Matters. There are no labor or collective bargaining agreements to which Company or any Subsidiary of Company is a party. To the knowledge of the Company, there is no union organizing effort pending or threatened against Company or any Subsidiary of Company. There is no labor strike, labor dispute (other than routine Employee grievances that are not related to union Employees), work slowdown, stoppage or lockout pending or, to the knowledge of the Company, threatened against Company or any Subsidiary of Company. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against Company or any Subsidiary of Company (other than routine Employee grievances that are not related to union Employees) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(m) Environmental Liability.

(i) Each of Company and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling by each of Company and its Subsidiaries of Hazardous Materials;

(ii) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Company, threatened (or past or present actions or events that, to the knowledge of the Company, could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Company or any Subsidiary of Company has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor) with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Company or any Subsidiary of Company, or to the knowledge of Company, relating to any material release or threatened material release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Company or any Subsidiary of Company;

(iii) During the period of Company’s or any of its Subsidiaries’ ownership or operation of any of its properties, there has not been any material release by Company or any of its Subsidiaries of Hazardous Materials in, on, under or affecting any such property;

(iv) To the knowledge of Company, neither Company nor any Subsidiary of Company has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation or (ii) the material release or threatened material release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

(v) For purposes of this Agreement, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

(n) Intellectual Property.

(i) Company or one of its Subsidiaries owns or has the valid right to use all such patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined in this Section 3.1(n)), hardware, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and other proprietary rights material to Company and its Subsidiaries, taken as a whole (collectively, the “Intellectual Property”), used in the business of Company as it currently is conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s) and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) All of the material Intellectual Property owned by Company or one of its Subsidiaries is free and clear of all Liens other than Company Permitted Liens.

(iii) All registrations pertaining to any Intellectual Property of Company are valid, subsisting, enforceable, in full force and effect and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid, except insofar as non-payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. There is no pending or, to Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications pertaining to the Intellectual Property of Company or, to Company’s knowledge, against any other Intellectual Property used by Company or its Subsidiaries, other than any such proceeding which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(iv) To Company’s knowledge, the conduct of Company’s and its Subsidiaries’ business as currently conducted or proposed by Company to be conducted does not, in any respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, and neither Company nor its Subsidiaries have received written notice alleging such infringement, dilution, misappropriation or violation.

(v) To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any material Intellectual Property owned by or licensed to or by Company or its Subsidiaries, except insofar as would not. individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, and no such claims have been made against a third party by Company or its Subsidiaries.

(o) Insurance Matters. Company and its Subsidiaries have all material primary, excess and umbrella policies of general liability, fire, workers’ compensation, products liability, completed operations, employers, liability, health, bonds, earthquake and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which they operate, and each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacements or substitutions therefore shall) be kept in full force and effect by Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and of all requirements under contracts or leases to which Company is a party, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. All premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy material to Company and its Subsidiaries, taken as a whole.

(p) Information Supplied. None of the information supplied or to be supplied by Company in writing specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the date it is first mailed to Company’s stockholders or at the time of Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Newco specifically for inclusion or incorporation by reference in the Form S-4.

(q) Transactions with Affiliates. Other than as disclosed in the Company SEC Documents as of the date hereof there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Affiliated Person (as defined in Section 8.3) of Company other than as part of the normal, customary terms of such person’s employment or service as a director or Employee with Company or any of its Subsidiaries; and neither Company nor any Subsidiary of Company is a party to any transaction or agreement with any Affiliated Person of Company.

(r) Voting Requirements. The affirmative vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) of a majority of the outstanding shares of Company Common Stock issued and outstanding and entitled to vote at Company Stockholders Meeting to approve and adopt this Agreement is the only vote of the holders of any class or series of Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(s) Opinions of Financial Advisor. Company has received the written opinion of Keefe, Bruyette & Woods, Inc. (“KBW”) dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of Company (the “KBW Fairness Opinion”) and KBW has consented to the inclusion of the KBW Fairness Opinion in the Form S-4.

(t) Brokers. Except for KBW, whose fees in connection with the transactions contemplated hereby shall not exceed the amounts set forth on Section 3.1(t) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries. Company has delivered to Newco complete and correct copies of such arrangements set forth on Section 3.1(t) of the Company Disclosure Schedule.

(u) Takeover Laws. Company and the Board of Directors of Company have taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (i) any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations, including Section 203 of the DGCL, and (ii) the applicable provisions of Company’s certificate of incorporation.

(v) Derivative Transactions.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, all Derivative Transactions entered into by Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of all regulatory authorities, and in accordance with the investment, securities, commodities, risk management and other Policies, Practices and Procedures (as defined in Section 3.1(w)) employed by Company and its Subsidiaries, and were entered into with counter-parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and Company and each of its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) For purposes of this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(w) Investment Securities and Commodities.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except for Company Permitted Liens and except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(ii) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Company has made available to Newco the material Policies, Practices and Procedures.

(x) Loan Portfolio; Servicing.

(i) All loans owned by Company or any Subsidiary of Company, or in which Company or any Subsidiary of Company has an interest, comply in all material respects with all applicable laws,

including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and all Finance Laws and other applicable consumer protection statutes and the regulations thereunder.

(ii) All loans owned by Company or any Subsidiary of Company, or in which Company or any Subsidiary of Company has an interest, have been made or acquired by Company in accordance with board of director-approved loan policies. As of the date hereof, each of Company and each Subsidiary of Company holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Company and each Subsidiary of Company are with full recourse to the borrowers, and each of Company and any Subsidiary of Company has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All loans purchased or originated by Company or any Subsidiary of Company and subsequently sold by Company or any Subsidiary of Company have been sold without recourse to Company or any Subsidiary of Company and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of November 30, 2003 prepared by Company and each Subsidiary of Company, which reports include all loans delinquent or otherwise in default, have been furnished to Newco. True, correct and complete copies of the currently effective lending policies and practices of Company and each Subsidiary of Company also have been furnished or made available to Newco.

(iii) Except as set forth at Section 3.1(x) of the Company Disclosure Schedule, each outstanding loan participation sold by Company or any Subsidiary of Company was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Company or any Subsidiary of Company) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Company or any Subsidiary of Company for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Company and any Subsidiary of Company have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv) Company and each Subsidiary of Company have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any material collateral securing any material loans made by it.

(v) There is no material pending or threatened cancellation or reduction of any loan purchase commitment or other loan sale contract or arrangement to which Company or any of its Subsidiaries is a party, and the obligations of Company and its Subsidiaries under each such commitment, contract or arrangement are being performed by Company or its applicable Subsidiaries in accordance with its terms in all material respects.

(y) Real Property.

(i) Section 3.1(y)(i) of the Company Disclosure Schedule sets forth a list of all real property owned by each of Company and its Subsidiaries (the “Owned Properties”), other than the Owned Properties identified in the Form 10-K for the year ended December 31, 2002 filed by Company with the SEC on March 28, 2003. Each of Company and its Subsidiaries has good title free and clear of all Liens to all Owned Properties, except for Company Permitted Liens.

(ii) Section 3.1(y)(ii) of the Company Disclosure Schedule sets forth a list of each agreement pursuant to which Company or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), other than the Leases for which the subject property is identified in the Form 10-K for the year ended December 31, 2002 filed by Company with the SEC on March 28, 2003. A true and complete copy of each Lease has heretofore been made available to Newco. Each Lease is valid, binding and enforceable against Company or its applicable Subsidiary in accordance with its terms and is in full force and effect, except that (x) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (y) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no defaults by Company or any of its Subsidiaries, as applicable, under any of the Leases, which, in the aggregate, would result in the termination of such Leases and a Material Adverse Effect on Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default that would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(iii) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which Company and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not constitute a Material Adverse Effect on Company. The Owned Properties and the Leased Properties are in compliance with all laws, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. Neither any agreement relating to the Owned Properties nor any of the Leases requires consent of any third party for the consummation of the transactions contemplated hereby except for (i) such consents which will be obtained prior to Closing and are listed in Section 3.1(y)(iii) to the Company Disclosure Schedule or (ii) such consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(iv) A true and complete copy of each agreement pursuant to which Company or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to Newco. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except that (x) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (y) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. To the knowledge of Company, there are no existing defaults by the tenant under any Third Party Lease, which, in the aggregate, would result in the termination of such Third Party Leases except for any such default that would not reasonably be expected to result in a Material Adverse Effect on Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Third Party Leases, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(z) Administration of Accounts. Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries, nor any of their directors, officers, agents or Employees, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

(aa) Internal Controls. None of Company or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(bb) Reserves for Losses. All reserves or other allowances for possible losses reflected in Company’s financial statements referred to in Section 3.1(e) as of and for the year ended December 31, 2002 and the quarter ended September 30, 2003, as of the dates of such financial statements complied with the standards established by applicable Governmental Entities and were adequate under GAAP. Neither Company nor BSB Bank has been notified by the Federal Reserve, NYSBD, the FDIC or Company’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Company or BSB Bank, as the case may be, in establishing its reserves for the year ended December 31, 2002 and the quarter ended September 30, 2003, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the Federal Reserve, NYSBD, the FDIC or Company’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Company. Company has previously furnished Newco with a complete list of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Company agrees to update such list at the request of Parent (but no more frequently than monthly) after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms. All OREO held by Company is being carried net of reserves at the lower of cost or net realizable value.

(cc) Rights Agreement. The Board of Directors of Company has taken such action as is necessary to render the Series A junior participating preferred stock purchase rights of Company under the Company Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

3.2 Representations and Warranties of Parent. Except as set forth on the Disclosure Schedule delivered by the Parent Parties to Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) and making reference to the particular subsection of this Agreement to which exception is being taken, each of the Parent Parties, severally and not jointly, represents and warrants to Company as follows:

(a) Organization, Standing and Corporate Power.

(i) Parent is a federal corporation duly organized, validly existing and in good standing under federal law. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a savings and loan holding company with the Office of Thrift Supervision.

(ii) SBU Bank is a federally chartered savings bank duly organized and validly existing and in good standing under the laws of the United States. Deposit accounts in SBU Bank are insured to the applicable limits by the FDIC through the BIF (as defined in Section 8.3) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by SBU Bank. SBU Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(iii) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Newco was organized to succeed to the rights and obligations of the MHC and Parent in connection with the Conversion and, upon completion of the Conversion, Newco will be duly registered as a savings and loan holding company under the HOLA.

(iv) MHC is a federally chartered mutual holding company duly organized and validly existing and in good standing under the laws of the United States. MHC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(v) Prior to the date hereof, Parent has delivered or made available to Company complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of Parent, Newco, SBU Bank and MHC.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 35,000,000 shares of common stock, par value $0.10 per share (“Parent Common Stock”), of which 14,190,806 shares are outstanding, validly issued, fully-paid and non-assessable and free of preemptive rights, and 5,000,000 shares of preferred stock, par value $0.10 per share, none of which are outstanding. Neither Parent, SBU Bank nor Newco has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Newco Common Stock, or any other security of Newco or any other securities representing the right to vote, purchase or otherwise receive any shares of Newco Common Stock, other than subscription rights issuable in connection with the Conversion or shares issuable under any stock option plans of Newco.

(ii) The authorized capital stock of Newco consists of 190,000,000 shares of Newco Common Stock, none of which are outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding.

(iii) Parent owns all of the capital stock of SBU Bank free and clear of any lien or encumbrance. Following completion of the Conversion, Newco will own all of the capital stock of SBU Bank free and clear of any lien or encumbrance. Except as disclosed in Section 3.2(b) of the Parent Disclosure Schedule, to the knowledge of Parent, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent or more of the outstanding shares of Parent Common Stock.

(c) Authority; Non-contravention; Regulatory Approvals.

(i) Parent, SBU Bank, Newco and MHC each have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, SBU Bank, Newco

and MHC, by SBU Bank as the sole stockholder of Newco and by Parent as the sole stockholder of SBU Bank. Except for stockholder/member approvals in connection with the Conversion as described in the Plan of Conversion and the stockholder approval referred to in Section 3.2(g), no other corporate proceedings on the part of Parent, SBU Bank, Newco and MHC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, SBU Bank, Newco and MHC and (assuming due authorization, execution and delivery by Company) constitutes the legal, valid and binding obligations of Parent, SBU Bank, Newco and MHC, enforceable against Parent, SBU Bank, Newco and MHC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

(ii) SBU Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of SBU Bank and by Parent as the sole stockholder of SBU Bank. All corporate proceedings on the part of SBU Bank necessary to consummate the transactions contemplated thereby have been taken. The Bank Merger Agreement, upon execution and delivery by SBU Bank, will be duly and validly executed and delivered by SBU Bank and will (assuming due authorization, execution and delivery by BSB Bank) constitute a valid and binding obligation of SBU Bank, enforceable against SBU Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(iii) Neither the execution and delivery of this Agreement by Parent, SBU Bank, Newco or MHC, or the Bank Merger Agreement by SBU Bank, nor the consummation by Parent, SBU Bank, Newco or MHC, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Parent, SBU Bank, Newco or MHC with any of the terms or provisions hereof or thereof, will (A) subject to the governmental filings and other matters referred to in Section 3.2(c)(iv), violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Parent, SBU Bank, Newco or MHC, or any of their respective Subsidiaries, as the case may be, or (B) assuming that the consents and approvals referred to in Section 3.2(c)(iv) are duly obtained, (x) violate any Laws applicable to Parent, SBU Bank, Newco or MHC or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, SBU Bank, Newco or MHC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, SBU Bank, Newco or MHC is a party, or by which they or any of their respective properties or assets may be bound or affected.

(iv) Except for (i) all regulatory and stockholder/member approvals in connection with the Conversion as described in the Plan of Conversion and the stockholder approval referred to in Section 3.2(g), (ii) the Bank Regulatory Approvals, (iii) the filing by the applicable Parent Parties of (A) the Form S-4 with the SEC in connection with the registration under the Securities Act of the shares of Newco Common Stock to be issued in the Merger, and including the proxy statement and other proxy solicitation materials of Parent constituting a part thereof, and the declaration of effectiveness of the Form S-4 by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Company and its Subsidiaries do business or state securities or “blue sky” laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent, SBU Bank, Newco and MHC of this Agreement, (2) the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by SBU Bank of the Bank Merger Agreement, and (4) the consummation by SBU Bank of the Bank Combination and the other transactions contemplated thereby, except for such consents, approvals or filings the failure of which to be obtained will not have a Material Adverse Effect on the ability of Parent, SBU Bank, Newco or MHC, as the case may be, to consummate the transactions contemplated thereby, provided that none of the Parent Parties make any representation or warranty with respect to filings or other actions to be taken or required to be taken by Company or its Subsidiaries in respect of consents or approvals required in connection with the transactions contemplated hereby.

(v) Parent, SBU Bank, Newco and MHC hereby represent to Company that they have no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.2(c)(iv), or any required in connection with the consummation of the transactions contemplated by the Plan of Conversion, cannot be obtained or granted on a timely basis.

(d) Parent Documents; Undisclosed Liabilities.

(i) Since February 14, 2003, Parent and each of its Subsidiaries subject to reporting under Section 13 or Section 15(d) of the Exchange Act have filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (collectively, the “Parent SEC Documents”). As of their respective filing dates, (i) except as set forth in Section 3.2(d) of the Parent Disclosure Schedule, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and (ii) none of the Parent SEC Documents as of its date, except as amended or supplemented by a subsequent Parent Filed SEC Document (as defined in Section 3.2 (l)), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Parent SEC Document filed subsequent to the date hereof will contain as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that, with respect to any filing made on or after the date hereof in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries subject to reporting under Section 13 or Section 15(d) of the Exchange Act makes any representation or warranty with respect to information regarding or supplied for inclusion in such filing by Company).

(ii) The financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to the absence of footnotes and to recurring year-end audit adjustments normal in nature and amount).

(iii) Except (A) as reflected in Parent’s unaudited balance sheet as of November 30, 2003 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business consistent with past practice since November 30, 2003 or in connection with this Agreement or the transactions contemplated hereby, Parent and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

(iv) The Parent Parties’ books and records fairly reflect in all material respects the transactions to which each of the Parent Parties is a party or by which any of the Parent Parties’ properties or assets are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

(e) Information Supplied. None of the information supplied or to be supplied by Newco in writing specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act and through the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Newco with respect to statements made or incorporated by reference therein based on information supplied by Company specifically for inclusion or incorporation by reference in the Form S-4.

(f) Brokers. No broker, investment broker, financial advisor or other Person is entitled to a broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except a fee to be paid to Sandler O’Neill & Partners, L.P. (“SOP”), as financial advisor to Parent and Newco.

(g) Voting Requirements. The affirmative vote of a majority of the outstanding shares of Parent Common Stock issued and outstanding and entitled to vote with respect to this Agreement and the Conversion is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(h) Opinions of Financial Advisor. Parent has received the written opinion of SOP dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of Parent (the “SOP Opinion”) and SOP has consented to the inclusion of the SOP Fairness Opinion in the Form S-4.

(i) Tax Matters. For purposes of this Section 3.2(i) any reference to Parent, SBU Bank or the Parent Parties shall be deemed to include a reference to such persons’ predecessors, except where inconsistent with the language of this Section 3.2(i).

(i) As of the date hereof, none of the Parent Parties have taken or agreed to take any action, have failed to take any action or know of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Each of Parent and SBU Bank has (A) timely filed (or there have been timely filed on Parent’s or SBU Bank’s behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by Parent or SBU Bank (giving effect to all extensions), all of which are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes required to be paid by it and (C) made adequate provision in accordance with GAAP in all material respects (or adequate provision in accordance with GAAP in all material respects has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in Parent’s audited consolidated balance sheet as of December 31, 2002 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP in all material respects to cover all Taxes accrued or accruable through the date thereof.

(iii) Neither Parent nor SBU Bank has received any written notice of deficiency or assessment from any Governmental Entity for any material amount of Tax that has not been fully settled or satisfied.

(iv) Neither Parent nor SBU Bank has been a party to a “listed transaction” or other “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2).

(j) Compliance with Applicable Laws.

(i) Section 3.2(j) of the Parent Disclosure Schedule sets forth a true and complete listing of all states in which the Parent Parties are licensed to conduct business. To the knowledge of Parent, each of the Parent Parties and their respective employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Parent Permits”) that are required for the operation of the respective businesses of the Parent Parties as presently conducted. To the knowledge of Parent, each of the Parent Parties is, and for the last five years has been, in compliance with the terms of such Parent Permits and all such Parent Permits are in full force and effect and no suspension, modification or revocation of any such Parent Permit is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, do grounds exist for any such action, except where non-compliance or such suspension, modification or revocation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on any Parent Party.

(ii) Except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on any Parent Party, to the knowledge of Parent, each of the Parent Parties is, and for the last five years has been, in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to such Parent Party.

(iii) None of the Parent Parties is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any written (or, to the knowledge of Parent, unwritten) order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of (in each case other than orders, directives, supervisory letters and the like of general application) any Governmental Entity that restricts in any respect the conduct of its business or, that in any manner currently relates to its capital adequacy, its policies, its management or its business (each, a “Parent Regulatory Agreement”), nor has any Parent Party or its respective Subsidiaries or Affiliates (A) to its knowledge, been advised since January 1, 2001 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement or (B) had knowledge of any pending or threatened investigation by any Governmental Entity. None of the Parent Parties are in breach or default under any Parent Regulatory Agreement in any material respect. Prior to the date hereof, the Parent Parties have made available to Company true and complete copies of all Parent Regulatory Agreements.

(iv) Except for filings with the SEC, which are the subject of Section 3.2(d), since January 1, 2001, each of the Parent Parties has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Parent Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on any such Parent Party. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of any of the Parent Parties. Parent has delivered or made available to Company a true and complete copy of each material Other Parent Document requested by Company.

(v) None of the Parent Parties, nor any of their respective directors, officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Parent Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of Parent threatened, except where non-disclosure, or such preceding or order, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(vi) SBU Bank is “well-capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

(vii) Neither Parent or any of its Affiliates, nor, to the knowledge of Parent, any “affiliated person” (as defined in the Investment Company Act) of Parent or any of its Affiliates, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act of 1940 to act as, or subject to any disqualification which would form a reasonable basis for any denial, suspension or revocation of the registration of or licenses or for any limitation on the activities of Parent or any of its Affiliates as, an investment advisor (or in any other capacity contemplated by said Act) to a registered investment company. Neither Parent nor any of its Affiliates, nor to the knowledge of Parent, any “associated person of a broker or dealer” (as defined in the Exchange Act) of Company or any of its Affiliates, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer or is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(viii) The business and operations of Parent and of each of the Parent Parties through which Parent conducts its finance activities have been conducted in compliance with all applicable Finance Laws, and have complied with all applicable collection practices in seeking payment under any loan or credit extension of such Parent Parties, except in each case where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. In addition, there is no pending or, to the knowledge of Parent, threatened charge by any Governmental Entity that any of the Parent Parties has violated any applicable Finance Laws, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(ix) Since January 1, 2001, none of the Parent Parties, nor to the knowledge of any other Person acting on behalf of any Parent Party that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on any Parent Party. Each of the Parent Parties that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on any such Parent Party.

(k) Litigation. Except as set forth in Section 3.2(k) of the Parent Disclosure Schedule, which contains a true and current (as of the date hereof) list of any pending and, to Parent’s knowledge, threatened litigation, action, suit, proceeding, investigation or arbitration, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to any of the Parent Parties or any of their respective properties or Permits, is pending or, to the knowledge of any Parent Party, threatened, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any such Parent Party.

(l) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.2(l) of the Parent Disclosure Schedule, or as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof (“Parent Filed SEC Documents”), since December 31 2002, the Parent Parties have conducted their respective businesses, in all material respects, only in the ordinary course of business consistent with past practice and (1) with respect to subsections (i), (iii), (iv), (v), (vi) and (vii) (in the case of subsection

(vii), as it pertains to subsection (ii)) below, since December 31, 2002, and (2) with respect to subsections (ii) and (vii) (in the case of subsection (vii), as it pertains to such other subsections) below, from September 30, 2003 to the date hereof, there has not been:

(i) any Material Adverse Change in Parent,

(ii) any issuance of stock options to acquire shares of Parent Common Stock (“Parent Stock Options”) or restricted shares of Parent Common Stock, or any other equity-based award, to any directors, officers, Employees or consultants of any of the Parent Parties (in any event identifying in Section 3.2(l) of the Parent Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances thereto since December 31, 2002),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the capital stock of the Parent Parties, other than regular quarterly cash dividends not in excess of $0.10 per share on Parent Common Stock, and other than dividends paid by any wholly owned Subsidiary of Parent to Parent or any other wholly owned Subsidiary of Parent,

(iv) any split, combination or reclassification of any of Parent’s capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Common Stock pursuant to Parent Stock Plans or upon the exercise of Parent Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) other than as described in Parent Filed SEC Documents, any change in any material respect in accounting methods, principles or practices by Parent affecting its assets, liabilities or business, including any reserving, renewal or residual method, or estimate of practice or policy, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles,

(vi) any material change in investment policies, or

(vii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(m) Internal Controls. None of the Parent or SBU Bank records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the system of internal accounting controls described in the next sentence. Each of the Parent and SBU Bank has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(n) Employee Benefit Plans.

(i) For purposes of this Section 3.2(n), “Parent Plans” shall mean Parent’s deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA; each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement or arrangement with any director or former director of Parent or any of its Subsidiaries or any employee or executive officer thereof and each other material employee benefit plan, fund or program, or arrangement applicable to current and former directors, executive officers or employees or Parent or any of its Subsidiaries, in each case that is sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is a party for, the benefit of any current or former employee, executive officer or director of Parent or any of its Subsidiaries; each Parent Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, being the “Parent Title IV Plans”.

(ii) All contributions required to have been made with respect to any Parent Plan have been paid when due, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(iii) Each Parent Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except insofar as the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(iv) The IRS has issued a favorable determination letter with respect to each Parent Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that has not been revoked, and, to the knowledge of Parent, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Parent Plan intended to satisfy the requirements of Section 510(c)(9) of the Code has satisfied such requirements in all material respects.

(v) With respect to any Parent Title IV Plan to which Parent or any trade or business, whether or not incorporated, that together with Parent is a “single employer” within the meaning of Section 4001(b) of ERISA (a “Parent ERISA Affiliate”) made, or was required to make, contributions on behalf of any current or former employee or director during the five (5) year period ending on the last day of the most recent plan year ended prior to the date hereof, (a) no liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, except where failure to satisfy such liability would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, and (b) to the knowledge of Parent, no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due), except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(vi) The PBGC has not, to the knowledge of Parent, instituted proceedings to terminate any Parent Title IV Plan and, to the knowledge of Parent, no condition exists that presents a material risk that such proceedings will be instituted, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No Parent Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA of Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(vii) There are no pending or, to the knowledge of Parent, threatened or anticipated claims by or on behalf of any Parent Plan by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits), except for claims which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent.

(viii) No Parent Plan is a Multiemployer Plan or a Multiple Employer Plan. None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(ix) There does not now exist, nor, to the knowledge of Parent, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of

Parent or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(x) Section 3.2(n)(x) of the Parent Disclosure Schedule sets forth an accurate list of any Parent Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could reasonably be expected to (either along or in conjunction with any other event) (A) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries, or (B) limit the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Plan or related trust.

(o) Labor Matters. There are no labor or collective bargaining agreements to which any Parent Party is a party. To the knowledge of Parent, there is no union organizing effort pending or threatened against any Parent Party. There is no labor strike, labor dispute (other than routine Employee grievances that are not related to union Employees), work slowdown, stoppage or lockout pending or, to the knowledge of Parent, threatened against any Parent Party. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against any Parent Party (other than routine Employee grievances that are not related to union Employees) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. The Parent Parties are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(p) Interest Rate Risk Management Instruments. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or any of its Subsidiaries, all Derivative Transactions entered into by Parent or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of all regulatory authorities, and in accordance with the investment, securities, commodities, risk management and other Policies, Practices and Procedures employed by such Parent Party, and were entered into with counter-parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and each such Parent Party has duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to such Parent Party’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(q) Loan Portfolio; Servicing.

(i) All loans owned by any of the Parent Parties, or in which any of the Parent Parties has an interest, comply in all material respects with all applicable laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and all Finance Laws and other applicable consumer protection statutes and the regulations thereunder.

(ii) All loans owned by any of the Parent Parties, or in which any of the Parent Parties has an interest, have been made or acquired by Parent in accordance with board of director-approved loan policies. As of the date hereof, each of the Parent Parties holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by each of the Parent Parties are with full recourse to the borrowers, and each of the Parent Parties has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. All loans purchased or originated by any of the Parent Parties and subsequently sold by any of the Parent Parties have been sold without recourse to any of the Parent Parties and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2003 prepared by each of the Parent Parties, which reports include all loans delinquent or otherwise in default, have been furnished to Company. True, correct and complete copies of the currently effective lending policies and practices of each of the Parent Parties also have been furnished or made available to Company.

(iii) Each of the Parent Parties has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any material collateral securing any loans made by it.

(r) Administration of Accounts. Each of the Parent Parties has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. None of the Parent Parties, nor any of their directors, officers, agents or Employees, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(s) Reserves for Losses. All reserves or other allowances for possible losses reflected in Parent’s financial statements referred to in Section 3.2(d) as of and for the year ended December 31, 2002 and the quarter ended September 30, 2003, as of the date of such financial statements, complied with the standards established by applicable Governmental Entities and were adequate under GAAP. Parent has not been notified by the OTS, the FDIC or Parent’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Parent in establishing its reserves for the year ended December 31, 2002 and the quarter ended September 30, 2003 and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC or Parent’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Parent. Parent has made available to Company a true and complete list of all extensions of credit and OREO that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Parent agrees to update such list at the request of Company (but no less frequently than monthly) after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms. All OREO held by Parent is being carried net of reserves at the lower of cost or net realizable value.

(t) Environmental Liability.

(i) Each of Parent and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling by each of Parent and its Subsidiaries of Hazardous Materials;

(ii) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Parent, threatened (or past or present actions or events that, to the knowledge of Parent, could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Parent or any Subsidiary of Parent has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor) with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Parent or any Subsidiary of Parent, or to the knowledge of Parent, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Parent or any Subsidiary of Parent;

(iii) During the period of Parent’s or any of its Subsidiaries’ ownership or operation of any of its properties, there has not been any material release by Parent or any of its Subsidiaries of Hazardous Materials in, on, under or affecting any such property;

(iv) To the knowledge of Parent, neither Parent nor any Subsidiary of Parent has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

(u) Merger Consideration. Following the completion of the transactions contemplated by the Plan of Conversion and immediately prior to the Closing, Newco shall have sufficient immediately available cash on hand to fund the Cash Consideration and sufficient shares of Newco Common Stock reserved for issuance to the holders of Company Common Stock to provide the Stock Consideration in connection with the Merger, collectively to enable the Merger Consideration to be paid in full in accordance with the terms hereof.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business by Company. Except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as consented to by Parent in writing (which consent shall not be unreasonably withheld), or (iv) as required by applicable law or regulation, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, use all commercially reasonable efforts consistent with the other terms of this Agreement to preserve intact their current business organizations, and use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and Employees and preserve their relationships with those Persons having business dealings with them, all with the goal of preserving unimpaired in all material respects their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and Company shall meet on a reasonably regular basis to review the financial and operational affairs of Company and its Subsidiaries, in accordance with applicable law, and Company shall give due consideration to Parent’s input on such matters, consistent with Section 4.4 hereof, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent, SBU Bank nor Newco shall under any circumstance be permitted to exercise control of Company prior to the Effective Time. Except as (i) expressly contemplated by this Agreement, (ii) disclosed in Section 4.1 of the Company Disclosure Schedule, (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld) or (iv) required by applicable law or regulation, after the date hereof Company shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Company to its parent, (x) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by Company not to exceed $0.25 per share on the Company Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by Company during its fiscal year ended December 31, 2002 and except that any Subsidiary of Company may declare and pay dividends and distributions to Company); provided, however, that under no circumstances shall Company declare, set aside or pay any dividends if it would result in the holders of Company Common Stock receiving more than four cash dividend payments in fiscal 2003 or more than one cash dividend payment per quarter in fiscal 2004, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Company Permitted Liens) any shares of its capital stock, any other voting securities, including any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

(iv) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except in the ordinary course of business consistent with past practice, (B) open, close, relocate, purchase, lease, sell or acquire any banking or other offices, or file an application with a Governmental Entity pertaining to any such action or (C) enter into any new line of business;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practices or enter into securitization transactions or create any security interest in such assets or properties (other than Company Permitted Liens);

(vi) except for borrowings having a maturity of not more than thirty-six months under existing credit facilities (or renewals, extensions or replacements therefor that do not provide for any termination fees or penalties, prohibit pre-payments or require any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Company or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, such existing credit facilities, and as they may be so renewed, extended or replaced, “Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in the ordinary course but in any event not to exceed $5,000,000 per transaction, and except for the incurring of deposit liabilities in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Company or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to Employees and endorsements of banking instruments;

(vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of Company for the taxable year ending December 31, 2002, except as required by changes in law or regulation;

(viii) change in any material respects its investment or risk management or other similar policies of Company or any of its Subsidiaries;

(ix) make, change or revoke any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(x) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of Company or its Subsidiaries containing (A) any restriction on the ability of Company and its Subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or (B) any restriction on Company or its Subsidiaries engaging in any type or activity or business;

(xi) (A) incur any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and listed in Section 4.1(xi) and other expenditures necessary (following consultation with Parent) to maintain existing assets in good repair or to pay applicable Taxes when due, (B) enter into any agreement obligating Company to spend more than $50,000 individually or in the aggregate, or (C) enter into any agreement, contract, lease or other arrangement of the type described in Section 3.1(f) or Section 3.1(y) of this Agreement except for any such agreements, contracts, leases or other arrangements (w) of the type described in Section 3.1(f)(i) to the extent not prohibited under Section 4.1(vi) and to the extent not pursuant to any agreement containing provisions that restrict, or may restrict, the conduct of the business of the issuer thereof as currently conducted in a manner more adverse to Company than the current Credit Facilities, (x) of the type described in Section 3.1(f)(ii) to the extent not prohibited by Section 4.1(xi)(A) or (B), (y) of the type described in Section 3.1(f)(xii) or (xiv) and that is terminable on not less than 30 days’ notice without penalty, but only following prior consultation with Parent, or (z) of the type described in Section 3.1(f)(xiii) to the extent required by the expiration of the term of an existing lease unless reasonably objected to by Parent;

(xii) terminate, amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of, any of Company Material Contracts, any of the leases for the Leased Properties or the Third Party Leases or any other material binding obligations, and except for terminations, amendments or other modifications that would not result in the incurrence of additional costs or expenses, or in the loss of revenue, in excess of $50,000 on an annual basis in the aggregate, and are not made with respect to any of Company Material Contracts described in Section 3.1(f)(iii), (vi), (vii), (ix), (x), (xi) or (xv) (B);

(xiii) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xiv) (A) grant to any current or former director, officer, Employee or consultant any increase in compensation, bonus or other benefits, except for any such salary, wage, bonus or benefit increases (x) as required from time to time by applicable law affecting wages, (y) as required by the terms existing prior to the date hereof of plans or arrangements described in Section 3.1(k) of the Company Disclosure Schedule, or (z) annual or merit-based compensation increases to Employees who are not executive officers undertaken in the ordinary course of business consistent with past practice, (B) grant to any such current or former director, officer, Employee or consultant any increase in severance or termination pay (other than as a result of compensation increases or payments permitted hereunder), (C) enter into, or amend, or take any action to clarify any provision of, any Plan or any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, Employee or consultant, except as required by applicable law, (D) modify any Company Stock Option, (E) make any discretionary contributions to any pension plan, (F) hire any new employee at an annual compensation in excess of $30,000, (G) hire or promote any employee to a new rank having a title of vice president or other more senior rank or (H) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any of current or former directors, officers, Employees, consultants or service providers or otherwise pay as compensation thereto any amounts, grant any awards or provide any benefits not otherwise due except to the extent expressly permitted above;

(xv) except for loans made on terms generally available to the public and otherwise in compliance with applicable law, make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Company or of any of its Subsidiaries;

(xvi) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

(xvii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xviii) incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice (including its deposit pricing policies);

(xix) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in the ordinary course of business consistent with past practice in connection with foreclosure, settlement in lieu of foreclosure, or troubled loan or debt restructuring;

(xx) originate (i) any loans except in accordance with existing Company lending policies and practices, (ii) residential mortgage loans in excess of $340,000, (iii) 30-year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $10,000, (v) commercial business loans (a) made to any borrower located outside of any county in which BSB Bank maintains a branch office or (b) in excess of $1,500,000 as to any loan or in the aggregate as to any related loans or loans to related persons, (vi) commercial real estate first mortgage loans (a) made upon the security of any property located outside of any county in which BSB Bank maintains a branch office or (b) in excess of $500,000 as to any loan or in the aggregate as to any related loans or loans to related borrowers, (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in items (v) and (vi) above;

(xxi) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxii) issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably delayed or withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably delayed or withheld), except for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxiii) without prior consultation with Parent: create, renew, amend or permit to expire, lapse or terminate or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(o);

(xxiv) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied;

(xxv) take or cause to be taken any action or actions that, individually or in the aggregate, would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(xxvi) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(xxvii) make any investments, other than securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount of not more than $5,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

(xxviii) make any investment in any equity or derivative securities, or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading;

(xxix) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Hazardous Material; or

(xxx) authorize, or commit or agree to take, any of the actions prohibited under Sections 4.1(i) through (xxix), unless otherwise permitted thereunder.

4.2 Advice of Changes. Except to the extent prohibited by applicable law or regulation, Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to be satisfied of a condition set forth in Article VI.

4.3 No Solicitation by Company.

(a) Except as otherwise provided in this Section 4.3, until the earlier of the Effective Time and the date of termination of this Agreement, neither Company, nor any of its Subsidiaries or any of the officers, directors, agents, or representatives of it or its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined in this Section 4.3), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal or (iv) make or authorize any statement, recommendation or solicitation in support of any

Company Takeover Proposal. If and only to the extent that (i) Company Stockholders Meeting shall not have occurred, (ii) the Board of Directors of Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company’s stockholders under applicable law in light of a bona fide Company Takeover Proposal that has not been withdrawn, (iii) such Company Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 4.3(a), and (iv) Company provides prior written notice to Parent of its decision to take such action, Company shall be permitted to (A) furnish information with respect to Company and any of its Subsidiaries to such Person pursuant to a customary confidentiality agreement consistent with the confidentiality agreement dated December 12, 2003 between Company and Parent (the “Confidentiality Agreement”), (B) participate in discussions and negotiations with such Person and (C) effect a Change in Company Recommendation (as defined below). For purposes of this Agreement, “Company Takeover Proposal” means any proposal or offer from any Person (other than from Parent and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of Company and its Subsidiaries that generate 20% or more of the net revenues or net income, or that represent 20% or more of the total assets, of Company and its Subsidiaries, taken as a whole, or (y) 20% or more of any class of equity securities of Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of any equity securities of Company, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company (or any one or more Subsidiaries of Company, individually or taken together, whose business constitutes 20% or more of the net revenues, net income or total assets of Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

(b) Except as expressly permitted by this Section 4.3 or Section 5.1(a) or (d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent and Newco, the approval of the Agreement, the Merger or Company Recommendation (as defined in Section 5.1(d)) or take any action or make any statement in connection with Company Stockholders Meeting inconsistent with such approval or Company Recommendation (collectively, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, or fail to recommend against, any Company Takeover Proposal.

(c) In addition to the obligations of Company set forth in paragraphs (a) and (b) of this Section 4.3, Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly (and in any event within 24 hours) provide a copy of any written request or Company Takeover Proposal to Parent. Company will keep Parent promptly informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

(d) Nothing contained in this Section 4.3 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a Change in company Recommendation or any other disclosure if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in Company Recommendation unless the Board of Directors of Company reaffirms Company Recommendation in such disclosure.

4.4 Transition.

(a) Commencing following the date hereof, Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to facilitate the integration of Company and its Subsidiaries, including BSB Bank, with the businesses of Parent, SBU Bank and Newco to be effective as of the Closing Date or such later date as may be determined by Parent.

(b) Parent and Company agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Parent and Company shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Parent shall reasonably request, provided that no such actions need be effected until Parent shall have irrevocably certified to Company that all conditions set forth in Article VI to the obligation of any Parent Party to consummate the transactions contemplated hereby (other than the delivery of certificates to Newco by officers of the Company) have been satisfied or, where legally permissible, waived.

4.5 No Fundamental Changes in the Conduct of Business by Parent. Except (i) as set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as consented to by Company in writing, or (iv) as required by applicable law or regulation, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations. Except (i) as set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) as consented to by Company in writing or required by applicable law or regulation or (iii) as otherwise expressly contemplated by this Agreement, none of the Parent Parties shall:

(i) amend its certificate of incorporation or by-laws in any manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock as contemplated hereby;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except (x) in the ordinary course of business consistent with past practice and (y) for such acquisitions that would not reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement;

(iii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(iv) agree or consent to any agreement or modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law, (ii) to effect the consummation of the transactions contemplated hereby, or (iii) as would not reasonably be expected to have a Material Adverse Effect;

(v) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied;

(vi) take or cause to be taken any action or actions that, individually or in the aggregate, would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(vii) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent any Parent Party from performing or would be reasonably likely to cause any Parent Party not to perform its covenants hereunder in all material respects.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of the Form S-4, Proxy Statement; Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, Newco and Company shall prepare, and Newco shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Newco and Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Proxy Statement to be cleared under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision hereinabove contained, the Form S-4 and the Proxy Statement will contain, without limitation, such information and disclosure reasonably requested by either Newco or Company so that (i) the Form S-4 conforms in both form and substance to the requirements of the Securities Act, and (ii) the Proxy Statement conforms in both form and substance to the requirements of the Exchange Act. Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

(b) If at any time prior to the Effective Time there shall occur (i) any event with respect to Company or any of its Subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Newco, or with respect to information supplied by Newco for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

(c) Each of Company and Newco shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between Company or any of its representatives, or Newco or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Company and Newco shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. Company and Newco shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(d) Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold Company Stockholders Meeting in accordance with the DGCL for the purpose of obtaining Company Stockholder Approval and subject to Section 4.3, the Board of Directors of Company shall recommend to Company’s stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”); provided, however, that Company’s Board of Directors shall not be required to make such Company Recommendation to the extent that it is permitted to effect a Change in Company Recommendation pursuant to Section 4.3. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Company Takeover Proposal. Notwithstanding any Change in Company Recommendation, unless otherwise directed in writing by Newco, this Agreement and the Merger shall be submitted to the stockholders of Company at Company Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve Company of such obligation, provided, however, that if the Board of Directors of Company shall have effected a Change in Company Recommendation in accordance with this Agreement, then in submitting this Agreement to Company’s stockholders, the Board of Directors of Company may submit this Agreement to Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law. If required by applicable law or stock exchange requirements, or if Parent elects in its discretion to submit this Agreement to its stockholders or Newco stockholders for approval, Parent and/or Newco, as applicable, shall submit this Agreement to their respective shareholders for approval at a special meeting to be held as promptly as practicable following effectiveness of the Form S-4 and on the timing described in Section 5.1(e), and by approving execution of this Agreement the Board of Directors of Parent agrees that it shall, at the time any proxy statement soliciting approval of this Agreement and the transactions contemplated hereby is mailed to the stockholders of Parent, recommend that Parent’s stockholders vote for such approval, and it shall cause the Board of Directors of Newco to recommend that Newco’s stockholder vote for such approval; provided that Parent’s determination as to whether it shall submit this Agreement to its and/or Newco’s stockholders for approval shall be made prior to the initial filing of the Form S-4.

(e) Company, Newco and Parent shall coordinate and cooperate with respect to the timing of their respective stockholders meeting, and shall use reasonable best efforts to hold each of such meetings within five business days of each other.

5.2 Access to Information; Confidentiality.

(a) Subject to applicable law, each of Parent and Company shall, and shall cause its Subsidiaries and the respective officers, employees, accountants, counsel, financial advisors and other representatives of each such party, to afford each other party reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish promptly to each other party all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course that are reasonably required by the other party promptly after such reports are made available to such party’s personnel. No review pursuant to this Section 5.2 shall affect any representation or warranty given by any party.

(b) Each party will keep, and will cause its Subsidiaries, Affiliates, directors, officers, employees, agents and advisors (collectively, such party’s “Representatives”) to keep, all information and documents obtained from the other party or its Representatives pursuant to Section 5.2(a) or during the investigations leading up to the execution of this Agreement confidential unless such information (i) was already in the possession of the party receiving the information (the “Receiving Party”), provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with, or other direct or indirect obligation of secrecy to, the party disclosing the information or documents (the “Disclosing Party”), (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives or (iii) becomes available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other direct or indirect obligation of secrecy to, the Disclosing Party. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the Disclosing Party which furnished the same or, with respect to information contained in analyses, compilations, studies or other documents or records prepared by the Receiving Party, destroyed (such destruction to be confirmed in writing if requested by the Disclosing Party). In the event that the Receiving Party or any of its Representatives become legally compelled to disclose any such information or documents, the Receiving

Party agrees to provide, if practicable, the Disclosing Party with reasonable advance notice under the circumstances prior to any such disclosure to enable the Disclosing Party to seek a protective order or other appropriate remedy. In addition, each party may, at any time, with advance notice to the other party, make disclosures of such information and documents as may be required or requested by such party’s applicable regulatory authorities. Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including, in the case of MHC, Parent and Newco, the Conversion), including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) publicly supporting this Agreement and the Merger and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) In connection with and without limiting the foregoing, Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(c) In connection with and without limiting the foregoing, Parent shall use its reasonable best efforts to cause the Conversion to occur as promptly as practicable. In addition, Parent and Company shall use their respective reasonable best efforts prior to the Effective Time to effect upon the Effective Time, or as soon as reasonably practicable thereafter, the combination (the “Bank Combination”) of BSB Bank with SBU Bank, including causing such banks to enter into a customary plan of bank merger on terms and conditions reasonably satisfactory to each of the Company and Parent, which terms and conditions shall not conflict with any of the agreements set forth in this Agreement (the “Bank Merger Agreement”), obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities (including all applicable Bank Regulators (as defined in Section 8.3)) and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including all applicable Bank Regulators), with such Bank Combination to be effective immediately following the Effective Time or at such later time as Parent may determine.

5.4 Rule 16B-3 Actions. Newco and Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common

Stock and Company Stock Options in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.4. Prior to the Effective Time, Company shall take all such steps as may be required to cause any dispositions of Company Common Stock or acquisitions of Newco Common Stock (including derivative securities with respect to Company Common Stock or Newco Common Stock) resulting from the transactions contemplated by Article I and II of this Agreement by each Company Insider to be exempt under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. Assuming that Company delivers to Newco Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by Company Insiders (as defined below) of Newco Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby, and to the extent such securities are listed in Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Newco Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company and, in with respect to the foregoing obligations of Newco, who are listed in Company Section 16 Information and who will be subject to the reporting requirements of Section 16(a) of the Exchange Act, immediately following the Effective Time, with respect to Newco.

5.5 Indemnification and Exculpation.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director, officer or employee of Company or any of its Subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

(c) Newco shall use its reasonable best efforts to cause the Indemnified Parties to be covered for a period of three years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by Company, provided that Newco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to the Indemnified Parties than such policy, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 5.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

5.6 Fees and Expenses. Except as otherwise provided in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the filing and other fees paid to the SEC in connection with this Agreement and printing fees in connection with the Proxy Statement and the Form S-4 shall be borne by Newco.

5.7 Public Announcements. Parent and Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may in good faith determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except for any discussions with rating agencies. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the parties.

5.8 Affiliates. Concurrently with the execution of this Agreement, Company is delivering to Newco a written agreement substantially in the form attached as Exhibit B hereto of all of the Persons who are “affiliates” of Company for purposes of Rule 145 under the Securities Act. Each such affiliate, as of the date of this Agreement, is identified in Section 5.8 of the Company Disclosure Schedule. Section 5.8 of the Company Disclosure Schedule shall be updated by Company as necessary to reflect changes from the date hereof and Company shall use reasonable best efforts to cause each Person added to such schedule after the date hereof to deliver a similar agreement.

5.9 Stock Exchange Listing. Newco shall use its best efforts to cause the Newco Common Stock issuable under Article II to be approved for issuance on the Nasdaq National Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

5.10 Stockholder Litigation. Each of Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement; provided, however, that this Section 5.10 will not require any party to take any action that would reasonably be expected to violate any law or result in the loss of the attorney-client or other material privilege.

5.11 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality of information regarding Company or its Subsidiaries or which relates to securities of Company, other than client and customer agreements entered into by Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.12 Employee Benefits.

(a) Following the Closing, Newco shall use its reasonable best efforts to ensure that qualified branch-level employees of Company who are employed by Company and its Subsidiaries as of the Effective Time will remain employed in a comparable position on and immediately following the Closing Date; provided, however, that nothing in this Agreement will be deemed to be a guaranty of employment for any specified period and nothing herein will confer upon any Employee (other than the Key Employees (as defined in Section 8.3) any right of employment or any right under any specific benefit plan, program, policy or arrangement. All employees of Company who continue employment with Newco or any of its Subsidiaries as of the Effective Time shall be referred to as “Continuing Employees”.

(b) A true and correct copy of Company’s severance plan (the “Company Severance Plan”) is included in Section 5.12(b) of the Company Disclosure Schedule. Newco agrees to honor all obligations under the Company Severance Plan for Continuing Employees (other than Continuing Employees who are party to an employment agreement with Parent entered into in connection with this Agreement) whose employment is terminated during the one-year period following the Effective Time, and the Company Severance Plan shall not be amended or modified during such one-year period.

(c) After the Effective Time, except to the extent the Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation continues in effect any Company Plan providing benefits of a similar type, Continuing Employees will be eligible for the employee benefits and compensation that Parent, the Surviving Corporation or such Subsidiary of Parent or Surviving Corporation, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same terms and basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit pension plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries) under any employee benefit and compensation plans (including the section 401(k) plan maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation), programs, or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation (other than any plan, program or arrangement that is frozen to new participants as of the date hereof or, prior to January 1, 2005, any employee stock ownership plan) for such Continuing Employees’ service with Company or any Subsidiary of Company (or any predecessor entity) to the same extent recognized by Company and its Subsidiaries, except as may result in duplication of benefits.

(d) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan providing similar benefits maintained for the Continuing Employees immediately prior to the Effective Time, and provide, for the year in which the Effective Time occurs (or the Continuing Employees’ participation commences), credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs to the extent credited by Company or its Subsidiaries for such Continuing Employees as of immediately prior to the Effective Time (or the Continuing Employees’ participation commences).

(e) Parent, Newco and the Surviving Corporation shall honor all obligations under the employment and change-in-control agreements set forth in Section 5.12(e) of the Company Disclosure Schedule, in each case except to the extent superseded by agreements entered into in connection with entering into this Agreement. For purposes of all Company plans and employment agreements containing “change in control” (or any derivation of such term) provisions, the transactions contemplated by this Agreement shall constitute a change in control.

5.13 Tax Matters. Company and the Parent Parties shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take or cause to be taken any actions that, individually, or in the aggregate, would reasonably be likely to prevent the Merger from so qualifying. This Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g).

5.14 Board of Directors. At or prior to the Effective Time, the Board of Directors of Newco shall take all action necessary to ensure that, effective immediately following the Effective Time and consistent with Section 1.6(a), (a) the size of the Newco Board of Directors shall be increased by an additional three directors and (b) each of the Company Designees shall be nominated for election and appointed to fill such vacancies; with William Craine being appointed to serve as the Chairman of the Newco Board of Directors.

5.15 Subsequent Financial Statements. As soon as reasonably available, but in no event more than 30 days after the end of each calendar month following the date hereof and before the Closing Date, Company shall deliver to Parent the unaudited financial statements of Company as of the end of each such month.

5.16 Other Agreements; MHC Conversion from Mutual to Stock Form. Commencing promptly after the date of this Agreement, MHC, Parent, Newco and SBU Bank will use reasonable best efforts to, and will take all reasonable steps necessary, to effect the Conversion. In addition, without limiting the generality of the foregoing, Parent and MHC shall cause the following to be done:

(a) Parent will (i) as promptly as practicable after the Conversion Registration Statement (as defined in Section 8.3) is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold a special meeting of the stockholders of Parent for the purpose of approving the Conversion and the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of Parent, necessary or desirable (including, if required by law or the rule of any applicable stock exchange or stock market, the approval or adoption by such stockholders or by the stockholders of Newco of this Agreement and the transactions contemplated hereby, including any related issuance or sale of Newco Common Stock), and (ii) recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders.

(b) MHC will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Bank Regulators have been obtained, take all steps necessary to duly call, give notice of, convene and hold the Special Meeting of Depositors (as defined in the Plan of Conversion) for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of MHC, necessary or desirable, (ii) recommend to the Voting Depositors the approval of the aforementioned matters to be submitted by it to the Voting Depositors, and (iii) cooperate and consult with Company with respect to each of the foregoing matters.

(c) MHC will use reasonable best efforts to prepare and file all regulatory applications required to be filed in connection with the Conversion.

(d) Parent and Newco shall prepare as promptly as practicable, and Company shall cooperate in the preparation of, the Conversion Prospectus (as defined in Section 8.3). Such Conversion Prospectus shall be incorporated into the Conversion Registration Statement. Newco shall file the Conversion Registration Statement with the SEC as promptly as practicable. Newco shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

(e) Company shall provide Parent and Newco with any information concerning it that Parent or Newco may reasonably request in connection with the Conversion Prospectus, and Parent shall notify Company promptly of the receipt of any comments of the SEC, the OTS and any other Bank Regulator with respect to the Conversion Prospectus and of any requests by the SEC, the OTS or any other Bank Regulator for any amendment or supplement thereto or for additional information, and shall promptly provide to Company copies of all correspondence between Newco or any representative of Newco and the SEC, the OTS or any other Bank Regulator. Newco shall give Company and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the OTS and any Bank Regulator and shall give Company and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the OTS and any Bank Regulator. Each of Parent, Newco and Company agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, the OTS and any Bank Regulator and to cause the Conversion Prospectus and all required amendments and supplements thereto to be mailed to the Participants at the earliest practicable time.

(f) Each party hereto shall promptly notify the other if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and Newco shall file an amended Conversion Registration Statement with the SEC.

(g) The aggregate price for which the shares of Newco Common Stock are sold to purchasers in the Conversion Offering shall be based on the Independent Valuation. The Independent Valuation shall be within the Appraised Value Range (as defined in the Plan of Conversion).

(h) If any shares of Newco Common Stock that are offered for sale in the subscription offering that is conducted as part of the Conversion Offering remain unsold, then, at Parent’s discretion, such shares may be issued to Company stockholders as part of the Merger Consideration if necessary to complete the Conversion.

5.17 Accountant’s Comfort Letter. Company shall use its reasonable best efforts to cause to be delivered to Newco a letter from its independent public accountants addressed to Newco, dated a date within two business days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Newco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and, if legally required, the approval of the stockholders of Parent and Newco.

(b) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Bank Regulator and Governmental Entity required by Company, Parent, Newco or any of their Subsidiaries under applicable law or regulation to consummate the Conversion and the Merger and the other transactions contemplated hereby, shall have been obtained or made and shall remain in full force and effect, including approval of the Merger and, if so determined by Parent in a timely manner, the Bank Combination, by the applicable regulatory authorities and shall not include any condition or requirement, excluding standard conditions that are normally imposed by Bank Regulators or Governmental Entities in bank merger transactions and mutual-to-stock conversions that would not reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”).

(c) Other Third Party Approvals. All other notices, consents or waivers from third parties (other than Governmental Employees) with respect to the transactions contemplated by this Agreement shall have been made or obtained except as would not reasonably be expected to have a Material Adverse Effect on Company or on Parent or Newco.

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or the Bank Combination.

(e) Form S-4; Blue Sky Laws. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC, and Newco shall have received all approvals required under state securities or “blue sky” laws with respect to the Merger.

(f) Stock Exchange Listing. The shares of Newco Common Stock issuable to Company’s stockholders as contemplated by Article II shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

(g) Conversion. Newco shall have consummated the Conversion.

6.2 Conditions to Obligations of the Parent Parties. The obligation of Parent and Newco to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of Company shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of Company, has had or would result in a Material Adverse Effect on Company, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Change”, “Material Adverse Effect” or similar terms or phrases in any such representations or warranty; and Parent and Newco shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company, to such effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects its obligations required to be performed by it at or prior to the Closing Date under this Agreement; and Parent and Newco shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company, to such effect.

(c) No Material Adverse Effect. From and after the date hereof, no event shall have occurred or circumstance shall have arisen that, individually or in the aggregate, shall have had or shall reasonably be likely to have a Material Adverse Effect on Company or any of its Subsidiaries.

(d) Federal Tax Opinion. Newco shall have received the opinion of Hogan & Hartson L.L.P., in form and substance reasonably satisfactory to Newco, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of Company and the Parent Parties, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.2(e), Hogan & Hartson L.L.P. may require and rely upon representations contained in certificates of officers of Company and the Parent Parties.

6.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of the Parent Parties set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of any Parent Party shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of any Parent Party, has had or would result in a Material Adverse Effect on any Parent Party, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Change”, “Material Adverse Effect” or similar terms or phrases in any such representations or warranty; and Company shall have received a certificate, dated the Closing Date, signed on behalf of the Parent Parties by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect. Notwithstanding anything to the contrary set forth in this Section 6.3(a), the representation and warranty set forth in Section 3.2(u) shall be true and correct in all respects.

(b) Performance of Obligations. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and Company shall have received a certificate, dated the Closing Date, signed on behalf of the Parent Parties by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect.

(c) Deposit of Merger Consideration. Newco shall have deposited with the Exchange Agent sufficient cash and certificates representing sufficient shares of Newco Common Stock to pay the aggregate Merger Consideration, and the Exchange Agent shall have certified to the Company its receipt of such sufficient cash and shares.

(d) Federal Tax Opinion. Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of Company and the Parent Parties, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.3(d), Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in certificates of officers of Company and the Parent Parties.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after Company Stockholder Approval (the party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) below shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company:

(i) if the Merger shall not have been consummated by the date that is 12 months following the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if Company Stockholder Approval shall not have been obtained at Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval required to complete the Merger has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable;

(c) by Parent, if (i) Company shall have failed to make the Company Recommendation in the Proxy Statement, (ii) Company shall have effected a Change in Company Recommendation or (iii) Company shall have breached its obligations under this Agreement by reason of a failure to call or convene Company Stockholders Meeting in accordance with Section 5.1(d);

(d) by Parent, if Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by Company or is not cured within 30 days of written notice thereof; or

(e) by Company, if any Parent Party shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by such Parent Party or is not cured within 30 days of written notice thereof.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company, other than that the provisions of Section 5.2(b), Section 5.6, this Section 7.2 and Article VIII shall survive such termination indefinitely or otherwise in accordance with their terms, provided, however, that nothing herein shall relieve any party from any liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) (i) In the event that (A) a Company Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Parent or Company pursuant to Section 7.1(b)(ii), by Parent pursuant to Section 7.1(c), or by Parent pursuant to Section 7.1(d) as a result of a willful breach by Company and (B) prior to the date that is 12 months after the date of such termination Company consummates a Company Takeover Proposal or enters into any definitive acquisition agreement (a “Company Acquisition Agreement”) related to any Company Takeover Proposal, then Company shall: (x) in the case of a termination pursuant to Section 7.1(b)(ii), 7.1(c)(i) or 7.1(c)(ii), on the date such Company Acquisition Agreement is entered into, pay Parent a fee equal to $8,000,000 by wire transfer of same day funds, and on the date such Company Takeover Proposal is consummated, pay Parent a fee equal to $8,000,000 by wire transfer of same day funds; (y) in the case of a termination pursuant to Section 7.1(c)(iii) or 7.1(d) as a result of a willful breach by Company, on the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into, pay Parent a fee equal to $16,000,000 by wire transfer of same day funds.

(ii) For purposes of this Section 7.2(b), a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, after the date hereof and prior to the event giving rise to the right to terminate this Agreement, a bona fide Company Takeover Proposal shall have been made known to Company or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to Company Stockholders Meeting. Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent Parties would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount(s) due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the fee set forth in this Section 7.2(b), Company shall pay to Parent its costs and expenses (including attorneys’

fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

(c) In the event that this agreement is terminated (x) by either party pursuant to Section 7.1(b)(i) and, as of the Termination Date, the conditions set forth in Section 6.1(g) shall not have been satisfied; (y) by either party pursuant to Section 7.1(b)(iv), provided that (1) the basis for such termination is the failure to receive a Requisite Regulatory Approval with respect to the Conversion or (2) the reason for the failure to receive a Requisite Regulatory Approval is not primarily attributable to Company; or (z) by the Company pursuant to Section 7.1(e) based on a breach by a Parent Party of its obligations under Section 5.3 or Section 5.16, then Parent shall pay to Company a fee equal to $8,000,000 by wire transfer of same day funds no later than the third business day after Company shall have delivered a notice of such termination to Parent. The Parent Parties acknowledge that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, in order to obtain such payment, Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 7.2(c), Parent shall pay to Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

7.3 Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and shall expire at the Effective Time and be of no further effect thereafter; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, SBU Bank, Newco or MHC, to:

SBU Bank
233 Genesee Street
Utica, New York
Attn: John A. Zawadzki

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Attn: Stuart G. Stein, Esq.

and

(b)	if to Company, to:
_______________________________________
_______________________________________
_______________________________________
Attn: __________________________________

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attn: Lawrence S. Makow, Esq.

8.3 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (x) any investment account advised or managed by such Person or one of its Subsidiaries or Affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such Person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an Affiliate of such Person.

(b) “Affiliated Person” means any director, officer or five percent or greater stockholder of the referenced Person, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, five percent or greater stockholder, general partner or five percent or greater trust beneficiary.

(c) “Bank Regulators” means any federal or state banking regulator, including but not limited to the FDIC, the OTS, the NYSBD, and the Federal Reserve, which regulates SBU Bank or BSB Bank, or any of their respective holding companies or subsidiaries, as the case may be.

(d) “BIF” means the Bank Insurance Fund as administered by the FDIC.

(e) “Conversion Offering” means the offering, in connection with the Conversion, of shares of Newco Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

(f) “Conversion Prospectus” means a prospectus issued by Newco in connection with the Offering, that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations. The Conversion Prospectus may be combined with (i) the Proxy Statement delivered to stockholders of Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the Newco Common Stock to them as Merger Consideration, and (ii) the proxy statement delivered to Parent stockholders in connection with the solicitation of their approval of the Conversion and the Plan of Conversion.

(g) “Conversion Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Newco Common Stock to be offered and issued in connection with the Offering. The Merger Registration Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Newco Common Stock to be offered and issued in connection with the Offering and to be offered to holders of Company Common Stock in connection with the Merger.

(h) “Exchange Offering” means the offer and issuance of Newco Common Stock, in connection with the Conversion, to the existing stockholders of Parent.

(i) “Governmental Entity” means any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) self-regulatory organization, administrative or regulatory agency, commission or authority.

(i) “Independent Valuation” means the appraised pro forma market value of the Newco Common Stock issued in the Conversion, and any updates, as determined by the Independent Appraiser (as defined in the Plan of Conversion).

(j) “Key Employee” means each of Howard W. Sharp, William M. Le Beau, and Randy J. Wiley.

(k) “Knowledge” or “knowledge” means, (i) with respect to Company or its Subsidiaries, the knowledge of Company’s executive officers and (ii) with respect to the Parent Parties, the knowledge of Parent’s executive officers.

(l) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Company or any Parent Party, any change, effect, event, occurrence or state of facts that (1) is materially adverse to the business, financial condition or results of operations of such party and its consolidated subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the financial services industry to the extent not affecting such Person to a materially greater extent than it affects other Persons in industries in which such Person competes, (iii) any change, effect, event or occurrence relating to the announcement hereof, (iv) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (v) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally or (2) materially and adversely affects the ability of such party to timely consummate the transactions contemplated by this Agreement.

(m) “Merger Registration Statement” means the Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Newco Common Stock to be offered to holders of Company Common Stock in connection with the Merger. The Merger Registration

Statement and the Conversion Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Newco Common Stock to be offered and sold in connection with the Offering and to be offered to holders of Company Common Stock in connection with the Merger.

(n) “Offering” means the Conversion Offering and the Exchange Offering.

(o) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(p) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.5, which shall inure to the benefit of and be enforceable by the Persons referred to therein, is not intended to confer upon any Person other than the parties any rights or remedies.

8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court located in the State of New York or any court of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, SBU Bank, Newco, MHC and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

PARTNERS TRUST FINANCIAL GROUP, INC.

ATTEST:

By:	/s/ STEVEN A. COVERT		By:	/s/ JOHN A. ZAWADZKI

	Name:	Steven A. Covert		Name:	John A. Zawadzki

	Title:	Executive Vice President and Chief Financial Officer		Title:	President and Chief Executive Officer

COMPANY:

BSB BANCORP, INC.

ATTEST:

By:	/s/ WILLIAM M. LEBEAU		By:	/s/ HOWARD W. SHARP

	Name:	William M. LeBeau		Name:	Howard W. Sharp

	Title:	Executive Vice President		Title:	President and Chief Executive Officer

NEWCO:

WICKED ACQUISITION CORPORATION

ATTEST:

By:	/s/ STEVEN A. COVERT		By:	/s/ JOHN A. ZAWADZKI

	Name:	Steven A. Covert		Name:	John A. Zawadzki

	Title:	Executive Vice President and Chief Financial Officer		Title:	President and Chief Executive Officer

SBU BANK:

SBU BANK

ATTEST:

By:	/s/ STEVEN A. COVERT		By:	/s/ JOHN A. ZAWADZKI

	Name:	Steven A. Covert		Name:	John A. Zawadzki

	Title:	Executive Vice President and Chief Financial Officer		Title:	President and Chief Executive Officer

MHC:

PARTNERS TRUST, MHC

ATTEST:

By:	/s/ STEVEN A. COVERT		By:	/s/ JOHN A. ZAWADZKI

	Name:	Steven A. Covert		Name:	John A. Zawadzki

	Title:	Executive Vice President and Chief Financial Officer		Title:	President and Chief Executive Officer

APPENDIX B

[Letterhead of Sandler O’Neill & Partners, L.P.]

December 23, 2003

Board of Directors

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, New York 13501

Ladies and Gentlemen:

Partners Trust Financial Group, Inc., a federal corporation (“Partners Trust”), Partners Trust, MHC (“MHC”), SBU Bank and Partners Trust Financial Group, Inc. (“New Partners Trust”), a Delaware corporation formed in connection with the reorganization of MHC from mutual holding company to full stock form (the “Conversion”), have entered into an Agreement and Plan of Merger, dated as of December 23, 2003 (the “Agreement”), with BSB Bancorp, Inc. (“BSB Bancorp”) pursuant to which BSB Bancorp will be merged (the “Merger”) with and into New Partners Trust. Under the terms of the Agreement, upon consummation of the Merger, each share of BSB Bancorp common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of May 24, 1999, as amended, between BSB Bancorp and American Stock Transfer & Trust Company, as Rights Agent, the “BSB Bancorp Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 3.6 shares of the common stock, par value $.0001 per share, of New Partners Trust or (b) $36.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 60% of the total number of BSB Bancorp Shares shall be converted into New Partners Trust common stock and 40% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Partners Trust.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Partners Trust that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BSB Bancorp that we deemed relevant; (iv) internal financial projections for Partners Trust for the years ending December 31, 2003 and 2004 prepared by and reviewed with management of Partners Trust; (v) internal financial projections for BSB Bancorp for the years ending December 31, 2003 and 2004 prepared by and reviewed with managements of BSB Bancorp and Partners Trust; (vi) earnings per share estimates for BSB Bancorp for the years ending December 31, 2003 and 2004 published by I/B/E/S; (vii) the pro forma financial impact of the Merger on New Partners Trust, based on assumptions relating to the Conversion and transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Partners Trust; (viii) the publicly reported historical price and trading activity for Partners Trust’s and BSB Bancorp’s common stock, including a comparison of certain financial and stock market information for Partners Trust and BSB Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We have also discussed with senior management of Partners Trust the business, financial condition, results of operations and prospects of Partners Trust and their views of the strategic rationale for the Merger and held similar discussions with certain members

Board of Directors

Partners Trust Financial Group, Inc.

December 23, 2003

of senior management of BSB Bancorp regarding the business, financial condition, results of operations and prospects of BSB Bancorp.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Partners Trust or BSB Bancorp or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Partners Trust and BSB Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Partners Trust or BSB Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Partners Trust or BSB Bancorp nor have we reviewed any individual credit files relating to Partners Trust or BSB Bancorp. We have assumed, with your consent, that the respective allowances for loan losses for both Partners Trust and BSB Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Partners Trust and BSB Bancorp and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with management of Partners Trust and used by Sandler O’Neill in its analyses, management of Partners Trust confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of Partners Trust and BSB Bancorp and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based.

We have also assumed that there has been no material change in Partners Trust’s or BSB Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Partners Trust and BSB Bancorp will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Partners Trust has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

We note that the completion of the Conversion is a condition precedent to the closing of the Merger. The Conversion will be conducted pursuant to the terms of the Plan of Conversion and Reorganization of Partners Trust, MHC dated as of December 23, 2003 (the “Plan”) and the regulations of the Office of Thrift Supervision (the “Conversion Regulations”). Under the terms of the Plan and the Conversion Regulations, the number and price of the shares of New Partners Trust common stock to be offered for sale in the Conversion (the “Conversion Offering”) and the exchange ratio for exchanging outstanding shares of Partners Trust common stock held by shareholders other than the MHC (“Minority Shares”) for shares of New Partners Trust common stock will be determined based on an independent appraisal of the common stock of New Partners Trust giving effect to the Conversion. In connection with this opinion, we have reviewed the Plan and have held discussions with the appraisal firm retained by Partners Trust to perform the independent appraisal regarding their

Board of Directors

Partners Trust Financial Group, Inc.

December 23, 2003

preliminary views as to the valuation range of New Partners Trust common stock. We express no opinion on any matters relating to the Conversion, including, without limitation, the valuation range for the New Partners Trust common stock or the exchange ratio for the Minority Shares.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to what the value of New Partners Trust’s common stock will be when issued to BSB Bancorp’s stockholders pursuant to the Agreement or the prices at which Partners Trust’s, New Partners Trust’s or BSB Bancorp’s common stock may trade at any time.

We have acted as Partners Trust’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Partners Trust has also agreed to indemnify us against certain liabilities arising out of our engagement. We have provided certain other investment banking services to Partners Trust in the past and we have been retained by Partners Trust to act as its financial advisor in connection with the Conversion and to manage the Conversion Offering. In addition, as we have previously advised you, we have in the past provided certain investment banking services to BSB Bancorp.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Partners Trust and BSB Bancorp and their affiliates. We may also actively trade the debt and/or equity securities of Partners Trust and BSB Bancorp and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Partners Trust in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Partners Trust as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Conversion or the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Partners Trust from a financial point of view and does not address the underlying business decision of Partners Trust to engage in the Conversion or the Merger, the relative merits of the Conversion or the Merger as compared to any other alternative business strategies that might exist for Partners Trust or the effect of any other transaction in which Partners Trust might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/Prospectus of New Partners Trust and BSB Bancorp relating to the Merger and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Partners Trust from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

APPENDIX C

[KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

December 23, 2003

The Board of Directors

BSB Bancorp, Inc.

58-68 Exchange Street

Binghamton, NY 13901

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of BSB Bancorp, Inc. (“BSB”) of the exchange ratio offered in the proposed merger (“the Merger”) with Partners Trust Financial Group, Inc. (“Partners Trust”) pursuant to the Agreement and Plan of Merger, dated as of December 23, 2003, between BSB and Partners Trust (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of BSB (the “Common Shares”) will be converted into $36.00 in cash or 3.6 shares of common stock, par value of $0.10 per share, of Partners Trust (“Merger Consideration”). The common stock portion of the Merger Consideration assumes Partners Trust completes its second step mutual to stock conversion at a $10.00 per share offering price. Each holder of the Common Shares may elect to receive shares of Partners Trust common stock, cash or a combination of shares of Partners Trust common stock and cash. The actual form of Merger Consideration that each shareholder will receive will be subject to proration so that 60% of the Common Shares are exchanged for shares of Partners Trust common stock and 40% of the Common Shares are exchanged for cash.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, BSB and Partners Trust, and as a market maker in and active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of BSB and Partners Trust for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to BSB. We have acted exclusively for the Board of Directors of BSB in rendering this fairness opinion and will receive a fee from BSB for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of BSB and Partners Trust and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	Reviewed the Merger Agreement;

ii.	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of Partners Trust;

iii.	Reviewed Annual Reports to shareholders and Annual Reports on Form 10-K of BSB Bancorp;

iv.	Reviewed Quarterly Reports on Form 10-Q of Partners Trust;

v.	Reviewed Quarterly Reports on Form 10-Q of BSB Bancorp;

vi.	Reviewed certain internal financial data, projections and other information of both BSB Bancorp and Partners Trust, including financial projections prepared by management;

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vii.	Held discussions with senior management of BSB Bancorp and Partners Trust with respect to their past and current business operations, regulatory relationships, financial condition and future prospects;

viii.	Reviewed and studied the historical stock prices and trading volumes of the common stock of BSB Bancorp and Partners Trust;

ix.	Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for BSB Bancorp and Partners Trust and compared them with those of certain publicly traded companies that KBW deemed to be relevant, including selected companies that have completed mutual-to-stock conversions;

x.	Evaluated the potential pro forma impact of the proposed mutual-to-stock conversion and related stock offering on the financial condition of Partners Trust;

xi.	Evaluated the potential pro forma impact of the merger on Partners Trust, including cost savings, which management of Partners Trust expects to result from a combination of the businesses of Partners Trust and BSB Bancorp;

xii.	Compared the proposed financial terms of the merger with the financial terms of certain other business combinations in the banking industry that KBW deemed comparable or relevant; and

xiii.	Performed such other studies and analyses that it considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of BSB and Partners Trust as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for BSB and Partners Trust are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of BSB or Partners Trust, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of BSB and Partners Trust; (ii) the assets and liabilities of BSB and Partners Trust; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ KEEFE, BRUYETTE & WOODS, INC.

Keefe, Bruyette & Woods, Inc.

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APPENDIX D

DELAWARE GENERAL CORPORATION LAW SECTION 262 — APPRAISAL RIGHTS

§ 262.    Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law, the Certificate of Incorporation and Bylaws of new Partners Trust Financial Group, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Pursuant to the Certificate of Incorporation, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, provided that this shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

To the extent permitted by law, the Corporation will fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation will advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification. The Corporation may advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Bylaws

Pursuant to the Bylaws, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative, or investigative (other than an action by or in right of the Corporation) by reason of the fact that such person is or was a director, officer, trustee, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, and any appeal therein, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. The termination of any action, suit or proceeding, and any appeal therein, by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation. No such indemnification shall be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation or against amounts paid in settlement unless and only to the extent that there is a determination that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

(b) Financial Statement Schedules

There are no financial statement schedules which are required to be filed as part of this form since they are not applicable or the information is included in the financial statements or related notes thereto.

(c) Reports, Opinions or Appraisals

The opinion of Sandler O’Neill & Partners, L.P. is attached as Appendix B to the joint proxy statement prospectus. The opinion of Keefe, Bruyette & Wood, Inc. is attached as Appendix C to the joint proxy statement prospectus. The appraisal of RP Financial, LC is furnished as Exhibit 99.4 to this registration statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Utica, State of New York, on May 7, 2004.

PARTNERS TRUST FINANCIAL GROUP, INC.

By:	/s/ JOHN A. ZAWADZKI
John A. Zawadzki President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 7th day of May, 2004.

Signatures	Title

/s/ JOHN A. ZAWADZKI John A. Zawadzki	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ STEVEN A. COVERT Steven A. Covert	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Elizabeth B. Dugan	Director

/s/ RICHARD R. GRIFFITH* Richard R. Griffith	Director

/s/ GORDON M. HAYES, JR.* Gordon M. Hayes, Jr.	Director

/s/ NICHOLAS O. MATT* Nicholas O. Matt	Director

/s/ DR. MARYBETH K. MCCALL* Dr. Marybeth K. McCall	Director

/s/ WILLIAM L. SCHRAUTH* William L. Schrauth	Director

/s/ JOHN B. STETSON* John B. Stetson	Director

/s/ DWIGHT E. VICKS, JR.* Dwight E. Vicks, Jr.	Director

/s/ JOHN R. ZAPISEK* John R. Zapisek	Director

*    By John A. Zawadzki pursuant to power of attorney.

EXHIBIT INDEX

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
1.1	Agency Agreement between Partners Trust Financial Group, Inc. and Sandler O’Neill & Partners, L.P.		X

1.2	Letter agreement among SBU Bank, Partners Trust Financial Group, Inc. Partners Trust, MHC and Sandler O’Neill & Partners, L.P., dated December 16, 2003	Exhibit 1.2 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

1.3	Letter agreement among SBU Bank, Partners Trust Financial Group, Inc. Partners Trust, MHC and Sandler O’Neill & Partners, L.P., dated December 16, 2003	Exhibit 1.3 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

2.1	Amended Plan of Conversion and Reorganization of Partners Trust, MHC	Exhibit 2.1 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

2.2	Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan	Exhibit 2 to Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-75514

2.3	Agreement and Plan of Merger by and between Partners Trust, MHC, Partners Trust Financial Group, Inc., a federal corporation, Partners Trust Financial Group, Inc., a Delaware corporation, SBU Bank and BSB Bancorp, dated as of December 23, 2003	Exhibit 2.2 to Partner’s Trust Financial Group, Inc.’s Current Report on Form 8-K, filed December 29, 2003

3.1	Certificate of Incorporation of new Partners Trust Financial Group	Exhibit 3.1 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

3.2	Bylaws of new Partners Trust Financial Group	Exhibit 3.2 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
4.1	Form of Stock Certificate of new Partners Trust Financial Group	Exhibit 4.1 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

5.1	Opinion of Hogan & Hartson L.L.P. regarding legality of securities being registered		X

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain federal income tax matters relating to the conversion		X

8.2	Opinion of Hogan & Hartson L.L.P. regarding certain federal income tax matters relating to the merger		X

8.3	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters relating to the merger		X

10.1	Second Amended and Restated Employment Agreement between Partners Trust Financial Group and John A. Zawadzki, dated as of April 29, 2004	Exhibit 10.1 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

10.2	Second Amended and Restated Employment Agreement between Partners Trust Financial Group and Steven A. Covert, dated as of April 29, 2004	Exhibit 10.2 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

10.3	Employment Protection Agreement between SBU Bank, Partners Trust Financial Group, Inc. and Richard F. Callahan	Exhibit 10.3 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.4	Employment Protection Agreement between SBU Bank, Partners Trust Financial Group, Inc. and Daniel J. O’Toole	Exhibit 10.4 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.5	Amended and Restated Employment Agreement by and between Partners Trust Financial Group and Howard W. Sharp, dated May 4, 2004	Exhibit 10.5 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
10.6	Amended and Restated Employment Agreement by and between Partners Trust Financial Group and William M. Le Beau, dated May 4, 2004	Exhibit 10.6 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

10.7	Amended and Restated Employment Agreement by and between Partners Trust Financial Group and Randy J. Wiley, dated May 5, 2004	Exhibit 10.7 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

10.8	Letter Agreement by and between BSB Bancorp, Inc. and William M. Le Beau	Exhibit 10.8 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.9	Letter Agreement by and between BSB Bancorp, Inc. and Randy J. Wiley	Exhibit 10.9 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.10	Executive Supplemental Retirement Income Agreement by and between The Savings Bank of Utica and John A. Zawadzki, dated as of June 27, 2001	Exhibit 10.10 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.11	Endorsement Split Dollar Agreement by and between The Savings Bank of Utica and John A. Zawadzki, dated as of June 27, 2001	Exhibit 10.11 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
10.12	SBU Bank Employee Change of Control Severance Plan, dated as of August 26, 2003	Exhibit 10.12 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.13	Partners Trust Long-Term Equity Compensation Plan	Exhibit A to Partners Trust Financial Group, Inc.’s Proxy Statement filed September 6, 2002 pursuant to Section 14(a) of the Securities Exchange Act of 1934

10.14	Partners Trust Financial Group, Inc. Employee Stock Ownership Plan, dated as of January 1, 2002	Exhibit 10.14 to new Partners Trust Financial Group, Inc.’s Pre-effective Amendment No. 1 to the Registration Statement on Form S-1, Registration No. 333-113119

10.15	ESOP Trust Agreement between RSGroup Trust Company and Partners Trust Financial Group, Inc., dated as of March 1, 2002	Exhibit 10.15 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.16	The Savings Bank of Utica Management Employees Deferred Compensation Plan, dated as of January 1, 1999	Exhibit 10.16 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.17	The Savings Bank of Utica Board of Trustees Deferred Compensation Plan, amended and restated as of January 1, 1999	Exhibit 10.17 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.18	Amendment Number Two to The Savings Bank of Utica Board of Trustees Deferred Compensation Plan, dated as of February 14, 2002	Exhibit 10.18 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.19	The Savings Bank of Utica Incentive Savings Plan, amended and restated as of January 1, 1999	Exhibit 10.19 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.20	Amendment Number One to The Savings Bank of Utica Incentive Savings Plan, dated as of November 5, 2001	Exhibit 10.20 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
10.21	Amendment Number Two to The Savings Bank of Utica Incentive Savings Plan, dated as of February 13, 2002	Exhibit 10.21 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.22	Amendment Number Three to The Savings Bank of Utica Incentive Savings Plan, dated as of May 28, 2002	Exhibit 10.22 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.23	Amendment Number Four to the SBU Bank Incentive Savings Plan, dated as of October 15, 2002	Exhibit 10.23 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.24	Addendum A to the SBU Bank Incentive Savings Plan, dated as of October 15, 2002	Exhibit 10.24 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.25	The Retirement Plan of SBU Bank In RSI Retirement Trust, amended and restated as of October 1, 1997	Exhibit 10.25 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.26	Trust Agreement between RSGroup Trust Company and The Savings Bank of Utica, dated as of January 1, 1999	Exhibit 10.26 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.27	Amendment Number One to The Retirement Plan of SBU Bank In RSI Retirement Trust, dated as of September 24, 2002	Exhibit 10.27 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.28	Addendum A to The Retirement Plan of SBU Bank In RSI Retirement Trust, dated as of October 15, 2002	Exhibit 10.28 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

10.29	The Retirement Plan of SBU Bank, amended and restated as of January 1, 2004	Exhibit 10.29 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

Exhibit	Description	Incorporated Herein By Reference To	Filed Herewith	Previously Filed
21	Subsidiaries of the Registrant	Exhibit 21 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

23.1	Consent of KPMG LLP with respect to Partners Trust Financial Group		X

23.2	Consent of KPMG LLP with respect to BSB Bancorp, Inc.		X

23.3	Consent of PricewaterhouseCoopers		X

23.4	Consent of Hogan & Hartson L.L.P.	Included in Exhibits 5.1, 8.1 and 8.2, respectively

23.5	Consent of Wachtell, Lipton Rosen & Katz	Included in Exhibit 8.3

23.6	Consent of Sandler O’Neill & Partners, L.P.			X

23.7	Consent of Keefe, Bruyette & Woods, Inc.			X

23.8	Consent of RP Financial, LC.	Exhibit 23.5 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

24.1	Powers of Attorney			X

99.1	Form of Proxy Card of Partners Trust Financial Group, Inc.			X

99.2	Form of Proxy Card of BSB Bancorp, Inc.			X

99.3	Form of Election		X

99.4	Appraisal Report of RP Financial, LC.	Exhibit 99.4 to new Partners Trust Financial Group, Inc.’s Registration Statement on Form S-1, Registration No. 333-113119

99.5	Consent of Robert Allen to be identified as a proposed director			X

99.6	Consent of William Craine to be identified as a proposed director			X

99.7	Consent of David Niermeyer to be identified as a proposed director			X